    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1999



                                                      REGISTRATION NO. 333-79291

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------


                                Amendment No. 1


                                       to

                                    Form S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                      ------------------------------------

                           MAHASKA INVESTMENT COMPANY
             (Exact name of Registrant as specified in its charter)

             IOWA                              6022                           42-1003699
 (State or other jurisdiction      (Primary standard industrial            (I.R.S. employer
     of incorporation or             classification code no.)            identification no.)
        organization)

          222 FIRST AVENUE EAST, OSKALOOSA, IOWA 52577 (515) 673-8448 (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                      ------------------------------------

                               CHARLES S. HOWARD
                             CHAIRMAN AND PRESIDENT
                           MAHASKA INVESTMENT COMPANY
          222 First Avenue East, Oskaloosa, Iowa 52577  (515) 673-8448
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of correspondence to:

   MATTHEW C. BOBA, ESQ.                  WILLIAM D. HASSEL                  MARTIN L. MEYROWITZ, P.C.
     CHAPMAN AND CUTLER         PRESIDENT AND CHIEF EXECUTIVE OFFICER     SILVER, FREEDMAN & TAFF, L.L.P.
   111 West Monroe Street             Midwest Bancshares, Inc.              1100 New York Avenue, N.W.
  Chicago, Illinois 60603               3225 Division Street                  Washington, D.C. 20005
       (312) 845-3000                  Burlington, Iowa 52601                     (202) 414-6100
                                           (319) 754-6526

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           MAHASKA INVESTMENT COMPANY
                             222 FIRST AVENUE EAST
                             OSKALOOSA, IOWA 52577
                                 (515) 673-8448

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 22, 1999



     Notice is hereby given that a special meeting of shareholders of Mahaska Investment Company will be held at 10:00 a.m., central time, on September 22, 1999 at the Elmhurst Country Club, 2214 South 11th Street, Oskaloosa, Iowa 52577 for the following purposes:


          1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of February 2, 1999, by and between Mahaska and Midwest Bancshares, Inc., which provides, among other things, for the merger of Midwest with and into Mahaska. In the merger, Midwest shareholders will receive one share of Mahaska common stock for each share of Midwest common stock owned.


     The board of directors has fixed the close of business on August 11, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of common stock of Mahaska of record at the close of business on that date will be entitled to notice of and to vote at the special meeting.


     THE BOARD OF DIRECTORS OF MAHASKA HAS DETERMINED THE MERGER IS FAIR AND IN THE BEST INTERESTS OF MAHASKA AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          Charles S. Howard
                                          Chairman and President

Oskaloosa, Iowa

August 19, 1999


YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ACCORDINGLY, EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

                            MIDWEST BANCSHARES, INC.
                              3225 DIVISION STREET
                             BURLINGTON, IOWA 52601
                                 (319) 754-6526

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 22, 1999



     Notice is hereby given that the annual meeting of stockholders of Midwest Bancshares, Inc. will be held at 10:00 a.m., central time, on September 22, 1999 at 3225 Division Street, Burlington, Iowa 52601 for the following purposes:


          1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of February 2, 1999, by and between Mahaska Investment Company and Midwest, which provides, among other things, for the merger of Midwest with and into Mahaska. In the merger, you will receive one share of Mahaska common stock for each share of Midwest common stock you own;

          2. The election of two directors of Midwest;

          3. The ratification of the appointment of KPMG LLP as auditors for the fiscal year ending December 31, 1999; and

any other matters as may properly come before the meeting. The board of directors is not aware of any other business to come before the meeting.


     The board of directors has fixed the close of business on August 11, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only holders of common stock of Midwest of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting.


     THE BOARD OF DIRECTORS OF MIDWEST HAS DETERMINED THE MERGER IS FAIR AND IN THE BEST INTERESTS OF MIDWEST AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          William D. Hassel
                                          President and Chief Executive Officer

Burlington, Iowa

August 19, 1999


YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ACCORDINGLY, EVEN IF YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. FAILURE TO RETURN YOUR PROXY CARD OR VOTE WILL NOT HAVE THIS EFFECT ON THE ELECTION OF DIRECTORS, WHICH IS BASED ON A PLURALITY OF THE VOTES ACTUALLY CAST, OR THE RATIFICATION OF AUDITORS, WHICH IS BASED ON A PERCENTAGE OF VOTES ACTUALLY CAST IN FAVOR OF OR AGAINST THE PROPOSAL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

                                 PROSPECTUS OF


                           MAHASKA INVESTMENT COMPANY
                                  COMMON STOCK
                          (PAR VALUE $5.00 PER SHARE)

                 JOINT PROXY STATEMENT FOR THE SPECIAL MEETING


                               OF SHAREHOLDERS OF


                           MAHASKA INVESTMENT COMPANY

                   AND THE ANNUAL MEETING OF STOCKHOLDERS OF


                            MIDWEST BANCSHARES, INC.

                     EACH TO BE HELD ON SEPTEMBER 22, 1999


     On February 2, 1999, the boards of directors of Mahaska Investment Company and Midwest Bancshares, Inc. approved a merger agreement providing for the merger of Midwest with and into Mahaska with Mahaska being the surviving corporation.


     If the merger is completed, Midwest stockholders will receive one share of Mahaska common stock for each share of Midwest common stock they own. ON AUGUST 16, 1999, MAHASKA COMMON STOCK CLOSED AT $15.00 PER SHARE AND MIDWEST COMMON STOCK CLOSED AT $14.50 PER SHARE.



     The merger cannot be completed unless the shareholders of Mahaska and the stockholders of Midwest vote in favor of the merger agreement. We have scheduled a special meeting of Mahaska's shareholders and the annual meeting of Midwest's stockholders to vote on the merger agreement. Midwest's stockholders will also vote on the election of two directors and the ratification of auditors.



SPECIAL MEETING OF SHAREHOLDERS OF MAHASKA:         ANNUAL MEETING OF STOCKHOLDERS OF MIDWEST:
             September 22, 1999                                 September 22, 1999
          10:00 a.m., central time                           10:00 a.m., central time
           Elmhurst Country Club                             Midwest Bancshares, Inc.
           2214 South 11th Street                              3225 Division Street
           Oskaloosa, Iowa 52577                              Burlington, Iowa 52601



      YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 11 BEFORE VOTING.



     This joint proxy statement/prospectus provides detailed information about the merger agreement and the merger. We encourage you to read this entire document carefully, together with the merger agreement which is attached as Annex I. We also encourage you to read carefully the publicly filed documents of Mahaska and Midwest which are attached. These documents contain important business and financial information about Mahaska and Midwest. This joint proxy statement/prospectus and proxy are being mailed to shareholders of Mahaska and stockholders of Midwest beginning about August 19, 1999.


     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meetings, please take the time to vote by completing and mailing the enclosed proxy card. If you do not return your card, the effect will be a vote against the merger agreement.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MAHASKA COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF MAHASKA COMMON STOCK ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.



The date of this joint proxy statement/prospectus is August 19, 1999.

                               TABLE OF CONTENTS



                                                                PAGE
                                                                ----
SUMMARY.....................................................      1
COMPARATIVE PER SHARE DATA..................................      6
SELECTED CONSOLIDATED FINANCIAL DATA OF MAHASKA.............      8
SELECTED CONSOLIDATED FINANCIAL DATA OF MIDWEST.............      9
SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA..............     10
RISK FACTORS................................................     11
  Risks Specific to the Merger..............................     11
  Risks Specific to the Companies...........................     11
  Year 2000 Readiness Disclosure............................     13
MARKET FOR COMMON STOCK AND DIVIDENDS.......................     14
GENERAL INFORMATION.........................................     15
THE MEETINGS................................................     15
  Time, Date and Place......................................     15
  Matters to be Considered..................................     15
  Shares Outstanding and Entitled to Vote; Record Dates.....     15
  Votes Required............................................     15
  Voting and Revocation of Proxies..........................     16
  Solicitation of Proxies...................................     17
  Appraisal Rights..........................................     17
THE MERGER..................................................     17
  General...................................................     17
  Material Contacts and Board Deliberations.................     18
  Recommendations of the Boards of Directors and Reasons for
     the Merger.............................................     19
  Opinions of Financial Advisors............................     20
THE MERGER AGREEMENT........................................     28
  Effective Time of the Merger..............................     28
  Exchange of Midwest Common Stock Certificates.............     28
  Assumption of Midwest Stock Options.......................     28
  Conditions to the Merger..................................     28
  Regulatory Approvals......................................     29
  Business Pending the Merger...............................     30
  No Solicitation...........................................     30
  Termination and Amendment.................................     30
  Interests of Certain Persons in the Merger................     31
  Employee Matters..........................................     31
  Resale of Mahaska Common Stock............................     31
  Federal Income Tax Consequences...........................     32
  Accounting Treatment of the Merger........................     33
  Expenses of the Merger....................................     33
  Letter Agreements.........................................     34
  Appraisal Rights..........................................     34
  Management after the Merger...............................     36
  Stock Ownership following the Merger......................     36

                                                                PAGE
                                                                ----
PRO FORMA FINANCIAL INFORMATION.............................     37
COMPARISON OF THE RIGHTS OF SHAREHOLDERS....................     46
  Mahaska Common Stock......................................     46
  Midwest Capital Stock.....................................     47
  Issuance of Capital Stock.................................     47
  Voting Rights.............................................     47
  Payment of Dividends......................................     47
  Board of Directors........................................     48
  Limitations on Liability..................................     48
  Special Meetings of the Shareholders/Stockholders.........     48
  Shareholder/Stockholder Nominations and Proposals.........     49
  Limitations on Acquisitions of Voting Stock and Voting
     Rights.................................................     49
  Mergers, Consolidations and Sales of Assets...............     50
  Business Combinations with Interested Stockholders........     50
  Acquisition of Equity Securities..........................     51
  Transfer Agent............................................     51
LEGAL OPINION...............................................     51
EXPERTS.....................................................     51
ADDITIONAL MATTERS FOR MIDWEST'S ANNUAL MEETING.............     52
SHAREHOLDER/STOCKHOLDER PROPOSALS...........................     56
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................     57
WHERE YOU CAN FIND MORE INFORMATION.........................     59
INDEX TO FINANCIAL STATEMENTS...............................    F-1


ANNEXES:
Annex I   -- Agreement and Plan of Merger, dated as of February 2, 1999, by and between
           Mahaska and Midwest

Annex II  -- Waiver and Modification Agreement, dated as of July 22, 1999, by and between Mahaska and Midwest


Annex III -- Letter Agreement, dated as of February 2, 1999, between Mahaska and
             Midwest


Annex IV -- Opinion of Howe Barnes Investments, Inc.


Annex V  -- Opinion of Charles Webb & Company


Annex VI -- Section 490.1301 et. seq. of the Iowa Business Corporations Act


Annex VII -- Section 262 of the Delaware General Corporation Law

                                    SUMMARY


     This summary highlights selected information from this joint proxy statement/prospectus. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus, including the merger agreement, and the related modification agreement, and the other annexes, as well as the other documents referred to in this joint proxy statement/prospectus.



THE COMPANIES


Mahaska Investment Company
222 First Avenue East
Oskaloosa, Iowa 52577
(515) 673-8448

     Mahaska is an Iowa corporation and a bank holding company registered under the Bank Holding Company Act of 1956. Mahaska, headquartered in Oskaloosa, Iowa, offers banking and commercial finance services through eight locations in six south central Iowa communities. Mahaska's subsidiaries consist of three financial institutions, Mahaska State Bank, Central Valley Bank and Pella State Bank and On-Site Credit Services, Inc., a finance company. As announced on April 23, 1999, Mahaska has elected to seek a buyer for On-Site Credit Services, Inc., its commercial finance subsidiary. While Mahaska's management believes there appears to be sufficient demand for commercial finance services, On-Site has not generated an adequate return on investment for Mahaska.

     The principal business of Mahaska consists of commercial banking and related financial services, providing the usual products and services such as deposits, commercial, real estate and consumer loans and trust services. In addition, Mahaska invests in loan pool participations comprised of packages of loans previously made by other financial institutions that have been auctioned off by federal regulators or by other parties at prices reflecting varying discounts from the aggregate principal amount of the underlying loans.

Midwest Bancshares, Inc.
3225 Division Street
Burlington, Iowa 52601
(319) 754-6526

     Midwest is a Delaware corporation and a unitary savings and loan holding company registered under the Home Owners' Loan Act. Midwest is the parent holding company of Midwest Federal Savings and Loan Association of Eastern Iowa, a federally-chartered savings bank. Midwest Federal Savings conducts business through two locations in Burlington, Iowa and one location each in West Burlington, Ft. Madison and Wapello, Iowa. The principal business of Midwest Federal Savings consists of attracting retail deposits from the general public and using such deposits and other funds to originate loans secured by first mortgage liens on residential properties. Midwest Federal Savings also invests in mortgage-backed securities, a substantial portion of which are insured or guaranteed by federal agencies.


THE MERGER


     Mahaska and Midwest propose to combine their two companies by merging Midwest with and into Mahaska. Mahaska will be the surviving corporation of this merger. Midwest Federal Savings will become a wholly-owned subsidiary of Mahaska.


WHAT YOU WILL RECEIVE FOR YOUR MIDWEST COMMON STOCK


     Midwest stockholders will receive one share of Mahaska common stock for each share of Midwest common stock that they own.

INFORMATION REGARDING THE MARKET PRICE OF EACH OF MAHASKA AND MIDWEST COMMON
STOCK



     Shares of Mahaska trade on the Nasdaq National Market and shares of Midwest trade on the Nasdaq SmallCap Market. On February 2, 1999, the last trading day preceding public announcement of the merger, Mahaska common stock closed at $17.00 per share and Midwest common stock closed at $11.625 per share. On August 16, 1999, Mahaska common stock closed at $15.00 per share and Midwest common stock closed at $14.50 per share.



     The market value of shares of Midwest common stock was $17.00 based on Mahaska's February 2, 1999 closing price and $15.00 based on Mahaska's August 16, 1999 closing price. Because the market price of Mahaska common stock will fluctuate prior to and after completion of the merger and the exchange ratio is fixed, Midwest stockholders cannot be sure of the market value of the Mahaska shares they will receive in the merger. You should obtain current stock quotations for Mahaska common stock and Midwest common stock. You can get these quotes from a newspaper, on the internet or by calling your broker.



REASONS FOR THE MERGER


     The merger will combine the strengths of the individual companies and substantially enhance the combined company's operations in the State of Iowa. We expect that the combined company will have more opportunities to increase earnings by providing a broader range of products and services to Mahaska's and Midwest's customers and by reducing costs by eliminating overlapping functions and processes. We believe that the combined company will maximize long-term shareholder value while serving the interests of customers, employees and the communities which it serves.


INFORMATION REGARDING THE MEETINGS



     The special meeting of Mahaska's shareholders will be held at 10:00 a.m.,
central time, on           , 1999, at the Elmhurst Country Club, 2214 South 11th
Street, Oskaloosa, Iowa 52577. At the Mahaska special meeting, Mahaska shareholders will be asked to approve the merger agreement between Mahaska and Midwest.



     The annual meeting of Midwest's stockholders will be held at 10:00 a.m., central time, on September 22, 1999, at 3225 Division Street, Burlington, Iowa 52601. At the Midwest annual meeting, Midwest stockholders will be asked to adopt the merger and the merger agreement, elect two directors and ratify the selection of the outside auditors.



RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MAHASKA AND MIDWEST


     The board of directors of Mahaska believes that the merger is fair and in the best interests of Mahaska and its shareholders and unanimously recommends that shareholders of Mahaska vote "FOR" approval of the merger agreement.

     The board of directors of Midwest believes that the merger is fair and in the best interests of Midwest and its stockholders and unanimously recommends that stockholders of Midwest vote "FOR" the adoption of the merger agreement.


WHO IS ENTITLED TO VOTE AND THEIR VOTING POWER



     Mahaska shareholders are entitled to vote at the Mahaska special meeting if they owned Mahaska common stock as of the close of business on August 11, 1999. Mahaska shareholders will have one vote at the Mahaska special meeting for each share of Mahaska common stock owned on August 11, 1999.



     Midwest stockholders are entitled to vote at the Midwest annual meeting if they owned Midwest common stock as of the close of business on August 11, 1999. Midwest stockholders will have one vote at the Midwest annual meeting for each share of Midwest common stock owned on August 11, 1999.

VOTES REQUIRED TO APPROVE THE MERGER



     The holders of a majority of the outstanding shares of Mahaska common stock must vote in favor of the merger agreement. The directors and executive officers of Mahaska can cast approximately 17.4% of the votes entitled to be cast at the Mahaska special meeting. It is anticipated that the directors will vote all of their shares in favor of the merger and the related merger agreement.


     The holders of a majority of the outstanding shares of Midwest common stock must vote in favor of the merger agreement. The directors and executive officers of Midwest can cast approximately 34.3% of the votes entitled to be cast at the Midwest annual meeting. It is anticipated that the directors will vote all of their shares in favor of the merger agreement.


OWNERSHIP OF MAHASKA FOLLOWING THE MERGER



     Mahaska will issue up to 1,119,473 shares of Mahaska common stock to Midwest stockholders in the merger (including shares which may be issued in exchange for Midwest common stock acquired before the merger upon exercise of outstanding Midwest stock options). If 1,119,473 shares of Mahaska common stock are issued in the merger, Midwest stockholders will own approximately 23.4% of the outstanding Mahaska common stock. This information is based on the number of shares of Mahaska common stock and Midwest common stock and assuming all of the 14,125 Midwest stock options outstanding on August 11, 1999 are exercised prior to the merger taking place.



OPINIONS OF FINANCIAL ADVISORS


     In deciding to approve the merger agreement, the board of directors of Mahaska considered the opinion of its financial advisor, Howe Barnes Investments, Inc., that the proposed exchange ratio was fair, from a financial point of view, to Mahaska shareholders.

     Similarly, in deciding to approve the merger agreement, the board of directors of Midwest considered the opinion of its financial advisor, Charles Webb & Company, that the proposed exchange ratio was fair, from a financial point of view, to Midwest stockholders.

     The written opinions of Howe Barnes Investments, Inc. and Charles Webb & Company, each dated February 2, 1999, are attached as Annexes III and IV to this joint proxy statement/prospectus. Both opinions have been updated as of the date of this joint proxy statement/prospectus. You are urged to read these opinions carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the financial advisors.


EXCHANGE OF MIDWEST STOCK CERTIFICATES


     Please do not send in your Midwest stock certificates with your proxy. After the merger is consummated, you will receive a letter of transmittal which will explain the process for the exchange of Midwest stock certificates.


CONDITIONS TO COMPLETION OF THE MERGER


     The completion of the merger depends on meeting a number of conditions, including the following:

     -- Mahaska shareholders must approve and Midwest stockholders must adopt the merger agreement;

     -- Mahaska and Midwest must have received all required regulatory approvals for the merger and any waiting periods required by law must have passed;

     -- there must be no law or governmental order preventing completion of the merger, and no proceedings by a governmental entity trying to prevent the merger shall be pending;

     -- there shall have been no material adverse change in the results of operations, conditions (financial or otherwise), properties, assets or business of Mahaska or its subsidiaries;

     -- each of Mahaska and Midwest must have received a legal opinion regarding the merger;

     -- the accuracy in all material respects of the representation and warranties of Mahaska and Midwest set forth in the merger agreement;


     -- no more than 20% of Midwest stockholders exercising appraisal rights;



     -- the Mahaska common stock to be issued in the merger has been approved for trading on the Nasdaq National Market; and



     -- Mahaska and Midwest must receive tax-free reorganization federal taxation treatment.



WHEN THE MERGER AGREEMENT CAN BE TERMINATED


     Mahaska and Midwest can agree at any time to terminate the merger agreement before completing the merger. Either company also can terminate the merger agreement:

     -- if the merger is not completed by September 30, 1999;

     -- if the Mahaska shareholders or Midwest stockholders do not approve the merger agreement; or

     -- if the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

Mahaska may terminate the merger agreement if the board of directors of Midwest does not maintain its favorable recommendation to its stockholders that the merger agreement be adopted, or otherwise adversely changes its recommendation, thereby breaching Midwest's obligations under the merger agreement. Midwest may terminate the merger agreement if the board of directors of Mahaska does not maintain its favorable recommendation to its shareholders that the merger agreement be approved, or otherwise adversely changes its recommendation, thereby breaching Mahaska's obligations under the merger agreement.


BOARD OF DIRECTORS AND MANAGEMENT OF MAHASKA FOLLOWING THE MERGER


     After the merger, the board of directors of Mahaska will consist of its existing directors and William D. Hassel, President and Chief Executive Officer of Midwest bringing the total number of directors to nine. Charles S. Howard, President of Mahaska and David A. Meinert, Executive Vice President and Chief Financial Officer of Mahaska will join the existing board of Midwest Federal Savings, raising its total to nine directors.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF MIDWEST IN THE MERGER


     Immediately following the merger, William D. Hassel and Robert D. Maschmann, Executive Vice President and Chief Financial Officer of Midwest, will have agreements that provide them with interests in the merger that are different from, or in addition to, their interests as Midwest stockholders. Midwest Federal Savings will enter into employment agreements with these executive officers of Midwest, which generally give them the right to receive severance payments equal to up to three times that person's then-applicable annual salary in the event that their employment is terminated in connection with a subsequent change of control. In addition, each will receive a payment upon completion of the merger for foregoing certain rights under existing agreements.


APPROVALS FROM REGULATORY AGENCIES REQUIRED FOR THE COMPLETION OF THE MERGER



     The completion of the merger requires the prior approval of the Office of Thrift Supervision, the Federal Reserve and the Federal Deposit Insurance Corporation. Approval for the merger was granted by the Federal Reserve on July 22, 1999. However, the U.S. Department of Justice may provide input into the approval process of the Federal Reserve, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation and will have no less than 15 and up to 30 days following any approvals of those agencies to challenge these approvals on antitrust grounds.

THERE MAY BE FEDERAL INCOME TAX CONSEQUENCES TO YOU IN THIS MERGER


     Midwest's stockholders generally will not recognize any gain or loss for federal income tax purposes when they exchange their Midwest shares for Mahaska shares.

     This tax treatment may not apply to certain stockholders. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within the control of Mahaska and Midwest. You should consult your own tax advisor for a full understanding of the merger's tax consequences.


THE ACCOUNTING TREATMENT OF THE MERGER



     The merger will be accounted for using the purchase method of accounting. This means that, for accounting and financial reporting purposes, Mahaska will be the surviving organization and Midwest will be consolidated with Mahaska in future periods. Mahaska will record the fair value of shares issued and merger-related fees as its cost of the transaction. Assets acquired and liabilities assumed will be recorded at their fair values. The difference between the fair value of the net assets acquired and the transaction cost is recorded as goodwill.



YOU MAY CHOOSE TO RECEIVE CASH IN THE MERGER IF YOU VOTE AGAINST THE MERGER


     Iowa law permits holders of Mahaska common stock to dissent from the merger and to have the fair value of their Mahaska common stock appraised and paid to them in cash. To do this, a holder of Mahaska common stock must follow certain procedures, including filing notices with Mahaska and not voting in favor of the merger agreement.

     Delaware law permits holders of Midwest common stock to dissent from the merger and to have the fair value of their Midwest common stock appraised and paid to them in cash. To do this, a holder of Midwest common stock must follow certain procedures, including filing notices with Midwest and not voting in favor of the merger agreement.

                           COMPARATIVE PER SHARE DATA


     The following table shows summarized historical per share, pro forma consolidated per share and pro forma equivalent per share information regarding the Mahaska common stock and the Midwest common stock at the dates and for the periods indicated, giving effect to the merger using the purchase method of accounting, assuming that the merger was consummated as of the beginning of each of the periods indicated. See "The Merger Agreement-Accounting Treatment of the Merger" and "Pro Forma Financial Information."


     The data set forth below does not reflect cost savings, operating synergies and revenue enhancements which may be realized as a result of the merger. The selected per share data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Mahaska and Midwest, including the related notes and the pro forma combined consolidated financial information appearing elsewhere herein. See "Where You Can Find More Information" and "Pro Forma Financial Information." The data set forth below is not necessarily indicative of the results of the future operations of Mahaska upon consummation of the merger or the actual results that would have been achieved had the merger been consummated prior to the periods indicated.


                                                            MAHASKA       MIDWEST         PRO FORMA
                                                           HISTORICAL    HISTORICAL    CONSOLIDATED(1)
                                                           ----------    ----------    ---------------
Basic net earnings per share:
  Six Months ended June 30, 1999.......................      $ 0.23        $ 0.61          $ 0.29
  Six Months ended June 30, 1998.......................        0.76          0.70            0.72
  Year ended December 31, 1998.........................        1.26          1.31            1.20
Diluted net earnings per share:
  Six Months ended June 30, 1999.......................        0.22          0.60            0.29
  Six Months ended June 30, 1998.......................        0.72          0.65            0.68
  Year ended December 31, 1998.........................        1.20          1.25            1.15
Dividends declared per share(2):
  Six Months ended June 30, 1999.......................        0.30          0.11(3)         0.30
  Six Months ended June 30, 1998.......................        0.28          0.15            0.28
  Year ended December 31, 1998.........................        0.56          0.34            0.56
Book value per share(4):
  June 30, 1999........................................       10.39         11.13           11.87
Tangible book value per share(5):
  June 30, 1999........................................        8.93         11.13            9.29


---------------


(1) The pro forma equivalent per share data of Midwest common stock equals the pro forma consolidated per share data of Mahaska common stock because the exchange ratio is one-to-one.



(2) The pro forma consolidated dividends declared per share of Mahaska common stock is assumed to be the historical dividends declared per share of Mahaska common stock.



(3) Midwest delayed declaration of a dividend ($0.11) until April 1999 in accordance with the merger agreement and declared a dividend ($0.15) in July 1999.



(4) The pro forma consolidated book value per share of Mahaska common stock is based upon the historical total stockholders' equity for Mahaska plus the market value of Mahaska shares issued to Midwest stockholders, using the average market value per share of Mahaska stock during the period immediately preceding and following the public announcement of the merger, divided by the pro forma period-end shares of Mahaska common stock outstanding.



(5) The pro forma combined tangible book value per share of Mahaska common stock is based upon the historical total stockholders' equity for Mahaska plus the market value of Mahaska shares issued to

     Midwest stockholders, using the average market value per share of Mahaska stock during the period immediately preceding and following the public announcement of the merger, less goodwill and other intangibles, divided by the pro forma combined period-end shares of Mahaska common stock outstanding.



     Set forth below is information regarding the closing price per share of Mahaska common stock and Midwest common stock on (a) February 2, 1999, the last trading day preceding public announcement of the execution of the merger agreement, and (b) August 16, 1999. The historical prices are as reported on the Nasdaq National Market or Nasdaq SmallCap Market.



                                                           HISTORICAL MARKET
                                                            VALUE PER SHARE     EQUIVALENT MARKET
                                                           -----------------     VALUE PER SHARE
DATE                                                        OSKY      MWBI         OF MWBI(1)
----                                                       ------    -------    -----------------
February 2, 1999.......................................    $17.00    $11.625         $17.00
August 16, 1999........................................    $15.00    $ 14.50         $15.00


---------------

(1) Equivalent market value per share of Midwest common stock represents the historical market value per share of Mahaska common stock multiplied by the exchange ratio.

     We advise you to obtain current market quotations for the Mahaska common stock and the Midwest common stock. Because the consideration to be provided to stockholders of Midwest in connection with the merger is based on a fixed number of shares of Mahaska common stock, stockholders of Midwest are not assured of receiving a specific market value of Mahaska common stock, and thus a specific market value for their shares of Midwest common stock, at the effective time of the merger. The market value of the Midwest common stock at the effective time of the merger may be higher or lower than the market value at the time the merger agreement was executed, at the date of mailing of this joint proxy statement/prospectus or at the time of the meetings.

                SELECTED CONSOLIDATED FINANCIAL DATA OF MAHASKA


     The following selected historical consolidated financial data of Mahaska as of and for the six months ended June 30, 1999 and 1998 and as of and for each of the five years ended December 31, 1998 is based on the consolidated financial statements of Mahaska. The data has been restated to reflect the five-for-three stock split effected in the form of a stock dividend in November 1997. The selected historical consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Mahaska, including the related notes, appearing elsewhere herein. See "Where You Can Find More Information."



                                             SIX MONTHS ENDED
                                                 JUNE 30,                        YEAR ENDED DECEMBER 31
                                            -------------------   ----------------------------------------------------
                                              1999       1998       1998       1997       1996       1995       1994
                                            --------   --------   --------   --------   --------   --------   --------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF INCOME DATA:
  Total interest income...................  $ 12,778   $ 13,272   $ 25,966   $ 23,957   $ 22,629   $ 18,327   $ 12,979
  Total interest expense..................     5,467      5,045     10,490      9,312      8,531      7,100      4,676
  Net interest income.....................     7,311      8,227     15,476     14,645     14,098     11,227      8,303
  Provision for loan losses...............     1,632        287      1,179        417        987        168        183
  Net income..............................       838      2,804      4,623      5,058      4,494      3,923      2,780
PER SHARE DATA:
  Net income -- basic.....................  $   0.23   $   0.76   $   1.26   $   1.38   $   1.20   $   1.03   $   0.99
  Net income -- diluted...................      0.22       0.72       1.20       1.33       1.19       1.03       0.99
  Cash dividends declared.................      0.30       0.28       0.56       0.48       0.44       0.40       0.36
  Book value..............................     10.37      10.46      10.51      10.03       9.22       8.49       7.82
  Tangible book value.....................      8.93       8.87       8.99       8.35       7.39       7.34       6.56
SELECTED FINANCIAL RATIOS:
  Net income to average assets............      0.56%(1)     2.06%(1)     1.65%     1.98%     1.93%     2.04%     1.68%
  Net income to average equity............      4.38(1)    14.95(1)    12.16    14.47      13.52      12.67      12.45
  Dividend payout ratio...................    130.43      36.84      44.44      34.78      36.50      38.45      36.27
  Average equity to average assets........     12.85      13.81      13.54      13.69      14.31      16.09      13.46
  Allowance for loan losses to total
    loans.................................      1.54       1.09       1.32       1.26       1.27       1.17       1.19
  Non-performing loans to total loans.....      1.22       0.98       0.85       1.28       1.79       0.81       0.79
  Net loans charged off to average
    loans.................................      1.26(1)     0.49(1)     0.52     0.07       0.63       0.06       0.20



                                                                                    AT DECEMBER 31
                                                     JUNE 30,    ----------------------------------------------------
                                                       1999        1998       1997       1996       1995       1994
                                                     ---------   --------   --------   --------   --------   --------
                                                                              (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Total assets.......................................  $ 300,469   $298,389   $274,873   $251,851   $205,162   $186,818
Total loans net of unearned discount...............    177,118    165,427    144,333    117,416     85,882     74,015
Allowance for loan losses..........................      2,730      2,177      1,816      1,491      1,001        881
Total deposits.....................................    235,148    232,733    215,308    206,952    161,505    146,476
Total shareholders' equity.........................     37,951     38,232     36,754     34,243     32,106     29,780


---------------
(1) Annualized.

                SELECTED CONSOLIDATED FINANCIAL DATA OF MIDWEST


     The following selected historical consolidated financial data of Midwest as of and for the six months ended June 30, 1999 and 1998 and as of and for each of the five years ended December 31, 1998 is based on the consolidated financial statements of Midwest. The data has been restated to reflect the three-for-one stock split effected in the form of a stock dividend in October 1997. The selected historical consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Midwest, including the related notes, appearing elsewhere herein. See "Where You Can Find More Information."



                                          SIX MONTHS ENDED
                                              JUNE 30,                          YEAR ENDED DECEMBER 31
                                        --------------------    ------------------------------------------------------
                                          1999        1998        1998        1997       1996        1995       1994
                                        --------    --------    --------    --------   --------    --------   --------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF INCOME DATA:
  Total interest income...............  $  5,665    $  5,672    $ 11,342    $ 10,750   $ 10,163    $  9,573   $  8,840
  Total interest expense..............     3,570       3,580       7,227       6,720      6,243       5,713      4,864
  Net interest income.................     2,095       2,092       4,115       4,030      3,920       3,860      3,976
  Provision for loan losses...........        24          24          48          48         48          48         42
  Net income..........................       667         720       1,372       1,265        630       1,350      1,070
PER SHARE DATA:
  Net income -- basic.................  $   0.61    $   0.70    $   1.31    $   1.23   $   0.59    $   1.20   $   0.86
  Net income -- diluted...............      0.60        0.65        1.25        1.14       0.56        1.14       0.83
  Cash dividends declared.............      0.11(1)     0.15        0.34        0.22       0.19        0.17       0.16
  Book value..........................     11.13       11.17       11.17       10.46       9.16        8.94       7.55
  Tangible book value.................     11.13       11.17       11.17       10.46       9.16        8.94       7.55
SELECTED FINANCIAL RATIOS:
  Net income to average assets........      0.78%(2)     0.89%(2)     0.86%     0.87%      0.46%(3)     1.02%     0.81%
  Net income to average equity........     10.46(2)    12.65(2)    12.07       12.56       6.59(3)    14.73      11.96
  Dividend payout ratio...............     18.03       21.43       25.95       17.89      33.33(3)    14.75      19.35
  Average equity to average assets....      7.47        7.00        7.16        6.95       6.93        6.89       6.79
  Allowance for loan losses to total
    loans.............................      0.51        0.48        0.50        0.61       0.82        0.87       0.90
  Non-performing loans to total
    loans.............................      0.12        0.39        0.18        0.83       1.34        0.07       0.23
  Net loans charged off to average
    loans.............................      0.00(2)     0.28(2)     0.14        0.19       0.05        0.03       0.06



                                                   JUNE 30,                       AT DECEMBER 31
                                                   ---------   ----------------------------------------------------
                                                     1999        1998       1997       1996       1995       1994
                                                   ---------   --------   --------   --------   --------   --------
                                                                            (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
  Total assets...................................  $165,266    $162,318   $147,724   $136,425   $132,964   $131,260
  Total loans net of unearned discount...........    99,298      96,828     91,844     81,911     74,711     70,994
  Allowance for loan losses......................       504         480        568        686        676        650
  Total deposits.................................   107,895     105,982    105,278    101,918    101,334    106,894
  Total stockholders' equity.....................    12,308      12,035     10,675      9,600      9,896      9,283


---------------


(1) Midwest delayed declaration of a dividend ($0.11) until April 1999 in accordance with the merger agreement and declared a dividend ($0.15) in July 1999.


(2) Annualized.

(3) Excluding the SAIF assessment, Midwest's return on assets, return on equity, and dividend payout ratio for the year ended December 31, 1996 would have been 0.76%, 11.03% and 20.07%, respectively.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected consolidated pro forma financial data of Mahaska and Midwest for the periods indicated, giving effect to the merger using the purchase method of accounting, assuming that the merger was consummated as of the beginning of each of the periods presented. The selected balance sheet data and ratios as of June 30, 1999 in the following table reflects the combined historical balance sheet data of Mahaska and Midwest after giving effect to certain pro forma adjustments, assuming the merger was consummated as of June 30, 1999. See "The Merger Agreement -- Accounting Treatment of the Merger" and "Pro Forma Financial Information." The selected consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Mahaska and Midwest, including the related notes and the other pro forma financial information appearing elsewhere herein. See "Where You Can Find More Information" and "Pro Forma Financial Information." The data set forth below does not reflect cost savings, operating synergies and revenue enhancements which may be realized as a result of the merger. The data set forth below is not necessarily indicative of the results of the future operations of Mahaska after the merger or the actual results that would have been achieved had the merger been consummated prior to the periods indicated.



                                                                  SIX MONTHS         YEAR ENDED
                                                                ENDED JUNE 30,      DECEMBER 31
                                                              -------------------   ------------
                                                                1999       1998         1998
                                                              --------   --------   ------------
                                                                    (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
SUMMARY OF INCOME DATA:
  Total interest income.....................................  $ 18,383   $ 18,884     $ 37,308
  Total interest expense....................................     8,842      8,430       17,717
  Net interest income.......................................     9,541     10,454       19,591
  Provision for loan losses.................................     1,656        311        1,227
  Net income................................................     1,391      3,410        5,627
PER SHARE DATA:
  Net income -- basic.......................................  $   0.29   $   0.72     $   1.20
  Net income -- diluted.....................................      0.29       0.68         1.15
  Cash dividends declared...................................      0.30       0.28         0.56
SELECTED FINANCIAL RATIOS:
  Net income to average assets..............................      0.59%(1)   1.57%(1)     1.27%
  Net income to average equity..............................      4.91(1)   12.48(1)     10.19
  Dividend payout ratio.....................................    103.45      38.89        46.67
  Non-performing loans to total loans.......................      0.82       0.75         0.67
  Net loans charged off to average loans....................      0.80       0.41(1)      0.38



                                                                  JUNE 30, 1999
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET DATA AND RATIOS:
  Total assets..............................................         $473,474
  Total loans net of unearned discount......................          276,972
  Allowance for loan losses.................................            3,234
  Total deposits............................................          343,708
  Total stockholders' equity................................           56,548
  Book value per share......................................            11.87
  Tangible book value per share.............................             9.29
  Average equity to average assets..........................            12.10%
  Allowance for loan losses to total loans..................             1.17


---------------


(1) Annualized.

                                  RISK FACTORS

     In addition to the other information in this joint proxy statement/prospectus, these factors should be given careful consideration by shareholders of both Mahaska and Midwest in evaluating the merger.

                          RISKS SPECIFIC TO THE MERGER


IF MAHASKA'S TRADING PRICE DECREASES, THE VALUE RECEIVED BY MIDWEST STOCKHOLDERS WILL ALSO DECREASE.



     The exchange ratio is fixed. It will not change even if the price of Mahaska common stock changes after the date of this joint proxy statement/prospectus. As a result, the dollar value of the Mahaska common stock received by Midwest stockholders will fluctuate based on the market price of Mahaska common stock. Midwest stockholders should obtain the current market price of Mahaska common stock before delivering their proxy. You can find the price of Mahaska common stock on a recent date under "Comparative Per Share Data."



PROSPECTS OF MAHASKA AFTER THE MERGER ARE CURRENTLY UNKNOWN DUE TO THE RISKS OF INTEGRATION OF THE TWO COMPANIES.


     The banking and financial services industry is highly competitive. If an undetermined number of present customers of Mahaska and Midwest are not retained by Mahaska after the merger or additional expenses are incurred in keeping them, this could have a negative effect on future results for Mahaska. Continuing profitability for Mahaska will depend in part on maintaining the revenues of Mahaska's combined financial institution subsidiaries after the merger.

     There is a risk that the integration of the operations of Midwest Federal Savings may not be completed on schedule or may be more difficult and costly than expected. Neither Mahaska nor Midwest can give any assurances that Mahaska and its financial institution subsidiaries will be able to realize the benefits anticipated to be received after the merger because of uncertainties after the merger.

                        RISKS SPECIFIC TO THE COMPANIES


MAHASKA'S INVESTMENT IN LOAN POOL PARTICIPATIONS INVOLVE RISKS THAT DIFFER FROM THOSE OF TRADITIONAL BANKING BECAUSE GENERALLY THE LOANS UNDERLYING THE LOAN POOL PARTICIPATIONS HAVE NOT BEEN MADE IN ACCORDANCE WITH MAHASKA'S UNDERWRITING CRITERIA AND MAY NOT BE CURRENT.


     A significant portion of Mahaska's earning assets are, and a significant portion of its income results from, loan pool participations. As of December 31, 1998, Mahaska had loan pool participations totaling approximately $54.5 million, which was 19.7% of total earning assets as of that date. For the year ended December 31, 1998, interest income and discount from loan pool participations constituted 30.7% of total interest income. Loan pool participations are accounted for on a nonaccrual (or cash) basis.

     The assets consist of various performing and non-performing loans of various credit quality. The assets underlying the loan pool participations consist of commercial, commercial real estate, residential real estate, consumer, automobile, mobile home and various other types of collateral, including real estate acquired through foreclosure. Although the principal amount of the loans underlying the loan pool participations are recorded and held on the books of the independent servicer below face value and this discounted value is reflected in the carrying value on Mahaska's books of its investments in loan pool participations, risks are still associated with these loans. These risks include:

     -- the independent loan servicer's ability to locate the debtors and the collateral, if any;

     -- each debtor's financial condition;

     -- the possibility that a debtor may file for protection under applicable bankruptcy laws or that a debtor may assert rights, or a state agency may bring claims, against the independent servicer under various state consumer credit, fair debt collection, truth-in-lending, or other consumer protection laws;

     -- the ability of the independent servicer to obtain possession of the collateral, if any, and to realize any value from such collateral; and

     -- the length of time needed to realize any ultimate recovery either through collection procedures or through a resale of the loans.

During 1998, Mahaska invested approximately $25.7 million in new loan pool participations. The loans underlying these recently purchased loan pool participations are higher quality loans than Mahaska has previously purchased. Mahaska is experiencing a transition of available assets to purchase from nonperforming, mixed types of loans to significantly higher quality performing loans with a higher percentage secured with residential real estate. Mahaska intends to continue to purchase interests in loan pool participations to the extent loan packages continue to become available at prices deemed acceptable by management.

     Mahaska's experience has been that income on any newly acquired loan pool participations may not begin immediately upon purchase. The receipt of income is delayed due to the time required by the independent servicer to review loan files, transfer security interests, obtain appraisals or otherwise ascertain collateral value, contact borrowers, and to notify the borrowers to redirect their payments to the servicer. The period of time required for a loan pool participation to start producing a return varies from approximately one to four months depending upon the size of the loan pool participation, the complexity of the loans acquired, the quality of the loans acquired, and the type of loans acquired.

     The loan pool participations are serviced by the independent servicer who is the primary provider of due diligence activities, as well as being responsible for collections and accounting with respect to the loan pool participations. Mahaska is dependent on the independent servicer and its management to evaluate potential loan pool participation investments and to service loan pool participations purchased. There is no assurance that adequate replacements could be found for the independent servicer in the event it stops servicing the loans.

COMPETITION MAY ADVERSELY AFFECT MAHASKA'S GROWTH.


     Mahaska competes in the commercial banking and thrift industries through its subsidiary financial institutions. These industries are highly competitive, and all the financial institution subsidiaries face strong direct competition for deposits, loans, and other financial-related services. Some of these competitors are local, while others are statewide or nationwide. In addition, some competitors have advantages over the subsidiary financial institutions in providing certain services. As of December 31, 1998, approximately twenty commercial banks, three thrifts, and seven credit unions operated within a 25-mile radius of Oskaloosa, and new competitors may develop that are substantially larger and have significantly greater resources than any of the subsidiary financial institutions. As a result of recently passed federal legislation to allow unlimited interstate branching, Mahaska has experienced heightened competition from these and other major financial institutions seeking to expand their regional banking presence in Iowa.



     Mahaska also faces competition with respect to its investments in loan pool participations. Investments in loan pool participations have become increasingly popular in recent years, leading financial institutions and other competitors to become active at loan pool participation auctions. There is no assurance that Mahaska will be able to bid successfully to acquire loan pool participations in the future. MAHASKA'S GROWTH AND PROFITABILITY IS DEPENDENT ON RETAINING CURRENT MANAGEMENT.


     The value of an investment in Mahaska common stock is dependent on the ability of Mahaska's management, particularly its Chairman/President and its Executive Vice President/Chief Financial Officer to successfully manage Mahaska after the proposed Midwest merger. If Mahaska's management is not able to satisfactorily perform its duties, the benefits to an investor in Mahaska common stock could be less than anticipated.

     There is no guaranty that the current management of Mahaska or Midwest will continue to be employed by Mahaska and its subsidiaries after the merger. Loss of the services of certain members of management of Mahaska could have a negative effect on Mahaska's business and prospects. In addition, the loss of Midwest Federal Savings' executive officers could hinder the integration of the two companies. Mahaska believes that its future success will depend upon its ability to attract, retain and motivate qualified personnel. There can be no assurance that Mahaska will be successful in such endeavors.


LIMITED MARKET FOR MAHASKA COMMON STOCK MAY ADVERSELY AFFECT ITS COMMON STOCK PRICE.


     Mahaska common stock is quoted on the Nasdaq National Market. The trading volume in Mahaska common stock is limited and currently averages approximately 3,100 shares per trading day. Under these circumstances, stockholders of Midwest acquiring Mahaska common stock may have difficulty disposing of their shares on short notice if a limited number of willing buyers are available for Mahaska common stock. Neither Mahaska nor Midwest can assure you that an active trading market for Mahaska common stock will develop.

                         YEAR 2000 READINESS DISCLOSURE

     A critical issue has emerged in the banking industry and for the economy overall regarding how existing computer application software programs, operating systems and hardware can accommodate the date value for the year 2000. This issue is an area of major emphasis as management of both companies are actively working with their software and hardware vendors to assure that they are compliant.


     Both Mahaska and Midwest have reviewed their exposure to this problem, and do not believe they will incur significant expenses either to remedy the problem or as a result of the effect of the problem on business operations. However, year 2000 issues may cause disruptions in the combined company's business for the following reasons:


     -- Mahaska and Midwest cannot be certain that the measures taken are or will be sufficient. Despite their efforts, Mahaska and Midwest may incur significant expenses to remedy unforeseen problems or the combined company may suffer disruptions in its business.

     -- Third parties with whom Mahaska and Midwest have relationships may not successfully complete their year 2000 remediation efforts. This could also result in disruptions in the combined company's business, which would harm its financial condition, results of operations and business prospects.


     For a detailed description of Mahaska's and Midwest's year 2000 readiness, you should read "Year 2000 Readiness Disclosure" on page 58.

                     MARKET FOR COMMON STOCK AND DIVIDENDS


     Mahaska's common stock is listed and traded on the Nasdaq National Market under the symbol "OSKY." Midwest's common stock is listed and traded on the Nasdaq SmallCap Market under the symbol "MWBI." As of the Mahaska record date, there were 3,670,380 shares of Mahaska common stock outstanding, which were held by approximately 245 holders of record. As of the Midwest record date, there were 1,105,348 shares of Midwest common stock outstanding, which were held by approximately 271 holders of record.



     The following table sets forth information about the high and low closing prices of the Mahaska common stock and the Midwest common stock as reported on Nasdaq and the dividends declared per share of Mahaska common stock and Midwest common stock.



                                                  OSKY(1)                        MWBI(2)
                                        ---------------------------    ---------------------------
                                         MARKET PRICE     DIVIDENDS     MARKET PRICE     DIVIDENDS
                                        ---------------   DECLARED     ---------------   DECLARED
                                         HIGH     LOW     PER SHARE     HIGH     LOW     PER SHARE
                                        ------   ------   ---------    ------   ------   ---------
1997
First Quarter........................   $14.41   $11.10     $0.12      $10.00   $ 8.75     $0.05
Second Quarter.......................    16.81    13.96      0.12       10.67     9.33      0.05
Third Quarter........................    19.51    15.76      0.12       13.58    10.42      0.06
Fourth Quarter.......................    21.00    18.01      0.12       18.37    13.50      0.06
1998
First Quarter........................    23.63    18.50      0.14       18.25    16.00      0.07
Second Quarter.......................    22.63    20.75      0.14       17.00    14.50      0.08
Third Quarter........................    21.81    19.63      0.14       15.25    10.75      0.09
Fourth Quarter.......................    20.00    16.75      0.14       12.75    11.75      0.10
1999
First Quarter........................    17.75    15.50      0.15       16.38    15.50      0.00(3)
Second Quarter.......................    15.88    14.38      0.15       15.00    12.50      0.11
Third Quarter (through August 3,
  1999)..............................    15.63    14.38                 14.25    12.63      0.15


---------------

(1) Restated to reflect the five-for-three stock split effected in the form of a dividend in November 1997.

(2) Restated to reflect the three-for-one stock split effected in the form of a dividend in October 1997.

(3) Delayed declaration of a dividend until April 1999 in accordance with the merger agreement.


     Mahaska increased dividends to common shareholders in 1998 to $0.56 per share, a 16.7 percent increase over $0.48 for 1997. Dividend declarations are evaluated and determined by the Board of Directors on a quarterly basis. Mahaska declared a five-for-three stock split effected in the form of a stock dividend payable to shareholders of record as of October 20, 1997. The additional shares resulting from this stock split were issued to shareholders on November 10, 1997. In February and May 1999, the board of directors declared a dividend of $0.15 per common share. Mahaska's loan agreement requires that Mahaska does not pay any dividends in excess of forty percent of net income without the lenders' permission. Except for the Mahaska loan agreement and certain regulatory restrictions that may affect dividend payments, there are no other restrictions on Mahaska's present or future ability to pay dividends.


     Beginning with the first quarter of 1993, Midwest has paid quarterly cash dividends to stockholders and intends to continue paying quarterly dividends, dependent on the future earnings and financial condition of Midwest as well as other relevant factors. Midwest's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, Midwest Federal Savings, which are subject to regulation and Midwest Federal Savings' continued compliance with all regulatory capital requirements. Midwest is also subject to the requirements of Delaware law, which generally limits dividends to an amount in excess of a corporation's net assets over paid-in capital, or, if there is no such excess, to its net profits for the current and immediately preceding fiscal year.

                              GENERAL INFORMATION

     This joint proxy statement/prospectus is being furnished to the shareholders of Mahaska and the stockholders of Midwest in connection with the solicitation of proxies by the Boards of Directors of Mahaska and Midwest for use at the Mahaska special meeting and the Midwest annual meeting, respectively. This joint proxy statement/prospectus also serves as a prospectus of Mahaska in connection with the issuance of Mahaska common stock to holders of Midwest common stock in the merger.

     All information contained or incorporated by reference in this joint proxy statement/prospectus with respect to Mahaska has been supplied by Mahaska, and all information contained or incorporated by reference in this joint proxy statement/prospectus with respect to Midwest has been supplied by Midwest.


     This joint proxy statement/prospectus and the other documents enclosed herewith are first being mailed to shareholders of Mahaska and stockholders of Midwest on or about August 19, 1999.


                                  THE MEETINGS

TIME, DATE AND PLACE


     The Mahaska special meeting will be held at 10:00 a.m., central time, on September 22, 1999 at the Elmhurst Country Club, 2214 South 11th Street, Oskaloosa, Iowa 52577.



     The Midwest annual meeting will be held at 10:00 a.m., central time, on September 22, 1999, at 3225 Division Street, Burlington, Iowa.


MATTERS TO BE CONSIDERED

     At the meetings, shareholders of Mahaska and stockholders of Midwest will consider and vote upon proposals to approve or adopt the merger agreement. Midwest stockholders will also vote on the election of two directors and ratification of auditors. Pursuant to applicable law and the articles of incorporation and bylaws of Mahaska, no other business may properly come before the Mahaska special meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATES


     The close of business on August 11, 1999 has been fixed by the board of directors of Mahaska as the Mahaska record date for the determination of holders of Mahaska common stock entitled to notice of and to vote at the Mahaska special meeting and any adjournment or adjournments thereof. At the close of business on the Mahaska record date, there were 3,670,380 shares of Mahaska common stock outstanding and entitled to vote. Each share of Mahaska common stock entitles the holder thereof to one vote on all matters properly presented at the Mahaska special meeting.



     The close of business on August 11, 1999 has been fixed by the board of directors of Midwest as the Midwest record date for the determination of holders of Midwest common stock entitled to notice of and to vote at the Midwest annual meeting and any adjournment or adjournments thereof. At the close of business on the Midwest record date, there were 1,105,348 shares of Midwest common stock outstanding and entitled to vote. Each share of Midwest common stock entitles the holder thereof to one vote on all matters properly presented at the Midwest annual meeting.


VOTES REQUIRED

     A quorum, consisting of the holders of a majority of the issued and outstanding shares of common stock must be present in person or by proxy before any action may be taken at the Mahaska special meeting or the Midwest annual meeting, as the case may be. The affirmative vote of the holders of a majority of the shares of Mahaska common stock outstanding as of the Mahaska record date, voting in person or by proxy, is necessary to approve the merger agreement on behalf of Mahaska. The affirmative vote of the holders of a majority of the shares of Midwest common stock outstanding as of the Midwest record date, voting in person or by proxy, is necessary to adopt the merger agreement on behalf of Midwest. The directors of Midwest must be elected by a plurality of shares and the ratification of auditors requires a majority of stockholders actually voting on the matter.


     Directors and executive officers of Mahaska holding in the aggregate 637,517 shares or 17.4% of Mahaska common stock have indicated that they will vote in favor of the merger agreement although no written agreement to do so is in place. Directors and executive officers of Midwest holding in the aggregate 378,665 shares or 34.3% of Midwest common stock have indicated that they will vote in favor of the merger agreement although no written agreement to do so is in place.


     Each proposal to approve or adopt the merger agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and broker "non-votes" at the Mahaska special meeting and the Midwest annual meeting will be considered in determining the presence of a quorum but will not be counted as votes cast at these meetings. Because the proposals to approve or adopt the merger agreement are required to be approved by the holders of a majority of the outstanding shares of Midwest common stock and Mahaska common stock, abstentions and broker "non-votes" will have the same effect as a vote against the proposals.

VOTING AND REVOCATION OF PROXIES

     Each copy of this joint proxy statement/prospectus mailed to holders of Mahaska common stock and Midwest common stock is accompanied by a form of proxy for use at the Mahaska special meeting or the Midwest annual meeting, as the case may be. Any shareholder or stockholder, as applicable, executing a proxy may revoke it at any time before it is voted by:

     -- filing with the Secretary of Mahaska (in the case of a Mahaska shareholder) or the Secretary of Midwest (in the case of a Midwest stockholder) at the address of Mahaska or Midwest set forth on their notices of special meeting, written notice of such revocation;

     -- executing and returning a later-dated proxy; or

     -- attending the Mahaska special meeting or the Midwest annual meeting, as applicable, and giving notice of such revocation in person.

Attendance at the applicable meeting will not, in and of itself, constitute revocation of a proxy.

     Each proxy returned to Mahaska or Midwest by a holder of Mahaska common stock or Midwest common stock will be voted in accordance with the indicated instructions. If no instructions are indicated, the proxy will be voted for approval/adoption of the merger agreement, and in favor of management's nominees for director and in favor of the ratification of auditors in the case of Midwest stockholders. Proxies marked "for" approval/adoption of the merger agreement and proxies executed but unmarked will be voted in the discretion of the persons named in the accompanying proxies as to any proposed adjournment of the Mahaska and/or Midwest meeting. Proxies which are voted against approval/adoption of the merger agreement will not be voted in favor of any motion to adjourn the Mahaska and/or Midwest meeting to solicit more votes in favor of approval/adoption of the merger agreement.

     It is not expected that any matter other than those referred to herein will be brought before the Mahaska special meeting. Additional matters regarding Midwest are contained in this joint proxy statement/prospectus under the heading "Additional Matters for Midwest's Annual Meeting." If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

SOLICITATION OF PROXIES

     Each of Mahaska and Midwest will bear its costs of mailing this joint proxy statement/prospectus to its holders of common stock, as well as all other costs incurred by it in connection with the solicitation of proxies from its holders of common stock on behalf of its board of directors, except that Mahaska and Midwest will share equally the fees for printing this joint proxy statement/prospectus. All filing fees in connection with this joint proxy statement/prospectus, including the Commission's registration fee, will be paid by Mahaska. In addition to solicitation by mail, the directors, officers and employees of each company and its subsidiaries may solicit proxies from shareholders or stockholders by telephone, telegram or in person without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such person. Mahaska or Midwest, as the case may be, will reimburse the custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with these activities.


     Mahaska and Midwest have each retained Regan & Associates, Inc., a professional proxy solicitation firm, to assist them in the solicitation of proxies. The fees payable to such firm in connection with the merger aggregate $5,000, plus reimbursement for reasonable out-of-pocket expenses.


APPRAISAL RIGHTS

     If the merger agreement is adopted by the shareholders of Mahaska and the merger is consummated, Mahaska may have obligations under Section 490.1301 of the Iowa Business Corporations Act to dissenting shareholders. To qualify as a dissenting shareholder, a shareholder must (a) provide a notice to Mahaska no later than the day of the Mahaska special meeting demanding appraisal of the Mahaska common stock held by the shareholder, and (b) not vote such shares in favor of the adoption of the merger agreement.

     If the merger agreement is adopted by the stockholders of Midwest and the merger is consummated, Midwest may have obligations under Section 262 of the Delaware General Corporation Law to dissenting stockholders. To qualify as a dissenting stockholder, a stockholder must (a) provide a notice to Midwest no later than the day of the Midwest annual meeting demanding appraisal of the Midwest common stock held by the stockholder, and (b) not vote such shares in favor of the adoption of the merger agreement.


     If holders of more than 20% of the outstanding shares of Midwest common stock, in the aggregate, are dissenting stockholders, one of the closing conditions of the merger will not be satisfied. See "The Merger Agreement -- Appraisal Rights."


                                   THE MERGER


     The following information relating to the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement and the related modification agreement, copies of which are attached to this joint proxy statement/prospectus as Annex I and II, respectively. You are urged to read the merger agreement carefully.


GENERAL

     In accordance with the terms of and subject to the conditions set forth in the merger agreement, Midwest will be merged into Mahaska, with Mahaska as the surviving corporation of the merger. Midwest Federal Savings will continue its corporate existence as a Mahaska subsidiary.

     At the effective time of the merger, each outstanding share of Midwest common stock will be converted into the right to receive one share of Mahaska common stock.

     Each of the Mahaska board of directors and the Midwest board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and believes that the merger is fair and in the best interests of Mahaska's shareholders and Midwest's stockholders, respectively.

ACCORDINGLY, THE BOARD OF DIRECTORS OF EACH OF MAHASKA AND MIDWEST UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF MAHASKA AND STOCKHOLDERS OF MIDWEST VOTE "FOR" THE APPROVAL OR ADOPTION OF THE MERGER AGREEMENT.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

     Midwest was organized in 1992 as the holding company for Midwest Federal Savings. In connection with Midwest Federal Saving's conversion from a mutual savings and loan to a stock savings and loan, Midwest raised $4.6 million in an initial public offering.

     Through the years Midwest has, on an ongoing basis, attempted to increase its value to stockholders by building a strong retail franchise. Since becoming a stock company, Midwest has also increased its stockholders' value with the payment of quarterly cash dividends and the issuance of a 3-for-1 stock split in 1997. In addition, management of Midwest has reviewed, from time to time, its strategic alternatives in light of its size, the increasing consolidation of the financial services industry and other relevant considerations.

     Throughout the first and second quarter of 1998, Midwest, with Charles Webb & Company's help, evaluated its business plan, including its historical strategy of increasing the earnings generated by its retail franchise through the addition of wholesale leverage opportunities. Discussions included:

     -- an analysis of competition at the retail franchise level and the ability to grow this part of the business through acquisitions that would meet Midwest's asset mix and geographic goals or additional new branch locations;

     -- the liquidity of Midwest's stock and the potential to continue to increase stockholder value through share repurchase programs; and

     -- the status of the current merger market, the relative pricing and the opportunities that might be available for Midwest.

All of these issues were analyzed in connection with Midwest's goal to continue to increase stockholder value. Based on this review, on April 28, 1998, the board of directors of Midwest decided to determine the level of interest that might exist for a strategic alliance on the part of potential acquirors of Midwest. The board of directors also authorized Charles Webb & Company to solicit indications of interest from prospective acquirors.

     Charles Webb & Company, working with Midwest, prepared a confidential investor package containing financial and operating information about Midwest and Midwest Federal Savings. In June 1998, Charles Webb & Company, on behalf of Midwest, began a confidential inquiry and contacted a total of 24 potential candidates. Thirteen of those companies executed confidentiality agreements. Twelve of which, including Mahaska, received the confidential investor package. The one company that did not receive the confidential investor package after signing a confidentiality agreement opted not to proceed with the process for a variety of reasons.

     Three financial institutions, including Mahaska, submitted preliminary, non-binding indications of interest to acquire Midwest. Upon receipt of the preliminary indications of interest, Charles Webb & Company reviewed with Midwest the pricing and other terms of each proposal. Additionally, Charles Webb & Company reviewed with Midwest the relative value of the stock or cash consideration offered by each of the interested parties. After discussion, Midwest's board determined to go back to Mahaska to explore the possibility for a stronger offer. After providing additional information to Mahaska, a revised proposal was received in September 29, 1998.

     Midwest determined that the Mahaska revised proposal was acceptable, and further discussions regarding more complete terms were held. Due diligence and discussion of the merger agreement commenced immediately. Upon completion of the due diligence and negotiation of a merger agreement, the pricing, as detailed in the revised indication of interest, with a fixed exchange rate of one share of Mahaska common stock for each share of Midwest common stock, was unchanged.

     On February 2, 1999, Midwest's board met with Charles Webb & Company and Midwest's legal counsel. Prior to this meeting, the merger agreement and a fairness presentation prepared by Charles Webb & Company were distributed to Midwest board members for their review. At the Midwest board meeting on February 2, 1999, Midwest's legal counsel reviewed the terms of the merger agreement and other relevant documents and the contemplated transaction. Charles Webb & Company delivered its opinion that the exchange ratio was fair, from a financial point of view, to the holders of Midwest common stock. After a thorough discussion of the transaction, including a review of the due diligence findings, Midwest's board voted unanimously to approve the merger agreement and authorized execution of the merger agreement and related documents.

     On July 21, 1998, Mahaska received the confidential investor package from Midwest. On August 14, 1998, Mahaska submitted a proposal to acquire Midwest. At Midwest's request and after consultation with its board, Mahaska submitted a revised proposal to Midwest's board and Charles Webb & Company on September 29, 1998. The revised proposal containing the one-for-one exchange ratio was deemed acceptable by Midwest and Mahaska completed its due diligence and began drafting and negotiation of the merger agreement.

     On February 2, 1999, the Mahaska board considered and discussed the reasons for, and the potential benefits of the merger; Mahaska's legal counsel prepared a summary of the merger agreement and the Chairman reviewed the terms of the merger agreement and the transactions contemplated thereby; and Mahaska's financial advisor made a presentation regarding the financial terms of the merger agreement and the fairness, from a financial point of view, of the exchange ratio to holders of Mahaska common stock. After a thorough discussion and consideration of the factors discussed below under "The Merger -- Recommendations of the Boards of Directors and Reasons for the Merger," the Mahaska board unanimously approved the merger agreement and the transactions contemplated thereby, and authorized the execution of the merger agreement.

     Subsequent to February 2, 1999, Midwest's board received a proposal from a third party. This proposal was considered in connection with Midwest board's fiduciary responsibilities and was rejected.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     The merger will result in a holding company with combined assets close to $500 million, positioning Mahaska as the 12th largest bank holding company headquartered in Iowa. The expanded network of 13 locations will reach from Mahaska's current locations in central Iowa to the eastern border. The merger provides Mahaska with an increased market share and enhanced visibility throughout eastern Iowa.

     In reaching their determination that the merger is in the best interests of Mahaska and Midwest, respectively, and their respective shareholders and stockholders, and recommending that such shareholders and stockholders approve or adopt the merger agreement, the Mahaska Board and the Midwest Board considered a number of other factors, including, without limitation, the following:

     -- the value of the Mahaska common stock that would be received based on the exchange ratio in relation to the estimated value of Midwest common stock and the liquidity of the trading market for the Mahaska common stock;

     -- Mahaska's and Midwest's respective business, results of operations, financial condition, long-term strategic plan and prospects, as well as the historical and potential future value of the Mahaska common stock and the dividends paid thereon;

     -- the similar community banking cultures and business philosophies of Mahaska and Midwest;

     -- the projected market capitalization and market position of the combined company, the potential operating efficiencies and financial strength the merger would provide to the combined company, its customers and the communities it serves, and the immediate and long-term effect that the merger would have on the ability of the combined company to compete more effectively in Iowa;

     -- the possible impact of the merger on Mahaska's and Midwest's customers and the ability of the combined company to offer an expanded range of financial products and services;

     -- the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking and thrift industries and competition from larger institutions and from nonbank providers of financial services;

     -- the opinion of Howe Barnes Investments, Inc. that the exchange ratio is fair to Mahaska shareholders from a financial point of view, as delivered orally to the Mahaska board on February 2, 1999 and confirmed in writing, and the opinion of Charles Webb & Company, that the exchange ratio is fair to Midwest stockholders from a financial point of view, as delivered orally to the Midwest board on February 2, 1999 and confirmed in writing, each of which opinions have been updated as of the date of this joint proxy statement/prospectus (see "-- Opinions of Financial Advisors");

     -- the terms of the merger agreement;

     -- the regulatory and shareholder or stockholder approvals required for the consummation of the merger (see "-- Regulatory Approvals");


     -- the treatment as a tax-free reorganization for federal income tax purposes (see "-- Federal Income Tax Consequences"); and


     -- the long- and short-term interests of Mahaska and Midwest and their respective shareholders and stockholders as well as the interests of Mahaska's and Midwest's other relevant constituencies, including their respective customers and employees and the communities served by Mahaska and Midwest and their financial institution subsidiaries.

The foregoing discussion of the information and factors considered by the Mahaska board and the Midwest board is not intended to be exhaustive, but includes all material factors considered by such boards of directors. In reaching their determination to approve and recommend the merger agreement and the transactions contemplated thereby, the Mahaska board and the Midwest board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     For the reasons described above, the Mahaska board and the Midwest board have determined that the merger is in the best interests of Mahaska and Midwest, respectively, and their respective shareholders and stockholders. Accordingly, the Mahaska board and the Midwest board have unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommend that the Mahaska shareholders vote "for" approval and the Midwest stockholders vote "for" the adoption of the merger agreement.

OPINIONS OF FINANCIAL ADVISORS

     MAHASKA. At the meeting of the board of directors of Mahaska on February 2, 1999, at which the terms of the proposed merger were discussed and considered, Howe Barnes Investments, Inc. rendered an opinion to Mahaska's board of directors that, as of the date of such opinion and based upon the matters set forth in such opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Mahaska common stock. This opinion has been updated as of the date of this joint proxy statement/prospectus.

     The full text of Howe Barnes' opinion which sets forth assumptions made, procedures followed, matters considered, and limits on the review undertaken by Howe Barnes, is attached as Annex III and is incorporated herein by reference. The description of the Howe Barnes opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Mahaska shareholders are urged to read the Howe Barnes opinion in its entirety.

     Howe Barnes' opinion is limited to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of Mahaska common stock, it does not address Mahaska's underlying business decision to proceed with the merger, nor does it express an opinion as to the prices at which shares of Mahaska common stock issued in the merger may trade if and when they are issued or at any future time. The opinion is directed only to the exchange ratio in the merger and does not constitute a recommendation to any holder of Mahaska common stock as to how such holder should vote with respect to the merger agreement at any meeting of holders of Mahaska common stock.

     Howe Barnes, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The Mahaska board of directors selected Howe Barnes on the basis of its familiarity with the financial services industry, its qualifications, ability, previous experience and its reputation with respect to such matters.

     For purposes of its opinion, in connection with its review of the proposed transaction with Midwest, Howe Barnes, among other things:

     -- participated in discussions with representatives of both Mahaska and Midwest concerning each company's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

     -- reviewed the merger agreement and the specific terms of the merger;

     -- reviewed certain publicly available financial statements, both audited and unaudited, and related financial information of Mahaska and Midwest, including those included in their respective Annual Reports on Form 10-K and Form 10-KSB for the past two years and the respective Quarterly Reports on Form 10-Q and Form 10-QSB for the periods ended March 31, 1998, June 30, 1998, and September 30, 1998, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

     -- reviewed certain financial forecasts and projections of Mahaska and Midwest prepared by its management and reviewed publicly available information for Mahaska and Midwest;

     -- discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Mahaska and Midwest with certain members of management;

     -- reviewed reported market prices and historical trading activity of Mahaska and Midwest common stock;

     -- reviewed certain aspects of the financial performance of Mahaska and Midwest and compared such financial performance of Mahaska and Midwest, together with stock market data relating to Mahaska and Midwest common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

     -- reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

     In conducting its review and rendering its opinion, Howe Barnes assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to Howe Barnes by Mahaska, Midwest, and their respective representatives, and of the publicly available information that was reviewed by Howe Barnes. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Mahaska and Midwest at December 31, 1998 are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements.

Howe Barnes was not retained to and did not conduct a physical inspection of any of the properties or facilities of Mahaska or Midwest, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Mahaska or Midwest, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Howe Barnes's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

     The following is a brief summary of the analyses presented by Howe Barnes to Mahaska's board of directors in connection with Howe Barnes's written opinion.

     Comparable Transaction Analysis. As part of its analyses, Howe Barnes reviewed 11 completed or pending comparable mergers and acquisitions of savings institutions headquartered throughout the United States announced from March 6, 1998 to December 17, 1998 in which total assets of the acquired company were in the approximate range of $100 million to $275 million. The comparable transactions included the following transactions:

     -- the acquisition of Wood Bancorp Inc. by Sky Financial Group;

     -- the acquisition of Maple Leaf Financial Inc. by GLB Bancorp Inc.;

     -- the acquisition of Bank of Stockdale FSB by VIB Corp.;

     -- the acquisition of First Savings Bancorp of Little Falls by Greater
        Community Bancorp;

     -- the acquisition of Mid-Iowa Financial Corp. by First Federal Savings
        Bank of Siouxland;

     -- the acquisition of 1st Bancorp by German American Bancorp;

     -- the acquisition of Wayne Bancorp Inc. by Valley National Bancorp;

     -- the acquisition of AFSALA Bancorp Inc. by Ambanc Holding Co. Inc.;

     -- the acquisition of Summit Savings, FSB by a private investor -- Marshall
        T. Reynolds;

     -- the acquisition of UniFirst Federal Savings Bank by Republic Security
        Financial Corporation; and

     -- the acquisition of Tappan Zee Financial Inc. by USB Holding Company.

     For each transaction for which data was available, Howe Barnes calculated the multiple of the offer value to the acquired company's: (a) earnings per share for the twelve months preceding ("LTM"); (b) premium to core deposits; (c) book value per share; (d) tangible book value per share; and (e) assets. Howe Barnes compared these multiples with the corresponding multiples for the merger, valuing the merger consideration at $19.0 million or $17.00 per share.

     In calculating the multiples for the merger, Howe Barnes used Midwest's earnings per share for the twelve months ended December 31, 1998, and book value per share, tangible book value per share and core deposits as of December 31, 1998.

                                   PRICE/LTM                                    PRICE/
                                      EPS       CORE DEPOSIT    PRICE/BOOK     TANGIBLE
                                     RATIO        PREMIUM         VALUE       BOOK VALUE    PRICE/ASSETS
                                   ---------    ------------    ----------    ----------    ------------
                                     (X)            (%)            (%)           (%)            (%)
High:..........................      45.76         32.98          289.80        289.80         35.48
Low:...........................      16.20          4.34          144.62        144.62          8.82
Mean:..........................      29.16         18.19          208.22        208.62         20.36
Median:........................      26.20         19.35          200.44        200.44         20.88
Merger Consideration for
  Midwest:.....................      13.87          6.93          158.13        158.13         11.72

     No company or transaction used in the above analyses as a comparison is identical to Mahaska, Midwest, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they are being compared.

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Howe Barnes estimated the future dividend streams that Midwest could produce over the period from January 1, 1999 through December 31, 2003, assuming annual asset growth rates and further assumed Midwest performed in accordance with recent historical trends and the future outlook of Midwest management. Howe Barnes calculated terminal values as a perpetuity with an asset growth rate of 3.0%. The dividend streams and terminal value were discounted to present values as of December 31, 1998, using discount rates which reflect different assumptions regarding the required rates of return to holders and prospective buyers of Midwest common stock. Howe Barnes estimated a range of terminal values by applying multiples to estimated year-end 2003 net income. The range of terminal multiples was chosen based on past and current trading multiples of institutions similar to Midwest and past and current multiples of comparable merger and acquisition transactions. The range of present values of Midwest resulting from this analysis was then compared with the $19.0 million merger consideration.

                                      GROWTH    DISCOUNT     LONG-TERM     TERMINAL      CALCULATED
                                       RATE       RATE      GROWTH RATE    MULTIPLES       VALUES
                                      ------    --------    -----------    ---------    -------------
High:.............................    5.00%      12.00%       3.00%           15x       $22.0 million
Low:..............................    3.00%      10.00%       3.00%           12x       $16.8 million

     Contribution Analysis. Howe Barnes utilized publicly available historical financial data regarding Mahaska and Midwest and estimates for future financial performance of Mahaska and Midwest to calculate the relative contributions of Mahaska and Midwest to the pro forma combined company with respect to total assets, deposits, equity, and earnings for 1998. Howe Barnes compared such contributions to the pro forma ownership of the combined company by Mahaska shareholders and Midwest stockholders, respectively.



                                                                                             1998
                                                     TOTAL ASSETS    DEPOSITS    EQUITY    EARNINGS
                                                     ------------    --------    ------    --------
Mahaska..........................................       64.77%        68.71%      76.5%     77.11%
Midwest..........................................       35.23%        31.29%      23.5%     22.89%

     The pro forma ownership based on the exchange ratio, shares outstanding for Mahaska at December 31, 1998 and fully diluted shares outstanding for Midwest is 76.46% for Mahaska and 23.54% for Midwest.

     Pro Forma Merger Analysis. Howe Barnes noted that, based upon estimates of Mahaska's and Midwest's management and after giving effect to Mahaska management's net pre-tax cost savings estimates resulting from synergies created from the merger, internal asset and deposit growth estimates and certain assumptions, as to, among other things, the number of pro forma shares outstanding, the proposed merger could be accretive to Mahaska's estimated 1999 earnings per share on a fully diluted basis by approximately 2% and tangible book value by approximately 5%. In this analysis, Howe Barnes assumed that both Mahaska and Midwest would perform substantially in accordance with earnings forecasts provided to Howe Barnes by Mahaska's and Midwest's management. The actual results achieved by the combined company may vary from projected results and the variations may be material. This analysis is based on the assumption that the merger would be accounted for as a pooling of interests and excludes merger-related expenses.

     The foregoing is a summary of the material financial analyses performed by Howe Barnes and presented to the Mahaska board of directors, but does not purport to be a complete description of the analyses performed by Howe Barnes. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion,

Howe Barnes did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howe Barnes' opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes' view of the actual value of Midwest, or the current or future trading price for Mahaska common stock.

     In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Mahaska and Midwest. The analyses performed by Howe Barnes are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Howe Barnes' analysis of the fairness of the merger consideration, from a financial point of view, to the holders of Mahaska common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.

     Pursuant to the terms of a letter agreement dated October 5, 1998, Mahaska agreed to pay Howe Barnes for its services in connection with the merger, including the rendering of its opinion. Pursuant to its engagement of Howe Barnes, Mahaska agreed to pay Howe Barnes a cash fee of $100,000 payable on the closing date, for advisory services rendered in connection with reaching the merger agreement. In the ordinary course of business Howe Barnes acts as a market maker, buying and selling the common stock of Mahaska for its own account and for the accounts of customers. In addition, Mahaska agreed to indemnify Howe Barnes against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.

     MIDWEST. On April 28, 1998, Midwest Bancshares retained Charles Webb & Company to evaluate Midwest's strategic alternatives as part of a stockholder enhancement program and to review and evaluate any specific proposals for a strategic alliance involving Midwest that might be received. Charles Webb & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. Charles Webb & Company is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Midwest board selected Charles Webb & Company on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for, and relationship with, Midwest.

     In connection with its engagement, Charles Webb & Company was asked to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by stockholders of Midwest in the merger. Charles Webb & Company delivered its opinion to the Midwest board that, as of February 2, 1999, the exchange ratio is fair from a financial point of view, to the stockholders of Midwest. This opinion has been updated as of the date of this joint proxy statement/prospectus. No limitations were imposed by the Midwest board upon Charles Webb & Company with respect to the investigations made or procedures followed by it in rendering its opinion. Charles Webb & Company has consented to the inclusion in this joint proxy statement/prospectus of the summary of its opinion to the Midwest board and to the reference to the entire opinion attached hereto as Annex IV.

     The full text of the opinion of Charles Webb & Company, which is attached as Annex IV to this joint proxy statement/prospectus, includes certain assumptions made, matters considered and limitations on the review undertaken by Charles Webb & Company, and should be read in its entirety. The summary of the opinion of Charles Webb & Company in this joint proxy statement/prospectus is qualified in its entirety by reference to the opinion.

     In rendering its opinion, Charles Webb & Company:

     -- reviewed the merger agreement;

     -- reviewed Midwest's Annual Reports, Proxy Statements and Form 10-KSB's for the prior three fiscal years and Mahaska's Annual Reports, Proxy Statements and Form 10-K's for the prior three fiscal years and certain other information considered relevant, including internal reports, such as board reports, asset-liability reports, asset-quality reports and loan files;

     -- discussed with senior management and the boards of directors of Midwest and its wholly-owned subsidiary, Midwest Federal Savings, the current position and prospective outlook for Midwest;

     -- considered historical quotations, levels of activity and prices of recorded transactions in Midwest's and Mahaska's common stock;

     -- reviewed financial and stock market data of other thrifts in a comparable asset range and asset composition as Midwest;

     -- reviewed financial and stock market data of other banks in a comparable asset range, location and performance standards as Mahaska;

     -- reviewed certain recent business combinations with thrifts as the acquired company, which Charles Webb & Company deemed comparable in whole or in part; and

     -- performed other analyses that Charles Webb & Company considered appropriate.

     In rendering its opinion, Charles Webb & Company assumed and relied upon the accuracy and completeness of the financial information provided to it by Midwest and Mahaska. In its review, with the consent of the Midwest board, Charles Webb & Company did not undertake any independent verification of the assets or liabilities nor of potential exposure resulting from year 2000 issues, if any, of Midwest or Mahaska, and potential or contingent liabilities of Midwest or Mahaska.

     In rendering its opinion, Charles Webb & Company analyzed the consideration offered by Mahaska in relation to the following:

     -- the results of the marketing efforts to solicit a potential acquiror for Midwest (24 potential acquirors contacted; 12 reviewed confidential information; three preliminary proposals; one final proposal);

     -- a contribution analysis in which the following ratios were compared for fairness to the Midwest stockholders as part of the resulting combined company:

                                                                          CONTRIBUTION
                                                                       ------------------
                                                                       MAHASKA    MIDWEST
                                                                       -------    -------
       Equity......................................................     76.5%      23.5%
       Net Income..................................................      76.4       23.6
       Proforma shareholder ownership assuming 1 for 1 exchange....      76.8       23.2

     -- certain comparable merger and acquisition transactions of pending thrift deals, comparing merger consideration relative to tangible book value, last 12 months earnings, total assets, total deposits and premium to core deposits. Charles Webb & Company analyzed this data in conjunction with the composition of Midwest's earnings, which have a significant component of investment arbitrage earnings relative to earnings from the traditional business of a thrift institution. As of December 31, 1998, approximately 34.3% of Midwest's assets consist of investment-related securities. This mitigating factor was important in comparing the pricing of this transaction to those pending thrift deals. Pending thrift deals consist of all thrift acquisitions, announced but not yet closed, as of February 2, 1999.

     The information in the following table summarizes the comparable group results analyzed by Charles Webb & Company with respect to the merger. The summary does not purport to be a complete description of the analysis performed by Charles Webb & Company and should not be construed independently of the other information considered by Charles Webb & Company in rendering its opinion. Selecting portions of Charles Webb & Company's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.

                                            PRICE TO   LAST 12 MONTHS
                                            TANGIBLE    EARNINGS PER                        CORE DEPOSIT
                                            BOOK(A)       SHARE(B)      DEPOSITS   ASSETS    PREMIUM(C)
                                   NUMBER     (%)           (X)           (%)       (%)         (%)
                                   ------   --------   --------------   --------   ------   ------------
Consideration to Midwest(d).....               152          13.0         11.51     17.62        6.26
Median of Pending Deals.........     33        189          24.5         27.23     20.34       14.15
High of Pending Deals...........               403          58.1          76.7     43.44       43.83
Low of Pending Deals............               111          9.95          13.5      9.39        3.12
Summary numbers since 9/30/98:
Median of Pending Deals.........     21      214.5         24.09         25.97     19.92       16.87
High of Pending Deals...........             297.5         47.77         54.27     35.48       35.13
Low of Pending Deals............             111.4          9.95         13.47     10.07        3.12

---------------

(a) Assumes Midwest fully diluted tangible book value of $11.17.

(b) Last twelve months ended December 31, 1998 earnings per fully diluted share of $1.31.

(c) Calculated by the premium of the purchase price of the book value divided by the amount of core deposits. Core deposits include all deposits except for certificates of deposit greater than $100,000.

(d) Based on Mahaska closing price of $16.875 on February 1, 1999 and the exchange ratio of 1:1.

     Particular analysis and discussion was given to the pending thrift transactions that have been announced since the market for financial institution equities began its market correction in August 1998. As of the date the fairness opinion was delivered, of all the 33 pending deals, 5 of those had been announced prior to August 1998. The following information regarding the market movement was taken into consideration in the fairness presentation:

                                                               % PRICE CHANGE      % PRICE CHANGE
                                                                    FROM                FROM
                                                              DECEMBER 31, 1998     JULY 31, 1998
                                                              -----------------    --------------
KBW Index(a)..............................................          (4.52)%             (5.42)%
Thrift Index(b)...........................................          (6.06)             (16.96)
Midwest Stock Price.......................................           0.74              (12.82)

---------------

(a) The KBW Index is an index of 24 large banking institutions consolidated as an index that trades on the Philadelphia Options Exchange. This index generally tracks the overall movement in financial institution stocks.

(b) The Thrift Index used is a group of 19 large thrift holding companies consolidated as an index for evaluation purposes.

     Based on the above information, Charles Webb & Company concluded that the above analysis of the transaction with an implied exchange ratio and implied deal price of $17.00, which represents a 46% premium over the $11.625 closing price of Midwest common stock on the day the transaction was announced, is fair from a financial point of view to the stockholders of Midwest. Further, the fairness opinion considered:

     -- the relative market performance of Mahaska common stock over the last three years versus the performance of Midwest's common stock; and

     -- the expected performance of each company given additional considerations such as the business plan, asset mix, funding sources and growth potential, net interest margin and net interest spread.


     Charles Webb & Company further took into consideration the execution of the Waiver and Modification Agreement dated July 22, 1999 between Midwest and Mahaska whereby the merger was changed to be accounted for using "purchase" method of accounting. This switch from the pooling method of accounting to the purchase method of accounting will provide greater flexibility for future share repurchase programs, which could enhance future stockholder value. Charles Webb & Company analyzed the potential impact of this change on the merger and found additional support for its determination that the merger is fair to the stockholders of Midwest from a financial point of view.


     In preparing its analysis, Charles Webb & Company made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Charles Webb & Company and Midwest. The analyses performed by Charles Webb & Company are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

     Charles Webb & Company will receive a fee of approximately $190,000 for services rendered in connection with advising Midwest and issuing a fairness opinion regarding the merger consideration. As of the date of this proxy statement/prospectus, Charles Webb & Company has received $50,000 of its fee, and the remainder of the fee is due upon closing of the merger.

                              THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER

     The merger shall become effective upon the filing of (a) Articles of Merger with the Secretary of State of the State of Iowa pursuant to the Iowa Business Corporation Act and (b) a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, unless a later date and time is specified as the effective time in the articles or certificate of merger.

     A closing shall take place immediately prior to the effective time on the last day of a month following the satisfaction or waiver of all the conditions to consummation of the merger or on any other date as the parties may mutually agree upon.

EXCHANGE OF MIDWEST COMMON STOCK CERTIFICATES

     After the effective time of the merger, Mahaska will send to each former holder of record of shares of Midwest common stock transmittal materials for use in exchanging such stockholder's old certificates for new certificates representing Mahaska common stock. DO NOT SEND IN YOUR MIDWEST COMMON STOCK CERTIFICATES WITH YOUR PROXY.

ASSUMPTION OF MIDWEST STOCK OPTIONS

     At the effective time of the merger, each option to purchase Midwest common stock which is then outstanding, whether or not exercisable, shall be converted automatically into an option to purchase shares of Mahaska common stock. Mahaska shall assume each Midwest option, in accordance with the terms of Midwest's Stock Option and Incentive Plan and the related stock option agreement. All assumed Midwest options will be exercisable for Mahaska common stock after the merger. Mahaska has agreed to register the shares of Mahaska common stock issuable upon exercise of the stock options under the Securities Act.

CONDITIONS TO THE MERGER

     In addition to shareholder approval, the merger agreement provides that consummation of the merger is subject to the satisfaction of conditions, or the waiver of these conditions by the party or parties entitled to do so, at or before the effective time. Each of the parties' obligations under the merger agreement is subject to the following conditions:

     -- the receipt of all necessary regulatory approvals and consents required to consummate the merger by any governmental authority, and the expiration of all notice periods and waiting periods with respect thereto;

     -- the receipt of the approval or consent of each person whose approval or consent is required by law;

     -- none of Mahaska or Midwest or their respective subsidiaries shall be subject to any statute, rule, regulation, order or decree which prohibits, restricts or makes illegal the consummation of the merger;

     -- the registration statement of which this joint proxy statement/prospectus is a part shall have become effective under the Securities Act, and Mahaska shall have received all permits, authorizations or exemptions necessary under all state securities laws to issue Mahaska common stock in connection with the merger, and neither the registration statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by any governmental authority;

     -- the shares of Mahaska common stock to be issued in connection with the merger shall have been approved for listing on the Nasdaq National Market;


     -- the receipt of an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See "Federal Income Tax Consequences;" and

     -- the absence of any pending proceeding by a regulatory authority to seek an order, injunction or decree which prevents consummation of the merger.


     In addition to the conditions described above, the obligations of Mahaska under the merger agreement are conditioned upon:

     -- the performance in all material respects of all covenants and obligations required to be complied with and satisfied by Midwest;

     -- the accuracy in all material respects of the representation and warranties of Midwest set forth in the merger agreement;


     -- no more than 20% of Midwest stockholders exercising appraisal rights;


     -- no material adverse change in the results of operation, condition
        (financial or otherwise), properties, assets or business of Midwest and its subsidiaries since December 1997;

     -- the receipt of a certificate from specified officers of Midwest with respect to compliance with the conditions relating to the first two points immediately above; and

     -- the receipt by Mahaska of such certificates of Midwest's officers or others and such other documents to evidence fulfillment of the conditions relating to Midwest as Mahaska may reasonably request.

Any of the foregoing conditions may be waived by Mahaska.

     In addition to the mutual conditions described above, Midwest's obligations under the merger agreement are conditioned upon:

     -- the accuracy in all material respects of the representations and warranties of Mahaska set forth in the merger agreement;

     -- the performance in all material respects of all covenants and obligations required to be complied with and satisfied by Mahaska;

     -- the receipt of a certificate from specified officers of Mahaska with respect to compliance with the conditions relating to the first two points immediately above;

     -- no material adverse change in the results of operation, condition
        (financial or otherwise), properties, assets or business of Mahaska and its subsidiaries since December 1997; and

     -- the receipt by Midwest of such certificates of Mahaska's officers or others and such other documents to evidence fulfillment of the conditions relating to them as Midwest may reasonably request.

Any of the foregoing conditions may be waived by Midwest.

REGULATORY APPROVALS


     The completion of the merger requires the prior approval of the Federal Reserve under the Bank Holding Company Act of 1956, the Office of Thrift Supervision under the Home Owners' Loan Act, and the Federal Deposit Insurance Corporation under the provisions of the Federal Deposit Insurance Act.



     Approval for the merger was granted by the Federal Reserve on July 22, 1999. However, the U.S. Department of Justice may provide input into the approval process of the Federal Reserve, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation and will have no less than 15 and up to 30 days following any approvals of those agencies to challenge these approvals on antitrust grounds.

BUSINESS PENDING THE MERGER



     The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. Pending consummation of the merger, Mahaska, Midwest and their respective subsidiaries generally are required to conduct their respective business in the ordinary course consistent with past practice and to use all reasonable efforts to preserve their respective business organizations intact. In addition, Midwest shall not, without Mahaska's prior consent, among other things,



     -- declare any dividend on the Midwest common stock in excess of $.10 per share per quarter;



     -- issue any shares of its capital stock or rights to acquire the same, other than upon exercise of outstanding options;


     -- effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

     -- take specified actions with respect to its business, including without limitation increase the rate of compensation of its directors, officers or employees, enter into or modify any employee benefit plan, change its methods of accounting or tax reporting, purchase or sell assets, make capital expenditures, enter into contracts with respect to branch offices, acquire any business entity, except in the case of each as permitted by the merger agreement;

     -- enter into any new line of business, enter into futures, options and similar contracts;

     -- amend its certificate and bylaws, or other governing instruments;


     -- knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code; or


     -- knowingly take any action that would result in any of its representations and warranties not being true and correct in any material respect at or prior to the effective time or in any of the conditions to the merger set forth in the merger agreement not being satisfied.

NO SOLICITATION

     Pursuant to the merger agreement, Midwest cannot solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of Midwest unless required to do so as a result of Midwest's board's fiduciary duties under applicable law. Midwest will inform Mahaska of any such request for information or of any negotiations or discussions.

TERMINATION AND AMENDMENT

     The merger agreement may be terminated:

     -- by mutual consent of the parties;

     -- by either party if the shareholders of Mahaska or stockholders of Midwest do not approve the merger agreement;

     -- by a non-breaching party if the other party (a) breaches any material agreement contained in the merger agreement not cured or adequate assurance of a cure given within 5 days or (b) materially breaches any representations or warranties contained in the merger agreement if such breach has not been cured within 30 days;

     -- Mahaska if certain required regulatory approvals or consents for consummation of the merger are not obtained; or

     -- by either Mahaska or Midwest if the merger is not consummated by September 30, 1999.

In the event of termination, the merger agreement shall become null and void, except for provisions relating to expenses and confidentiality.

     The merger agreement may be amended or supplemented at any time by written agreement of the boards of directors of the parties whether before or after the approval of the shareholders of Mahaska or stockholders of Midwest, subject to certain legal limitations set forth in the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of Midwest have interests in the merger in addition to their interests as stockholders generally. The Midwest board was aware of these factors and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

     Mahaska has agreed that William D. Hassel, who is currently a director of Midwest, will become a director of Mahaska until the next annual meeting of shareholders and in which capacity he will receive a fee for his service as director of $300 per month and a quarterly retainer of $625.

     As of the effective time of the merger, Mr. Hassel, the current President and Chief Executive Officer of Midwest, will be President and Chief Executive Officer of Midwest Federal Savings and Robert D. Maschmann, Chief Financial Officer of Midwest, will be Executive Vice President and Chief Financial Officer of Midwest Federal Savings.

     Midwest Federal Savings will enter into employment agreements with Mr. Hassel and Mr. Maschmann at the effective time of the merger. The agreements will provide, among other things, that in the event that, in connection with or within one year of a "change in control," of Mahaska or Midwest Federal Savings, Midwest Federal Savings terminates Mr. Hassel or Mr. Maschmann for any reason other than for just cause or causes a material reduction in Mr. Hassel's or Mr. Maschmann's responsibilities, authority, compensation or other benefits, then Mr. Hassel or Mr. Maschmann, as the case may be, will be entitled to receive a severance payment equal to three times his average annual compensation. In addition, for terminating prior employment agreements, Mr. Hassel and Mr. Maschmann will receive payments of $120,000 and $90,000 at the effective time of the merger.

     Mahaska also agreed to indemnify directors and executive officers and maintain Midwest's existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the effective time by persons who are currently covered by such insurance policy maintained by Midwest for a period of three years following the effective time of the merger.

EMPLOYEE MATTERS

     Pursuant to a letter agreement executed simultaneously with the merger agreement, Mahaska will take all reasonable action so that employees of Midwest and its subsidiaries will be entitled to participate in the Mahaska employee benefit plans of general applicability to the same extent as similarly-situated employees of Mahaska and its subsidiaries. Mahaska and the Mahaska employee benefit plans will recognize years of service with Midwest or any Midwest subsidiary as such service is recognized by and reflected on the records of Midwest and the Midwest employee benefit plans.

     All employees of Midwest as of the effective time of the merger shall become employees of Mahaska or remain employees of Midwest Federal Savings, provided that Mahaska or a Mahaska subsidiary shall have no obligation to continue the employment of any such person and nothing contained in the merger agreement shall give any employee of Midwest or any Midwest subsidiary a right to continuing employment with Mahaska or any Mahaska subsidiary.

RESALE OF MAHASKA COMMON STOCK

     The Mahaska common stock issued pursuant to the merger will be freely transferable under the Securities Act, except for shares issued to any Midwest stockholder who may be deemed to be an affiliate of Mahaska for purposes of Rule 144 promulgated under the Securities Act or an affiliate of Midwest for purposes of Rule 145 promulgated under the Securities Act. Affiliates will include persons, generally executive officers, directors and 10% stockholders, who control, are controlled by or are under common control with (a) Mahaska or Midwest at the time of the Midwest annual meeting or (b) Mahaska at or after the effective time.

     Rules 144 and 145 will restrict the sale of Mahaska common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Midwest at the time of the annual meeting may publicly resell any Mahaska common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Mahaska common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, affiliates may resell their shares without such restrictions.


     Midwest has agreed to use its reasonable best efforts to cause each person who may be deemed to be an affiliate (for purposes of Rule 145) to deliver to Mahaska a letter agreement intended to ensure compliance with the Securities Act. See "-- Letter Agreements."


     This joint proxy statement/prospectus does not cover any resales of Mahaska common stock to be received by Midwest stockholders upon consummation of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary description of material federal income tax consequences of the merger to stockholders of Midwest. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder's individual circumstances or tax status. Accordingly, this summary is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of a stockholder which, at the effective time, already owns some Mahaska common stock, is not a U.S. citizen, is a tax-exempt entity, is a financial institution or an insurance company, is an individual who acquired Midwest common stock pursuant to an employee stock option or right or otherwise as compensation, or who or which exercises some form of control over Midwest. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. This summary is based on laws, regulations, rulings and judicial decisions as in effect on the date of this joint proxy statement/prospectus, without consideration of the particular facts or circumstances of any holder of Midwest common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this summary would not be different.

     Consequently, each stockholder of Midwest is urged to consult his or her own tax advisor concerning the specific federal and any foreign, state and local income tax and other tax consequences of the merger applicable to such stockholder.

     THE MERGER. Mahaska and Midwest have received an opinion from KPMG LLP, which is based on facts, representations and assumptions that were provided by Midwest and Mahaska and that are consistent with the facts that Midwest and Mahaska believe will be existing as of the effective time. On the basis of such facts, representations and assumptions, KPMG LLP has opined that for federal income tax purposes:

     -- the merger, when consummated in accordance with the terms of the merger agreement and certain related documentation, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     -- no gain or loss will be recognized by stockholders of Midwest upon the exchange of their Midwest common stock solely for shares of Mahaska common stock pursuant to the merger;

     -- the basis of the Mahaska common stock received by a Midwest stockholder receiving solely Mahaska common stock will be the same as his or her basis in the Midwest common stock surrendered in exchange therefor; and

     -- the holding period of the shares of Mahaska common stock received by a Midwest stockholder receiving solely Mahaska common stock will include the period during which such Midwest stockholder held the Midwest common stock surrendered in exchange therefor, provided the surrendered Midwest common stock was held by the stockholder as a capital asset at the effective time of the merger.

     A holder of Midwest stock who exercises appraisal rights under applicable Delaware law and who receives a cash payment of the fair value of the holder's shares of Mahaska common stock will be treated as having received such payment in redemption of such shares. Such redemption will be subject to the conditions and limitations of Sections 302 and 318 of the Internal Revenue Code. In general, if the shares of Midwest common stock are held by the holder as a capital asset at the effective time of the merger, a dissenting holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. If, however, such holder owns, either actually or constructively, any other Mahaska common stock, the payment made to such holder could be treated as a dividend. In general, under the constructive ownership rules of the Internal Revenue Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that such holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each holder of Midwest common stock who contemplates exercising appraisal rights should consult his or her own tax advisor as to the federal and other tax consequences of such actions, including the possibility that the payment will be treated as dividend income.

ACCOUNTING TREATMENT OF THE MERGER


     The merger will be accounted for as a purchase transaction under generally accepted accounting principles. The merger agreement originally specified that the acquisition would be accounted for as a pooling of interests and, as a condition to the closing, that Mahaska and Midwest receive a letter from KPMG LLP that the merger would qualify for such accounting treatment. This condition was subsequently modified by agreement between both parties, and the use of purchase accounting was adopted on July 22, 1999 in order to provide Mahaska with greater flexibility as it relates to stock repurchase programs.



     As required by generally accepted accounting principles, under the purchase method of accounting, on the effective date of the merger, the fair value of the assets acquired less liabilities assumed of Midwest would be determined and recorded on the balance sheet of Midwest. The excess of the market value of the Mahaska stock issued to Midwest's stockholders, plus the transaction costs incurred to effect the merger, less the fair value of the Midwest tangible and identifiable intangible assets acquired and liabilities assumed, will be recorded as goodwill. The acquired goodwill is reflected on the consolidated balance sheet as an asset and will be amortized (charged to expense) over a period of 25 years using the straight-line method.



     There will be no retroactive restatement of any of the financial statements of Mahaska or Midwest on a combined basis. The proforma consolidated financial information contained in this joint proxy statement/prospectus has been prepared to demonstrate the effects as if a merger had taken place as of June 30, 1999, or as of the beginning of the periods covered by such financial statements. See "Selected Pro Forma Financial Data" and "Pro Forma Financial Information."


EXPENSES OF THE MERGER

     Mahaska and Midwest have agreed that each party will pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that the registration fee to be paid to the

Commission in connection with this joint proxy statement/prospectus and filing fees with other regulatory agencies will be paid by Mahaska. The merger agreement also provides that Midwest's expenses should not exceed $300,000, exclusive of the financial advisory fee and expenses of Charles Webb & Company.

LETTER AGREEMENTS


     In connection with the execution of the merger agreement, directors and executive officers of Midwest agreed to certain restrictions on the transfer of shares of Midwest common stock which are intended to ensure compliance with applicable federal securities laws in connection with the transfer of shares of Mahaska common stock received by them upon consummation of the merger. See "The Merger -- Resale of Mahaska Common Stock."


APPRAISAL RIGHTS

     MAHASKA. In the event that the merger is consummated, shareholders of Mahaska common stock are entitled to dissenters' rights in connection with the merger.

     Iowa law provides dissenters' rights for Mahaska shareholders that object to the merger and meet the statutory requirements contained in Sections 490.1301 through .1331 of the Iowa Business Corporations Act. Under Iowa law, a shareholder of a corporation participating in a merger that requires shareholder approval is entitled to dissenters' rights. Therefore, since the shareholders of Mahaska must approve the merger between Mahaska and Midwest, the Mahaska shareholders have dissenters' rights. By exercising dissenters' rights, a shareholder may receive cash from Mahaska in the amount of the fair value of his or her shares.

     Although the summary below in no way purports to be a complete statement of the provisions of Sections 1301 through 1331 regarding dissenters' rights, it is intended to provide Mahaska shareholders with a basic understanding of what Sections 1301 through 1331 require of you.

     Under Iowa law, if you, as a shareholder of Mahaska, wish to assert dissenters' rights, you must do all of the following:

     -- before the vote on the merger is taken, you must deliver written notice to Mahaska of your intent to demand payment for your shares of stock;

     -- you cannot vote your shares of stock in favor of the merger,

     -- when you receive a dissenters' notice from Mahaska, you must demand payment and certify that you acquired your shares of Mahaska before the date required in the dissenters' notice; and

     -- you must deposit the certificate or certificates representing your shares of stock in accordance with the terms of the dissenters' notice.

     Sections 1301 through 1331 outline the steps you must take to exercise your dissenters' rights. The provisions for demanding dissenters' rights are complex and must be complied with fully. You may lose your dissenters' rights if you fail in any way to comply with the steps provided by Sections 1301 through 1331. If you have a beneficial interest in Mahaska common stock that is held of record in the name of another person such as a trustee or nominee, then you must act promptly to cause the record holder to follow the requirements of Sections 1301 through 1331.

     If you wish to exercise your dissenters' rights as a Mahaska shareholder, you should carefully review Sections 1301 through 1331, attached to this joint proxy statement/prospectus as Annex V.

     Any demands, notices, certificates or other documents to be delivered to Mahaska may be sent to:

        Karen K. Baack
        Secretary
        Mahaska Investment Company
        222 First Avenue East
        Oskaloosa, Iowa 52577

     MIDWEST. In the event that the merger is consummated, any holder of shares of Midwest common stock who objects to the merger is entitled to dissent from the merger and to have the fair value of such shares as determined by Midwest, or if necessary, judicially determined, paid to him or her, by complying with the provisions of Section 262 of the Delaware General Corporation Law. Failure to take any steps set forth in Section 262 in connection with the exercise of such rights may result in termination or waiver of those rights.

     If you are entitled to appraisal rights and you wish to exercise them, you should carefully review Section 262, the text of which is attached as Annex VI to this joint proxy statement/prospectus.

     If the merger is completed, holders of Midwest common stock who do not vote in favor of the merger and who have otherwise fully complied with the provisions of Section 262 may have the right to require Mahaska to pay them the appraised value of their Midwest common stock. Shares of Midwest common stock which are outstanding immediately prior to the effective time and which are held by stockholders who have:

     -- not voted their Midwest common stock in favor of the merger;

     -- delivered to Midwest a written demand for appraisal of such Midwest common stock prior to the Midwest annual meeting for consideration of the merger, in the manner provided in Section 262; and

     -- continuously held such Midwest common stock from the date of the written demand for appraisal through the effective time of the merger,

will not be converted into or represent the right to receive the Mahaska common stock, but instead the holders thereof shall be entitled to payment of the appraised value of such dissenting shares in accordance with Section 262. A proxy or vote against adoption of the merger agreement does not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand that reasonably informs Midwest of the identity of the stockholder of record and of the stockholder's intention to demand the appraisal of such holder's Midwest common stock.

     If you fail to take any necessary steps, a termination or waiver of the rights under such Section 262 will occur. If you have a beneficial interest in Midwest common stock that is held of record in the name of another person such as a trustee or nominee, then you must act promptly to cause the record holder to follow the requirements of Section 262 in a timely manner if you elect to demand appraisal of your shares.

     Any holder of Midwest common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the dissenting shares subject to appraisal demand for any purpose or be entitled to the payment of dividends or other distributions on those dissenting shares other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

     Any demands, notices, certificates or other documents to be delivered to Midwest prior to the merger may be sent to:

        Thomas A. Jacobs
        Secretary
        Midwest Bancshares, Inc.
        3225 Division Street
        Burlington, Iowa 52601

     Any demands, notices, certificates or other documents required to be delivered to Mahaska after the merger may be sent to:

        Karen K. Baack
        Secretary
        Mahaska Investment Company
        222 First Avenue East
        Oskaloosa, Iowa 52577

MANAGEMENT AFTER THE MERGER

     Pursuant to the merger agreement, at the effective time of the merger the directors of Mahaska will be expanded to include William D. Hassel who serves as director of Midwest immediately prior to the effective time of the merger. Also, at the effective time, Mr. Hassel will remain President and Chief Executive Officer of Midwest Federal Savings.

STOCK OWNERSHIP FOLLOWING THE MERGER


     Based on the number of shares of Midwest common stock outstanding as of the close of business on August 11, 1999, and assuming that no holder of Midwest common stock exercises appraisal rights, an aggregate of approximately 1,105,348 shares of common stock of Mahaska will be issued to Midwest stockholders in the merger. This number of shares assumes that no Midwest common stock will be issued in connection with currently outstanding Midwest options between now and the effective time of the merger.



     Midwest's common stockholders will own approximately 1,105,348 Mahaska shares, or approximately 23.1% of the combined company's outstanding common stock. Mahaska's shareholders will own approximately 3,670,380, or approximately 76.9%, of the combined company's outstanding common stock.



     If all of the shares that could be issued upon exercise of Mahaska's options and Midwest's options (which are currently vested and in-the-money) were outstanding on August 11, 1999, Midwest's stockholders would own approximately 21.9% of the combined company's outstanding common stock and Mahaska shareholders would own approximately 78.1% of the combined company's outstanding common stock.



     These numbers of shares and percentages are subject to change if the capitalization of Mahaska or Midwest changes after August 11, 1999 and before the effective time of the merger, and there can be no assurance as to the actual capitalization of Mahaska or Midwest at the effective time or of the combined company at any time after the effective time.

                        PRO FORMA FINANCIAL INFORMATION


     The following pro forma condensed statement of financial condition combines the consolidated historical statements of financial condition of Mahaska and Midwest, assuming the merger was consummated as of June 30, 1999 and accounted for using the purchase method of accounting. The following pro forma condensed statements of operations present the consolidated statements of operations of Mahaska and Midwest assuming the merger was consummated as of the beginning of the indicated periods and accounted for using the purchase method of accounting. See "The Merger Agreement -- Accounting Treatment of the Merger." Certain insignificant reclassifications have been reflected in the pro forma information to conform statement presentations.



     The pro forma financial data does not reflect cost savings, operating synergies and revenue enhancements which may be realized after the merger. The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at June 30, 1999 or at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.


     The pro forma information should be read in conjunction with the historical consolidated financial statements of Mahaska and Midwest, including the related notes, incorporated by reference herein, and the selected consolidated and other pro forma financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See "Where you can Find More Information" and "Selected Pro Forma Consolidated Financial Data."

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION



                              MAHASKA AND MIDWEST



                              AS OF JUNE 30, 1999


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                         PRO FORMA
                                                                        ACQUISITION       PRO FORMA
                                                  MAHASKA    MIDWEST    ADJUSTMENTS      CONSOLIDATED
                                                  --------   --------   -----------      ------------
ASSETS:
Cash and due from banks.........................  $  8,210   $  1,257    $     --          $  9,467
Interest-bearing deposits in banks..............       111        814          --               925
Federal funds sold..............................        --         --          --                --
                                                  --------   --------    --------          --------
Cash and cash equivalents.......................     8,321      2,071          --            10,392
Investment securities:
Available for sale..............................    27,286     38,685          --            65,971
Held to maturity................................    13,507     21,601         143(1)         35,251
Net loans.......................................   174,388     98,794         556           273,738
Loan pool participations........................    62,446         --          --            62,446
Premises and equipment net......................     3,918      2,394          --             6,312
Accrued interest receivable.....................     2,885      1,386          --             4,271
Core deposit intangible.........................       277         --       1,273(1)          1,550
Unamortized goodwill............................     4,985         --       5,767(2)         10,752
Other assets....................................     2,456        335          --             2,791
                                                  --------   --------    --------          --------
Total assets....................................  $300,469   $165,266    $  7,739          $473,474
                                                  ========   ========    ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits
Demand..........................................  $ 19,665   $    616    $     --          $ 20,281
NOW and Super NOW...............................    31,582      7,713          --            39,295
Savings.........................................    69,499     26,281          --            95,780
Certificates of deposit.........................   114,402     73,285         665(1)        188,352
                                                  --------   --------    --------          --------
Total deposits..................................   235,148    107,895         665           343,708
Federal funds purchased.........................     2,898         --          --             2,898
Federal Home Loan Bank advances.................     7,581     44,000      (1,240)(1)        50,341
Notes payable...................................    14,600         --          --            14,600
Other liabilities...............................     2,291      1,063       2,025(1)(3)       5,379
                                                  --------   --------    --------          --------
Total liabilities...............................   262,518    162,958       1,450           416,926
                                                  --------   --------    --------          --------
Shareholders' equity:
Common stock....................................    19,038         11       5,516(4)         24,565
Capital surplus.................................        --      1,886      11,184(4)         13,070
Treasury stock at cost..........................    (2,425)        --          --            (2,425)
Retained earnings...............................    21,445     10,375     (10,375)(4)        21,445
Accumulated other comprehensive income..........      (107)        36         (36)(4)          (107)
                                                  --------   --------    --------          --------
Total shareholders' equity......................    37,951     12,308       6,289            56,548
                                                  --------   --------    --------          --------
Total liabilities and shareholders' equity......  $300,469   $165,266    $  7,739          $473,474
                                                  ========   ========    ========          ========
Book value per common share.....................  $  10.37   $  11.13                      $  11.87
Tangible book value per share...................  $   8.93   $  11.13                      $   9.29
Total shares outstanding........................     3,659      1,105                         4,764


---------------


(1) Represents the mark-to-market adjustments to reflect the fair value of the Midwest tangible and identifiable intangible assets acquired and the liabilities assumed under the purchase method of accounting. Assets adjusted include investment securities, loans, and core deposit intangible. Liabilities adjusted include certificates of deposit and Federal Home Loan Bank advances. Deferred income tax liabilities have been established relating to these mark-to-market adjustments.



(2) Represents the excess of market value of the Mahaska stock issued to acquire Midwest, plus transaction costs, over the fair value of the tangible and identifiable intangible assets acquired and the fair value of the liabilities assumed under the purchase method of accounting.

(3) Represents the expected costs to effect the merger. These costs are estimated to be approximately $1,075,000 which includes $865,000 of transaction costs (including legal, accounting, and investment advisor fees) and $210,000 related to the termination of employment agreements.



(4) Represents the market value of the Mahaska stock issued to acquire Midwest plus the elimination of Midwest's stockholders' equity under the purchase method of accounting. This adjustment is based on the issuance of 1,105,348 shares of Mahaska common stock at the average market price of the stock ($16.825) during the period immediately preceding and following the public announcement of the merger.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME



                              MAHASKA AND MIDWEST


                         SIX MONTHS ENDED JUNE 30, 1999


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                        PRO FORMA
                                                                       ACQUISITION       PRO FORMA
                                                   MAHASKA   MIDWEST   ADJUSTMENTS      CONSOLIDATED
                                                   -------   -------   -----------      ------------
Interest income
Loans............................................  $ 7,765   $3,772     $    (40)(1)      $11,497
Loan pool participations.........................    3,548       --           --            3,548
Bank deposits....................................       51       77           --              128
Federal funds sold...............................      174       --           --              174
Investment securities -- available for sale......      873    1,108           --            1,981
Investment securities -- held to maturity........      367      708          (20)(2)        1,055
                                                   -------   ------     --------          -------
Total interest income............................   12,778    5,665          (60)          18,383
                                                   -------   ------     --------          -------
Interest expense
Deposits.........................................    4,647    2,378         (317)(3)        6,708
Federal funds purchased..........................        4       --           --                4
FHLB advances....................................      217    1,192          122(4)         1,531
Notes payable....................................      599       --           --              599
                                                   -------   ------     --------          -------
Total interest expense...........................    5,467    3,570         (195)           8,842
                                                   -------   ------     --------          -------
Net interest income..............................    7,311    2,095          135            9,541
Provision for losses on loans....................    1,632       24           --            1,656
                                                   -------   ------     --------          -------
Net interest income after provision for losses on
  loans..........................................    5,679    2,071          135            7,885
                                                   -------   ------     --------          -------
Other income
Service charges..................................      617      203           --              820
Data processing..................................      101       --           --              101
Other operating..................................      224       13           --              237
Investment securities gains (losses).............       --        7           --                7
                                                   -------   ------     --------          -------
Total other income...............................      942      223           --            1,165
                                                   -------   ------     --------          -------
Other expense
Salaries and employee benefits...................    2,591      651           --            3,242
Occupancy........................................      699      205           --              904
Professional fees................................      425       42           --              467
Other operating..................................    1,265      493           --            1,758
Amortization of goodwill and other intangibles...      288       --          249(5,6)         537
                                                   -------   ------     --------          -------
Total other expense..............................    5,268    1,391          249            6,908
                                                   -------   ------     --------          -------
Income before income taxes.......................    1,353      903         (114)           2,142
Income taxes.....................................      515      236           --(7)           751
                                                   -------   ------     --------          -------
Net income.......................................  $   838   $  667     $   (114)         $ 1,391
                                                   =======   ======     ========          =======
Earnings per share
Basic............................................  $  0.23   $ 0.61                       $  0.29
                                                   =======   ======                       =======
Diluted..........................................  $  0.22   $ 0.60                       $  0.29
                                                   =======   ======                       =======
Average weighted shares outstanding -- basic.....    3,644    1,099                         4,743
Average weighted shares outstanding -- diluted...    3,743    1,112                         4,855


---------------


(1) Represents amortization of the loan fair value adjustment for six months using effective yield method.



(2) Represents amortization of the held to maturity security fair value adjustment for six months using estimated useful life of 51 months.



(3) Represents amortization of the deposit fair value adjustment for six months using effective yield method.

(4) Represents amortization of the FHLB advance fair value adjustment for six months using effective yield method.



(5) Represents amortization of the core deposit intangible adjustment for six months using effective yield method over 10 years.



(6) Represents goodwill amortization for six months using straight-line method over 25 years.



(7) Represents the income tax effect of the amortization of the purchase accounting adjustments, excluding goodwill, using the current effective tax rate.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME



                              MAHASKA AND MIDWEST


                         SIX MONTHS ENDED JUNE 30, 1998


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                       PRO FORMA
                                                                      ACQUISITION       PRO FORMA
                                                  MAHASKA   MIDWEST   ADJUSTMENTS      CONSOLIDATED
                                                  -------   -------   -----------      ------------
Interest income
Loans...........................................  $ 7,052   $3,740       $ (40)(1)       $10,752
Loan pool participations........................    4,655       --          --             4,655
Bank deposits...................................       88       41          --               129
Federal funds sold..............................      223       --          --               223
Investment securities -- available for sale.....      778    1,312          --             2,090
Investment securities -- held to maturity.......      476      579         (20)(2)         1,035
                                                  -------   ------       -----           -------
Total interest income...........................   13,272    5,672         (60)           18,884
                                                  =======   ======       =====           =======
Interest expense
Deposits........................................    4,386    2,463        (317)(3)         6,532
Federal funds purchased.........................        1       --          --                 1
FHLB advances...................................      179    1,117         122(4)          1,418
Notes payable...................................      479       --          --               479
                                                  -------   ------       -----           -------
Total interest expense..........................    5,045    3,580        (195)            8,430
                                                  =======   ======       =====           =======
Net interest income.............................    8,227    2,092         135            10,454
Provision for losses on loans...................      287       24          --               311
                                                  -------   ------       -----           -------
Net interest income after provision for losses
  on loans......................................    7,940    2,068         135            10,143
                                                  =======   ======       =====           =======
Other income
Service charges.................................      588      171          --               759
Data processing.................................      100       --          --               100
Other operating.................................      169      140          --               309
Investment securities gains (losses)............       26       97          --               123
                                                  -------   ------       -----           -------
Total other income..............................      883      408          --             1,291
                                                  =======   ======       =====           =======
Other expenses
Salaries and employee benefits                      2,330      704          --             3,034
Occupancy.......................................      655      207          --               862
Professional fees...............................      249       35          --               284
Other operating.................................      895      477          --             1,372
Amortization of goodwill and other
  intangibles...................................      306       --         249(5,6)          555
                                                  -------   ------       -----           -------
Total other expense.............................    4,435    1,423         249             6,107
                                                  =======   ======       =====           =======
Income before income taxes......................    4,388    1,053        (114)            5,327
Income taxes....................................    1,584      333          --(7)          1,917
                                                  -------   ------       -----           -------
Net income......................................  $ 2,804   $  720       $(114)          $ 3,410
                                                  =======   ======       =====           =======
Earnings per share
Basic...........................................  $  0.76   $ 0.70                       $  0.72
                                                  =======   ======                       =======
Diluted.........................................  $  0.72   $ 0.65                       $  0.68
                                                  =======   ======                       =======
Average weighted shares outstanding -- basic....    3,677    1,032                         4,709
Average weighted shares
  outstanding -- diluted........................    3,881    1,102                         4,983


---------------


(1) Represents amortization of the loan fair value adjustment for six months using effective yield method.



(2) Represents amortization of the held to maturity security fair value adjustment for six months using estimated useful life of 51 months.



(3) Represents amortization of the deposit fair value adjustment for six months using effective yield method.

(4) Represents amortization of the FHLB advance fair value adjustment for six months using effective yield method.



(5) Represents amortization of the core deposit intangible adjustment for six months using effective yield method over 10 years.



(6) Represents goodwill amortization for six months using straight-line method over 25 years.



(7) Represents the income tax effect of the amortization of the purchase accounting adjustments, excluding goodwill, using the current effective tax rate.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME



                              MAHASKA AND MIDWEST


                          YEAR ENDED DECEMBER 31, 1998


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                        PRO FORMA
                                                                       ACQUISITION       PRO FORMA
                                                   MAHASKA   MIDWEST   ADJUSTMENTS      CONSOLIDATED
                                                   -------   -------   -----------      ------------
Interest Income
Loans............................................  $15,026   $ 7,537      $ (77)(1)       $22,486
Loan pool participations.........................    7,970        --         --             7,970
Bank deposits....................................      122       100         --               222
Federal funds sold...............................      338        --         --               338
Investment securities -- available for sale......    1,617     2,362         --             3,979
Investment securities -- held to maturity........      893     1,343        (40)(2)         2,196
                                                   -------   -------      -----           -------
Total interest income............................   25,966    11,342       (117)           37,191
                                                   -------   -------      -----           -------
Interest Expense
Deposits.........................................    8,999     4,925       (485)(3)        13,459
Federal funds purchased..........................       12        --         --                12
FHLB advances....................................      405     2,302        243(4)          2,950
Notes payable....................................    1,074        --         --             1,074
                                                   -------   -------      -----           -------
Total interest expense...........................   10,490     7,227       (222)           17,495
                                                   -------   -------      -----           -------
Net interest income..............................   15,476     4,115        105            19,696
Provision for losses on loans....................    1,179        48         --             1,227
                                                   -------   -------      -----           -------
Net interest income after provision for losses on
  loans..........................................   14,297     4,067        105            18,469
                                                   -------   -------      -----           -------
Other Income
Service charges..................................    1,215       376         --             1,591
Data processing..................................      195        --         --               195
Other operating..................................      389       170         --               559
Investment securities gains (losses).............       58       118         --               176
                                                   -------   -------      -----           -------
Total other income...............................    1,857       664         --             2,521
                                                   -------   -------      -----           -------
Other Expense
Salaries and employee benefits...................    4,796     1,349         --             6,145
Occupancy........................................    1,349       423         --             1,772
Professional fees................................      394        84         --               478
Other operating..................................    1,797       954         --             2,751
Amortization of goodwill and other intangibles...      612        --        438(5)(6)       1,095
                                                   -------   -------      -----           -------
Total other expense..............................    8,948     2,810        438            12,241
                                                   -------   -------      -----           -------
Income before income taxes.......................    7,206     1,921       (378)            8,749
Income taxes.....................................    2,583       549        (55)(7)         3,077
                                                   -------   -------      -----           -------
Net income.......................................  $ 4,623   $ 1,372      $(323)          $ 5,672
                                                   =======   =======      =====           =======
Earnings Per Share
Basic............................................  $  1.26   $  1.31                      $  1.20
                                                   =======   =======                      =======
Diluted..........................................  $  1.20   $  1.25                      $  1.15
                                                   =======   =======                      =======
Average weighted shares outstanding -- basic.....    3,660     1,048                        4,708
Average weighted shares outstanding -- diluted...    3,842     1,102                        4,944


---------------


(1) Represents amortization of the loan fair value adjustment for twelve months using effective yield method.



(2) Represents amortization of the held to maturity security fair value adjustment for twelve months using estimated useful life of 51 months.



(3) Represents amortization of the deposit fair value adjustment for twelve months using effective yield method.

(4) Represents amortization of the FHLB advance fair value adjustment for twelve months using effective yield method.



(5) Represents amortization of the core deposit intangible adjustment for twelve months using effective yield method over 10 years.



(6) Represents goodwill amortization for twelve months using straight-line method over 25 years.



(7) Represents income tax effect of the amortization of the purchase accounting adjustments, excluding goodwill using the current effective tax rate.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS

     The rights of holders of Mahaska common stock are governed by Iowa corporate law and Mahaska's articles and bylaws, while the rights of holders of Midwest common stock are governed by Delaware corporate law and Midwest's certificate of incorporation and bylaws. Upon consummation of the merger, stockholders of Midwest will become shareholders of Mahaska and their rights as shareholders of Mahaska will be governed by the articles and bylaws of Mahaska and Iowa law.

     The following summary is not intended to be a complete statement of the differences affecting the rights of Midwest's stockholders, but rather summarizes the more significant differences affecting the rights of these stockholders and certain important similarities. The summary is qualified in its entirety by reference to the certificate of incorporation and bylaws of Midwest, the articles and bylaws of Mahaska and applicable laws and regulations.

MAHASKA COMMON STOCK

     Mahaska is authorized to issue up to 20,000,000 shares of Mahaska common stock. Mahaska's articles do not have any preferred stock provisions.

     Each share of Mahaska common stock has the same relative rights and is identical in all respects with each other share of Mahaska common stock. The Mahaska common stock is not subject to call for redemption and, at the effective time of the merger, each share of Mahaska common stock offered hereby will be fully paid and non-assessable.

     VOTING RIGHTS. The holders of Mahaska common stock possess exclusive voting rights in Mahaska. Each holder of Mahaska common stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to cumulate votes in elections of directors.

     DIVIDENDS. The holders of the Mahaska common stock are entitled to dividends as they may be declared from time to time by the Mahaska board out of funds legally available therefor.

     PREEMPTIVE RIGHTS. Holders of Mahaska common stock do not have any preemptive rights with respect to any shares which may be issued by Mahaska in the future; thus, Mahaska may issue and sell shares of Mahaska common stock without first offering them to the existing holders of the Mahaska common stock.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of Mahaska, the holders of the Mahaska common stock would be entitled to receive, after payment of all debts and liabilities of Mahaska, all assets of Mahaska available for distribution.

     ANTI-TAKEOVER PROVISIONS. Certain provisions of Mahaska's articles and bylaws which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. These provisions, which are described under "Comparison of the Rights of Shareholders" below, provide, among other things,

     -- that the board of directors of Mahaska shall be divided into up to three classes;

     -- that special meetings of shareholders may only be called by the Chairman of the Board, President or the board of directors of Mahaska and upon written request by the holders of 50% or more of the outstanding voting shares;

     -- that shareholders generally must provide Mahaska advance notice of shareholder proposals and nominations for director and provide certain specified related information; and

     -- for the authority of the Mahaska board to issue shares of authorized but unissued Mahaska common stock.

     These provisions of the articles and bylaws of Mahaska could have the effect of discouraging an acquisition of Mahaska or purchases of shares of Mahaska common stock in an acquisition, and could discourage transactions which might otherwise have a favorable effect on the price of the Mahaska common stock.

MIDWEST CAPITAL STOCK


     Midwest's authorized capital stock consists of 2,000,000 shares of Midwest common stock, of which 1,105,348 shares were outstanding as of the Midwest record date, and 500,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding. The Midwest preferred stock is issuable in series, each series having the rights and preferences as Midwest's board may fix and determine.


ISSUANCE OF CAPITAL STOCK

     Under Iowa corporate law and Delaware corporate law, Mahaska and Midwest may issue shares of their capital stock and rights or options for the purchase of shares of their capital stock on terms and for consideration as may be determined by the respective boards. Neither Iowa corporate law nor Mahaska's articles and bylaws or Delaware corporate law or Midwest's certificate of incorporation and bylaws require shareholder or stockholder approval of any of these actions. However, the bylaws of the National Association of Securities Dealers, Inc. generally require corporations, including Mahaska and Midwest, with securities which are quoted on the Nasdaq National Market or Nasdaq SmallCap Market to obtain shareholder or stockholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees of the corporation. Shareholder or stockholder approval of stock-related compensation plans also may be sought in certain instances in order to qualify these plans for favorable federal income tax and securities law treatment under current laws and regulations.

VOTING RIGHTS

     Holders of both Mahaska common stock and Midwest common stock are entitled to one vote per share on all matters properly presented at meetings of shareholders or stockholders. Neither Mahaska's articles nor Midwest's certificate of incorporation permits shareholders or stockholders to cumulate their votes in an election of directors.

     For additional information relating to voting rights, see "-- Limitations on Acquisitions of Voting Stock and Voting Rights" and "Business Combinations with Interested Shareholders" below.

PAYMENT OF DIVIDENDS

     Both Mahaska and Midwest can pay dividends on their outstanding shares in accordance with the terms of Iowa corporate law and Delaware corporate law, respectively. Iowa corporate law generally provides that, subject to any restrictions in the corporation's articles of incorporation, a corporation may make distributions to its shareholders, unless (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights upon dissolution to shareholders who possess preferential rights.

     Delaware corporate law generally provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, if the corporation's capital (generally defined in Delaware corporate law as the sum of the aggregate par value of all shares of the corporation's capital stock, where all the shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of the net profits until the deficiency in the capital has been repaired.

BOARD OF DIRECTORS

     The articles of Mahaska require that the Mahaska board consist of not less than five nor more than 15 members and be divided into three classes. Members of each class shall be elected for a term of three years and until their successors are elected and qualified. The certificate of incorporation of Midwest provides that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which Midwest would have if there were no vacancies on the board of directors. Midwest's certificate of incorporation also provides that the Midwest board be divided into three classes, as nearly equal in number as reasonably possible, and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

     Under Mahaska's articles, any vacancies in the board may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum. Under Midwest's bylaws, any vacancies in the board may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum. Persons elected to fill vacancies on Mahaska's or Midwest's board may serve until the respective annual meeting of shareholders at which the term of the class to which the director has been elected expires.

LIMITATIONS ON LIABILITY

     Mahaska's bylaws contain a provision that limits the liability of its directors. However, this limitation does not effect breaches of their fiduciary duties as directors. Such limitation does not, however, affect the liability of a director: (a) in connection with a proceeding by or in the right of Mahaska in which the director was adjudged liable to Mahaska; or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Mahaska's bylaws provide that it will indemnify its officers and directors to the fullest extent permitted by applicable law and that this indemnification will not be deemed exclusive of any other rights to which any person indemnified may be entitled by law or otherwise.

     The certificate of incorporation of Midwest provides that a director of Midwest shall not be personally liable to Midwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to Midwest or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payment of dividend or unlawful stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. Midwest's certificate of incorporation further provides that if Delaware corporate law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of Midwest shall be eliminated or limited to the fullest extent permitted by Delaware corporate law, as so amended. In addition, any repeal or modification of these provisions by the stockholders of Midwest shall not adversely affect any right or protection of a director of Midwest existing at the time of the repeal or modification.

SPECIAL MEETINGS OF THE SHAREHOLDERS/STOCKHOLDERS

     The articles of Mahaska contain a provision pursuant to which special meetings of shareholders may be called only by the Chairman, President, the board of directors by action at a meeting or a majority of the board of directors acting without a meeting or by the Chairman, President or Secretary upon the written request of the holders of 50% or more of the outstanding capital stock entitled to vote at a meeting.

     The certificate of incorporation of Midwest contains a provision that special meetings of stockholders of Midwest may be called only by the board of directors pursuant to a resolution adopted by a majority of the board.

SHAREHOLDER/STOCKHOLDER NOMINATIONS AND PROPOSALS

     The articles of Mahaska provide that any action required or permitted by Chapter 490 of the 1993 Code of Iowa, as amended, or by the articles or the bylaws of Mahaska, to be taken at a shareholders meeting may be taken without a meeting or vote, and, except as provided below, without prior notice, if one or more written consents describing the action taken are signed by the holders of outstanding shares having not less than 51% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted, and the written consents are delivered to the corporation for inclusion in the minutes or filing with the corporate records. In the event any provision of Chapter 490 requires that notice of proposed action be given to shareholders not entitled to vote and the action is to be taken by consent of the voting shareholders, Mahaska must give all shareholders written notice of the proposed action at least ten days before the action is taken, in the form and in the manner required by Chapter 490. Any written consent must bear the date of signature of each shareholder who signs the consent and no written consent shall be effective to take the corporate action referred to in the consent unless, within 60 days of the earliest dated consent delivered in the manner required above to the corporation, written consents signed by a sufficient number of holders to take action are delivered. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent will be given to those shareholders who have not consented in writing.

     Midwest's bylaws provide that all nominations for election to the Midwest board and proposals for any new business, other than those made by the Midwest board, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination or written notice of a shareholder proposal must be communicated to the Secretary of Midwest and delivered or mailed to and received at the principal executive offices of Midwest not less than 30 days prior to the date of the meeting; provided, however, that in the event that less than 40 days' notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or public disclosure was made. Each notice given by a shareholder with respect to nominations for the election of directors shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
(b) as to the stockholder giving the notice (1) the name and address, as they appear on Midwest's books, of the stockholder and (2) the class and number of shares of Midwest's capital stock that are beneficially owned by the stockholder.

     Furthermore, any written notice of a stockholder proposal shall set forth
(a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on Midwest's books, of the stockholder who proposed the business, (c) the class and number of shares of Midwest's capital stock that are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business.

LIMITATIONS ON ACQUISITIONS OF VOTING STOCK AND VOTING RIGHTS

     The certificate of incorporation of Midwest provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of
(a) more than 10% of the issued and outstanding shares of any class of an equity security of Midwest, or (b) any securities convertible into, or exercisable for, any equity securities of Midwest if, assuming conversion or exercise by the person of all securities of which the person is the beneficial owner which are convertible into, or exercisable for, the equity securities, but of no securities convertible into, or exercisable for, the equity securities of which the person is not the beneficial owner, the person would be the beneficial owner of more than 10% of any class of an equity security of Midwest. The term "person" is broadly defined in the articles to prevent circumvention of this restriction.

     The articles of Mahaska do not contain a similar provision.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Iowa corporate law requires the approval of the board of directors and, unless the articles of incorporation provide for a different vote, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon for mergers or share exchanges, and for sales, leases or exchanges of all or substantially all of a company's assets. Iowa corporate law permits Mahaska to merge with another corporation without obtaining the approval of shareholders if Mahaska is the surviving corporation of the merger and if:
(a) Mahaska's articles of incorporation will not differ from its articles of incorporation before the merger; (b) the shareholders of Mahaska will retain the same number and kind of shares as before the merger; and (c) the number of voting shares outstanding before the merger plus the number issuable as a result of the merger will not exceed 20% of the shares of Mahaska's common stock outstanding immediately prior to the merger. Mahaska's articles do not currently provide for a lesser vote in the case of mergers.

     Delaware corporate law requires the approval of the board of directors and the holders of a majority of the outstanding stock of Midwest entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of all or substantially all of Midwest's assets. Delaware corporate law permits Midwest to merge with another corporation without obtaining the approval of Midwest's shareholders if: (a) Midwest is the surviving corporation of the merger; (b) the merger agreement does not amend Midwest's certificate of incorporation; (c) each share of Midwest's stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Midwest after the merger; and (d) any authorized but unissued shares or treasury shares of common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of the common stock outstanding immediately prior to the effective date of the merger.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     The certificate of incorporation of Midwest contains certain provisions which require the holders of at least 80% of Midwest's outstanding shares of voting stock to approve certain "business combinations," as defined therein, with an "interested stockholder," which is generally defined to include any person beneficially owning more than 10% of the outstanding voting stock, or an "affiliate" as defined in the Rules under the Exchange Act of an "interested stockholder." Midwest's certificate of incorporation requires the approval of the stockholders in accordance with the increased voting requirements in connection with any such transactions, except in certain circumstances such as where the "business combination" has been approved in advance by a majority of the "disinterested directors," which are generally, those members of the Midwest Board who are unaffiliated with the interested stockholder or certain conditions are met. These provisions apply to any "business combination," which generally is defined to include

     -- any merger or consolidation of Midwest or any subsidiary with any interested stockholder;

     -- any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with any interested stockholder of any assets of Midwest or any subsidiary having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of Midwest and its subsidiaries;

     -- the issuance or transfer by Midwest or any subsidiary, in one transaction or a series of transactions, of any securities of Midwest or any subsidiary to any interested stockholder in exchange for cash, securities or other property, or a combination, having an aggregate fair market value equaling or exceeding 25% of the combined assets of Midwest and its subsidiaries except pursuant to an employee benefit plan of Midwest or any subsidiary thereof;

     -- the adoption of any plan or proposal for the liquidation or dissolution of Midwest proposed by or on behalf of any interested stockholder; and

     -- any reclassification of securities, including any reverse stock split, or recapitalization of Midwest, or any merger or consolidation of Midwest with any of its subsidiaries or any other transaction, whether or not with or into or otherwise involving an interested stockholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Midwest or any subsidiary which is directly or indirectly owned by any interested stockholder.

     In addition, Delaware corporate law imposes certain restrictions on business combinations between Midwest and large stockholders. Midwest has agreed in the merger agreement that these restrictions will not apply to this merger.

     Mahaska's articles do not contain a similar provision although similar provisions are available to Mahaska under Iowa law.

ACQUISITION OF EQUITY SECURITIES

     Midwest's certificate of incorporation requires approval by 80% of the outstanding voting shares of Midwest before Midwest may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 5% or more of Midwest's voting stock. Any shares beneficially held by such person would be excluded in calculating such stockholder approval. The provision would not apply to a pro rata offer made by Midwest to all of its stockholders in compliance with the Exchange Act and the rules and regulations thereunder, a purchase of voting shares pursuant to an open market purchase program approved by a majority of the Midwest board (including a majority of the disinterested directors) or a purchase of voting shares by Midwest if the Midwest board (including a majority of the disinterested directors) has determined, pursuant to criteria set forth in the certificate of incorporation, that the purchase price per share does not exceed the fair market value of such voting shares.

     Mahaska's articles do not contain a similar provision.

TRANSFER AGENT

     The transfer agent and registrar for the Mahaska common stock is Illinois Stock Transfer Company, Chicago, Illinois. The transfer agent and registrar for the Midwest common stock is First Bankers Trust, Quincy, Illinois.

                                 LEGAL OPINION

     The validity of the Mahaska common stock offered hereby will be passed upon for Mahaska by Chapman and Cutler, Chicago, Illinois. Certain matters will be passed upon for Midwest by Silver, Freedman and Taff, L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Mahaska as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been included and incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Midwest as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been included and incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                ADDITIONAL MATTERS FOR MIDWEST'S ANNUAL MEETING

ELECTION OF DIRECTORS

     GENERAL. Midwest's board of directors currently consists of seven members. The board is divided into three classes, each of which contains approximately one-third of the board. Approximately one-third of the directors are elected annually. Directors of Midwest are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

     The table below sets forth certain information, as of the record date, regarding the composition of the Midwest's board of directors, including their terms of office. On January 25, 1999, the board of directors approved the nominees identified below. It is intended that the proxies solicited on behalf of the board of directors, other than proxies in which the vote is withheld as to any nominee, will be voted at the meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the board of directors may recommend. At this time, the board of directors knows of no reason why any nominee might be unable to serve, if elected. There are no arrangement or understandings between the nominees and any other person pursuant to which the nominees were selected.

                                                                                       SHARE OF
                                                                                     COMMON STOCK
                                    POSITION(S) HELD            DIRECTOR    TERM     BENEFICIALLY   PERCENT
NAME                                WITH THE COMPANY      AGE   SINCE(1)   EXPIRES     OWNED(2)     OF CLASS
----                             ----------------------   ---   --------   -------   ------------   --------
Nominees
Henry L. Hirsch................  Chairman of the Board    83      1958      2002         29,325      2.65%
Robert D. Maschmann............  Executive Vice           43      1992      2002         66,208       5.99
                                 President, Treasurer
                                 and Director
Directors Continuing in Office
Yuh-Fen (Boni) Lin.............  Director                 51      1992      2000         43,077       3.90
James E. Witte.................  Director                 64      1979      2000         36,825       3.33
William D. Hassel..............  President, Chief         50      1985      2001         70,534(3)    6.38
                                 Executive Officer and
                                 Director
James R. Walker................  Director                 51      1979      2001         45,225       4.09
Edward C. Whitham..............  Director                 59      1974      2001         13,281       1.20

---------------

(1) Includes service as a director of Midwest Federal Savings.

(2) Amounts include shares held directly, as well as shares which are held in retirement accounts, including Midwest's ESOP, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power.

(3) Amount includes 7,300 shares for Mr. Hassel subject to options which were granted under Midwest's stock option plan and are currently exercisable.

     The business experience of each director is set forth below. All directors have held their present positions for at least five years unless otherwise indicated. Each individual has served as a director of Midwest since its organization in July 1992, with the exception of directors Maschmann and Lin, who joined the board later that same year.

     ROBERT D. MASCHMANN, age 43, was appointed Executive Vice President of Midwest and Midwest Federal Savings in April 1994. Prior thereto, Mr. Maschmann served as Vice President and Treasurer of Midwest Federal Savings since 1989 and of the Company since 1992. Mr. Maschmann is Midwest's and Midwest Federal Savings' chief financial and accounting officer, responsible for developing and implementing financial plans and policies, supervising the accounting functions and overseeing asset/liability activities. Mr. Maschmann served as Vice President and Controller of Midwest Federal Savings from 1985 to 1989.

     HENRY L. HIRSCH, age 83, has been of counsel to the law firm of Hirsch, Adams, Krekel, Putnam, Cahill & Miller since 1994, where he was previously a partner since 1948. Mr. Hirsch has served as Midwest Federal Savings' General Counsel since 1958. Mr. Hirsch served as President of Midwest Federal Savings from 1971 to 1977 and has served as Chairman of the Board since 1977.

     WILLIAM D. HASSEL, age 50, joined Midwest Federal Savings in 1972 as Comptroller, before being promoted to Treasurer in 1974 and to Chief Financial Officer in 1983. Mr. Hassel has served as President and Chief Executive Officer of Midwest Federal Savings since 1989 and as President and Chief Executive Officer of Midwest since its organization in 1992.

     JAMES R. WALKER, age 51, has been a shareholder in the accounting firm of Walker & Egerton, P.C. since 1973.

     EDWARD C. WHITHAM, JR., age 59, has been the owner of Financial Management Accounting, an accounting and tax consulting firm, since 1989. From 1987 to 1989, Mr. Whitham was the President of Financial Management Consultants, accounting and tax consulting firm. Since 1989, Mr. Whitham has also served as the business manager/treasurer of Employee Benefit Systems, Inc., a firm that administers employee benefit plans for governmental bodies, corporations and businesses.

     YUH-FEN (BONI) LIN, age 51, has been a clinical dietician at Burlington Medical Center since 1985. She has also been an owner/partner in several motels in the State of Washington since 1979.

     JAMES E. WITTE, age 64, has been employed by Komick Construction, a real estate construction, management and maintenance company since 1988, for whom he has been the maintenance supervisor for the Windsor Beach Homeowners' Association since 1991. For the two years prior thereto, Mr. Witte was engaged part-time in farming, and from 1965 to 1985 was the owner/manager of a grain and livestock farming operation.

     MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS AND COMMITTEES. Meetings of Midwest's board of directors are generally held on a monthly basis. The board of directors met 12 times during the fiscal year ended December 31, 1998. During fiscal 1998, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served. Directors of Midwest are not paid a fee for serving on the Company Board.

     The board of directors has established Midwest's Executive, Audit and Compensation Committees.

     The Executive Committee exercises the powers of the full board of directors between board meetings, except that this committee does not have the authority to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of Midwest. The Executive Committee is composed of Directors Hirsch and Walker. The Executive Committee met one time during the year ended December 31, 1998.

     The Audit Committee is responsible for selecting Midwest's independent accountants and meeting with the independent accountants to outline the scope and review the results of the annual audit. The current members of this committee are Directors Whitham, Lin and Walker. This committee met one time during the year ended December 31, 1998.

     The Compensation Committee recommends employee compensation benefits and personnel policies to the board of directors, as well as salaries and cash bonus plan distributions concerning executive officers of Midwest and Midwest Federal Savings. The current members of this committee are Directors Whitham, Lin and Walker. This committee met one time during the year ended December 31, 1998.

     The full board of directors acts as a Nominating Committee for the annual selection of its nominees for election as directors. Pursuant to the Midwest's bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of Midwest at least 30 days prior to the meeting and such written nomination must contain certain information as provided in Midwest's bylaws. While the board of directors will consider nominees recommended by stockholders, it has not actively solicited nominations.

     The Midwest Federal Savings board of directors meets monthly and may have additional special meetings. The board of directors met 12 times during the year ended December 31, 1998. During 1998, no incumbent director of Midwest Federal Savings attended fewer than 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board of directors on which he or she served. During fiscal 1998, each non-employee director received $600 per month with no additional compensation paid for special committee meetings. Employee directors do not receive board fees. No special committee meetings were held during fiscal 1998.

     EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS. THOMAS A. JACOBS, age 48, is Senior Vice President in charge of loan operations for Midwest Federal Savings. His primary responsibilities include overall administration of Midwest Federal Savings' lending operations, including real estate, consumer and commercial lending. Mr. Jacobs joined Midwest Federal Savings in 1984 and served in several capacities in Midwest Federal Savings' lending department prior to being promoted to his present position in 1989.

     DENNIS L. DIETZMAN, age 48, joined Midwest Federal Savings in 1988 as Vice President and marketing and business development manager. Mr. Dietzman is primarily responsible for planning and directing Midwest Federal Savings' marketing function as well as establishing marketing objectives and programs designed to promote the growth of Midwest Federal Savings. In addition, Mr. Dietzman serves as managing officer of Midwest Financial Products, Inc., Midwest Federal Savings' sole active subsidiary, which is engaged in the sale of tax-deferred annuities and other financial products. Prior to joining Midwest Federal Savings, Mr. Dietzman served as a Vice President, Consumer Loan Manager and Marketing Director of Hawkeye Bank & Trust for 15 years.

     MICHELE L. SCHNICKER, age 37, has been Vice President in charge of data processing with Midwest Federal Savings since 1989. In this capacity, she is responsible for the overall administration of operations and data processing of Midwest Federal Savings. Ms. Schnicker has been employed by Midwest Federal Savings since 1980.

     EXECUTIVE COMPENSATION. The following table sets forth the cash compensation paid or accrued by Midwest Federal Savings for services rendered during the fiscal year ended December 31, 1998 to Midwest Federal Savings' Chief Executive Officer and Chief Financial Officer. No other officer made in excess of $100,000 during fiscal 1998. Midwest's officers do not receive any compensation from Midwest for services performed in their capacities as officers of Midwest.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                      ANNUAL COMPENSATION              COMPENSATION
                                 ------------------------------   -----------------------
                                                                          AWARDS
                                                                  -----------------------
                                                                               SECURITIES
                                                                  RESTRICTED   UNDERLYING    ALL OTHER
NAME AND                                                            STOCK       OPTIONS/    COMPENSATION
PRINCIPAL POSITION               YEAR   SALARY($)   BONUS($)(1)   AWARD(S)$     SARS(#)        ($)(2)
------------------               ----   ---------   -----------   ----------   ----------   ------------
William D. Hassel.............   1998    114,278      25,152            --           --        12,229
President, Chief Executive       1997    115,119       6,152            --           --        12,489
Officer and Director             1996    111,930       2,652            --           --        12,773
Robert D. Maschmann...........   1998     87,278      20,152            --           --        10,445
Executive Vice President,        1997     85,143       3,152            --           --        10,054
Treasurer and Director           1996     81,930       2,652            --           --        10,407

---------------

(1) Includes a Christmas bonus of $152 paid to all full time employees in 1998, 1997 and 1996.

(2) Represents a pre-tax medical insurance premiums of $4,222 and $4,222, and ESOP allocations of $8,007 and $6,223 paid on behalf of Mr. Hassel and Mr. Maschmann, respectively.

     The following table sets forth information concerning the number and value of unexercised stock options held by Midwest and Midwest Federal Savings' Chief Executive Officer and Chief Financial Officer at December 31, 1998. No stock option awards were made under Midwest's stock option plan during fiscal 1998. All options granted to date expire ten years from the date of grant and have exercise prices per share equal to the market price per share of Midwest's common stock on the date of grant. The stock option plan pursuant to which all options were granted was ratified by stockholders on April 26, 1993.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES
                               SHARES                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              ACQUIRED                OPTIONS/SARS AT FY-END       IN-THE-MONEY OPTIONS/SARS
                                 ON       VALUE                 (#)                      AT FY-END ($)
                              EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                            (#)        ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          --------   --------   -----------   -------------   -----------   -------------
William D. Hassel..........    10,000    129,200      17,300             --        $158,641(1)     $    --(1)
Robert D. Maschmann........    16,000    201,845          --             --              --             --

---------------

(1) Represents the aggregate market value of incentive stock options to purchase 17,300 shares of common stock (market price less the exercise price of $3.33 per share), respectively, awarded to Mr. Hassel, based upon the average of the bid and asked price of $12.50 per share of the common stock on December 31, 1998.


     EMPLOYMENT AGREEMENTS. Midwest Federal Savings has entered into employment agreements with Messrs. Hassel and Maschmann. The employment agreements are designed to assist Midwest Federal Savings and Midwest in maintaining a stable and competent management base. The continued success of Midwest Federal Savings and Midwest depends to a significant degree on the skills and competence of their officers. Each employment agreement provides for an annual base salary in an amount not less than the employee's current salary and an initial term of three years. The agreements provide for a one-year extension on each anniversary date, subject to review and approval of the extension by the disinterested members of the board of directors of Midwest Federal Savings. The agreements provide for termination upon the employee's death, for cause, or in certain events specified by the Office of Thrift Supervision regulations. Each employment agreement provides for payment to the employee of up to 299% of the employee's then-current annual compensation in the event there is a change in control of Midwest Federal Savings where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code to be contingent on a change in control. Such termination payment is provided on a similar basis in connection with a voluntary termination of employment, where the change in control was at any time opposed by Midwest's board of directors. For the purposes of the employment agreement, a change in control is defined to mean any acquisition or control as defined in 12.C.F.R. Section 574.4. The agreement provides, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel.



     Based on their current salaries, if Mr. Hassel or Mr. Maschmann had been terminated as of December 31, 1998, under circumstances entitling them to severance pay as described above, they would have been entitled to receive a lump sum cash payment of approximately $354,000 and 274,000, respectively.



     Mr. Hassel and Mr. Maschmann have agreed to terminate their agreements in connection with the merger, each in exchange for a cash payment of $120,000 and $90,000 respectively, upon closing and the execution of new agreements. See "The Merger Agreement -- Interests of Certain Persons in the Merger."

     PENSION PLAN. Midwest Federal Savings participates in a multiple-employer non-contributory, defined benefit pension plan which covers substantially all employees and provides for monthly retirement benefits determined on the basis of the employee's (i) base salary, generally, the amounts shown in the Summary Compensation Table, above, exclusive of directors' fees and bonuses, averaged over the five years of highest compensation, and (ii) years of service. Separate actuarial valuations are not made for individual members of the pension plan. Pension costs and funding include normal costs and amortization of prior service costs over ten years. The book value of the assets of the pension plan fund exceeds its liability for vesting benefits. Midwest Federal Savings had no pension funding expense for the last six fiscal years, due to the fully funded status of the pension plan.

     The following table illustrates annual pension benefits payable upon normal retirement at age 65, based on various levels of compensation and years of service and assuming payment in the standard form of benefit (single life annuity) under the terms of the pension plan.

                               PENSION PLAN TABLE

HIGHEST FIVE-YEAR                                     YEARS OF CREDITED SERVICE
AVERAGE ANNUAL                         --------------------------------------------------------
COMPENSATION                             10        15        20        25        30        35
-----------------                      ------    ------    ------    ------    ------    ------
$ 40,000...........................     8,000    12,000    16,000    20,000    24,000    28,000
  60,000...........................    12,000    18,000    24,000    30,000    36,000    42,000
  80,000...........................    16,000    24,000    32,000    40,000    48,000    56,000
 100,000...........................    20,000    30,000    40,000    50,000    60,000    70,000
 120,000...........................    24,000    36,000    48,000    60,000    72,000    84,000

     The annual retirement benefits shown in the table reflect a deduction for Social Security benefits and are not subject to further deductions or offsets. Mr. Hassel had 25 years of credited service under the pension plan as of December 31, 1998. Mr. Maschmann had 12 years of credited service under the pension plan as of December 31, 1998.

     CERTAIN TRANSACTIONS. Midwest Federal Savings has followed a policy of granting consumer loans and loans secured by the borrower's personal residence to officers, directors and employees. Loans to officers, directors and their affiliates have been made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with Midwest Federal Savings' underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to officers and directors must be approved by a majority of the disinterested directors and loans to other employees must be approved by Midwest Federal Savings' loan committee. All loans by Midwest Federal Savings to its directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Midwest Federal Savings. Current law requires that all such loans be made on terms and conditions comparable to those for similar transactions with non-affiliates.

RATIFICATION OF THE APPOINTMENT OF AUDITORS

     Midwest's board of directors has renewed Midwest's arrangement for KPMG LLP to be its auditor for the 1999 fiscal year, subject to the ratification of the appointment by Midwest's stockholders. A representative of KPMG LLP is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

     The board of directors recommends that stockholders vote "FOR" the ratification of the appointment of KPMG LLP as Midwest's auditors for the fiscal year ending December 31, 1999.

                       SHAREHOLDER/STOCKHOLDER PROPOSALS

     Neither Mahaska nor Midwest is aware of any additional matters which may be presented at their respective special meetings. As to any proposal that a shareholder or stockholder of either company intends to present to shareholders or stockholders without inclusion in this joint proxy statement/prospectus, the proxies named in the respective management's proxy will be entitled to exercise their discretionary authority on that proposal.

     Pursuant to Rule 14a-8 under the Exchange Act, Mahaska shareholders may present proper proposals for inclusion in Mahaska's proxy statement and for consideration at the next annual meeting of its shareholders by submitting such proposals to Mahaska in a timely manner. As noted in Mahaska's proxy statement relating to its 1999 annual meeting of shareholders, in order to be so included for the 2000 annual meeting of shareholders, shareholder proposals must be received by Mahaska no later than November 28, 1999, and must otherwise comply with the requirements of Rule 14a-8. As to any proposal that a shareholder intends to present to shareholders without inclusion in Mahaska's proxy statement for Mahaska's 2000 annual meeting of shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the company receives notice of the matter to be proposed not later than February 10, 2000. Even if proper notice is received on or prior to February 10, 2000, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.


     Pursuant to Rule 14a-8 under the Exchange Act, Midwest stockholders may present proper proposals for inclusion in Midwest's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to Midwest in a timely manner. In order to be so included for the 2000 annual meeting of stockholders, in the event that the merger has not been consummated prior thereto, stockholder proposals must have been received by Midwest no later than November 28, 1999, and must otherwise have complied with the requirements of Rule 14a-8. As to any proposal that a stockholder intends to present to stockholders without inclusion in Midwest's proxy statement for Midwest's 2000 annual meeting of stockholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless Midwest receives notice of the matter to be proposed no later than by the Deadline (as defined below). In addition to the provision of the proxy rules regarding discretionary voting authority described in the preceding sentence, Midwest's bylaws provided that if notice of a stockholder proposal to take action at the next annual meeting is not received at the main office of the company by the Deadline, such proposal will not be recognized as a matter proper for submission to the company stockholders and will not be eligible for presentation at such meeting. The "Deadline" means the date that is 30 days prior to the date of the next annual meeting; however, in the event that less than 40 days' notice of the date of such meeting is given or made to stockholders, the "Deadline" means the close of business on the tenth day following the day on which notice of the date of the meeting was mailed.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements by Mahaska and Midwest. These forward-looking statements include information regarding the financial condition, results of operations and business of Mahaska upon consummation of the merger, including statements relating to: (a) the estimated cost savings and accretion to reported earnings that will result from the merger; (b) the estimated impact on revenues; and (c) the restructuring charges expected to be incurred. In addition, any of the words "believes," "expects," "anticipates" or similar expressions indicate forward-looking statements. Many possible events or factors could affect the future financial results and performance of Mahaska after the merger and could cause such results or performance to differ materially from those expressed in forward-looking statements. These possible events or factors include the following:

     -- estimated cost savings from the merger cannot be fully realized within the expected time frame;

     -- revenues following the merger are lower than expected;

     -- competitive pressure among depository institutions increases significantly;

     -- costs or difficulties related to the integration of the businesses of Mahaska and Midwest are greater than expected;

     -- changes in the interest rate environment reduce interest margins;

     -- general economic conditions, either nationally or in the markets in which Mahaska will be doing business, are less favorable than expected;

     -- legislation or changes in regulatory requirements adversely affect the businesses in which Mahaska would be engaged; and

     -- adverse changes occur in the securities markets.


                         YEAR 2000 READINESS DISCLOSURE



     A critical issue has emerged in the banking industry and for the economy overall regarding how existing computer application software programs, operating systems and hardware can accommodate the date value for the year 2000. This issue is an area of major emphasis as management of both companies are actively working with their software and hardware vendors to assure that they are compliant.



     MAHASKA'S READINESS. Mahaska is working with material non-information system providers, including but not limited to security, telephone, utilities, ATM cards, elevators, heating and cooling systems, check clearing services, teller machines and proof equipment to determine their year 2000 compliance. An assessment of the readiness of vendors, significant customers and other third parties with which Mahaska does business is also underway.



     Mahaska could be faced with severe consequences if year 2000 issues are not identified and resolved in a timely manner. A worst-case scenario would result in the short-term inability to update customer financial records due to unforeseen processing issues. This would result in customers being unable to receive timely information regarding their account balances. In addition, a worst-case scenario for Mahaska is that major suppliers of electricity, communication links and outside data processing services may fail in spite of their best efforts to remediate their systems and in spite of Mahaska's best efforts to test their systems. The major risk as a result of these possibilities would be a loss of customer confidence.



     Mahaska has established year 2000 committees and plans at its financial institution subsidiaries, and formal project plans have been developed and adopted. Testing and contingency plans have also been developed and adopted by Mahaska's subsidiaries. Testing procedures are underway and are expected to continue throughout 1999. Mahaska purchased a new main-frame computer system that is year 2000 compliant in 1997 at a cost of $430,000. This computer system became fully operational in the first quarter of 1998 with the equipment cost being depreciated over a five year period beginning in 1998.



     Mahaska's contingency plans include two components which are business remediation and business resumption. The business remediation plan was developed to mitigate the risk associated with the failure to successfully complete system renovation, validation or implementation of Mahaska's year 2000 readiness. This plan pertains to mission-critical systems developed in-house, by outside software vendors, and by third-party service providers. The business resumption plan is designed to be implemented in the event there are system failures at critical dates.



     Mahaska anticipates that it will incur internal staff costs and other expenses related to the enhancements necessary to become year 2000 compliant. Based on Mahaska's current knowledge, the expense related to year 2000 compliance is not expected to have a material effect on Mahaska's financial position or results of operations. It is estimated that the costs incurred by Mahaska for year 2000 compliance will be approximately $35,000, exclusive of costs associated with the new main-frame computer.

     MIDWEST'S READINESS. Midwest has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the year 2000 problem. Any of Midwest's programs that are time sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. Management of Midwest anticipates that the enhancements necessary to prepare its mission critical systems for the year 2000 have been completed.



     Midwest is also aware of the risks to third parties, including vendors (and to the extent appropriate, depositors and borrowers) and the potential adverse impact on Midwest resulting from failures by these parties to adequately address the year 2000 problem. Midwest has been communicating with its outside data processing service bureau, as well as other third party service providers, to assess their progress in evaluating and implementing any corrective measures required by them to be prepared for the year 2000. To date, Midwest has not been advised by any of its primary vendors that they do not have plans in place to address and correct the year 2000 problem; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.



     Midwest anticipates that it will incur internal staff costs as well as consulting and other expenses related to the enhancements necessary to prepare its systems for the year 2000. Based on Midwest's current knowledge, the expense of the year 2000 project as well as the related potential effect on Midwest's earnings is not expected to have a material effect on Midwest's financial position or results of operations. Midwest estimates that it has spent approximately $23,000 through June 30, 1999 on the awareness, assessment, renovation, and validation phases of its year 2000 effort. Midwest anticipates that it will complete testing by mid-1999.



     The worst-case year 2000 scenario for Midwest is that major suppliers of electricity, communication links, and data processing services may fail in spite of their best efforts to remediate their systems and in spite of Midwest's best effort to test their systems. The major risk as a result of these possibilities would be the loss of customer confidence. Midwest has developed a business resumption contingency plan to address these possibilities and minimize the loss of confidence.



     The statements made above and in "Risk Factors -- Year 2000 Readiness Disclosure" on page 13 are "Year 2000 Readiness Disclosures" within the meaning of Section 3(a) of the Year 2000 Information and Readiness Disclosure Act. The protection of this Act does not apply to federal securities fund actions.


                      WHERE YOU CAN FIND MORE INFORMATION

     Each of Mahaska and Midwest files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements or other information filed by Mahaska and Midwest at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of these public reference rooms. Mahaska's and Midwest's Commission filings are also available to the public from document retrieval services and at the Commission internet website at http://www.sec.gov.

     Mahaska has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This joint proxy statement/prospectus is a part of the registration statement. As permitted by the Securities Act, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

     The Commission allows Mahaska and Midwest to "incorporate by reference" into this joint proxy statement/prospectus, which means that Mahaska and Midwest can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this joint proxy statement/prospectus. Each of Mahaska and Midwest incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission prior to the time of the Special Meetings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.


MAHASKA SEC FILINGS (FILE NO. 0-24630)          PERIOD/DATE
--------------------------------------          -----------
Annual Report on Form 10-K....................  Year ended December 31, 1998
Quarterly Report on Form 10-Q.................  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q.................  Quarter ended June 30, 1999
Current Report on Form 8-K....................  Filed on February 12, 1999
Form 8-A......................................  August 3, 1994



MIDWEST SEC FILINGS (FILE NO. 0-20620)          PERIOD/DATE
--------------------------------------          -----------
Annual Report on Form 10-KSB..................  Year ended December 31, 1998
Quarterly Report on Form 10-QSB...............  Quarter ended March 31, 1999
Quarterly Report on Form 10-QSB...............  Quarter ended June 30, 1999
Current Report on Form 8-K....................  Filed on February 18, 1999
Form 8-A......................................  September 10, 1992



     Accompanying this joint proxy statement/prospectus are Mahaska's 1998 Annual Report to Shareholders and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and Midwest's 1998 Form 10-KSB and Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999.


     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Neither Mahaska nor Midwest has authorized anyone else to provide you with information that is different from that which is contained in this joint proxy statement/prospectus. Moreover, neither Mahaska nor Midwest is making an offer to sell or soliciting an offer to buy any securities other than the Mahaska common stock to be issued by Mahaska in the merger, and neither Mahaska nor Midwest is making an offer of such securities in any state where the offer is not permitted. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.


     Documents incorporated by reference with respect to Mahaska are available without charge (other than certain exhibits to such documents) upon written or oral request from: Mahaska Investment Company, 222 First Avenue East, Oskaloosa, Iowa 52577, Attention: Karen K. Baack, Secretary (Telephone Number (515) 673-8448). Documents incorporated by reference with respect to Midwest are available without charge (other than certain exhibits to such documents) upon written or oral request from: Midwest Bancshares, Inc., 3225 Division Street, Burlington, Iowa 52601, Attention: Denise Thompson, Assistant Secretary (Telephone Number (319) 754-6526).



     If you would like to request documents, please do so by September 3, 1999 in order to receive them before your meeting.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
MAHASKA INVESTMENT COMPANY
Consolidated Statements of Condition -- as of June 30, 1999
  and December 31, 1998.....................................   F-2
Consolidated Statements of Income -- for the six months
  ended June 30, 1999 and 1998..............................   F-3
Consolidated Statements of Comprehensive Income -- for the
  six months ended June 30, 1999 and 1998...................   F-4
Consolidated Statements of Cash Flows -- for the six months
  ended June 30, 1999 and 1998..............................   F-5
Notes to Consolidated Financial Statements..................   F-6
Independent Auditors' Report................................   F-8
Consolidated Balance Sheets -- as of December 31, 1998 and
  1997......................................................   F-9
Consolidated Statements of Income -- for the years ended
  December 31, 1998, 1997 and 1996..........................  F-10
Consolidated Statements of Changes in Shareholders' Equity
  and Comprehensive Income -- for the years ended December
  31, 1998, 1997 and 1996...................................  F-11
Consolidated Statements of Cash Flows -- for the years ended
  December 31, 1998, 1997 and 1996..........................  F-12
Note to Consolidated Financial Statements...................  F-13
MIDWEST BANCSHARES, INC
Consolidated Balance Sheets -- as of June 30, 1999 and
  December 31, 1998.........................................  F-33
Consolidated Statements of Operations -- for the six months
  ended June 30, 1999 and 1998..............................  F-34
Consolidated Statements of Comprehensive Income -- for the
  six months ended June 30, 1999 and 1998...................  F-35
Consolidated Statements of Cash Flows -- for the six months
  ended June 30, 1999 and 1998..............................  F-36
Notes to Consolidated Financial Statements..................  F-37
Independent Auditors' Report................................  F-38
Consolidated Balance Sheets -- as of December 31, 1998 and
  1997......................................................  F-39
Consolidated Statements of Operations -- for the years ended
  December 31, 1998, 1997 and 1996..........................  F-40
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income -- for the years ended December 31,
  1998, 1997 and 1996.......................................  F-41
Consolidated Statements of Cash Flows -- for the years ended
  December 31, 1998, 1997 and 1996..........................  F-42
Notes to Consolidated Financial Statements..................  F-43

                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION


                                                                JUNE 30,     DECEMBER 31,
                                                                  1999           1998
                                                                ---------    ------------
                                                                       (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks.....................................    $  8,210       $  9,292
Interest-bearing deposits in banks..........................         111          3,559
Federal funds sold..........................................           0          9,270
                                                                --------       --------
  Cash and cash equivalents.................................       8,321         22,121
                                                                --------       --------
Investment securities:
  Available for sale........................................      27,286         29,655
  Held to maturity..........................................      13,507         13,679
Loans.......................................................     177,118        165,427
Allowance for loan losses...................................      (2,730)        (2,177)
                                                                --------       --------
  Net loans.................................................     174,388        163,250
                                                                --------       --------
Loan pool participations....................................      62,446         54,510
Premises and equipment, net.................................       3,918          4,043
Accrued interest receivable.................................       2,885          3,175
Other assets................................................       2,456          2,406
Goodwill....................................................       5,262          5,550
                                                                --------       --------
     Total assets...........................................    $300,469       $298,389
                                                                ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand....................................................    $ 19,665       $ 23,029
  NOW and Super NOW.........................................      31,582         34,214
  Savings...................................................      69,499         59,758
  Certificates of deposit...................................     114,402        115,732
                                                                --------       --------
     Total deposits.........................................     235,148        232,733
                                                                --------       --------
Federal funds purchased.....................................       2,898              0
Federal Home Loan Bank advances.............................       7,581          7,595
Note payable................................................      14,600         17,000
Other liabilities...........................................       2,291          2,829
                                                                --------       --------
     Total liabilities......................................     262,518        260,157
                                                                --------       --------
Shareholders' equity:
  Common stock, $5 par value; authorized 20,000,000 shares;
     issued 3,807,501 shares................................      19,038         19,038
  Capital surplus...........................................           0             17
  Treasury stock at cost, 148,238 shares as of June 30,
     1999, and 171,156 shares as of December 31, 1998.......      (2,425)        (2,799)
  Retained earnings.........................................      21,445         21,806
  Accumulated other comprehensive income....................        (107)           170
                                                                --------       --------
     Total shareholders' equity.............................      37,951         38,232
                                                                --------       --------
     Total liabilities and shareholders' equity.............    $300,469       $298,389
                                                                ========       ========


          See accompanying notes to consolidated financial statements.

                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                                 -------------------
                                                                  1999        1998
                                                                 -------     -------
                                                                     (UNAUDITED)
                                                                     (DOLLARS IN
                                                                     THOUSANDS,
                                                                  EXCEPT PER SHARE)
INTEREST INCOME:
Interest and fees on loans..................................     $ 7,765     $ 7,052
Interest and discount on loan pools.........................       3,548       4,655
Interest on bank deposits...................................          51          88
Interest on federal funds sold..............................         174         223
Interest on investment securities:
  Available for sale........................................         873         778
  Held to maturity..........................................         367         476
                                                                 -------     -------
     Total interest income..................................      12,778      13,272
                                                                 -------     -------
INTEREST EXPENSE:
Interest on deposits:
  NOW and Super NOW.........................................         296         341
  Savings...................................................       1,212       1,101
  Certificates of deposit...................................       3,139       2,944
Interest on federal funds purchased.........................           4           1
Interest on Federal Home Loan Bank advances.................         217         179
Interest on note payable....................................         599         479
                                                                 -------     -------
  Total interest expense....................................       5,467       5,045
                                                                 -------     -------
  Net interest income.......................................       7,311       8,227
Provision for loan losses...................................       1,632         287
                                                                 -------     -------
  Net interest income after provision for loan losses.......       5,679       7,940
                                                                 -------     -------
NONINTEREST INCOME:
Service charges.............................................         617         588
Data processing income......................................         101         100
Other operating income......................................         224         169
Investment security gains...................................           0          26
                                                                 -------     -------
     Total noninterest income...............................         942         883
                                                                 -------     -------
NONINTEREST EXPENSE:
Salaries and employee benefits expense......................       2,591       2,330
Net occupancy expense.......................................         699         655
FDIC assessment.............................................          12          12
Professional fees...........................................         205         249
Loss on sale of subsidiary..................................         220           0
Loss on sale of real estate.................................          91           0
Other operating expense.....................................       1,174         895
Goodwill amortization.......................................         288         306
                                                                 -------     -------
     Total noninterest expense..............................       5,268       4,435
                                                                 -------     -------
     Income before income tax expense.......................       1,353       4,388
Income tax expense..........................................         515       1,584
                                                                 -------     -------
     Net income.............................................     $   838     $ 2,804
                                                                 =======     =======
Earnings per common share -- basic..........................     $  0.23     $  0.76
                                                                 =======     =======
Earnings per common share -- diluted........................     $  0.22     $  0.72
                                                                 =======     =======
Dividends per common share..................................     $  0.30     $  0.28
                                                                 =======     =======


          See accompanying notes to consolidated financial statements.

                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                                ----------------
                                                                 1999      1998
                                                                ------    ------
                                                                  (UNAUDITED)
                                                                 (IN THOUSANDS)
Net income..................................................    $  838    $2,804
                                                                ------    ------
Other Comprehensive Income:
  Unrealized gains (losses)on securities available for sale:
     Unrealized holding gains (losses) arising during the
      period, net of taxes..................................      (277)       26
Less: reclassification adjustment for (gains) losses
  included in net income, net of taxes......................         0       (17)
                                                                ------    ------
Other comprehensive income, net of tax......................      (277)        9
                                                                ------    ------
Comprehensive income........................................    $  561    $2,813
                                                                ======    ======


          See accompanying notes to consolidated financial statements.

                  MAHASKA INVESTMENT COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                  (UNAUDITED)
                                                                  (DOLLARS IN
                                                                   THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $    838    $  2,804
                                                              --------    --------
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       618         607
  Provision for loan losses.................................     1,632         287
  Investment securities gains...............................         0         (26)
  Amortization of investment securities premiums............        97          77
  Accretion of investment securities and loan discounts.....      (227)       (207)
  (Increase) decrease in other assets.......................       240         154
  Increase in other liabilities.............................      (375)       (199)
                                                              --------    --------
     Total adjustments......................................     1,985         693
                                                              --------    --------
     Net cash provided by operating activities..............     2,823       3,497
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment securities available for sale:
  Proceeds from sales.......................................         0         175
  Proceeds from maturities..................................     7,262       3,196
  Purchases.................................................    (5,400)     (6,772)
Investment securities held to maturity:
  Proceeds from maturities..................................     2,178       6,348
  Purchases.................................................    (2,024)     (3,453)
Purchases of loan pool participations.......................   (19,999)     (5,952)
Principal recovery on loan pool participations..............    12,063      14,575
Net increase in loans.......................................   (12,555)    (14,868)
Purchases of bank premises and equipment....................      (205)       (323)
                                                              --------    --------
     Net cash (used in) provided by investing activities....   (18,680)     (7,074)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits....................................     2,415       1,855
Advances on note payable....................................       150         750
Principal payments on note payable..........................    (2,550)     (4,500)
Repayment of Federal Home Loan Bank advances................       (14)          0
Dividends paid..............................................    (1,094)     (1,030)
Proceeds from exercise of stock options.....................       252         506
                                                              --------    --------
     Net cash used in financing activities..................     2,057        (960)
                                                              --------    --------
     Net (decrease) increase in cash and cash equivalents...   (13,800)     (4,537)
Cash and cash equivalents at beginning of period............    22,121      19,195
                                                              --------    --------
Cash and cash equivalents at end of period..................  $  8,321    $ 14,658
                                                              ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest..................................................  $  5,477    $  5,024
                                                              ========    ========
  Income taxes..............................................  $  1,179    $  1,420
                                                              ========    ========


          See accompanying notes to consolidated financial statements.

                           MAHASKA INVESTMENT COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts and transactions of the Company and its four wholly-owned subsidiaries, Mahaska State Bank, Central Valley Bank, Pella State Bank and On-Site Credit Services, Inc. All material intercompany balances and transactions have been eliminated in consolidation.


     The accompanying consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although management believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto. In the opinion of management, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 1999, and the results of operations for the six months ended June 30, 1999 and 1998, and changes in cash flows for the six months ended June 30, 1999 and 1998.



     The results for the six months ended June 30, 1999 may not be indicative of results for the year ended December 31, 1999, or for any other period.


2.  STATEMENTS OF CASH FLOWS

     In the statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits with banks, and federal funds sold.

3.  INCOME TAXES


     Federal income tax expense for the six months ended June 30, 1999 and 1998 was computed using the consolidated effective federal tax rate. The Company also recognized income tax expense pertaining to state franchise taxes payable individually by the subsidiary banks.



4.  EARNINGS PER COMMON SHARE



     Basic earnings per common share computations are based on the weighted average number of shares of common stock actually outstanding during the period. The weighted average number of shares for the six-month periods ended June 30, 1999 and 1998 was 3,644,405 and 3,676,858, respectively. Diluted earnings per share amounts are computed by dividing net income by the weighted average number of shares and all dilutive potential shares outstanding during the period. The computation of diluted earnings per share used a weighted average number of shares outstanding of 3,743,010 and 3,880,760 for the six months ended June 30, 1999 and 1998, respectively.



5.  EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS



     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 131, "Disclosure about Segments of an Enterprise and Related Information" effective January 1, 1998. SFAS No. 131 establishes disclosure requirements for segment operations. The adoption had no effect on the Company's financial statement disclosures because the Company operates as a single business segment.

                           MAHASKA INVESTMENT COMPANY

                                  (UNAUDITED)


     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", will be effective for the Company beginning January 1, 2000. Management is evaluating the impact the adoption of SFAS No. 133 will have on the Company's consolidated financial statements and expects to adopt SFAS 133 when required. SFAS No. 137 has subsequently deferred implementation of SFAS 133 until January 1, 2001.


6.  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. A significant estimate that is particularly sensitive to change is the allowance for loan losses.



7.  SALE OF ON-SITE CREDIT SERVICES, INC.



     On April 23, 1999, the Company announced that it had elected to seek a buyer for On-Site Credit Services, Inc. ("On-Site"), its wholly-owned commercial finance subsidiary. A letter of intent was executed with a potential buyer for On-Site on July 28, 1999. The Company's financial results for the quarter ended June 30, 1999 include costs and charges related to the proposed sale of the On-Site activity consisting of a loan loss provision of $1,243,000, estimated loss on sale of $220,000, and $21,000 in severance benefits paid to employees. It is anticipated that a closing on the sale will occur in the fourth quarter of 1999.



8.  PENDING ACQUISITION OF MIDWEST BANCSHARES, INC.



     The Company announced on February 2, 1999, that it had entered into a definitive agreement to acquire all the outstanding shares of Midwest Bancshares, Inc. ("Midwest") of Burlington, Iowa. Midwest Bancshares is the parent company of Midwest Federal Savings and Loan Association of Easter Iowa, with locations in Burlington, Fort Madison, and Wapello, Iowa. As of June 30, 1999, Midwest had total assets of approximately $165 million, deposits of approximately $108 million and stockholders' equity totaling approximately $12 million. It was initially anticipated that the transaction would be accounted for as a pooling-of-interests through a tax-free exchange of one share of Company common stock for each share of Midwest common stock outstanding. On July 22, 1999, the parties agreed to modify the merger agreement such that the acquisition of Midwest will be accounted for using the purchase method of accounting with all other terms of the transaction remaining as originally agreed upon. Following the exchange, Midwest Federal will be a wholly-owned subsidiary of the Company retaining its own thrift charter. On July 22, 1999, the Federal Reserve Bank of Chicago approved the acquisition. The acquisition is still subject to shareholder approvals, with shareholder meetings set for September 22, 1999 and the closing anticipated on September 30, 1999.

                          INDEPENDENT AUDITORS' REPORT

The Board Of Directors
  MAHASKA INVESTMENT COMPANY:

     We have audited the accompanying consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mahaska Investment Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

February 12, 1999
Des Moines, Iowa

                           MAHASKA INVESTMENT COMPANY

                       CONSOLIDATED FINANCIAL STATEMENTS

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31
                                                                --------------------
                                                                  1998        1997
                                                                --------    --------
                                                                   (IN THOUSANDS)
ASSETS:
Cash and due from banks.....................................    $  9,292    $ 10,854
Interest-bearing deposits in banks..........................       3,559       1,526
Federal funds sold..........................................       9,270       6,815
                                                                --------    --------
  Cash and cash equivalents.................................      22,121      19,195
                                                                --------    --------
Investment securities (notes 2 and 8):
  Available for sale........................................      29,655      23,228
  Held to maturity (fair value of $13,838 in 1998 and
     $19,869 in 1997).......................................      13,679      19,833
Loans, net of unearned discount (notes 3, 5, and 8).........     165,427     144,333
  Allowance for loan losses (note 4)........................      (2,177)     (1,816)
                                                                --------    --------
     Net loans..............................................     163,250     142,517
                                                                --------    --------
Loan pool participations....................................      54,510      54,326
Premises and equipment, net (note 6)........................       4,043       4,183
Accrued interest receivable.................................       3,175       2,927
Other assets................................................       7,956       8,664
                                                                --------    --------
     Total assets...........................................    $298,389    $274,873
                                                                ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits (notes 2 and 7):
  Demand....................................................    $ 23,029    $ 21,277
  NOW and Super NOW.........................................      34,214      33,226
  Savings...................................................      59,758      59,020
  Certificates of deposit...................................     115,732     101,785
                                                                --------    --------
     Total deposits.........................................     232,733     215,308
Federal Home Loan Bank advances (note 8)....................       7,595       6,000
Notes payable (note 9)......................................      17,000      14,050
Other liabilities...........................................       2,829       2,761
                                                                --------    --------
     Total liabilities......................................    $260,157    $238,119
                                                                --------    --------
Shareholders' equity:
  Common stock, $5 par value; authorized 20,000,000 shares;
     issued and outstanding 3,636,345 as of December 31,
     1998, and 3,665,494 shares as of December 31, 1997.....      19,038      19,038
  Capital surplus...........................................          17         118
  Treasury stock at cost, 171,156 and 142,007 shares as of
     December 31, 1998 and 1997, respectively...............      (2,799)     (1,752)
  Retained earnings (note 15)...............................      21,806      19,231
  Accumulated other comprehensive income....................         170         119
                                                                --------    --------
     Total shareholders' equity.............................      38,232      36,754
                                                                --------    --------
  Commitments and contingencies (note 16)...................          --          --
                                                                --------    --------
     Total liabilities and shareholders' equity.............    $298,389    $274,873
                                                                ========    ========

          See accompanying notes to consolidated financial statements.

                           MAHASKA INVESTMENT COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31
                                                                -----------------------------
                                                                 1998       1997       1996
                                                                -------    -------    -------
                                                                  (IN THOUSANDS, EXCEPT PER
                                                                       SHARE AMOUNTS)
INTEREST INCOME:
Interest and fees on loans..................................    $15,026    $12,293    $10,203
Interest income and discount on loan pool participations....      7,970      8,474      9,097
Interest on bank deposits...................................        122        108        266
Interest on federal funds sold..............................        338        128         92
Interest on investment securities:
  Available for sale........................................      1,617      1,705      1,348
  Held to maturity..........................................        893      1,249      1,623
                                                                -------    -------    -------
     Total interest income..................................     25,966     23,957     22,629
                                                                -------    -------    -------
INTEREST EXPENSE:
Interest on deposits (note 7):
  NOW and Super NOW.........................................        656        677        612
  Savings...................................................      2,241      2,259      2,058
  Certificates of deposit...................................      6,102      5,442      4,845
Interest on federal funds purchased.........................         12         32         48
Interest on Federal Home Loan Bank advances.................        405        138         --
Interest on notes payable...................................      1,074        764        968
                                                                -------    -------    -------
     Total interest expense.................................     10,490      9,312      8,531
                                                                -------    -------    -------
     Net interest income....................................     15,476     14,645     14,098
Provision for loan losses (note 4)..........................      1,179        417        987
                                                                -------    -------    -------
     Net interest income after provision for loan losses....     14,297     14,228     13,111
                                                                -------    -------    -------
OTHER INCOME:
Service charges.............................................      1,215      1,130        922
Data processing income......................................        195        209        221
Other operating income......................................        389        408        437
Investment securities gains (losses), net (note 2)..........         58         (8)       (74)
                                                                -------    -------    -------
     Total other income.....................................      1,857      1,739      1,506
                                                                -------    -------    -------
OTHER EXPENSE:
Salaries and employee benefits expense (note 13)............      4,796      4,343      3,774
Net occupancy expense.......................................      1,349      1,173      1,011
Federal Deposit Insurance Corporation assessment............         47         42        282
Professional fees...........................................        394        407        459
Other operating expense.....................................      1,750      1,717      1,683
Goodwill amortization.......................................        612        633        529
                                                                -------    -------    -------
     Total other expense....................................      8,948      8,315      7,738
                                                                -------    -------    -------
     Income before income tax expense.......................      7,206      7,652      6,879
Income tax expense (note 11)................................      2,583      2,594      2,385
                                                                -------    -------    -------
     Net income.............................................    $ 4,623    $ 5,058    $ 4,494
                                                                -------    -------    -------
Net income per share -- basic...............................    $  1.26    $  1.38    $  1.20
                                                                -------    -------    -------
Net income per share -- diluted.............................    $  1.20    $  1.33    $  1.19
                                                                -------    -------    -------

          See accompanying notes to consolidated financial statements.

                           MAHASKA INVESTMENT COMPANY

                       CONSOLIDATED FINANCIAL STATEMENTS

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME


                                                                                  ACCUMULATED
                                                                                     OTHER
                                       COMMON    CAPITAL   TREASURY   RETAINED   COMPREHENSIVE
                                        STOCK    SURPLUS    STOCK     EARNINGS      INCOME        TOTAL
                                       -------   -------   --------   --------   -------------   -------
                                                       (IN THOUSANDS EXCEPT SHARE DATA)
Balance at December 31, 1995.........  $11,423   $ 7,787   $  (231)   $13,070        $  57       $32,106
                                       -------   -------   -------    -------        -----       -------
Comprehensive income:
  Net income.........................       --        --        --      4,494           --         4,494
  Unrealized losses arising during
     the year on securities available
     for sale........................       --        --        --         --         (143)         (143)
  Plus realized losses on securities
     available for securities, net of
     tax.............................       --        --        --         --           46            46
                                       -------   -------   -------    -------        -----       -------
     Total comprehensive income......       --        --        --      4,494          (97)        4,397
                                       -------   -------   -------    -------        -----       -------
Dividends paid (.44 per share).......       --        --        --     (1,638)          --        (1,638)
Treasury stock purchased
  (66,667 shares)....................       --        --      (622)        --           --          (622)
                                       -------   -------   -------    -------        -----       -------
Balance at December 31, 1996.........   11,423     7,787      (853)    15,926          (40)       34,243
Comprehensive income:
  Net income.........................       --        --        --      5,058           --         5,058
  Unrealized gains arising during the
     year on securities available for
     sale............................       --        --        --         --          154           154
  Plus realized losses on securities
     available for sale, net of
     tax.............................       --        --        --         --            5             5
                                       -------   -------   -------    -------        -----       -------
     Total comprehensive income......       --        --        --      5,058          159         5,017
                                       -------   -------   -------    -------        -----       -------
Dividends paid (.48 per share).......       --        --        --     (1,753)          --        (1,753)
Stock split effected in the form of a
  dividend (five-for-three)..........    7,615    (7,615)       --         --           --            --
Stock options exercised
  (65,970 shares)....................       --       (54)      783         --           --           729
Treasury stock purchased
  (116,310 shares)...................       --        --    (1,682)        --           --        (1,682)
                                       -------   -------   -------    -------        -----       -------
Balance at December 31, 1997.........   19,038       118    (1,752)    19,231          119        36,754
Comprehensive income:
  Net income.........................       --        --        --      4,623           --         4,623
  Unrealized gains arising during the
     year on securities available for
     sale............................       --        --        --         --           88            88
  Less realized gains on securities
     available for securities, net of
     tax.............................       --        --        --         --          (37)          (37)
                                       -------   -------   -------    -------        -----       -------
     Total comprehensive income......       --        --        --      4,623           51         4,674
                                       -------   -------   -------    -------        -----       -------
Dividends paid (.56 per share).......       --        --        --     (2,048)          --        (2,048)
Stock options exercised
  (58,219 shares)....................       --      (101)      790         --           --           689
Treasury stock purchased
  (87,368 shares)....................       --        --    (1,837)        --           --        (1,837)
                                       -------   -------   -------    -------        -----       -------
Balance at December 31, 1998.........  $19,038   $    17   $(2,799)   $21,806        $ 170       $38,232
                                       =======   =======   =======    =======        =====       =======


          See accompanying notes to consolidated financial statements.

                           MAHASKA INVESTMENT COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................    $  4,623    $  5,058    $  4,494
                                                             --------    --------    --------
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization..........................       1,247       1,129         930
  Provision for loan losses..............................       1,179         417         987
  Investment securities (gains) losses, net..............         (58)          8          74
  Loss on sale of bank premises and equipment............          --          14           7
  Amortization of premiums on investment securities......         155         225         301
  Accretion of investment securities and loan
     discounts...........................................        (447)       (578)       (353)
  (Increase) decrease in other assets....................        (152)       (759)        256
  Increase in other liabilities..........................          42         503         441
                                                             --------    --------    --------
     Total adjustments...................................       1,966         959       2,643
                                                             --------    --------    --------
     Net cash provided by operating activities...........       6,589       6,017       7,137
                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment securities available for sale:
  Proceeds from sales....................................       3,205       1,994       6,022
  Proceeds from maturities...............................       5,810      10,807       3,285
  Purchases..............................................     (15,347)     (9,330)    (24,310)
Investment securities held to maturity:
  Proceeds from maturities...............................      10,390       9,639       8,611
  Purchases..............................................      (4,333)     (1,936)     (5,698)
Purchases of loan pool participations....................     (25,710)    (25,589)    (29,827)
Principal recovery on loan pool participations...........      25,526      21,950      24,458
Net increase in loans....................................     (21,483)    (26,450)    (17,227)
Purchase of bank premises and equipment..................        (495)     (1,615)       (650)
Proceeds from sale of bank premises and equipment........          --          24          12
Proceeds from branch acquisition, net....................          --          --      14,246
                                                             --------    --------    --------
     Net cash used in investing activities...............     (22,437)    (20,506)    (21,078)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits.................................      17,425       8,356      13,364
Federal Home Loan Bank advances..........................       8,000      11,600          --
Repayment of Federal Home Loan Bank advances.............      (6,405)     (5,600)         --
Advances on notes payable................................       7,450       6,550       6,400
Principal payments on notes payable......................      (4,500)     (1,000)     (7,900)
Dividends paid...........................................      (2,048)     (1,753)     (1,638)
Purchases of treasury stock..............................      (1,837)     (1,682)       (622)
Proceeds from exercise of stock options..................         689         729          --
                                                             --------    --------    --------
     Net cash provided by financing activities...........      18,774      17,200       9,604
                                                             --------    --------    --------
     Net increase (decrease) in cash and cash
       equivalents.......................................       2,926       2,711      (4,337)
Cash and cash equivalents at beginning of year...........      19,195      16,484      20,821
                                                             --------    --------    --------
Cash and cash equivalents at end of year.................    $ 22,121    $ 19,195    $ 16,484
                                                             ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest...............................................    $ 10,382    $  9,299    $  8,299
                                                             ========    ========    ========
  Income taxes...........................................    $  2,128    $  2,894    $  2,239
                                                             ========    ========    ========

          See accompanying notes to consolidated financial statements.

                           MAHASKA INVESTMENT COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997, AND 1996

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Mahaska Investment Company and subsidiaries (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. The consolidated financial statements of the Company include the accounts of its 100 percent owned subsidiaries, Mahaska State Bank, Central Valley Bank, Pella State Bank, and On-Site Credit Services. All material intercompany transactions have been eliminated in consolidation.

FORMATION OF PELLA STATE BANK

     Pella State Bank is a full service, state-chartered, commercial bank which was formed as a de novo institution by the Company in December 1997. The Company provided initial capitalization of $5,000,000 to Pella State Bank from cash on hand and an advance on its commercial bank line of credit.

BANK OFFICE ACQUISITION

     On June 21, 1996, Central Valley Bank acquired the Sigourney, Iowa, bank office of Boatmen's Bank Iowa, N.A. and assumed approximately $32.1 million in deposits and purchased certain loans totaling approximately $14.6 million. Central Valley Bank's existing branch facility in Sigourney was consolidated into the newly acquired facility. A premium of approximately $3.0 million was paid by Central Valley Bank to acquire the deposits. The acquisition was accounted for as a purchase transaction and, as such, did not require any restatement of prior period financial statements.

NATURE OF OPERATIONS

     The bank subsidiaries engage in retail and commercial banking and related financial services, providing the usual products and services such as deposits, commercial, real estate, and consumer loans, and trust services. Mahaska State Bank also provides data processing services to affiliated and non-affiliated banks. On-Site Credit Services provides equipment leasing and accounts receivable financing.

     Since 1988, the Company, either directly or through the bank subsidiaries, has invested in loan pool participations that have been purchased by certain non-affiliated independent service corporations (collectively, the "Servicer") from the Federal Deposit Insurance Corporation ("FDIC"), the Resolution Trust Corporation ("RTC"), or other sources. These loan pool investments are comprised of packages of loans previously made by financial institutions, which often include distressed or nonperforming loans, that have been sold at prices reflecting varying discounts from the aggregate outstanding principal amount of the underlying loans depending on the credit quality of the portfolio. The Servicer collects and remits these amounts, less servicing fees, to the participants.

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

     The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. SFAS No. 130 establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net income and certain amounts reported directly in shareholders' equity, such as the net unrealized gain or loss on available-for-sale securities. The statement requires additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

     The Company adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, effective January 1, 1998. SFAS No. 131 establishes disclosure requirements for

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

segment operations. The adoption had no effect on the Company's financial statement disclosures because the Company operates as a single business segment.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective for the Company for the year beginning January 1, 2000. Management is evaluating the impact the adoption of SFAS No. 133 will have on the Company's consolidated financial statements. The Company expects to adopt SFAS No. 133 when required.

EARNINGS PER SHARE

     Basic earnings per share amounts are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share amounts are computed by dividing net income by the weighted average number of shares and all dilutive potential shares outstanding during the year. In November 1997, the Company issued a five-for-three stock split in the form of a dividend. All prior year share amounts have been restated to reflect this stock dividend. The Company has had a Stock Repurchase Plan in effect since April 1995. In accordance with this plan, 87,368, 116,310 and 66,667 shares of common stock were repurchased by the Company during 1998, 1997, and 1996, respectively. The following information was used in the computation of earnings per share on both a basic and diluted basis for the years ended December 31, 1998, 1997 and 1996:

                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                      (IN THOUSANDS)
BASIC EPS COMPUTATION
Numerator:
  Net Income................................................    $4,623    $5,058    $4,494
                                                                ------    ------    ------
Denominator:
  Average Shares Outstanding................................     3,660     3,653     3,744
                                                                ------    ------    ------
Basic EPS...................................................    $ 1.26    $ 1.38    $ 1.20
                                                                ------    ------    ------
DILUTED EPS COMPUTATION
Numerator:
  Net Income................................................    $4,623    $5,058    $4,494
                                                                ------    ------    ------
Denominator:
  Average Shares Outstanding................................     3,660     3,653     3,744
  Stock Options.............................................       182       137        28
                                                                ------    ------    ------
                                                                 3,842     3,790     3,772
                                                                ------    ------    ------
Diluted EPS.................................................    $ 1.20    $ 1.33    $ 1.19
                                                                ======    ======    ======

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time. Unless included in assets available for sale, it is the Company's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sale activities.

     Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Estimated fair values have been determined by the Company using the best available data and an estimation method suitable for each category of financial instruments.

CASH AND DUE FROM BANKS

     The Company is required to maintain certain daily reserve balances on hand in accordance with federal banking regulations. The average reserve balances maintained in accordance with such regulations for the years ended December 31, 1998, 1997, and 1996 were $1,048,000, $897,000 and $835,000, respectively.

INVESTMENT SECURITIES

     The Company classifies its investment securities based on the intended holding period. Securities which may be sold prior to maturity to meet liquidity needs, to respond to market changes, or to adjust the Company's asset-liability position are classified as available for sale. Securities held principally for the purpose of near-term sales are classified as trading. Securities which the Company intends to hold until maturity are classified as held to maturity.

     Investment securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax effect, are recorded as a component of other comprehensive income until realized. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts.

     Net gains or losses on the sales of securities are shown in the consolidated statements of income using the specific identification method.

LOANS

     Loans are stated at the principal amount outstanding, net of unearned discount and allowance for loan losses. Unearned discount on installment loans is transferred to income over the term of the loan using the level-yield method. Interest on all other loans is credited to income as earned based on the principal amount outstanding.

     It is the Company's policy to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Nonaccrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to timely payment of principal or interest.

CONCENTRATIONS OF CREDIT RISK

     The Company originates real estate, consumer, and commercial loans primarily in its southeast Iowa market area and adjacent counties. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market area.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes collectibility of the principal is unlikely.

     Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the subsidiary banks' allowance for loan losses. Such agencies may require the subsidiary banks to increase their allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

LOAN POOL PARTICIPATIONS

     The Company has invested in participations in pools of loans acquired from the FDIC, the RTC, and other sources at substantial discounts. The pools, all acquired since 1988, consist of loans to borrowers located throughout the United States.

     The Company carries its investment in the loan pools as a separate earning asset on its balance sheet. Principal or interest restructures, write-downs, or write-offs within the pools are not included in the Company's disclosures for its loan portfolio.

     The loan pools are managed by the Servicer operating in Omaha, Nebraska, the sole incentive of which is cash collection without regard to principal or income allocation of the payment. The investment in loan pools is accounted for on a nonaccrual basis. For loans receiving regular payments, cash is applied first to interest income for interest due at the contract rate. Additional payment is then applied to principal in a ratio of cost basis to loan face amount and to discount income for the remainder.

     For loans where payments are received on an irregular basis, the Servicer evaluates the collateral position of the loan and, where well-secured, the payments are applied as described above. When the loan is judged to be other than well-secured, the payment is applied to principal and discount income with no recognition of interest due at the contract rate.

     For loans where the circumstances or new information lead the Servicer to believe that collection of the note or recovery through collateral is less than originally determined, the cost basis assigned to the loan is written down or off through a charge to discount income.

     For loans where the Servicer negotiates a settlement of the obligation for a lump sum, the payment is applied first to principal, then to discount income and last to interest due at the contract rate.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line or accelerated method over the estimated useful lives of respective assets, which range from 5 to 40 years for building and improvements and 3 to 10 years for furniture and equipment.

EXCESS OF COST OVER UNDERLYING NET ASSETS

     The excess of cost over underlying net assets of $5,550,000, $6,162,000 and $6,795,000 at December 31, 1998, 1997, and 1996, respectively, is being amortized primarily using the straight-line method over 15 years. Amortization expenses for 1998, 1997, and 1996 were $612,000, $633,000 and $529,000, respectively.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

OTHER REAL ESTATE OWNED

     Other real estate owned represents property acquired through foreclosure or deeded to the subsidiary banks in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is carried at the lower of the cost of acquisition or the asset's fair market value, less estimated costs of disposition, and is included in other assets on the consolidated balance sheets. Reductions in the balance of other real estate at the date of acquisition are charged to the allowance for loan losses. Expenses incurred subsequent to the acquisition of the property and any subsequent write-downs to reflect current fair market value are charged as noninterest expense as incurred. Gains or losses on the disposition of other real estate are recognized in other income or expense in the period in which they are realized.

     Other real estate owned of $12,000 at December 31, 1998 and 1997 was included in other assets.

TRUST DEPARTMENT ASSETS

     Property held for customers in fiduciary or agency capacities is not included in the accompanying consolidated balance sheets, as such items are not assets of the Company.

INCOME TAXES

     The Company files a consolidated federal income tax return. Federal income taxes are allocated based on each entity computing its taxes on a separate company basis. For state purposes, the bank subsidiaries each file a franchise return and the remaining entities file a consolidated income tax return.

STATEMENTS OF CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in banks, and federal funds sold.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years' consolidated financial statements in order to conform to current year presentation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A significant estimate that is particularly sensitive to change relates to the allowance for loan losses.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

2  INVESTMENT SECURITIES

     A summary of investment securities by type as of December 31, 1998 and 1997, follows:

                                                                        DECEMBER 31, 1998
                                                          ---------------------------------------------
                                                                        GROSS        GROSS      APPROX.
                                                          AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                            COST        GAINS        LOSSES      VALUE
                                                          ---------   ----------   ----------   -------
                                                                         (IN THOUSANDS)
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. government securities..............................   $ 4,501       $102         $ --      $ 4,603
U.S. government agency securities.......................    18,257        164           13       16,408
Other investment securities.............................     8,627         29           12        8,644
                                                           -------       ----         ----      -------
  Total.................................................   $29,385       $295         $ 25      $29,655
INVESTMENT SECURITIES HELD TO MATURITY:
U.S. government agency securities.......................   $ 1,290       $ 26         $ --      $ 1,316
Obligations of states and political subdivisions........     8,291        127            9        8,409
Other investment securities.............................     4,098         15           --        4,113
                                                           -------       ----         ----      -------
  Total.................................................   $12,679       $168         $  9      $13,838
                                                           =======       ====         ====      =======

                                                                        DECEMBER 31, 1997
                                                          ---------------------------------------------
                                                                        GROSS        GROSS      APPROX.
                                                          AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                            COST        GAINS        LOSSES      VALUE
                                                          ---------   ----------   ----------   -------
                                                                         (IN THOUSANDS)
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. government securities..............................   $ 4,506       $ 57         $ --      $ 4,563
U.S. government agency securities.......................    15,177        143            7       15,313
Other investment securities.............................     3,352          5            5        3,352
                                                           -------       ----         ----      -------
  Total.................................................   $23,035       $205         $ 12      $23,228
                                                           =======       ====         ====      =======
INVESTMENT SECURITIES HELD TO MATURITY:
U.S. government securities..............................   $ 5,046       $ --         $ 12      $ 5,034
U.S. government agency securities.......................     2,885         34            5        2,914
Obligations of states and political subdivisions........     6,793         52           18        6,827
Other investment securities.............................     5,109         --           15        5,094
                                                           -------       ----         ----      -------
  Total.................................................   $19,833       $ 86         $ 50      $19,869
                                                           =======       ====         ====      =======

     Proceeds from the sale of investment securities available for sale during 1998, 1997, and 1996 were $3,205,000, $1,994,000, and $6,022,000, respectively.
Gross gains and losses realized on the sale of investment securities available for sale for each of the following years ended December 31 were as follows:

                                                                1998    1997    1996
                                                                ----    ----    ----
                                                                   (IN THOUSANDS)
Realized gains..............................................    $58     $--     $  6
Realized losses.............................................     --      (8)     (80)
                                                                ---     ---     ----
  Total.....................................................    $58     $(8)    $(74)
                                                                ===     ===     ====

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

     As of December 31, 1998 and 1997, investment securities of approximately $9,557,000 and $16,103,000, respectively, were pledged as collateral to secure public fund deposits and for other purposes required or permitted by law. Public funds approximated $27,181,000 and $25,781,000 at December 31, 1998 and 1997,
respectively.

     The amortized cost and approximate fair value of investment securities as of December 31, 1998, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                AMORTIZED    APPROXIMATE
                                                                  COST       FAIR VALUE
                                                                ---------    -----------
                                                                     (IN THOUSANDS)
INVESTMENT SECURITIES AVAILABLE FOR SALE:
Due in 1 year or less.......................................     $ 4,005       $ 4,011
Due after 1 year through 5 years............................      17,734        17,869
Due after 5 years through 10 years..........................       2,043         2,078
Due after 10 years..........................................       5,603         5,697
                                                                 -------       -------
  Total.....................................................     $29,385       $29,655
                                                                 -------       -------
INVESTMENT SECURITIES HELD TO MATURITY:
Due in 1 year or less.......................................     $ 4,496       $ 4,514
Due after 1 year through 5 years............................       6,598         6,691
Due after 5 years through 10 years..........................       1,467         1,506
Due after 10 years..........................................       1,118         1,127
                                                                 -------       -------
  Total.....................................................     $13,679       $13,838
                                                                 =======       =======

3  LOANS

     A summary of the respective loan categories as of December 31, 1998 and 1997, follows:

                                                                  1998        1997
                                                                --------    --------
                                                                   (IN THOUSANDS)
Real estate loans...........................................    $ 82,587    $ 72,303
Commercial and agricultural loans...........................      66,463      55,977
Loans to individuals........................................      12,847      13,268
Other loans.................................................       3,530       2,785
                                                                --------    --------
Total.......................................................    $165,427    $144,333
                                                                ========    ========

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

     Total nonperforming loans and assets at December 31, 1998 and 1997, were:

                                                                 1998      1997
                                                                ------    ------
                                                                 (IN THOUSANDS)
Impaired loans and leases:
  Nonaccrual................................................    $  561    $  927
  Restructured..............................................       164       387
                                                                ------    ------
     Total impaired loans and leases........................       725     1,314
Loans and leases past due 90 days or more...................       663       522
                                                                ------    ------
Total nonperforming loans...................................     1,388     1,836
Other real estate owned.....................................        12        12
                                                                ------    ------
Total nonperforming assets..................................    $1,400    $1,848
                                                                ======    ======

     The average balances of nonperforming loans for the years ended December 31, 1998 and 1997, were $1,626,000 and $1,669,000, respectively. The allowance for credit losses related to nonperforming loans at December 31, 1998 and 1997, was $103,000 and $368,000, respectively. Nonperforming loans of $1,343,000 and $902,000 at December 31, 1998 and 1997, respectively, were not subject to a related allowance for credit losses because of the net realizable value of loan collateral, guarantees and other factors. The effect of nonaccrual and restructured loans on interest income for each of the three years ended December 31, 1998, 1997, and 1996 was:

                                                                1998    1997    1996
                                                                ----    ----    ----
                                                                   (IN THOUSANDS)
INTEREST INCOME:
  As originally contracted..................................    $126    $213    $131
  As recognized.............................................      17      91      41
                                                                ----    ----    ----
     Reduction of interest income...........................    $109    $122    $ 90
                                                                ====    ====    ====

4  ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the years ended December 31, 1998, 1997, and 1996 were as follows:

                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                      (IN THOUSANDS)
Balance at beginning of year................................    $1,816    $1,491    $1,001
Provision for loan losses...................................     1,179       417       987
Recoveries on loans previously charged off..................        22        45        38
Loans charged off...........................................      (840)     (137)     (705)
Acquisition allowance.......................................        --        --       170
                                                                ------    ------    ------
Balance at end of year......................................    $2,177    $1,816    $1,491
                                                                ======    ======    ======

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

5  LOANS TO RELATED PARTIES

     Certain directors and officers of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company's subsidiaries. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The loan activity of this group included in loans as of December 31, 1998 and 1997, was as follows:

                                                                 1998       1997
                                                                -------    -------
                                                                  (IN THOUSANDS)
Aggregate balance at beginning of year......................    $ 7,633    $ 6,421
Advances....................................................     12,829     10,334
Payments....................................................     12,442      9,122
                                                                -------    -------
Aggregate balance at end of year............................    $ 8,020    $ 7,633
                                                                =======    =======

6  PREMISES AND EQUIPMENT

     A summary of premises and equipment as of December 31, 1998 and 1997 was as follows:

                                                                 1998       1997
                                                                -------    -------
                                                                  (IN THOUSANDS)
Land and improvements.......................................    $   603    $   603
Building and improvements...................................      3,670      3,571
Furniture and equipment.....................................      4,962      4,614
                                                                -------    -------
Total office properties and equipment at cost...............      9,235      8,788
Less accumulated depreciation...............................      5,192      4,605
                                                                -------    -------
Total.......................................................    $ 4,043    $ 4,183
                                                                =======    =======

7  DEPOSITS

     The scheduled maturities of certificate accounts are as follows as of December 31, 1998:

                                                              (IN THOUSANDS)
                                                              --------------
1999........................................................     $ 78,558
2000........................................................       23,420
2001........................................................        9,087
2002........................................................        3,062
2003........................................................        1,605
Thereafter..................................................           --
                                                                 --------
Total.......................................................     $115,732
                                                                 ========

     Time deposits in excess of $100,000 approximated $24,468,000 and $19,755,000 as of December 31, 1998 and 1997, respectively. Interest expense on such deposits for the years ended December 31, 1998, 1997, and 1996 was approximately $1,189,000, $871,000, and $663,000, respectively.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

8  FEDERAL HOME LOAN BANK ADVANCES

     At December 31, 1998 and 1997, Federal Home Loan Bank (FHLB) advances consisted of the following:

                                                               WEIGHTED-                  WEIGHTED-
                                                                AVERAGE                    AVERAGE
                                                    1998     INTEREST RATE     1997     INTEREST RATE
                                                   ------    -------------    ------    -------------
                                                                     (IN THOUSANDS)
Maturity in year ending
1998...........................................    $   --          --%        $1,000        5.82%
1999...........................................     3,027        5.96          3,000        5.96
2000...........................................     2,029        6.01          2,000        6.02
2001...........................................        30        5.40             --          --
Over 3 Years...................................     2,509        5.07             --          --
                                                   ------                     ------
  Total........................................    $7,595                     $6,000
                                                   ======                     ======

     Advances from the FHLB are secured by stock in the FHLB. In addition, Mahaska State Bank has pledged certain U.S. Agency securities, and Central Valley Bank and Pella State Bank have agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating not less than 125 percent and 150 percent of outstanding advances, respectively.

9  NOTES PAYABLE

     The notes payable balance at December 31, 1998, consists of advances on a $20,000,000 line of credit. The line has a variable interest rate and is due June 30, 1999. The current notes are secured by all of the common stock of the subsidiaries. Interest is payable quarterly at 3/8 below the lender's prime rate, which ranged from 7 3/8 percent to 8 1/2 percent in 1998.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

10  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's financial instruments as of December 31, 1998 and 1997, were as follows:

                                                                CARRYING
                            1998                                 VALUE      FAIR VALUE
                            ----                                --------    ----------
                                                                    (IN THOUSANDS)
FINANCIAL ASSETS:
Cash and due from banks.....................................    $  9,292     $  9,292
Interest-bearing deposits with banks........................       3,559        3,559
Federal funds sold..........................................       9,270        9,270
Investment securities.......................................      43,334       43,493
Loans, net..................................................     163,250      163,809
Loan pool participations....................................      54,510       54,510
FINANCIAL LIABILITIES:
Deposits....................................................    $232,733     $233,444
Federal Home Loan Bank advances.............................       7,595        7,609
Notes payable...............................................      17,000       17,000
OFF BALANCE SHEET ITEMS:
Commitments to extend credit................................    $     --     $     --
Letters of credit...........................................          --           --

                                                                CARRYING
                            1997                                 VALUE      FAIR VALUE
                            ----                                --------    ----------
                                                                    (IN THOUSANDS)
FINANCIAL ASSETS:
Cash and due from banks.....................................    $ 10,854     $ 10,854
Interest-bearing deposits with banks........................       1,526        1,526
Federal funds sold..........................................       6,815        6,815
Investment securities.......................................      43,061       43,097
Loans, net..................................................     142,517      143,405
Loan pool participations....................................      54,326       54,326
FINANCIAL LIABILITIES:
Deposits....................................................    $215,308     $216,494
Federal Home Loan Bank advances.............................       6,000        6,000
Notes payable...............................................      14,050       14,050
OFF BALANCE SHEET ITEMS:
Commitments to extend credit................................    $     --     $     --
Letters of credit...........................................          --           --

     The recorded amount of cash and due from banks, interest-bearing deposits with banks, and federal funds sold approximates fair value.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

     The estimated fair value of investment securities has been determined using available quoted market prices.

     The estimated fair value of loans is net of an adjustment for credit risk. For loans with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Fixed rate loans were valued using a present value discounted cash flow with a discount rate approximating the market rate for similar assets.

     The recorded amount of the loan pools participations approximates fair value due to the characteristics of the loan pool participations. Any additional value attained in the loan pool participations over purchase cost is directly attributable to the expertise of the Servicer to collect a higher percentage of the book value of loans in the pools over the percentage paid.

     Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market for similar deposits. The fair value estimate does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company believes the value of these depositor relationships to be significant.

     The estimated fair value of the Federal Home Loan Bank advances was determined using a present-value discounted cash flow with a discount rate approximating the current market for similar borrowings.

     The recorded amount of the notes payable approximates fair value as a result of the short-term nature of these instruments.

     The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements.

11  INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1998, 1997, and 1996 is as follows:

1998                                                            FEDERAL    STATE     TOTAL
----                                                            -------    ------    ------
                                                                      (IN THOUSANDS)
Current.....................................................    $2,297     $  370    $2,667
Deferred....................................................       (57)       (27)      (84)
                                                                ------     ------    ------
                                                                $2,240     $  343    $2,583
                                                                ======     ======    ======

1997                                                            FEDERAL    STATE     TOTAL
----                                                            -------    ------    ------
                                                                      (IN THOUSANDS)
Current.....................................................    $2,389     $  350    $2,739
Deferred....................................................      (133)       (12)     (145)
                                                                ------     ------    ------
                                                                $2,256     $  338    $2,594
                                                                ======     ======    ======

1996                                                            FEDERAL    STATE     TOTAL
----                                                            -------    ------    ------
                                                                      (IN THOUSANDS)
Current.....................................................    $2,198     $  276    $2,474
Deferred....................................................       (89)        --       (89)
                                                                ------     ------    ------
                                                                $2,109     $  276    $2,385
                                                                ======     ======    ======

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

     Income tax expense differs from the amount computed by applying the United States federal income tax rate of 34 percent in 1998, 1997, and 1996 to income before income tax expense. The reasons for these differences are as follows:

                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                      (IN THOUSANDS)
Provision at statutory rate.................................    $2,450    $2,602    $2,239
State franchise tax (net of federal tax benefit)............       227       223       182
Nontaxable interest income..................................      (113)     (115)     (144)
Nondeductible goodwill amortization.........................        21        21        21
Life insurance cash value increase..........................       (26)      (26)      (31)
Other, net..................................................        24      (111)       18
                                                                ------    ------    ------
  Total.....................................................    $2,583    $2,594    $2,385
                                                                ======    ======    ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997, are as follows:

                                                                1998     1997
                                                                -----    -----
                                                                (IN THOUSANDS)
DEFERRED TAX ASSETS:
Allowance for loan losses...................................    $ 569    $ 438
Deferred compensation.......................................       72       79
Premium amortization........................................       73       58
                                                                -----    -----
  Gross deferred tax assets.................................      714      575
                                                                -----    -----
DEFERRED TAX LIABILITIES:
Depreciation and amortization...............................     (105)     (94)
Federal Home Loan Bank stock................................      (11)     (17)
Deferred loan fees..........................................      (87)     (70)
Unrealized gain on available for sale securities............     (100)     (74)
Other.......................................................      (49)     (15)
                                                                -----    -----
  Gross deferred tax liabilities............................     (352)    (270)
                                                                -----    -----
  Net deferred tax asset....................................    $ 362    $ 305
                                                                =====    =====

     No valuation allowance was required for the deferred tax asset at December 31, 1998 or 1997.

12  STOCK INCENTIVE PLAN

     The Company has a stock incentive plan under which up to 750,000 shares of common stock are reserved for issuance pursuant to options or other awards which may be granted to officers, key employees, and certain non-affiliated directors of the Company. The exercise price of each option equals the market price of the Company's stock on the date of grant. The option's maximum term is ten years, with vesting occurring at the rate of thirty-three percent on the one-year anniversary of date of grant, sixty-six percent vesting on the two-year anniversary, and one hundred percent vesting on the three-year anniversary of date of grant. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Company's stock incentive plan been determined consistent with SFAS

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                 1998      1997
                                                                ------    ------
                                                                 (IN THOUSANDS)
NET INCOME:
As reported.................................................    $4,623    $5,058
Pro forma...................................................     4,362     4,770
NET INCOME PER SHARE:
As reported -- basic........................................    $ 1.26    $ 1.38
As reported -- diluted......................................      1.20      1.33
Pro forma -- basic..........................................      1.19      1.31
Pro forma -- diluted........................................      1.18      1.28

     The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997, respectively: dividend yield of
2.80 percent for 1998 and 2.80 percent for 1997; expected volatility of 24 percent for 1998 and 25 percent for 1997; risk free interest rates of 4.71 percent for 1998 and 5.74 percent for 1997; and expected lives of 7.5 years for both years.

     A summary of the status of the Company's stock incentive plan as of December 31, 1998 and 1997, and the activity during the years ended on those dates is presented below:

                                                      1998                       1997
                                            ------------------------   ------------------------
                                                         EXERCISE                   EXERCISE
                                            SHARES        PRICE        SHARES        PRICE
                                            -------   --------------   -------   --------------
Balance at beginning of year.............   519,769   $  7.50-19.875   440,827   $   7.50-11.10
Granted..................................    43,041     16.875-22.00   151,819     11.10-19.875
Exercised................................    58,219       7.50-13.95    65,970       7.50- 9.00
Forfeited................................     7,292      11.10-22.00     6,907       9.00-11.10
                                            -------                    -------
Outstanding at end of year...............   497,299   $   7.50-22.00   519,769   $  7.50-19.875
Options exercisable at year-end..........   363,494   $  7.50-19.875   308,671   $  7.50-19.875
Weighted-average fair value of options
  granted during the year................             $         4.65             $         4.65

13  EMPLOYEE BENEFIT PLANS

     The Company maintains an employee stock ownership plan ("ESOP") covering substantially all employees meeting minimum age and service requirements. Contributions are determined by the board of directors of each subsidiary. Contributions relating to the plan were $161,000, $142,000 and $114,000 for 1998, 1997, and 1996, respectively. As of December 31, 1998 and 1997, the ESOP owned 417,667 and 421,025 shares of the Company's Common Stock, respectively.

     A 401(k) plan was adopted by the Company in 1994. The Company does not make any contributions to this plan. The Company has also provided deferred compensation plans to certain executive officers, which provide for a series of payments to be made after retirement. The present value of the future payments is being accrued over the respective employees' remaining active service periods. The total expense related to these plans was ($19,000), $39,000 and $33,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

     The Company provides no material post-retirement benefits.

14  REGULATORY CAPITAL REQUIREMENTS

     The Company is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total capital and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject. The Company and significant subsidiaries actual capital amounts and ratios are also presented in the following table.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

                                                                                    TO BE WELL
                                                                 MINIMUM FOR        CAPITALIZED
                                                                   CAPITAL         UNDER PROMPT
                                                                  ADEQUACY          CORRECTIVE
                                                 ACTUAL           PURPOSES       ACTION PROVISIONS
                                             ---------------   ---------------   -----------------
                                             AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                                             -------   -----   -------   -----   --------   ------
                                                                (IN THOUSANDS)
AS OF DECEMBER 31, 1998:
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
Consolidated...............................  $34,858    14.9%  $18,656    8.0%       N/A      N/A
Mahaska State Bank.........................   15,638    11.2    11,162    8.0    $13,953     10.0%
Central Valley Bank........................    8,364    14.0     4,763    8.0      5,954     10.0
Pella State Bank...........................    4,924    44.3       890    8.0      1,113     10.0
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
Consolidated...............................  $32,682    14.0%  $ 9,328    4.0%       N/A      N/A
Mahaska State Bank.........................   14,518    10.4     5,581    4.0    $ 8,372      6.0%
Central Valley Bank........................    7,966    13.4     2,382    4.0      3,572      6.0
Pella State Bank...........................    4,765    42.8       445    4.0        668      6.0
TIER 1 CAPITAL (TO AVERAGE ASSETS):
Consolidated...............................  $32,682    11.3%  $ 8,682    3.0%       N/A      N/A
Mahaska State Bank.........................   14,518     8.6     5,041    3.0    $ 8,402      5.0%
Central Valley Bank........................    7,966     9.3     2,569    3.0      4,282      5.0
Pella State Bank...........................    4,765    33.8       423    3.0        705      5.0
AS OF DECEMBER 31, 1997:
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
Consolidated...............................  $32,408    15.6%  $16,602    8.0%       N/A      N/A
Mahaska State Bank.........................   16,084    12.2    10,541    8.0    $13,176     10.0%
Central Valley Bank........................    7,055    12.7     4,428    8.0      5,536     10.0
Pella State Bank...........................    4,940   207.1       191    8.0        239     10.0
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
Consolidated...............................  $30,592    14.7%  $ 8,301    4.0%       N/A      N/A
Mahaska State Bank.........................   15,022    11.4     5,270    4.0    $ 7,905      6.0%
Central Valley Bank........................    6,756    12.2     2,214    4.0      3,321      6.0
Pella State Bank...........................    4,926   206.5        95    4.0         14      6.0
TIER 1 CAPITAL (TO AVERAGE ASSETS):
Consolidated...............................  $30,592    11.8%  $ 7,773    3.0%       N/A      N/A
Mahaska State Bank.........................   15,022     9.1     4,946    3.0    $ 8,244      5.0%
Central Valley Bank........................    6,756     8.9     2,278    3.0      3,796      5.0
Pella State Bank...........................    4,926   378.5        39    3.0         65      5.0

15  DIVIDEND RESTRICTIONS

     The Company derives a substantial portion of its cash flow, including that available for dividend payments to shareholders, from its bank subsidiaries in the form of dividends received. The bank subsidiaries are subject to certain statutory and regulatory restrictions that affect dividend payments. Based on minimum regulating guidelines as published by those regulators, the maximum dividends which could be paid by the bank subsidiaries to the Company at December 31, 1998, approximated $12,271,000.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

16  COMMITMENTS AND CONTINGENCIES

     The Company is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers, which include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. As of December 31, 1998 and 1997, outstanding commitments to extend credit totaled approximately $18,755,000 and $15,597,000, respectively.

     Commitments under standby letters of credit outstanding aggregated $3,018,000 and $2,297,000 as of December 31, 1998 and 1997, respectively. The Company does not anticipate any losses as a result of these transactions.

     The Company is involved in various legal actions and proceedings arising from the normal course of operations. Management believes, based on known facts and the advice of legal counsel, that the ultimate liability, if any, not covered by insurance, arising from all legal actions and proceedings will not have a material adverse effect upon the consolidated financial position of the Company.

17  SUBSEQUENT EVENT

     On February 2, 1999, the Company announced execution of a definitive merger agreement with Midwest Bancshares, Inc. of Burlington, Iowa ("Midwest"). The merger will be accomplished through a tax-free fixed exchange of one (1) share of Company common stock for each share of outstanding common stock of Midwest Bancshares, Inc. The transaction is intended to qualify as a tax-free reorganization and be accounted for as a pooling of interests. The transaction is expected to be completed in the third quarter of 1999, after customary regulatory and shareholder approvals have been received. Based on the Company's closing price of $17.00 on February 2, 1999, the transaction will be valued at $19.0 million. Based on Midwest's total shares outstanding of approximately 1.1 million shares as of February 2, 1999, the Company will have approximately 4.7 million shares outstanding after the merger. This merger will add approximately $163,000,000 in assets and $106,000,000 in deposits to the Company.

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

18  MAHASKA INVESTMENT COMPANY (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                                                                   DECEMBER 31
                                                                ------------------
                                                                 1998       1997
                                                                -------    -------
                                                                  (IN THOUSANDS)
ASSETS:
Cash on deposit at bank subsidiary..........................    $   309    $   617
Cash at other institutions..................................         22         19
                                                                -------    -------
  Cash and cash equivalents.................................        331        636
Investment securities.......................................        377        299
Loans.......................................................      7,511      2,447
Loan pool participations....................................      7,607      7,734
Investments in:
  Bank subsidiaries.........................................     32,678     32,782
  Bank-related subsidiary...................................      5,274      5,059
Excess cost over net assets.................................         21         83
Premises and equipment......................................        685        733
Other assets................................................        923      1,182
                                                                -------    -------
  Total assets..............................................     55,407     50,955
                                                                -------    -------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable...............................................    $17,000    $14,050
Accrued expenses payable and other liabilities..............        175        151
                                                                -------    -------
  Total liabilities.........................................     17,175     14,201
                                                                =======    =======
Shareholders' equity:
Common stock................................................     19,038     19,038
Capital surplus.............................................         17      7,734
Treasury stock at cost......................................     (2,799)    (1,752)
Retained earnings...........................................     21,806     11,615
Accumulated other comprehensive income......................        170        119
                                                                -------    -------
  Total shareholders' equity................................     38,232     36,754
                                                                -------    -------
  Total liabilities and shareholders' equity................    $55,407    $50,955
                                                                =======    =======

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

                              STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31
                                                                -----------------------------
                                                                 1998       1997       1996
                                                                -------    -------    -------
                                                                       (IN THOUSANDS)
INCOME:
Dividends from subsidiaries.................................    $ 4,600    $ 2,400    $ 2,000
Interest income and discount on loan pool participations....      1,878      2,713      3,498
Management, audit, and loan review fees.....................        236        398        285
Other operating income......................................        433        146        247
                                                                -------    -------    -------
  Total income..............................................      7,147      5,657      6,030
                                                                =======    =======    =======
EXPENSE:
Salaries and benefits expense...............................        859      1,026        925
Interest on short-term borrowings...........................      1,074        800        968
Other operating expense.....................................        638        646        642
                                                                -------    -------    -------
  Total expense.............................................      2,571      2,472      2,535
                                                                =======    =======    =======
Income before income tax expense and equity in undistributed
  earnings of subsidiaries..................................      4,576      3,185      3,495
Income tax expense..........................................         13        151        529
                                                                -------    -------    -------
Income before equity in undistributed earnings of
  subsidiaries..............................................      4,563      3,034      2,966
Equity in undistributed earnings of subsidiaries............         60      2,024      1,528
                                                                -------    -------    -------
  Net income................................................    $ 4,623    $ 5,058    $ 4,494
                                                                =======    =======    =======

                           MAHASKA INVESTMENT COMPANY

                       DECEMBER 31, 1998, 1997, AND 1996

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31
                                                                -----------------------------
                                                                 1998       1997       1996
                                                                -------    -------    -------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................    $ 4,623    $ 5,058    $ 4,494
                                                                -------    -------    -------
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Equity in undistributed earnings of subsidiaries..........        (60)    (2,024)    (1,528)
  Depreciation and amortization.............................        124        121        105
  Investment securities gains...............................        (26)        --         --
  Decrease (increase) in other assets.......................        259       (504)       (41)
  Increase (decrease) in other liabilities..................         24       (133)       238
                                                                -------    -------    -------
  Total adjustments.........................................        320     (2,540)    (1,226)
                                                                -------    -------    -------
  Net cash provided by operating activities.................      4,943      2,518      3,268
                                                                =======    =======    =======
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities..........................       (227)        --       (149)
Proceeds from investment securities sales...................        175         --         --
Purchases of loan pool participations:......................     (4,610)    (2,091)    (1,033)
Principal recovery on loan pool participations..............      4,737      5,665      7,590
Net (increase) decrease in loans............................     (5,064)    (2,243)     2,655
Purchases of premises and equipment.........................        (13)      (151)       (55)
Investment in subsidiaries..................................         --     (5,000)   (10,000)
                                                                -------    -------    -------
  Net cash used in investing activities.....................     (5,002)    (3,820)      (992)
                                                                -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Advances on notes payable...................................      7,450      6,500      7,800
Principal payments on notes payable.........................     (4,500)    (2,400)    (7,900)
Dividends paid..............................................     (2,048)    (1,753)    (1,638)
Purchases of treasury stock.................................     (1,837)    (1,682)      (622)
Proceeds from stock issued..................................        689        729         --
                                                                -------    -------    -------
  Net cash (used in) provided by financing activities.......       (246)     1,444     (2,360)
                                                                -------    -------    -------
  Net (decrease) increase in cash and cash equivalents......       (305)       142        (84)
Cash and cash equivalents at beginning of year..............        636        494        578
                                                                -------    -------    -------
Cash and cash equivalents at end of year....................    $   331    $   636    $   494
                                                                =======    =======    =======

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                JUNE 30,    DECEMBER 31,
                                                                  1999          1998
                                                                --------    ------------
ASSETS
  Cash and cash equivalents.................................    $  2,071      $  4,088
  Securities available for sale.............................      36,485        33,843
  Securities held to maturity (estimated fair value of
     $21,743 and $22,116)...................................      21,601        21,827
  Loans receivable, net.....................................      98,794        96,348
  Real estate acquired through foreclosure..................          --           192
  Federal Home Loan Bank stock, at cost.....................       2,200         2,200
  Office property and equipment, net........................       2,394         2,444
  Accrued interest receivable...............................       1,386         1,237
  Other assets..............................................         335           139
                                                                --------      --------
Total assets................................................    $165,266      $162,318
                                                                ========      ========
LIABILITIES
  Deposits..................................................    $107,895      $105,982
  Advances from Federal Home Loan Bank......................      44,000        43,000
  Advances from borrowers for taxes and insurance...........         432           413
  Accrued interest payable..................................          91            66
  Accrued expenses and other liabilities....................         540           822
                                                                --------      --------
Total liabilities...........................................     152,958       150,283
                                                                --------      --------
Stockholders' equity
  Serial preferred stock, $.01 par value; authorized 500,000
     shares; none issued....................................          --            --
  Common stock, $.01 par value; 2,000,000 shares authorized;
     1,105,348 shares issued and outstanding in 1999 and
     1,077,738 shares issued and outstanding in 1998........          11            11
  Additional paid-in capital................................       1,886         1,772
  Retained earnings, substantially restricted...............      10,375         9,832
  Accumulated other comprehensive income -- unrealized gain
     on securities available for sale, net of taxes.........          36           420
                                                                --------      --------
Total stockholders' equity..................................      12,308        12,035
                                                                --------      --------
Total liabilities and stockholders' equity..................    $165,266      $162,318
                                                                ========      ========


          See accompanying notes to consolidated financial statements.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   SIX MONTHS
                                                                 ENDED JUNE 30,
                                                                ----------------
                                                                 1999      1998
                                                                ------    ------
Interest income:
  Loans receivable..........................................    $3,772    $3,740
  Securities available for sale.............................     1,040     1,244
  Securities held to maturity...............................       708       579
  Deposits in other financial institutions..................        77        41
  Other interest-earning assets.............................        68        68
                                                                ------    ------
     Total interest income..................................     5,666     6,672
                                                                ------    ------
Interest expense:
  Deposits..................................................     2,378     2,463
  Advances from FHLB and other borrowings...................     1,192     1,117
                                                                ------    ------
     Total interest expense.................................     3,570     3,580
                                                                ------    ------
     Net interest income....................................     2,095     2,092
     Provision for losses on loans..........................        24        24
                                                                ------    ------
Net interest income after provision for losses on loans.....     2,071     2,068
                                                                ------    ------
Non-interest income:
  Fees and service charges..................................       203       171
  Gain on sale of securities available for sale.............         7        97
  Other.....................................................        13       140
                                                                ------    ------
     Total non-interest income..............................       223       408
                                                                ------    ------
Non-interest expense:
  Compensation and benefits.................................       661       704
  Office property and equipment.............................       205       207
  Deposit insurance premiums................................        32        33
  Data processing...........................................        98        84
  Other.....................................................       405       395
                                                                ------    ------
     Total non-interest expense.............................     1,391     1,423
                                                                ------    ------
Earnings before taxes on income.............................       903     1,053
Taxes on income.............................................       236       333
                                                                ------    ------
Net earnings................................................    $  667    $  720
                                                                ======    ======
Earnings per share -- basic.................................    $ 0.61    $ 0.70
                                                                ======    ======
Earnings per share -- diluted...............................    $ 0.60    $ 0.65
                                                                ======    ======


See accompanying notes to consolidated financial statements.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                                -----------------
                                                                 1999       1998
                                                                -------    ------
Net earnings................................................     $ 667      $720
  Other comprehensive income:
     Unrealized gains (losses) on securities available for
      sale:
     Unrealized holding gains (losses) arising during the
      period, net of (tax benefits) taxes on income of
      ($288) in 1999 and $39 in 1998........................      (379)       72
     Less: reclassification adjustment for gains included in
      net earnings, net of taxes on income of $2 in 1999 and
      $36 in 1998...........................................         5        61
                                                                 -----      ----
Other comprehensive income, net of tax:.....................      (384)       11
                                                                 -----      ----
Comprehensive income........................................     $ 283      $731
                                                                 =====      ====


See accompanying notes to consolidated financial statements.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1999       1998
                                                              -------   --------
Cash flows from operating activities:
  Net earnings..............................................  $   667   $    720
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Provision for losses on loans..........................       24         24
     Gain on sale of securities available for sale..........       (7)       (97)
     Depreciation...........................................       89         90
     Amortization of loan fees, premiums and discounts......      (19)       (15)
     Increase in accrued interest receivable................     (149)      (200)
     Increase in other assets...............................     (196)       (50)
     Increase in accrued interest payable...................       25          7
     Increase (decrease) in accrued expenses and other
      liabilities...........................................       55        (48)
                                                              -------   --------
Net cash provided by operating activities...................      489        431
                                                              -------   --------
Cash flows from investing activities:
  Purchase of securities available for sale.................   (9,489)   (21,016)
  Purchase of FHLB stock....................................       --       (140)
  Proceeds from maturities of securities available for
     sale...................................................    2,000      6,000
  Proceeds from maturities of securities held to maturity...      457         --
  Proceeds from sales of securities available for sale......    3,364      2,464
  Loans purchased...........................................   (4,231)      (317)
  Purchase of mortgage-backed securities held to maturity...   (2,936)        --
  Repayment of principal on mortgage-backed securities......    3,591      5,831
  Decrease (increase) in loans receivable...................    1,728     (3,706)
  Proceeds from sale of real estate owned, net..............      234        107
  Purchase of office property and equipment.................      (39)       (62)
                                                              -------   --------
Net cash used in investing activities.......................   (5,321)   (11,039)
                                                              -------   --------
Cash flows from financing activities:
  Increase in deposits......................................    1,913        528
  Proceeds from advances from FHLB..........................    5,000     10,500
  Repayment of advances from FHLB...........................   (4,000)        --
  Exercise of stock options.................................      114         92
  Payment of cash dividends.................................     (231)      (134)
  Net decrease in advances from borrowers for taxes and
     insurance..............................................       19         23
                                                              -------   --------
Net cash provided by financing activities...................    2,815     11,009
                                                              -------   --------
Net (decrease) increase in cash and cash equivalents........   (2,017)       401
Cash and cash equivalents at beginning of year..............    4,088      2,524
                                                              -------   --------
Cash and cash equivalents at end of period..................  $ 2,071   $  2,925
                                                              =======   ========
Supplemental disclosures:
  Cash paid during the three months for:
     Interest...............................................  $ 3,545   $  3,573
     Taxes on income........................................      169        258
Transfers from loans to real estate owned...................       42        468
                                                              =======   ========


          See accompanying notes to consolidated financial statements.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES


     The consolidated financial statements for the six months ended June 30, 1999, and 1998 have not been audited and do not include information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with generally accepted accounting principles. However, in the opinion of management, the accompanying consolidated financial statements contain all adjustments, which are of a normal recurring nature, necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for an entire year. The accounting policies followed by the Company are set forth in Note 1 to the Company's consolidated financial statements contained in the 1998 Annual Report to Stockholders on Form 10-KSB and are incorporated herein by reference.


NOTE 2.  COMPUTATION OF PER SHARE EARNINGS


     Basic earnings per share amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share amounts are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. The following information was used in the computation of earnings per share on both a basic and diluted basis for the six months ended June 30, 1999 and 1998.



                                                                       SIX MONTHS
                                                                ------------------------
                                                                   1999          1998
                                                                ----------    ----------
Basic EPS Computation:
  Numerator -- Net earnings.................................    $  666,910    $  719,571
  Denominator -- Weighted average shares outstanding........     1,099,269     1,031,659
                                                                ----------    ----------
  Basic EPS.................................................    $     0.61    $     0.70
                                                                ==========    ==========
Diluted EPS Computation:
  Numerator -- Net earnings.................................    $  666,910    $  719,571
                                                                ----------    ----------
  Denominator -- Weighted average shares outstanding........     1,099,269     1,031,659
  Stock options.............................................        12,640        70,455
                                                                ----------    ----------
                                                                 1,111,909     1,102,114
                                                                ----------    ----------
  Diluted EPS...............................................    $     0.60    $     0.65
                                                                ==========    ==========


NOTE 3.  MERGER AGREEMENT

     On February 2, 1999, the Company announced the execution of definitive merger agreement with Mahaska Investment Company. the merger will be accomplished through a tax-free fixed exchange of one share of Mahaska Investment Company common stock for each share of outstanding common stock of the Company. The transaction is expected to be completed in the third quarter of 1999, after customary regulatory and shareholder approvals have been received.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  MIDWEST BANCSHARES, INC.
  Burlington, Iowa:

     We have audited the accompanying consolidated balance sheets of Midwest Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements ate the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midwest Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Des Moines, Iowa
January 22, 1999,
except for note 16
which is as of February 2, 1999.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                    1998            1997
                                                                ------------    ------------
ASSETS
Cash and cash equivalents...................................    $  4,087,677    $  2,523,983
Securities available for sale (note 2)......................      33,842,698      27,934,974
Securities held to maturity (estimated fair value of
  $22,116,475 and $20,055,364) (notes 2 and 7)..............      21,826,889      19,839,678
Loans receivable, net (notes 3, 4, and 8)...................      96,347,716      91,276,434
Real estate acquired through foreclosure....................         191,741         314,583
Federal Home Loan Bank (FHLB) stock, at cost................       2,200,000       1,959,700
Office property and equipment, net (note 5).................       2,444,356       2,560,749
Accrued interest receivable (note 6)........................       1,237,155       1,203,471
Other assets................................................         139,736         110,869
                                                                ------------    ------------
          Total assets......................................    $162,317,968    $147,724,441
                                                                ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits (note 7).........................................    $105,982,327     105,278,292
  Advances from FHLB (note 8)...............................      43,000,000      30,500,000
  Advances from borrowers for taxes and insurance...........         412,903         387,881
  Accrued interest payable..................................          65,566          80,175
  Accrued expenses and other liabilities....................         822,428         802,632
                                                                ------------    ------------
          Total liabilities.................................    $150,283,224    $137,048,980
                                                                ============    ============
Stockholders' equity (notes 10 and 11):
  Serial preferred stock, $.01 par value; authorized 500,000
     shares; none issued....................................              --              --
  Common stock, $.01 par value; 2,000,000 shares authorized;
     1,077,738 shares issued and outstanding in 1998 and
     1,020,762 shares issued and outstanding in 1997........          10,777          10,208
  Additional paid-in capital................................       1,771,495       1,530,430
  Retained earnings, substantially restricted...............       9,832,094       8,821,782
  Employee Stock Ownership Plan (ESOP)......................              --         (60,000)
  Accumulated other comprehensive income -- unrealized gains on securities available for sale, net of taxes on
     income of $250,000 in 1998 and $222,000 in 1997........         420,378         373,041
                                                                ------------    ------------
          Total stockholders' equity........................      12,034,744      10,675,461
  Contingencies (note 15)
                                                                ------------    ------------
          Total liabilities and stockholders' equity........    $162,317,968    $147,724,441
                                                                ============    ============

          See accompanying notes to consolidated financial statements.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                              1998         1997         1996
                                                           ----------   ----------   ----------
Interest income:
  Loans receivable......................................   $7,536,716   $7,074,649   $6,444,056
  Securities available for sale.........................    2,361,999    2,073,271    1,902,576
  Securities held to maturity...........................    1,202,933    1,388,444    1,609,591
  Deposits in other financial institutions..............      100,210       75,365       68,717
  Other interest-earning assets.........................      140,526      138,271      137,496
                                                           ----------   ----------   ----------
                                                           11,342,384   10,750,000   10,162,436
                                                           ----------   ----------   ----------
Interest expense:
  Deposits (note 7).....................................    4,924,651    5,039,036    4,726,637
  Advances from FHLB and other borrowings...............    2,302,514    1,681,261    1,516,060
                                                           ----------   ----------   ----------
                                                            7,227,165    6,720,297    6,242,697
                                                           ----------   ----------   ----------
          Net interest income...........................    4,115,219    4,029,703    3,919,739
Provision for losses on loans (note 4)..................       47,907       48,000       47,972
                                                           ----------   ----------   ----------
          Net interest income after provision for losses
            on loans....................................    4,067,312    3,981,703    3,871,767
                                                           ----------   ----------   ----------
Noninterest income:
  Fees and service charges..............................      375,891      282,249      179,326
  Gain on sale of securities available for sale (note
     2).................................................      117,920      220,223       29,213
  Other.................................................      170,078       51,214      140,481
                                                           ----------   ----------   ----------
                                                              663,889      553,686      349,020
                                                           ----------   ----------   ----------
Noninterest expenses:
  Compensation and benefits (note 10)...................    1,348,638    1,285,960    1,181,748
  Office property and equipment.........................      423,224      364,804      349,156
  Deposit insurance premiums............................       64,596       53,687      236,989
  Deposit insurance special assessment (note 12)........           --           --      670,861
  Data processing.......................................      173,964      164,087      164,939
  Other.................................................      799,521      712,937      613,436
                                                           ----------   ----------   ----------
                                                            2,809,943    2,581,475    3,217,129
                                                           ----------   ----------   ----------
          Earnings before taxes on income...............    1,921,258    1,953,914    1,003,658
Taxes on income (note 9)................................      549,000      689,000      374,000
                                                           ----------   ----------   ----------
          Net earnings..................................   $1,372,258   $1,264,914   $  629,658
                                                           ==========   ==========   ==========
Earnings per share -- basic.............................   $     1.31   $     1.23   $     0.59
                                                           ==========   ==========   ==========
Earnings per share -- diluted...........................   $     1.25   $     1.14   $     0.56
                                                           ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      AND COMPREHENSIVE INCOME YEARS ENDED
                       DECEMBER 31, 1998, 1997, AND 1996

                                                                                  EMPLOYEE
                                                                                    STOCK
                                                                                  OWNERSHIP   RECOGNITION    ACCUMULATED
                                         ADDITIONAL                                 PLAN          AND           OTHER
                               COMMON      PAID-IN      RETAINED     TREASURY     BORROWING    RETENTION    COMPREHENSIVE
                                STOCK      CAPITAL      EARNINGS       STOCK      GUARANTEE      PLAN          INCOME
                               -------   -----------   ----------   -----------   ---------   -----------   -------------
Balance at December 31,
  1995.......................  $4,550    $ 4,037,058   $7,403,062   $(1,699,533)  $(180,000)    $(9,725)      $ 340,526
Net earnings.................      --             --      629,658            --          --          --              --
Unrealized losses during the
  year on securities
  available for sale.........                                                                                  (307,852)
Realized gains on securities
  available for sale, net of
  taxes......................      --             --           --            --          --          --          19,800
                               -------   -----------   ----------   -----------   ---------     -------       ---------
    Total comprehensive
      income.................      --             --      629,658            --          --          --        (288,052)
Dividends declared ($.187 per
  share*)....................      --             --     (195,912)           --          --          --              --
Treasury stock acquired......      --             --           --      (511,109)         --          --              --
ESOP loan payment............      --             --           --            --      60,000          --              --
Amortization of recognition
  and retention plan.........      --             --           --            --          --       9,725              --
                               -------   -----------   ----------   -----------   ---------     -------       ---------
Balance at December 31,
  1996.......................   4,550      4,037,058    7,836,808    (2,210,642)   (120,000)         --          52,474
Net earnings.................      --             --    1,264,914            --          --          --              --
Unrealized gains during the
  year on securities
  available for sale.........      --             --           --            --          --          --         463,717
Realized gains on securities
  available for sale, net of
  taxes......................      --             --           --            --          --          --        (143,150)
                               -------   -----------   ----------   -----------   ---------     -------       ---------
    Total comprehensive
      income.................      --             --    1,264,914            --          --          --         320,567
Dividends declared ($.22 per
  share*)....................      --             --     (225,624)           --          --          --              --
Treasury stock acquired......      --             --           --      (393,659)         --          --              --
ESOP loan payment............      --             --           --            --      60,000          --              --
Issuance of shares of common
  stock under the stock
  option plan (note 10)......      28         26,237      (54,316)       77,066          --          --              --
3-for-1 stock split effected
  in the form of a 200% stock
  dividend (note 11).........   5,630     (2,532,865)          --     2,527,235          --          --              --
                               -------   -----------   ----------   -----------   ---------     -------       ---------
Balance at December 31,
  1997.......................  10,208      1,530,430    8,821,782            --     (60,000)         --         373,041
Net earnings.................      --             --    1,372,258            --          --          --              --
Unrealized gains during the
  year on securities
  available for sale.........      --             --           --            --          --          --         123,987
Realized gains on securities
  available for sale, net of
  taxes......................      --             --           --            --          --          --         (76,650)
                               -------   -----------   ----------   -----------   ---------     -------       ---------
    Total comprehensive
      income.................      --             --    1,372,258            --          --          --          47,337
Dividends declared ($.34 per
  share).....................      --             --     (361,946)           --          --          --              --
ESOP loan payment............      --             --           --            --      60,000          --              --
Issuance of shares of common
  stock under the stock
  option plan (note 10)......     569        241,065           --            --          --          --              --
                               -------   -----------   ----------   -----------   ---------     -------       ---------
Balance at December 31,
  1998.......................  $10,777   $ 1,771,495   $9,832,094   $        --   $      --     $    --       $ 420,378
                               =======   ===========   ==========   ===========   =========     =======       =========


                                  TOTAL
                               -----------
Balance at December 31,
  1995.......................  $ 9,895,938
Net earnings.................      629,658
Unrealized losses during the
  year on securities
  available for sale.........     (307,852)
Realized gains on securities
  available for sale, net of
  taxes......................       19,800
                               -----------
    Total comprehensive
      income.................      341,606
Dividends declared ($.187 per
  share*)....................     (195,912)
Treasury stock acquired......     (511,109)
ESOP loan payment............       60,000
Amortization of recognition
  and retention plan.........        9,725
                               -----------
Balance at December 31,
  1996.......................    9,600,248
Net earnings.................    1,264,914
Unrealized gains during the
  year on securities
  available for sale.........      463,717
Realized gains on securities
  available for sale, net of
  taxes......................     (143,150)
                               -----------
    Total comprehensive
      income.................    1,585,481
Dividends declared ($.22 per
  share*)....................     (225,624)
Treasury stock acquired......     (393,659)
ESOP loan payment............       60,000
Issuance of shares of common
  stock under the stock
  option plan (note 10)......       49,015
3-for-1 stock split effected
  in the form of a 200% stock
  dividend (note 11).........           --
                               -----------
Balance at December 31,
  1997.......................   10,675,461
Net earnings.................    1,372,258
Unrealized gains during the
  year on securities
  available for sale.........      123,987
Realized gains on securities
  available for sale, net of
  taxes......................      (76,650)
                               -----------
    Total comprehensive
      income.................    1,419,595
Dividends declared ($.34 per
  share).....................     (361,946)
ESOP loan payment............       60,000
Issuance of shares of common
  stock under the stock
  option plan (note 10)......      241,634
                               -----------
Balance at December 31,
  1998.......................  $12,034,744
                               ===========

---------------

* Reflects the 3-for-1 stock split effected in the form of a 200 percent dividend in November 1997.

          See accompanying notes to consolidated financial statements.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                          1998           1997          1996
                                                      ------------   ------------   -----------
Cash flows from operating activities:
  Net earnings.....................................   $  1,372,258   $  1,264,914   $   629,658
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Provision for losses on loans.................         47,907         48,000        47,972
     Depreciation..................................        190,663        161,250       144,301
     Provision for deferred taxes..................        170,000         96,000        24,000
     Gain on sale of securities available for
       sale........................................       (117,920)      (220,223)      (29,213)
     Gain on sale of securities held to maturity...             --             --       (15,950)
     Amortization of recognition and retention plan
       benefits....................................             --             --         9,725
     ESOP expense..................................         60,100         56,482        53,938
     Amortization of premiums and discounts........        (31,594)       (25,496)       76,778
     Increase in accrued interest receivable.......        (33,684)      (195,924)     (133,035)
     (Increase) decrease in other assets...........        (28,867)        (9,961)       90,050
     (Decrease) increase in accrued interest
       payable.....................................        (14,609)         6,432         2,236
     (Decrease) increase in accrued expenses and
       other liabilities...........................       (224,832)       160,229      (194,335)
                                                      ------------   ------------   -----------
     Net cash provided by operating activities.....      1,389,422      1,341,703       706,125
                                                      ------------   ------------   -----------
Cash flows from investing activities:
  Purchase of securities...........................    (33,196,242)   (14,680,737)   (5,568,000)
  Proceeds from maturities of securities...........     20,000,000      9,490,000     8,323,885
  Proceeds from sale of securities available for
     sale..........................................      7,297,627        798,473       550,239
  Loans purchased..................................     (1,164,815)    (6,955,215)   (5,555,413)
  Purchase of mortgage-backed securities...........    (12,022,831)    (3,484,096)   (4,051,131)
  Purchase of FHLB stock...........................       (240,300)            --            --
  Repayments of principal on mortgage-backed
     securities....................................     10,247,389      6,464,986     5,862,203
  Increase in loans receivable.....................     (4,479,351)    (3,505,057)   (1,800,202)
  Proceeds from sale of real estate owned, net.....        651,792         47,235       155,042
  Purchase of office property and equipment........        (74,270)      (275,016)     (276,470)
                                                      ------------   ------------   -----------
     Net cash used in investing activities.........    (12,981,001)   (12,099,427)   (2,359,847)
                                                      ------------   ------------   -----------
Cash flows from financing activities:
  Increase in deposits.............................        704,035      3,360,527       583,328
  Proceeds from advances from FHLB.................     33,700,000      8,500,000     8,000,000
  Repayment of advances from FHLB..................    (21,200,000)    (2,000,000)   (4,500,000)
  Net increase (decrease) in advances from
     borrowers for taxes and insurance.............         25,022          9,446       (33,992)
  Treasury stock acquired..........................             --       (393,659)     (511,109)
  Stock options exercised..........................        241,634         24,015            --
  Payment of cash dividends........................       (315,418)      (216,785)     (191,453)
                                                      ------------   ------------   -----------
     Net cash provided by financing activities.....     13,155,273      9,283,544     3,346,774
                                                      ------------   ------------   -----------
     Net increase (decrease) in cash and cash
       equivalents.................................      1,563,694     (1,474,180)    1,693,052
Cash and cash equivalents at beginning of year.....      2,523,983      3,998,163     2,305,111
                                                      ------------   ------------   -----------
Cash and cash equivalents at end of year...........   $  4,087,677   $  2,523,983   $ 3,998,163
                                                      ============   ============   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest......................................   $  7,241,774   $  6,713,865   $ 6,240,461
     Taxes on income...............................        351,760        485,140       531,654
  Transfers from loans to real estate acquired
     through foreclosure...........................        528,950        349,818       134,098
                                                      ============   ============   ===========

          See accompanying notes to consolidated financial statements.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     Midwest Bancshares, Inc. (the Company or Parent Company) is a Delaware corporation operating as a savings and loan holding company. The Company owns all of the outstanding stock of Midwest Federal Savings and Loan Association of Eastern Iowa (the Association).

     The Association serves Des Moines, Lee, and Louisa Counties in southeastern Iowa through its five retail banking offices located in Burlington, Wapello, and Ft. Madison, Iowa. The Association is primarily engaged in attracting retail deposits from the general public and investing those funds in first mortgages on owner-occupied, single-family residential loans and mortgage-backed securities. Midwest Financial Products, Inc., a wholly owned subsidiary of the Association, is engaged in the marketing of financial products.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Midwest Bancshares, Inc. and its wholly owned subsidiary; Midwest Federal Savings and Loan Association of Eastern Iowa and its subsidiary; Midwest Financial Products, Inc. All material intercompany accounts and transactions have been eliminated.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

  REGULATORY CAPITAL

     The Association is required by the Office of Thrift Supervision (OTS) to maintain prescribed levels of regulatory capital. At December 31, 1998, the Association met the requirements, and management anticipates meeting the requirements at December 31, 1999 (see note 11).

  CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company includes cash and due from other financial institutions and interest-bearing deposits with original maturities of three months or less in cash and cash equivalents. Amounts of interest-bearing deposits included as cash equivalents at December 31, 1998 and 1997, were $2,977,766 and $1,088,237, respectively.

  EARNINGS PER SHARE

     Basic earnings per share amounts are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share amounts are computed by dividing net income by the weighted average number of shares and all dilutive potential shares outstanding during the year. As further discussed in note 11, the Company declared a 3-for-1 stock split effected in the form of a stock dividend in 1997. The average number of shares and dilutive potential shares have been restated for the stock split. The following information was used in the computation of

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

earnings per share on both a basic and diluted basis for the years ended December 31, 1998, 1997, and 1996.

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Basic EPS Computation:
  Numerator --
  Net income.........................................    $1,372,258    $1,264,914    $  629,658
  Denominator --
  Weighted average shares outstanding................     1,048,233     1,032,310     1,061,442
                                                         ----------    ----------    ----------
Basic EPS............................................    $     1.31    $     1.23    $     0.59
                                                         ==========    ==========    ==========
Diluted EPS Calculation:
  Numerator --
  Net income.........................................    $1,372,258    $1,264,914    $  629,658
                                                         ----------    ----------    ----------
Denominator:
  Weighted average shares outstanding................     1,048,233     1,032,310     1,061,442
  Stock options......................................        53,750        75,631        62,941
                                                         ----------    ----------    ----------
                                                          1,101,983     1,107,941     1,124,383
                                                         ----------    ----------    ----------
Diluted EPS..........................................    $     1.25    $     1.14    $     0.56
                                                         ==========    ==========    ==========

  SECURITIES

     The Company's method of classifying debt securities is based on the intended holding period. Securities which may be sold prior to maturity to meet liquidity needs, to respond to market changes, or to adjust the asset-liability position are classified as available for sale. Securities which the Company intends to hold to maturity are classified as held to maturity.

     Securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the effect of taxes on income are recorded as a component of stockholders' Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premium or accretion of discount, over the term of the security using the interest method. Original issue discounts on short-term securities are accreted as accrued interest receivable over the lives of such securities.

     Mortgage-backed securities for which the Company has the positive intent and ability to hold to maturity are reported at amortized cost. Premiums and discounts are amortized and accreted using the interest method over the remaining period to contractual maturity, adjusted for prepayments. Actual prepayment experience is periodically reviewed, and the amortization and accretion is adjusted accordingly. In 1996, certain mortgage-backed securities with remaining principal balances of less than 15 percent of original purchase amounts were sold (see note 2).

     Gain or loss on sale is recognized in the statement of operations using the specific identification method.

  ALLOWANCES FOR LOSSES ON LOANS AND REAL ESTATE

     The allowance for losses on loans is increased by charges to operations and decreased by net charge-off and is maintained at an amount considered adequate to provide for such losses. The allowance for losses on loans is based on management's periodic evaluation of the loan portfolio and reflects an amount

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses.

     Real estate acquired is carried at the lower of cost or fair value less estimated costs of disposition. When a property is acquired through foreclosure or a loan is considered impaired, any excess of the loan balance over fair value of the property plus disposition costs is charged to the allowance for losses on loans. When circumstances indicate additional loss on the property, a direct charge to the provision for losses on real estate is made, and the real estate is recorded net of such provision.

     Accrued interest receivable in arrears which management believes is doubtful of collection (generally when a loan becomes 90 days delinquent) is charged to income. Subsequent interest income is not recognized on such loans until collected or until determined by management to be collectible.

     Under the Company's credit policies, all nonaccrual and restructured loans are considered to meet the definition of impaired loans. Loan impairment is measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate except, where more practical, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

  UNEARNED LOAN FEES AND DISCOUNTS

     Loan origination and commitment fees charged to borrowers and certain direct costs related to originations are deferred and amortized into interest income using the interest method. Direct loan origination costs for other loans are expensed, as such costs are not material in amount.

     Premiums and discounts on loans are amortized primarily over the expected remaining life of the related loans using the interest method.

  CONCENTRATIONS OF CREDIT RISK

     The Association grants residential and commercial real estate loans and other consumer and commercial loans, primarily in its central Iowa market area. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market area.

FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

     In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off balance sheet risk, which include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements (see note 3). The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

  OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment are recorded at cost, and depreciation is provided primarily using the straight-line basis over the estimated useful lives of the related assets, which range from 25 to 50 years for office buildings and from 5 to 15 years for furniture, fixtures, and equipment.

     Maintenance and repairs are charged against income. Betterments are capitalized and subsequently depreciated. The cost and accumulated depreciation of properties retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Related profit or loss from such transactions is credited or charged to income.

  TAXES ON INCOME

     The Company files a consolidated federal income tax return. Federal income taxes are allocated based on taxable income or loss included in the consolidated return. For state tax purposes, the Association files a franchise tax return. The Parent Company and the Association's subsidiary file corporate income tax returns.

     Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  STOCK OPTION PLAN

     The company provides pro forma net income and pro forma earnings per share disclosures for material employee stock option grants made in 1996 and future years as if the fair-value-based method, which recognizes as expense over the vesting period the fair value of stock-based at the date of grant, had been applied.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company discloses the estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below.

  CASH AND CASH EQUIVALENTS

     The carrying amount is a reasonable estimate of fair value.

  SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

     The fair value of securities is estimated based on bid prices published in financial newspapers, bid quotations received from securities dealers, or quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

  LOANS

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as real estate, consumer, and commercial.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

     The fair value of single family residential loans is calculated by obtaining quoted market prices of similar loans that are sold in conjunction with securitization transactions.

     The fair value of all other loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience, with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

  FHLB STOCK

     The fair value of FHLB stock is equivalent to its carrying value, because it is redeemable at par value.

  DEPOSITS

     The fair value of deposits with no stated maturity, such as passbook; money market; noninterest-bearing checking; and checking accounts, is estimated to be the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

  ADVANCES FROM FHLB

     The fair value of advances from the FHLB is calculated by discounting the scheduled payments through maturity. The discount rate is estimated using the rates currently offered for similar instruments.

  OFF BALANCE SHEET ASSETS (LIABILITIES)

     The unrealized gains and losses of commitments to external credits are estimated using the difference between current levels of interest rates and committed rates. The unrealized gains and losses of letters of credit are based on fees currently charged for similar agreements.

  LIMITATIONS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

     The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. SFAS No. 130 establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net income and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on available-for-sale securities. The statement requires additional disclosures in the consolidated financial statements; it does not

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

effect the Company's financial positions or results of operations. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

     The Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, effective January 1, 1998. SFAS No. 131 establishes disclosure requirements for segment operations. The adoption had no effect on the Company's financial statement disclosures.

     SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was effective for the Company for the year beginning January 1, 1997, and did not have a material effect on the financial position and results of operations, nor did the adoption require additional capital resources.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective for the Company for the year beginning January 1, 2000. Management is evaluating the impact the adoption will have on the Company's consolidated financial statements. The Company expects to adopt SFAS No. 133 when required. Adoption is not expected to have a material effect on the financial position and results of operations.

  RECLASSIFICATIONS

     Certain amounts previously reported have been reclassified to conform with the presentation in these financial statements.

(2)  DEBT AND EQUITY SECURITIES

     Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1998 and 1997, follow.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

     Securities available for sale:

                                                                GROSS        GROSS
                                                 AMORTIZED    UNREALIZED   UNREALIZED      FAIR
DESCRIPTION                                        COST         GAINS        LOSSES       VALUES
-----------                                     -----------   ----------   ----------   -----------
1998:
  Government National Mortgage Association
     (GNMA) mortgage-backed securities........  $ 5,461,021    $309,023     $     --    $ 5,770,044
  Marketable equity securities................      308,750     137,500       59,825        386,425
  Municipal bonds:
     Due from one to five years...............      300,000       6,750           --        306,750
     Due from five to ten years...............    1,910,000      47,175           --      1,957,175
     Due after ten years......................   10,189,357     168,574           --     10,357,931
  U.S. agency obligations:
     Due from one to five years...............   10,014,384      57,489           --     10,071,873
     Due from five to ten years...............    2,000,000       3,125           --      2,003,125
     Due after ten years......................    2,988,807         568           --      2,989,375
                                                -----------    --------     --------    -----------
                                                $33,172,319    $730,204     $ 59,825    $33,842,698
                                                ===========    ========     ========    ===========
1997:
  GNMA mortgage-backed securities.............  $ 7,641,683    $442,566     $     --    $ 8,084,249
  Marketable equity securities................      654,030     253,750       84,030        823,750
  Municipal bonds:
     Due from one to five years...............      440,000       3,850           --        443,850
     Due from five to ten years...............    1,605,000      18,638           --      1,623,638
     Due after ten years......................    1,021,115      19,622           --      1,040,787
  U.S. agency obligations:
     Due from one to five years...............    2,990,163      24,865        3,778      3,011,250
     Due from five to ten years...............    2,000,000          --       10,000      1,990,000
     Due after ten years......................   10,987,943       1,202       71,645     10,917,500
                                                -----------    --------     --------    -----------
                                                $27,339,934    $764,493     $169,453    $27,934,974
                                                ===========    ========     ========    ===========

     There were no sales of mortgage-backed securities, which were held available for sale, in 1998 or 1997. Proceeds from the sale of mortgage-backed securities amounted to $550,239, resulting in gains of $29,213 during the year ended December 31, 1996. Proceeds from the sale of marketable equity securities amounted to $440,123, $798,473, and $-0-, resulting in gains of $93,550, $220,223, and $-0- and losses of $28,707, $-0-, and $-0- during the three years ended December 31, 1998, respectively. Proceeds from the sale of municipal bonds amounted to $3,833,285, $-0-, and $-0-, resulting in gains of $20,820, $-0-, and $-0- during the three years ended December 31, 1998, respectively. Proceeds from the sale of U.S. agency obligations amounted to $3,024,219, $-0-, and $-0-, resulting in gains of $32,257, $-0-, and $-0- during the three years ended December 31, 1998, respectively.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

     Securities held to maturity:

                                                                GROSS        GROSS
                                                 AMORTIZED    UNREALIZED   UNREALIZED      FAIR
DESCRIPTION                                        COST         GAINS        LOSSES       VALUES
-----------                                     -----------   ----------   ----------   -----------
1998:
  Mortgage-backed securities:
     Federal Home Loan Mortgage Corporation
       (FHLMC)................................  $13,447,847    $133,691     $ 4,969     $13,576,569
     Federal National Mortgage Association
       (FNMA).................................    7,585,614     176,020      15,156       7,746,478
     Resolution Trust Corporation (RTC).......      336,906          --          --         336,906
  U.S. agency obligations --
     Due in one year or less..................      456,522          --          --         456,522
                                                -----------    --------     -------     -----------
                                                $21,826,889    $309,711     $20,125     $22,116,475
                                                ===========    ========     =======     ===========
1997:
  Mortgage-backed securities:
     FHLMC....................................  $ 8,829,148    $ 75,772     $25,190     $ 8,879,730
     FNMA.....................................    8,115,716     175,497          --       8,291,213
     RTC......................................      438,579         461          --         439,040
  U.S. agency obligations -- Due in one
     year.....................................    2,456,235          --      10,854       2,445,381
                                                -----------    --------     -------     -----------
                                                $19,839,678    $251,730     $36,044     $20,055,364
                                                ===========    ========     =======     ===========

     At December 31, 1998 and 1997, mortgage-backed securities were comprised of fixed rate securities of $11,501,289 and $6,673,987, respectively; adjustable rate securities of $3,549,772 and $4,631,763, respectively; fixed rate seven-year balloon securities of $6,319,306 and $2,273,558, respectively; and fixed rate five-year balloon securities of $0 and $3,804,135, respectively.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(3)  LOANS RECEIVABLE

     Loans receivable at December 31, 1998 and 1997, are summarized as follows:

                                                                   1998           1997
                                                                -----------    -----------
Real estate loans:
  One- to four-family.......................................    $71,535,021    $66,549,359
  Commercial/multi-family...................................      9,653,163     11,209,675
  Construction..............................................      1,862,300        817,905
                                                                -----------    -----------
          Total real estate loans...........................     83,050,484     78,576,939
Consumer and other loans....................................     14,423,441     14,167,194
                                                                -----------    -----------
                                                                 97,473,925     92,744,133
                                                                -----------    -----------
Less:
  Loans in process..........................................        563,542        835,737
  Unearned discounts and deferred loan fees.................         82,667         63,962
  Allowance for losses on loans.............................        480,000        568,000
                                                                -----------    -----------
                                                                  1,126,209      1,467,699
                                                                -----------    -----------
                                                                $96,347,716    $91,276,434
                                                                ===========    ===========

     The Company originates residential and commercial real estate loans and other consumer and commercial loans, primarily in its Iowa market area and adjacent counties in Illinois. In addition, the Company purchases residential loans located in other states. At December 31, 1998, the geographic location of the Company's loan portfolio was as follows: local market area, 90.4 percent; Wisconsin, 5.7 percent; California, 3.1 percent; and other states, 0.8 percent. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market area.

     At December 31, 1998, the Association had outstanding commitments to originate loans totaling $740,000, which included fixed rate commitments of $529,000 at 7.05 percent weighted-average interest rate and commitments to purchase loans totaling $719,000. The Association also had unused lines of credit totaling $2,228,000 at a variable rate indexed to the Bank Prime rate.

     Loans on nonaccrual status and considered impaired amounted to $172,000 and $769,000 at December 31, 1998 and 1997, respectively. The allowance for loan losses related to these nonaccrual loans were $17,000 and $157,000, respectively. There were no nonaccrual loans that were not subject to related allowances for loan losses at December 31, 1998 and 1997. The average balances of nonaccrual loans for the years ended December 31, 1998, 1997, and 1996, were $355,000; $885,000; and $429,000, respectively. For the years ended December 31, 1998, 1997, and 1996, interest income which would have been recorded under the original terms of the loans was approximately $15,000; $79,000; and $103,000, respectively, and interest income actually recorded amounted to approximately $9,000; $25,000; and $56,000, respectively.

     Loan customers of the Association include certain executive officers and directors and their related interests and associates. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. Such loans at December 31, 1998 and 1997, amounted to $868,974 and $852,861, respectively. During the year ended December 31, 1998, new loans totaled $435,865 and repayments totaled $419,752.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(4)  ALLOWANCE FOR LOSSES ON LOANS

     A summary of the allowance for losses on loans for the three years ended December 31, 1998, follows:

                                                            1998         1997         1996
                                                          ---------    ---------    ---------
Balance at beginning of year..........................    $ 568,000    $ 686,000    $ 676,000
Provision for losses on loans.........................       47,907       48,000       47,972
Charge-offs...........................................     (135,907)    (166,000)     (37,972)
                                                          ---------    ---------    ---------
Balance at end of year................................    $ 480,000    $ 568,000    $ 686,000
                                                          =========    =========    =========

(5)  OFFICE PROPERTY AND EQUIPMENT

     The cost and accumulated depreciation of office property and equipment at December 31, 1998 and 1997, were as follows:

                                                                   1998          1997
                                                                ----------    ----------
Land........................................................    $  312,320    $  312,320
Office buildings............................................     2,403,081     2,403,081
Furniture, fixtures, and equipment..........................     1,390,707     1,316,437
Vehicles....................................................        41,905        41,905
                                                                ----------    ----------
                                                                 4,148,013     4,073,743
Less accumulated depreciation...............................     1,703,657     1,512,994
                                                                ----------    ----------
                                                                $2,444,356    $2,560,749
                                                                ==========    ==========

(6)  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at December 31, 1998 and 1997, is summarized as follows:

                                                                   1998          1997
                                                                ----------    ----------
Loans receivable............................................    $  778,481    $  768,460
Securities available for sale...............................       332,444       305,645
Securities held to maturity.................................       126,230       129,366
                                                                ----------    ----------
                                                                $1,237,155    $1,203,471
                                                                ==========    ==========

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(7)  DEPOSITS

     Deposits at December 31, 1998 and 1997, are summarized as follows:

                                                                    1998            1997
                                                                ------------    ------------
Passbook....................................................    $  9,002,836    $  8,372,800
Noninterest checking........................................         579,619         649,162
Money market investments....................................      14,797,945      14,281,692
Regular checking............................................       7,963,533       7,266,643
Certificates of deposit.....................................      73,638,394      74,707,995
                                                                ------------    ------------
                                                                $105,982,327    $105,278,292
                                                                ============    ============

     At December 31, 1998, the scheduled maturities of certificates of deposit were as follows:


1999........................................................  $45,460,923
2000........................................................   19,462,813
2001........................................................    6,462,205
2002........................................................      683,516
2003 and thereafter.........................................    1,568,937
                                                              -----------
                                                              $73,638,394
                                                              ===========

     Interest expense on deposits for the three years ended December 31, 1998, is summarized as follows:

                                                                   1998          1997
                                                                ----------    ----------
Passbook....................................................    $  211,378    $  234,586
Money market and checking...................................       632,695       635,551
Certificates of deposit.....................................     4,080,578     4,168,899
                                                                ----------    ----------
                                                                $4,924,651    $5,039,036
                                                                ==========    ==========

     The aggregate amount certificates of deposit with a minimum denomination of $100,000 was approximately $4,719,000 and $4,844,000 at December 31, 1998 and
1997, respectively.

     At December 31, 1998, mortgage-backed securities with carrying amounts of $734,490 were pledged as collateral for deposits of approximately $753,000.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(8)  ADVANCES FROM FHLB

     A summary at December 31, 1998 and 1997, follows:

                                                       1998                        1997
                                             ------------------------    ------------------------
                                                            WEIGHTED-                   WEIGHTED-
                                                             AVERAGE                     AVERAGE
                                               AMOUNT         RATE         AMOUNT         RATE
                                             -----------    ---------    -----------    ---------
Advance maturity(A):
  Within 1 year..........................    $ 2,000,000        6.15%    $13,000,000        5.45%
  Beyond 1 year but within 5 years.......     22,000,000        5.75      14,000,000        6.09
  Beyond 5 years.........................     19,000,000        5.14       2,000,000        5.62
                                             -----------                 -----------
                                              43,000,000        5.50      29,000,000        5.77
Line of credit with FHLB(B)..............             --    Variable       1,500,000    Variable
                                             $43,000,000                 $30,500,000
                                             ===========                 ===========

---------------

(A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Bank has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 150 percent of outstanding advances.

(B) Line of credit with the FHLB with a limit of $1,000,000 maturing in March of 1999. The Bank does not intend to renew the agreement at that time. The line has an interest rate which fluctuates daily. During 1998, the interest rate ranged from 4.70 percent to 6.25 percent and at December 31, 1998, was 4.88 percent. The line is collateralized as described in (A) above.

(9)  TAXES ON INCOME

     Taxes on income for the three years ended December 31, 1998, were comprised as follows:

                                    1998                            1997                            1996
                        -----------------------------   -----------------------------   -----------------------------
                        FEDERAL     STATE     TOTAL     FEDERAL     STATE     TOTAL     FEDERAL     STATE     TOTAL
                        --------   -------   --------   --------   -------   --------   --------   -------   --------
Current..............   $322,000   $57,000   $379,000   $524,000   $69,000   $593,000   $307,000   $43,000   $350,000
Deferred.............    148,000    22,000    170,000     83,000    13,000     96,000     22,000     2,000     24,000
                        --------   -------   --------   --------   -------   --------   --------   -------   --------
                        $470,000   $79,000   $549,000   $607,000   $82,000   $689,000   $329,000   $45,000   $374,000
                        ========   =======   ========   ========   =======   ========   ========   =======   ========

     Taxes on income differ from the amounts computed by applying the federal income tax rate of 34 percent to earnings before taxes on income for the following reasons:

                                                               1998        1997        1996
                                                             --------    --------    --------
Computed "expected" tax expense..........................    $653,228    $664,331    $341,126
State income tax.........................................      52,140      54,120      29,903
Tax-exempt investment income.............................    (132,460)    (11,418)         --
Other....................................................     (23,908)    (18,033)      2,971
                                                             --------    --------    --------
                                                             $549,000    $689,000    $374,000
                                                             ========    ========    ========

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1998 and 1997, are presented below:

                                                                  1998         1997
                                                                ---------    ---------
Deferred tax assets:
  General allowance for loan losses.........................    $ 179,000    $ 212,000
  Accrued expenses not deducted.............................       15,000       72,000
                                                                ---------    ---------
          Total gross deferred tax assets...................      194,000      284,000
                                                                ---------    ---------
Deferred tax liabilities:
  Unrealized gains on securities available for sale.........      250,000      222,000
  Office property and equipment.............................      195,000      167,000
  FHLB stock................................................       99,000      101,000
  Tax bad debt reserve......................................       86,000       32,000
                                                                ---------    ---------
          Total gross deferred tax liabilities..............      630,000      522,000
                                                                ---------    ---------
          Net deferred tax liability........................    $(436,000)   $(238,000)
                                                                =========    =========

     There were no valuation allowances for deferred tax assets as of December 31, 1998 and 1997.

(10)  EMPLOYEE BENEFIT PLANS

  PENSION PLAN

     The Company is a participant in the Financial Institutions Retirement Fund
(FIRF), and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. According to FIRF's administrators, as of June 30, 1998, the date of the latest actuarial valuation, the book and market values of the fund assets exceeded the value of vested benefits in the aggregate. In accordance with FIRF's instructions, there were no pension contributions in 1998, 1997, and 1996, because the plan was fully funded.

  ESOP

     All employees meeting the age and service requirements are eligible to participate in an ESOP established in September 1992. Contributions made by the Association to the ESOP are allocated to participants by a formula based on compensation. Participant benefits become 100 percent vested after five years of service. At December 31, 1997 and 1996, 18,000 shares (all shares amounts have been restated for the 1997 stock split discussed in note 11), were committed to be released and 18,000; and 36,000 shares, respectively, were unallocated. At December 31, 1998, the were no unallocated shares. The fair value on unearned shares at December 31, 1997, and 1996, was approximately $324,000 and $325,500, respectively. ESOP expense was $60,100; $56,482; and $53,938 for the years ended December 31, 1998, 1997, and 1996, respectively.

  STOCK OPTIONS

     The Company's stock option plan (the Plan) permits the board of directors to grant options to purchase up to 136,500 shares of the Company's $.01 par value common stock. The options may be granted to directors and officers of the Company. The price at which options may be exercised cannot be less than the fair market value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors.

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

     The Company applies APB Opinion 25 in accounting for the Plan, and, accordingly, no compensation expense has been recognized for its stock options in the consolidated financial statements. Under SFAS 123, the Company determined compensation cost based on the fair value of options granted in 1997 using the Black-Scholes method, using a risk-free interest rate of approximately 6.64 percent, an expected life of 6 years, and historical dividend rates. The pro forma effect of the compensation cost on 1998 and 1997 earnings per share was approximately one cent, respectively.

     Changes in options outstanding and exercisable during 1998, 1997, and 1996 (as restated for the 1997 stock split discussed in note 11) were as follows:

                                                          EXERCISABLE    OUTSTANDING    OPTION PRICE
                                                            OPTIONS        OPTIONS       PER SHARE
                                                          -----------    -----------    ------------
December 31, 1995.....................................       75,075        102,375         $3.33
Vested................................................       13,650             --          3.33
                                                            -------        -------
December 31, 1996.....................................       88,725        102,375          3.33
Granted...............................................           --         13,650          9.08
Vested................................................       18,204             --      3.33 -- 9.08
Exercised.............................................      (10,205)       (10,205)         3.33
                                                            -------        -------
December 31, 1997.....................................       96,724        105,820      3.33 -- 9.08
Vested................................................        2,274             --          9.08
Forfeited.............................................           --         (4,548)         9.08
Exercised.............................................      (59,537)       (59,537)     3.33 -- 9.08
                                                            -------        -------
December 31, 1998.....................................       39,461         41,735      3.33 -- 9.08
                                                            =======        =======

  RECOGNITION AND RETENTION PLAN

     The Association has a recognition and retention plan (RRP) for certain executive officers. The Association contributed funds to the RRP, which acquired approximately 3 percent of shares of the common stock of the Parent Company. The employees became fully vested in the shares of stock during 1997. RRP expense for the year ended December 31, 1996 was $9,725; there was no RRP expense for the years ended December 31, 1998 and 1997.

(11)  STOCKHOLDERS' EQUITY

  STOCK CONVERSION

     At the time of the conversion from a mutual to a stock savings and loan association, the Association established a liquidation account in an amount equal to the regulatory capital as of December 31, 1991, to grant priority to eligible account holders in the event of future liquidation. In the event of such liquidation, eligible account holders who continue to maintain their deposit accounts shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible account holders is reduced subsequent to the conversion, based on an annual determination of such balances.

  STOCK SPLIT EFFECTED IN THE FORM OF A DIVIDEND

     In October 1997, the Company declared a 3-for-1 stock split effected in the form of a 200 percent stock dividend. The dividend was paid out of treasury shares and authorized but unissued shares, resulting

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

in the issuance of 562,933 new shares and reissuance of 115,689 treasury shares on November 18, 1997 to stockholders of record on November 4, 1997.

  REGULATORY CAPITAL REQUIREMENTS

     The Financial Institution Reform, Recovery, and Enforcement Act of 1989 (FIRREA), and the capital regulations of the OTS promulgated thereunder, require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets; a minimum 3 percent core capital ratio; and, after December 31, 1992, a minimum 8 percent risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution. The Association met the regulatory capital requirements at December 31, 1998 and 1997.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FIDICIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions, such as the Association, which are defined as well capitalized, must generally have a leverage capital
(core) ratio of at least 5 percent, a tier 1 risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. FIDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions, and other changes in the legal and regulatory environment for such institutions. The Association met the regulatory capital requirements at December 31, 1998 and 1997.

     The Association's actual and required capital amounts and ratios as of December 31, 1998, were as follows:

                                                                                          TO BE WELL
                                                                                      CAPITALIZED UNDER
                                                              FOR CAPITAL ADEQUACY    PROMPT CORRECTIVE
                                             ACTUAL                 PURPOSES          ACTION PROVISIONS
                                      ---------------------   --------------------   --------------------
                                        AMOUNT      PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                                      -----------   -------   ----------   -------   ----------   -------
Tangible capital....................  $10,847,000     6.72%   $2,423,000    1.50%           n/a      n/a
Tier I leverage (core) capital......   10,847,000     6.72     4,846,000    3.00     $8,076,000     5.00%
Risk-based capital..................   11,327,000    15.52%    5,838,000    8.00      7,298,000    10.00
Tier I risk-based capital...........   10,847,000    14.86%          n/a     n/a      4,379,000     6.00
                                      ===========             ==========             ==========

     At December 31, 1998 and 1997, the Association had federal income tax bad debt reserves of approximately $2,819,000, which constitute allocations to bad debt reserves for federal income tax purposes for which no provision for taxes on income had been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges. The Association's retained earnings at December 31, 1998 and 1997, were substantially restricted because of the effect of these tax bad debt reserves.

  DIVIDEND RESTRICTIONS

     Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Association. Under the regulations, a savings institution, such as the Association, that will meet the fully phased-in capital requirements (as defined by the OTS regulations) subsequent to a capital distribution is generally permitted to make such capital distribution without OTS approval, subject to certain limitations and restrictions as described in the regulations. A savings institution with total capital

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

in excess of current minimum capital requirements but not in excess of the fully phased-in requirements is permitted by the regulations to make, without OTS approval, capital distributions of between 25 and 75 percent of its net earnings for the previous four quarters less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS.

(12)  FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC) SPECIAL ASSESSMENT

     On September 30, 1996, the United States Congress passed, and the President signed, legislation that imposed a one-time assessment of 65.7 basis points on deposits insured by the Savings Association Insurance Fund (SAIF). Substantially all of the deposits of the Association are SAIF-insured. The Association incurred a one-time pre-tax expense of $670,861 that is recorded in the Association's statement of operations for the year ended December 31, 1996.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments at December 31, 1998 and 1997, were as follows:

                                                  1998                          1997
                                       ---------------------------   ---------------------------
                                         CARRYING         FAIR         CARRYING         FAIR
                                          AMOUNT         VALUE          AMOUNT         VALUE
                                       ------------   ------------   ------------   ------------
Financial assets:
  Cash and cash equivalents..........  $  4,087,677   $  4,087,677   $  2,523,983   $  2,523,983
  Securities available for sale......    33,842,698     33,842,698     27,934,974     27,934,974
  Securities held to maturity........    21,826,889     22,116,475     19,839,678     20,055,364
  Loans receivable...................    96,347,716     98,056,675     91,276,434     92,552,734
  FHLB stock.........................     2,200,000      2,200,000      1,959,700      1,959,700
  Accrued interest receivable........     1,237,155      1,237,155      1,203,471      1,203,471
Financial liabilities:
  Deposits...........................   105,982,327    106,894,736    105,278,292    105,472,882
  Advances from FHLB.................    43,000,000     42,632,130     30,500,000     30,376,708
  Accrued interest payable...........        65,566         65,566         80,175         80,175
                                       ============   ============   ============   ============

                                                  NOTIONAL    UNREALIZED    NOTIONAL    UNREALIZED
                                                   AMOUNT     GAIN (LOSS)    AMOUNT     GAIN (LOSS)
                                                 ----------   -----------   ---------   -----------
Off balance sheet commitments:
  Commitments to extend credit................   $2,968,000       --        2,211,000       --
  Commitments to purchase loans...............      719,000       --          410,000       --
  Commitments to purchase investments.........           --       --        1,110,000       --
                                                 ==========        ==       =========        ==

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(14)  MIDWEST BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                            CONDENSED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                   1998           1997
                                                                -----------    -----------
Cash and cash equivalents...................................    $   503,789    $   236,836
Securities available for sale...............................        386,425        823,750
Loans receivable and other..................................         63,001         60,965
Investment in subsidiary....................................     11,218,303      9,680,915
                                                                -----------    -----------
          Total assets......................................    $12,171,518    $10,802,466
                                                                ===========    ===========
Dividends payable...........................................    $   107,774    $    61,246
Income taxes payable (deferred and current).................         29,000         65,759
Stockholders' equity:
  Common stock..............................................         10,777         10,208
  Additional paid-in capital................................      1,771,495      1,530,430
  Retained earnings.........................................      9,832,094      8,821,782
  ESOP......................................................             --        (60,000)
  Accumulated other comprehensive income....................        420,378        373,041
                                                                -----------    -----------
          Total stockholders' equity........................     12,034,744     10,675,461
                                                                -----------    -----------
          Total liabilities and stockholders' equity........    $12,171,518    $10,802,466
                                                                ===========    ===========

                       CONDENSED STATEMENT OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Gain on sale of securities available for sale........    $   64,843    $  220,223    $       --
Interest income......................................         3,449        11,609        16,366
Noninterest income...................................         9,574        15,950         7,925
Income -- equity in undistributed earnings of
  subsidiary.........................................     1,373,006     1,151,475       657,200
Noninterest expenses.................................       (84,385)      (76,375)      (70,469)
                                                         ----------    ----------    ----------
       Net earnings before income tax (benefit)
          expense....................................     1,366,487     1,322,882       611,022
Income tax (benefit) expense.........................        (5,771)       57,968       (18,636)
                                                         ----------    ----------    ----------
          Net earnings...............................    $1,372,258    $1,264,914    $  629,658
                                                         ==========    ==========    ==========

                   MIDWEST BANCSHARES, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

                       CONDENSED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                         1998           1997           1996
                                                      -----------    -----------    -----------
Operating activities:
  Net earnings....................................    $ 1,372,258    $ 1,264,914    $   629,658
  Equity in undistributed earnings of
     subsidiary...................................     (1,373,006)    (1,151,475)      (657,200)
  Gain on sale of investments.....................        (64,843)      (220,223)            --
  Other, net......................................        (63,795)        28,675         (1,863)
                                                      -----------    -----------    -----------
       Net cash used in operating activities......       (129,386)       (78,109)       (29,405)
                                                      -----------    -----------    -----------
Investing activities:
  Proceeds from sale of securities................        440,123        798,473             --
  Purchase of securities available for sale.......        (30,000)      (661,530)      (570,750)
  Decrease in loans receivable....................         60,000         60,000         60,000
                                                      -----------    -----------    -----------
       Net cash provided by (used in) investing
          activities..............................        470,123        196,943       (510,750)
                                                      -----------    -----------    -----------
Financing activities:
  Dividends from subsidiary.......................             --        500,000      1,200,000
  Treasury stock acquired.........................             --       (393,659)      (511,109)
  Stock options exercised.........................        241,634         24,015             --
  Dividends paid..................................       (315,418)      (216,785)      (191,453)
                                                      -----------    -----------    -----------
       Net cash (used in) provided by financing
          activities..............................        (73,784)       (86,429)       497,438
                                                      -----------    -----------    -----------
       Net increase (decrease) in cash and cash
          equivalents.............................        266,953         32,405        (42,717)
Cash and cash equivalents at beginning of year....        236,836        204,431        247,148
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of year..........    $   503,789    $   236,836    $   204,431
                                                      ===========    ===========    ===========

(15)  CONTINGENCIES

     The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

(16)  SUBSEQUENT EVENT

     On February 2, 1999, the Company announced the execution of a definitive merger agreement with Mahaska Investment Company. The merger will be accomplished through a tax-free fixed exchange of one share of Mahaska Investment Company common stock for each share of outstanding common stock of the Company. The transaction is expected to be completed in the third quarter of 1999, after customary regulatory and shareholder approvals have been received.

                                                             ANNEX I

--------------------------------------------------------------------------------

                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER
                                 BY AND BETWEEN
                           MAHASKA INVESTMENT COMPANY
                                      AND
                            MIDWEST BANCSHARES, INC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                PAGE
                                                                                ----
ARTICLE I        THE MERGER..................................................     1
  Section 1.1.   Merger and the Surviving Corporation........................     1
  Section 1.2.   Conversion of Stock.........................................     2
  Section 1.3.   Intentionally Omitted.......................................     4
  Section 1.4.   Intentionally Omitted.......................................     4
  Section 1.5.   Adjustments for Dilution and Other Matters..................     4
  Section 1.6.   Conversion of Dissenting Company Stock......................     4
  Section 1.7.   Exchange Procedure..........................................     4
  Section 1.8.   Withholding Rights..........................................     5
ARTICLE II       REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY...     5
  Section 2.1.   Organization of the Company.................................     5
  Section 2.2.   Company Stock...............................................     5
  Section 2.3.   Company Subsidiaries........................................     6
  Section 2.4.   Corporate Authorization.....................................     7
  Section 2.5.   Financial Statements Previously Delivered...................     7
  Section 2.6.   Financial Statements to Be Delivered........................     8
  Section 2.7.   Documents Other Than Financial Statements Previously
                   Delivered.................................................     8
  Section 2.8.   Undisclosed Liabilities.....................................     8
  Section 2.9.   Title to Properties; Leases; Violations; Environmental
                   Matters...................................................     8
  Section 2.10.  Governmental Regulation.....................................    10
  Section 2.11.  Litigation..................................................    12
  Section 2.12.  Taxes.......................................................    12
  Section 2.13.  Contracts...................................................    13
  Section 2.14.  Insurance...................................................    13
  Section 2.15.  Minute Books................................................    13
  Section 2.16.  Employee Benefit Plan Matters...............................    14
  Section 2.17.  Powers of Attorney..........................................    15
  Section 2.18.  Conduct of Business Since December 31, 1997.................    15
  Section 2.19.  Conduct of Business Pending Merger..........................    16
  Section 2.20.  Oral Commitments............................................    17
  Section 2.21.  Loans.......................................................    17
  Section 2.22.  Derivative Transactions.....................................    18
  Section 2.23.  Fiduciary Responsibilities..................................    18
  Section 2.24.  No Broker's or Finder's Fee.................................    18
  Section 2.25.  Other Acquisition Proposals.................................    18
  Section 2.26.  [Intentionally Omitted].....................................    18
  Section 2.27.  Union Relations.............................................    18
  Section 2.28.  Patents, Trademarks, Etc....................................    18
  Section 2.29.  Takeover Laws Not Applicable................................    19
  Section 2.30.  Material Interests of Certain Persons.......................    19
  Section 2.31.  Disclosure; Information in the Proxy Statement/Prospectus...    19
  Section 2.32.  Year 2000 Compliant.........................................    20
  Section 2.33.  No Company Investment in Mahaska Common Stock...............    20
  Section 2.34.  Board Recommendation........................................    20
  Section 2.35.  Vote Required...............................................    20

                                                                                PAGE
                                                                                ----
  Section 2.36.  Shareholder Appraisal Rights................................    20
ARTICLE III      REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF MAHASKA.......    20
  Section 3.1.   Organization of Mahaska.....................................    20
  Section 3.2.   Mahaska Stock...............................................    21
  Section 3.3.   Corporate Authorization.....................................    21
  Section 3.4.   Financial Statements Previously Delivered...................    22
  Section 3.5.   Governmental Regulation.....................................    22
  Section 3.6.   Disclosure; Information in the Proxy Statement/Prospectus...    23
  Section 3.7.   No Mahaska Investment in the Company's Common Stock.........    23
  Section 3.8.   Board Recommendation........................................    23
  Section 3.9.   Vote Required...............................................    23
  Section 3.10.  Undisclosed Liabilities.....................................    23
  Section 3.11.  Environmental Matters.......................................    23
  Section 3.12.  Governmental Regulations....................................    24
  Section 3.13.  Litigation..................................................    25
  Section 3.14.  Loans.......................................................    25
  Section 3.15.  Derivative Transactions.....................................    25
  Section 3.16.  Takeover Laws Not Applicable................................    26
  Section 3.17.  Year 2000 Compliant.........................................    26
ARTICLE IV       ADDITIONAL AGREEMENTS.......................................    27
  Section 4.1.   Regulatory Approvals........................................    27
  Section 4.2.   Meeting of the Company's Shareholders.......................    27
  Section 4.3.   Cooperation in Registration of Mahaska Common Stock.........    27
  Section 4.4.   Meeting of Mahaska Shareholders.............................    27
  Section 4.5.   Registration and Listing of Mahaska Common Stock............    28
  Section 4.6.   Cooperation in Preparation of Proxy Statement/Prospectus....    28
  Section 4.7.   Pooling of Interests Opinion and Tax Opinion................    28
  Section 4.8.   Access and Information......................................    28
  Section 4.9.   Lists of Company Stockholders...............................    28
  Section 4.10.  Continuing Effect of Representations and Warranties.........    28
  Section 4.11.  Current Information.........................................    29
  Section 4.12.  Termination Payment.........................................    29
  Section 4.13.  Reasonable Efforts..........................................    30
  Section 4.14.  Letter of Company's Accountants.............................    30
  Section 4.15.  Letter of Mahaska's Accountants.............................    30
  Section 4.16.  Affiliates..................................................    30
  Section 4.17.  Company Accruals and Reserves...............................    31
  Section 4.18.  Benefit Plans...............................................    31
  Section 4.19.  Directors' and Officers' Indemnification Insurance..........    32
  Section 4.20.  Dividend Coordination.......................................    32
  Section 4.21.  Access and Information......................................    32
  Section 4.22.  Current Information.........................................    33
ARTICLE V        CONDITIONS PRECEDENT TO OBLIGATIONS OF MAHASKA AND THE
                   COMPANY...................................................    33
  Section 5.1.   Company Stockholder Approval................................    33
  Section 5.2.   Regulatory Approvals and Legal Requirements.................    33

                                                                                PAGE
                                                                                ----
  Section 5.3.   Securities Act Registration, Blue Sky Registration or
                   Exemption and Nasdaq Listing..............................    33
  Section 5.4.   Pooling of Interests Opinion and Tax Opinion................    33
ARTICLE VI       CONDITIONS PRECEDENT TO OBLIGATION OF MAHASKA...............    34
  Section 6.1.   Representations, Warranties and Covenants...................    34
  Section 6.2.   Adverse Changes.............................................    34
  Section 6.3.   Litigation..................................................    34
  Section 6.4.   Additional Due Diligence Period.............................    34
  Section 6.5.   Dissenting Company Stock....................................    34
  Section 6.6.   Accountants' Letters........................................    34
  Section 6.7.   Environmental Assessments...................................    35
  Section 6.8.   Opinion of the Company's Counsel............................    35
  Section 6.9.   Legal Matters...............................................    35
  Section 6.10.  Updated Disclosure Statement................................    35
  Section 6.11.  Nonperformance and Materially Impaired Assets...............    35
  Section 6.12.  Employment Agreements.......................................    35
  Section 6.13.  Affiliate Agreements........................................    35
  Section 6.14.  Fairness Opinion............................................    35
  Section 6.15.  Company Costs Paid..........................................    35
ARTICLE VII      CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY...........    36
  Section 7.1.   Representations, Warranties and Covenants...................    36
  Section 7.2.   Opinion of Counsel to Mahaska...............................    36
  Section 7.3.   Accountants' Letters........................................    36
  Section 7.4.   Legal Matters...............................................    36
  Section 7.5.   Reserved....................................................    36
  Section 7.6.   Fairness Opinion............................................    36
  Section 7.7.   Adverse Changes.............................................    36
  Section 7.8.   Litigation..................................................    36
ARTICLE VIII     CLOSING.....................................................    36
  Section 8.1.   Date, Time and Place of Closing.............................    36
  Section 8.2.   Deliveries of Documents.....................................    37
  Section 8.3.   Merger to Be Made Effective.................................    37
ARTICLE IX       AMENDMENT AND TERMINATION...................................    37
  Section 9.1.   Amendment...................................................    37
  Section 9.2.   Termination.................................................    37
ARTICLE X        GENERAL PROVISIONS..........................................    38
  Section 10.1.  Survival of Representations, Warranties and Agreements......    38
  Section 10.2.  Notices.....................................................    38
  Section 10.3.  Expenses and Certain Required Accruals......................    39
  Section 10.4.  Further Assurances..........................................    39
  Section 10.5.  Publicity...................................................    39
  Section 10.6.  Waivers.....................................................    40
  Section 10.7.  Entire Agreement and Binding Effect.........................    40
  Section 10.8.  Governing Law...............................................    40
  Section 10.9.  Consent to Jurisdiction.....................................    40
  Section
     10.10.      Counterparts................................................    40
  Section
     10.11.      Captions....................................................    40

EXHIBITS

A      -- Delaware Certificate of Merger
B      -- Iowa Articles of Merger
C      -- Opinion of Counsel to Company
D      -- Form of Employment Agreement For Each of William D.
       Hassel and Robert D. Maschmann
E      -- Opinion of Counsel to Mahaska

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT is made and entered into as of the 2nd day of February, 1999, by and between MAHASKA INVESTMENT COMPANY, an Iowa corporation (hereinafter referred to as "Mahaska"), and MIDWEST BANCSHARES, INC., a Delaware corporation (hereinafter referred to as the "Company");

                                  WITNESSETH:

     WHEREAS, Mahaska is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (hereinafter referred to as the "BHC Act"); and

     WHEREAS, the Company is a unitary savings and loan holding company subject to oversight by the Office of Thrift Supervision (the "OTS"); and

     WHEREAS, the respective Boards of Directors of Mahaska and the Company have approved this Agreement providing for the merger (hereinafter referred to as the "Merger") of the Company into Mahaska in accordance with the terms hereof, and have determined that it is in the respective best interests of Mahaska and the Company and their respective stockholders that the Company should merge with and into Mahaska in accordance with the terms hereof; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall qualify for pooling of interests accounting treatment;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. Merger and the Surviving Corporation. (a) Subject to the terms and conditions of this Agreement, the Company shall be merged with and into Mahaska (which shall be the surviving corporation in the Merger) in accordance with the Delaware General Corporation Law (the "Delaware Law") and the Iowa Business Corporation Act (the "Iowa Act"). The Merger shall become effective upon the filing with the respective Secretary of States of Delaware and Iowa of a properly executed certificate of merger and articles of merger with respect thereto in substantially the forms which are attached hereto as Exhibits A and B, respectively, and hereby made a part hereof (hereinafter referred to collectively as the "Certificates of Merger") or at such later time, if any, as may be agreed to by the parties hereto and specified in the Certificates of Merger. The time when the Merger shall become effective is hereinafter referred to as the "Effective Time." For purposes hereof, the term "Constituent Corporations" shall mean Mahaska and the Company and the term "Surviving Corporation" shall mean Mahaska as the corporation surviving in the Merger.

     (b) At the Effective Time, by virtue of the Merger, the separate existence of the Company shall cease and the Company shall be merged with and into Mahaska and all the rights, privileges, powers and franchises, as well of a public as of a private nature, of each of Mahaska and the Company and all property, real, personal and mixed, and all debts due on whatever account, including things in action, and all and every other interest of or belonging to or due to each of Mahaska and the Company shall be vested in the Surviving Corporation and shall be as effectually the property of the Surviving Corporation as they were of Mahaska and the Company without further act or deed, and the Surviving Corporation shall be responsible and liable for all the debts, liabilities and duties of each of Mahaska and the Company, all with the full effect provided for in the Delaware Law and Iowa Act. If at any time the Surviving

Corporation shall determine or be advised that any further action is necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, title to any property or any rights of the Constituent Corporations or to carry out the purpose of this Agreement, the last acting officers and directors of the Company to the extent such persons are available, or the corresponding officers and directors of the Surviving Corporation, as the case may be, shall be authorized to take such action.

     (c) The articles of incorporation of Mahaska in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time, until amended in accordance with the provisions thereof and with the Delaware Law and Iowa Act. The Surviving Corporation shall be governed by the laws of the State of Iowa. At the Effective Time, the Surviving Corporation shall be appointed to receive service of process from the State of Delaware.

     (d) The by-laws of Mahaska in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation at and after the Effective Time, until altered, amended or repealed as provided therein and in the certificate of incorporation of the Surviving Corporation.

     (e) The directors of Mahaska in office immediately prior to the Effective Time together with William D. Hassel, who shall be elected by the directors of Mahaska subject to their fiduciary duties, to fill an existing vacancy (for a term expiring at the annual meeting of shareholders of the Surviving Corporation in the year 2000) shall be the directors of the Surviving Corporation at and after the Effective Time, until their successors are elected in accordance with the by-laws of the Surviving Corporation. Subject to the fiduciary duties of the directors of Mahaska, Mahaska shall select and nominate Mr. Hassel as a director on its management slate of directors presented for approval to its shareholders at its annual meeting of shareholders in the year 2000 for a term of three years, and shall use its best efforts to cause him to be approved and elected.

     (f) The officers of Mahaska in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, holding the offices in the Surviving Corporation which they held in Mahaska immediately prior thereto, until their successors are elected or appointed in accordance with the by-laws of the Surviving Corporation.

     Section 1.2. Conversion of Stock. Subject to the provisions of this Article I, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the capital stock of the Constituent Corporations shall be converted as follows:

     (a) Each share of the Common Stock, $5.00 par value, of Mahaska which is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, remain outstanding as one share of Common Stock, $5.00 par value, of the Surviving Corporation.

     (b) Each share of the Common Stock, $5.00 par value, of Mahaska which is held in the treasury of Mahaska immediately prior to the Effective Time shall be converted into one share of Common Stock, $5.00 par value, of the Surviving Corporation held in the treasury of the Surviving Corporation.

     (c) Each share of Company Common Stock, if any, which is held in the treasury of the Company immediately prior to the Effective Time shall be cancelled.

     (d) Any options to acquire shares of Company Common Stock or securities convertible into, or exchangeable for, Company Common Stock, whether or not then exercisable shall at the Effective Time be converted into the right to acquire shares of the Surviving Corporation under the Mahaska Investment Company 1996 Stock Incentive Plan (the "Mahaska Plan"), provided, however, to the extent that the plan and agreements pursuant to which the options were granted are more favorable than the "Mahaska Plan," then the more favorable provisions of those will remain in effect. The right to receive Mahaska Common Stock upon the exercise of any such option to acquire Company Common Stock shall have a maximum aggregate exercise period of ten (10) years from the original granting date of such option to acquire shares of Company Common Stock. At all times after the Effective Time, Mahaska shall reserve for issuance such number of shares of Mahaska Common Stock as are necessary so as to permit the exercise of options to acquire shares of Company Common Stock in the manner contemplated herein and the instruments pursuant to which such options were granted or issued. Mahaska shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of the referenced options and for the sale of the shares received by the person making such exercise at and after the Effective Time and Mahaska shall continue to make such filings thereafter as may be necessary to permit the continued exercise of the referenced options and the sale of shares received upon such exercise.

     (e) Subject to the provisions of Section 1.5 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Dissenting Company Stock (as such term is defined in Section 1.2(f) hereof), shall be converted into the right to receive one (1) share of Common Stock $5.00 par value, of the Surviving Corporation (hereinafter referred to as "Per Share Stock Consideration").

     (f) Each outstanding share of Company Common Stock as to which a written demand for appraisal is filed in accordance with Section 262 of the Delaware General Corporation Law at or prior to the Company Meeting (as such term is defined in Section 4.2 hereof) and not withdrawn at or prior to the Company Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive Mahaska Common Stock unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to appraisal of and payment for his or her Company Common Stock under said Section 262 at which time his or her shares shall be converted into Mahaska Common Stock as set forth in Section 1.2(e) hereof in accordance with Section 1.6 hereof. All such shares of Company Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Company Meeting and which are not voted in favor of the Merger, except any such shares of Company Common Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost his or her right to appraisal and payment for his or her shares of Company Common Stock under said
Section 262 of the Delaware Law, are hereinafter referred to as "Dissenting Company Stock." The Company shall give Mahaska prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other written communications delivered to the Company pursuant to said
Section 262 of the Delaware Law, and the Company shall give Mahaska the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of Mahaska, settle or offer to settle any such demands. Each holder of Company Common Stock who becomes entitled, pursuant to the provisions of said
Section 262, to payment for his or her shares of Company Common Stock under the provisions of said Section 262 shall receive payment therefor from the Surviving Corporation and such shares of Company Common Stock shall be cancelled.

     (g) Each of the shares of capital stock of the Company held by Mahaska or any of its wholly-owned subsidiaries or the Company or any of its wholly-owned subsidiaries, other than shares held by Mahaska or any of its wholly-owned subsidiaries or the Company or any of its wholly-owned subsidiaries in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     (h) At the Effective Time, the stock transfer books of the Company shall be closed as to the holders of capital stock of the Company immediately prior to the Effective Time and no transfer of capital stock of the Company by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates which represented shares of Company Common Stock immediately prior to the Effective Time are properly presented in accordance with Section 1.7 hereof to the exchange agent, Illinois Stock Transfer Company (hereinafter referred to as the "Exchange Agent"), such certificates shall be cancelled and exchanged for certificates representing the number of whole shares of Mahaska Common Stock into which the Company Common Stock represented thereby was converted in the Merger. Any other provision of this Agreement notwithstanding, neither Mahaska, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Company Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
                                        3
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     Section 1.3. Intentionally Omitted.

     Section 1.4. Intentionally Omitted.

     Section 1.5. Adjustments for Dilution and Other Matters. If at the Effective Time the Company shall have outstanding more shares of Company Common Stock than are contemplated to be outstanding by the representation and warranty contained in Section 2.2 hereof after giving effect to the exercise of all options described in Section 2.2(a)(iii), then, at Mahaska's election and notwithstanding other provisions hereof and without limiting any of its other rights hereunder, the Per Share Stock Consideration shall be appropriately adjusted downward. In the event Mahaska changes (or establishes a record date for changing) the number of shares of Mahaska Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to outstanding Mahaska Common Stock and the record date thereof shall occur prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted. Such adjusted Per Share Stock Consideration shall be utilized for adjusting the number of shares of Mahaska Common Stock that may be acquired upon the exercise of options pursuant to Section 1.2(d) and adjusting the corresponding exercise price per share. If such adjustment results in any holder of Company Common Stock being entitled to a fractional share interest upon the exchange of all of such holder's Company Common Stock of Mahaska Common Stock, Mahaska or the Exchange Agent shall pay cash in lieu of such fractional share interest based upon the closing price for Mahaska Common Stock on the last trading day preceding the Effective Time.

     Section 1.6. Conversion of Dissenting Company Stock. If prior to the Effective Time any stockholder of the Company shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her shares of Dissenting Company Stock under Section 262 of the Delaware Law, the Dissenting Company Stock of such holder shall be treated for purposes of this Article I like any other shares of outstanding Company Common Stock. If after the Effective Time any holder of Company Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Company Stock under Section 262 of the Delaware Law, each share of Dissenting Company Stock of such holder shall be converted into the right to receive the Per Share Stock Consideration in accordance with the procedures and subject to the conditions, set forth in
Section 1.7 hereof.

     Section 1.7. Exchange Procedure. (a) At or prior to the Effective Time, Mahaska shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Company Common Stock ("Old Certificates"), for exchange in accordance with this
Article I, certificates representing the shares of Mahaska Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Time with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article I in exchange for outstanding shares of Mahaska Common Stock.

     (b) As promptly as practicable after the Effective Time, Mahaska, shall send or cause to be sent to each former holder of record of shares of Company Common Stock as of immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article I. Mahaska shall cause the New Certificates into which shares of stockholder's Company Common Stock are converted on the Effective Time and/or any check in respect of any fractional share interests or dividends or distribution which such person shall be entitled to receive to be delivered to such stockholder upon delivery to and receipt by the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or indemnity reasonably satisfactory to Mahaska and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article I upon such delivery.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) Until surrendered for exchange in accordance with the provisions of this Section 1.7 hereof, each certificate theretofore representing shares of Company Common Stock (other than shares to be cancelled pursuant to Section 1.2(f) hereof) shall from and after the Effective Time represent for all purposes only the right to receive shares of Mahaska Common Stock as set forth in this Agreement. No dividends or other distributions with respect to Mahaska Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Mahaska Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 1.7. After becoming so entitled in accordance with this
Section 1.7, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Mahaska Common Stock such holder had the right to receive upon surrender of the Old Certificates.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Mahaska. Any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Mahaska for payment of the shares of Mahaska Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Mahaska Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     Section 1.8. Withholding Rights. Mahaska or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Mahaska or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Mahaska or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by Mahaska or the Exchange Agent.

                                   ARTICLE II

           REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

     As an inducement to Mahaska to enter into and perform this Agreement, the Company represents and warrants to, and agrees with, Mahaska as follows:

     Section 2.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its property and conduct its business and to enter into and perform this Agreement. The Company is duly authorized to transact business in, and is in good standing under the laws of, the State of Iowa. The character of the properties owned and leased by the Company and the nature of the business conducted by it do not require that the Company be qualified to do business in any other state or jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect upon the Company and the Company Subsidiaries. As used in this Agreement, "Material Adverse Effect" on a party hereto means any fact, condition, event, development or occurrence which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, could reasonably be expected to have a material adverse effect on the financial condition, operating results or business of (unless specifically stated otherwise herein), such party and its subsidiaries, taken as a whole.

     Section 2.2. Company Stock. (a) The authorized capital stock of the Company consists of 2,000,000 shares of Common, $0.01 par value (hereinafter referred to as the "Company Common Stock"), and
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

500,000 shares of Preferred Stock, $0.01 par value of which as of the date hereof (i) 1,098,523 shares of Company Common Stock are issued and outstanding and no shares of Company Preferred Stock are issued and outstanding, (ii) 0 shares of Company Common Stock are held in the Company's treasury, and (iii) 20,950 options to purchase shares of Company Common Stock are outstanding.

     (b) All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and were issued in full compliance with all applicable state and Federal laws.

     (c) Except for the 20,950 options outstanding as set forth in Section 2.2(a)(iii), there are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating the Company to issue any additional shares of Company Common Stock or any other capital stock of the Company, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for Company Common Stock or any other capital stock of the Company. There are no outstanding contracts, rights or other arrangements or commitments which would obligate the Company to purchase or redeem or otherwise acquire any Company Common Stock or any other equity security.

     Section 2.3. Company Subsidiaries. (a) Other than shares of stock in the Federal Home Loan Bank of Des Monies and marketable securities (the issuers of which shall not be deemed Company Subsidiaries), Schedule 2.3(a) attached hereto and hereby made a part hereof contains a list of each corporation, including Midwest Federal Savings and Loan Association of Eastern Iowa (the "Bank"), partnership, joint venture or other entity in which the Company has a direct or indirect equity ownership (hereinafter each of such corporations, partnerships and other entities is sometimes referred to individually as a "Company Subsidiary" and collectively as the "Company Subsidiaries"), a description of the legal nature of each Company Subsidiary, and the percentage equity ownership of the Company or any Company Subsidiaries in each Company Subsidiary and the legal nature of such ownership. Schedule 2.3(a) also contains a description of the capitalization of each of the Company Subsidiaries (including, without limitation, a listing of the authorized, issued and outstanding shares of capital stock of each Company Subsidiary).

     (b) Except as disclosed in Schedule 2.3(b) attached hereto and hereby made a part hereof, all of the capital stock of each Company Subsidiary is owned of record and beneficially by the Company or another Company Subsidiary.

     (c) Each of the Company Subsidiaries which is a financial institution is duly organized, and validly existing as an Iowa banking corporation or savings association under the laws of the State of Iowa or, if a national bank, or federal thrift or savings association, as a national banking, thrift or savings association under the laws of the United States. Each of the Company Subsidiaries which is not a financial institution is duly organized, validly existing and in good standing under the laws of its state of incorporation. All of the Company Subsidiaries have full corporate power and authority to own or lease their properties and carry on their businesses as now being conducted, and each is qualified to do business as a foreign corporation in each state where the character and location of its properties or the nature of the business conducted by it requires qualification. All necessary regulatory approvals for the acquisition and ownership by the Company of the capital stock of each of the Company Subsidiaries have been received by the Company. Each of the Company Subsidiaries has all consents, permits, franchises, licenses, concessions, authorities (including without limitation all easements, rights of way and similar authorities), authorizations and approvals of Federal, state and local governmental authorities and other persons and entities required in connection with the ownership and operation of its properties and the carrying on of its business as now being conducted, all of which are in full force and effect and no suspension or cancellation of any of which is threatened, except for those whose failure to obtain or maintain would not have a Material Adverse Effect on the Company, the Bank or the Surviving Corporation, other than consents, authorizations and approvals required relating to the transactions contemplated by this Agreement.

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

     (d) All shares of the issued and outstanding capital stock of each of the Company Subsidiaries are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and were issued in full compliance with all applicable state and Federal laws.

     (e) There are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating any Company Subsidiary to issue any additional shares of its capital stock, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for shares of its capital stock. There are not outstanding contracts, rights or other arrangements or commitments which would obligate any Company Subsidiary to purchase or redeem or otherwise acquire any shares of its capital stock or any other security.

     Section 2.4. Corporate Authorization. The execution, delivery and performance of this Agreement and the related documents have been duly and validly authorized and approved by the Board of Directors of the Company and, except as disclosed on Schedule 2.4 and for results and consequences that are not expected to have a Material Adverse Effect on the Company or the Bank, do not and will not violate or conflict with the certificate of incorporation or by-laws of the Company and do not and will not violate or conflict with or result in any material default, any acceleration of required performance or any loss of a material benefit under any note, bond, mortgage, indenture, lease, franchise, license, permit, approval, contract, agreement or other instrument or document or any order, writ, injunction, decree, judgment, statute, rule or regulation to which the Company or any Company Subsidiary is a party or subject or by which the Company or any Company Subsidiary is bound. No consent of any third party (other than the regulatory approvals referred to in Section 4.1 hereof and the shareholders approval referred to in Section 4.2 hereof) is necessary to enable the Company to consummate the transactions contemplated by this Agreement. The requisite vote of the shareholders of the Company to adopt this Agreement, as required by applicable law, is a vote in favor of such adoption by the holders of not less than a majority of the outstanding stock of the Company entitled to vote thereon, voting as a single class.

     Section 2.5. Financial Statements Previously Delivered. (a) The Company has furnished Mahaska with copies of the following financial statements:

          (i) Audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 1995, 1996 and 1997, and the related audited consolidated statements of income, changes in shareholders' equity and cash flows for each of the calendars years ended December 31, 1995, 1996 and 1997, together with the notes thereto, accompanied by the unqualified reports thereon of KPMG Peat Marwick, LLP, certified public accountants;

          (ii) An unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 1998, together with a related consolidated statement of income for the three-month period then ended; and

          (iii) Reports of condition of each of the Company Subsidiaries which is a financial institution as of December 31, 1995, 1996 and 1997, together with the related reports of income for the periods then ended, as included in the thrift financial reports of each of the Company Subsidiaries which is a financial institution as of said dates filed with any bank regulatory authority.

     (b) Each of the financial statements referred to in clauses (i) and (ii) of paragraph (a) of this Section has been prepared in accordance with generally accepted accounting principles and practices consistently applied (except for the absence of footnotes and year end adjustments in the case of the unaudited financial statements as of and for the period ended September 30, 1998). Each of the financial statements referred to in clause (iii) of paragraph (a) of this Section has been prepared in accordance with the applicable regulations and standards of the bank regulatory authority with which said financial statement was filed. Each of the financial statements referred to in paragraph (a) of this
Section is true, correct and complete in all material respects and presents fairly the financial condition of the Company and the Company Subsidiaries on a consolidated basis, or, as the case may be, the financial condition of a Company Subsidiary, as of the date thereof or, as the case may be, the results of operations (on a consolidated basis, if applicable) for the period covered thereby.

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

     Section 2.6. Financial Statements to Be Delivered. (a) As soon as available, the Company will furnish Mahaska with copies of the following financial statements:

     (i) All financial statements of the Company or any Company Subsidiary as of any date, or for any period ending, after December 31, 1997, which shall be issued or distributed to shareholders, directors or management of the Company or any Company Subsidiary prior to the Effective Time; and

     (ii) Each thrift financial report of each Company Subsidiary which is a financial institution filed prior to the Effective Time with any regulatory authority for any period ending after December 31, 1997.

     (b) With respect to the financial statements furnished pursuant to clause
(i) of paragraph (a) of this Section, each of them will have been prepared in accordance with generally accepted accounting principles and practices consistently applied (except for the absence of footnotes and year end adjustments in the case of unaudited financial statements). With respect to the financial statements contained in the thrift financial reports furnished pursuant to clause (ii) of paragraph (a) of this Section, each of them will have been prepared in accordance with the applicable regulations and standards of the regulatory authority with which said financial statements were filed. With respect to all financial statements furnished pursuant to paragraph (a) of this Section, each of them will be true, correct and complete in all material respects and will fairly present the financial condition of the Company and the Company Subsidiaries on a consolidated basis, or, as the case may be, the financial condition of a Company Subsidiary, as of the date thereof or, as the case may be, the results of operations (on a consolidated basis, if applicable) for the period covered thereby.

     Section 2.7. Documents Other Than Financial Statements Previously Delivered. The Company has, as part of the disclosure documents and information previously furnished by the Company to Mahaska (the "Disclosure Statement"), furnished Mahaska with true, correct and complete copies of the following documents:

     (a) The certificate of incorporation and by-laws of the Company;

     (b) The certificate of incorporation, articles of incorporation, charter or articles of association, as the case may be, and by-laws of each Company Subsidiary;

     (c) All proxy statements, annual reports and other written materials furnished to the stockholders of the Company and the Company Subsidiaries since January 1, 1994; and

     (d) Each contract, agreement, instrument, lease, license, plan, arrangement and other document in which the Company or any Company Subsidiary is obligated to pay in a one year period in excess of Twenty-Five Thousand Dollars ($25,000.00) to which the Company or any Company Subsidiary is a party or subject and which is described or referred to in the Disclosure Statement.

     Section 2.8. Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in audited consolidated financial statements in accordance with generally accepted accounting principles ("Liabilities") have, in the case of the Company and the Company Subsidiaries, been so reflected, disclosed or reserved against in the Company's audited financial statements as of December 31, 1997 or in the notes thereto (the "1997 Balance Sheet"), and the Company and the Company Subsidiaries have no other Liabilities except (a) Liabilities incurred since December 31, 1997 in the ordinary course of business or (b) as disclosed on Schedule 2.8.

     Section 2.9. Title to Properties; Leases; Violations; Environmental Matters. (a) Without limiting any other provision of this Agreement, each of the Company and the Company Subsidiaries is the owner of good and marketable title to all real property and good title to all other property and assets, tangible and intangible, which it claims or otherwise purports to own (including, without limitation, all of its assets reflected on the 1997 Balance Sheet or purported to have been acquired by it since the date thereof), free and clear of any mortgages, liens, pledges, security interests, licenses, charges, restrictions on transfer or
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

other encumbrances, except for (i) in the case of the Company Subsidiaries which are financial institutions, pledges and liens given to secure deposits and other banking liabilities arising in the ordinary course of business, (ii) liens for current taxes not yet due and payable, (iii) properties, interests and assets sold or otherwise disposed of after December 31, 1997, in the ordinary course of business, and (iv) as to real estate, imperfections of title and easements and encumbrances, if any, that do not materially detract from the value of the respective assets subject thereto or interfere with the current use thereof and that do not materially impair the operations of the Company or any of the Company Subsidiaries as currently conducted. Except as disclosed on Schedule 2.9 hereto, there is no property or assets, tangible or intangible, real, personal or mixed (for which the Company is obligated to pay in excess of five thousand dollars per year for each such personal or intangible property or asset or in excess of $25,000 per year for each such real property), which are used by the Company or any Company Subsidiaries in the conduct of their business which are not owned by the Company or the Company Subsidiaries, free and clear of any mortgages, liens, pledges, security interests, licenses, charges, restrictions on transfer or other encumbrances.

     (b) Each lease under which the Company or any Company Subsidiary is the lessee of any real or personal property is in full force and effect, and the lessee under each such lease has been in peaceable possession of the property covered thereby since the commencement of the original term of such lease. No waiver, indulgence or postponement of the lessee's obligations under any such lease has been granted by the lessor thereunder, or of such lessor's obligations thereunder by such lessee. Neither the lessee nor, to the best of the Company's knowledge and belief, the lessor under each such lease has violated in any material respect any of the terms or conditions thereof, and all of the covenants to be performed by the lessee and, to the best of the Company's knowledge and belief, the lessor under each such lease have been fully performed in all material respects.

     (c) During the last five years, neither the Company nor any Company Subsidiary has received notice of any violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or property; to the knowledge of the Company, no such violation presently exists; and, to the knowledge of the Company, all buildings and other structures owned, leased, occupied, operated or used by the Company and the Company Subsidiaries conform to all applicable ordinances, codes and regulations.

     (d) Except as disclosed on Schedule 2.9(d), no Hazardous Materials (as such term is hereinafter defined) have been located in or on any of the real property owned or used by the Company or any Company Subsidiaries (hereinafter referred to collectively as the "Company Real Property") or have been released into the environment, or discharged, emitted, placed or disposed of at, on, under or by the Company Real Property, and the Company Real Property and the operations of the Company and the Company Subsidiaries thereon have complied in all respects with any applicable Environmental Laws (as such term is hereinafter defined), and any applicable law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Materials. None of the Company Real Property is a facility at which there has been a release of Hazardous Materials that exceeds or violates any applicable or relevant and appropriate Environmental Laws. Except as disclosed in the Disclosure Statement, there exist no underground storage tanks, landfills, or land disposal or dumps on the Company Real Property. None of the Company Real Property is discharging oil or poses a substantial threat of a discharge of oil, within the meaning of the Oil Pollution Act of 1990. As used herein, the term "Hazardous Materials" shall mean any substance or material which is regulated by any local governmental authority, the State of Iowa or the United States Government, as an environmental pollutant or dangerous to public health, public welfare or the natural environment (including, without limitation, protection of non-human forms of life, land, surface water, groundwater and air) including, but not limited to, any material or substance which is (i) defined as "toxic," "polluting," "hazardous waste," "hazardous material," "hazardous substance," extremely hazardous waste" or "restricted hazardous waste" under any provision of local, State of Iowa or Federal law; (ii) petroleum; (iii) asbestos; (iv) polychlorinated biphenyls; (v) radioactive material; (vi) designated as a "hazardous substance" pursuant to the Clean Water Act, 33 U.S.C. ss.1321; (vii) defined or designated as a "hazardous waste" pursuant to the

Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. (42 U.S.C. ss.6903); (viii) defined or designated as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.9601 et seq. (42 U.S.C. ss.9601) (hereinafter referred to as "CERCLA"); (ix) defined or designated as a chemical substance under the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq.; (x) defined or designated as a pesticide under the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.135 et seq.; or (xi) crude oil or any fraction thereof or oil. As used herein, the term "Environmental Laws" shall mean all statutes specifically described in the foregoing sentence and all Federal, state and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders, decrees and guidance documents regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials.

     (e) Except as disclosed on the Schedule 2.9(e) hereto no real property occupied, owned, operated, leased or used by the Company or any Company Subsidiary, or in which any Company Subsidiary holds a beneficial interest, whether as owner, mortgagee or otherwise, including (without limitation) as a holder of a collateral assignment of a beneficial interest in a land trust, constitutes a hazardous substance disposal site listed pursuant to Section 455B.426 of the Iowa Code, the use or transfer of which is restricted under
Section 455B.430 of the Iowa Code.

     (f) Prior to the Effective Time, the Company will furnish to Mahaska, at the sole cost and expense of Mahaska a written report, addressed to Mahaska, of an environmental assessment of four (4) identified parcels of real property occupied and owned by the Company or the Bank which Mahaska may designate, prepared by an engineering firm or other qualified expert satisfactory to Mahaska in a manner consistent with generally accepted engineering practices and procedures and dated as of a date not more than 60 days prior to the day of the Effective Time (hereinafter referred to as the "Environmental Assessments"). Each Environmental Assessment shall demonstrate that (i) appropriate inquiry was made into the previous ownership and uses of such parcel, consistent with good commercial and customary practice in an effort to minimize liability, which takes into account the "innocent landowner" provision of CERCLA, and (ii) the parcels it covers and all improvements thereon do not contain asbestos, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority which, in Mahaska's reasonable judgement, requires remediation and/or cleanup that may have a total cost in excess of two hundred fifty thousand dollars ($250,000).

     (g) With respect to the four (4) parcels identified in Section 2.09(f) hereinabove, (a) except as disclosed on Schedule 2.9(g) hereto, such parcels and all improvements thereon are not now being used, and, to the knowledge of the Company, have never been used, for any activity involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Substances, (b) such parcels and the improvements, if any, thereon, are not, and, to the knowledge of the Company, have not been, the subject of any past, existing or threatened investigation, proceeding or inquiry concerning environmental matters, (c) except as disclosed on Schedule 2.9(g) hereto, no notice or submission concerning environmental matters has been during the period owned or occupied by the Company or a Company Subsidiary (limited to the past twenty (20) years), or to the knowledge of the Company, should be, given with respect to such parcels or any improvement thereon, and (d) neither the Company nor any Company Subsidiary is subject to, or covered by, the requirements of Title III of the Superfund Amendments and Reauthorization Act of 1986, as amended.

     Section 2.10. Governmental Regulation. (a) Each of the Company and the Company Subsidiaries holds all consents, licenses, certificates, permits, authorizations, approvals, franchises and rights of Federal, state, local and other public authorities and other persons and entities required in connection with the ownership and operation of its properties and the carrying on of its business as now being conducted, all of which are now in full force and effect, and between the date hereof and the Effective Time, the Company will use its best efforts to, and will cause each Company Subsidiary to use its best efforts to, maintain all such consents, licenses, certificates, permits, authorizations, approvals, franchises and rights in full force and effect. The Company shall promptly notify Mahaska of the loss or threat of loss of any such consent,
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

license, certificate, permit, authorization, approval, franchise or right. Neither the Company nor any Company Subsidiary which is a financial institution is a party or subject to any agreement with, or directive or order issued by, the Board of Governors of the Federal Reserve System (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), the Comptroller of the Currency, the Office of Thrift Supervision (the "OTS"), the Superintendent of Banking of the State of Iowa Division of Banking (the "Superintendent") or any other regulatory authority, which imposes any restrictions or requirements not applicable generally to savings and loan holding companies (in the case of the Company) or financial institutions (in the case of the Company Subsidiaries which are financial institutions), with respect to the conduct of its business. Each of the Company and the Company Subsidiaries has conducted its business so as to comply in all material respects with all applicable Federal, state and local statutes, regulations, ordinances and rules, including (without limitation) applicable banking laws, Federal and state securities laws, and laws and regulations concerning minimum capital requirements, truth-in-lending, usury, fair credit reporting, fair lending and equal credit opportunity, currency reporting, community reinvestment, Internal Revenue Service information reporting and back-up withholding, consumer protection, occupational safety, employee benefit plans, environmental matters, fair employment practices and fair labor standards. Except as disclosed on Schedule 2.10 hereto, since December 31, 1994, neither the Company nor any of the Company Subsidiaries has received from any governmental or regulatory authority any written requirement, recommendation or suggestion of a material nature concerning their capital structure, loan policies or portfolio, or other banking or business practices or procedures that has not been resolved to the reasonable satisfaction of such regulatory authority.

     (b) The Company is duly registered as a savings and loan holding company subject to oversight by the OTS. The Company is not a bank holding company subject to the "Bank Holding Company Act of 1956".

     (c) The Company and each Company Subsidiary which is a financial institution are in full compliance with applicable minimum capital requirements prescribed by the OTS and any other regulatory authority having regulatory jurisdiction over the Company or such Company Subsidiary, as the case may be, and each such Company Subsidiary is "adequately capitalized" or "well capitalized" within the meanings of such terms as used in Section 38(b) of the Federal Deposit Insurance Act, as amended (the "FDI Act"), and the applicable regulations promulgated thereunder.

     (d) Except as set forth on Schedule 2.10(d), the deposits of each Company Subsidiary which is a financial institution are insured by the FDIC in accordance with the FDI Act and the rules and regulations of the FDIC adopted thereunder.

     (e) As part of the Disclosure Statement, the Company has previously furnished to Mahaska copies of (i) the Company's Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB since December 31, 1994, in each case as filed with the Securities and Exchange Commission (hereinafter referred to as the "SEC"), (ii) each proxy statement relating to any meeting of the Company's shareholders (whether annual or special) which has been held since December 31, 1994, (iii) the annual reports to the Company's shareholders and quarterly reports to the Company's shareholders since December 31, 1994, (iv) the Company's annual reports on Form Hb-11 and quarterly updates, if any, since December 31, 1994, each as filed with the OTS, (v) each thrift financial report of condition and income filed by the Company and each Company Subsidiary with any supervisory authority since December 31, 1994, (vi) all other reports or registration statements filed by the Company or any Company Subsidiary with the SEC or the OTS since December 31, 1994, and (vii) all other documents incorporated by reference in whole or in part in the foregoing (the documents referred to in (i) through (vii), including all amendments and supplements thereto and all financial statements and notes contained therein, are hereinafter collectively referred to as the "Reports"). The Reports, as of the respective times of filing thereof with the SEC, the OTS or any other regulatory authority, as the case may be, complied as to form and substance with all material requirements of the laws, rules and regulations applicable thereto and did not include any untrue or misleading statement of or with respect to a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 1994, the Company and
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

each of the Company Subsidiaries have filed all reports and registration statements required to be filed by each of them with the SEC, the OTS or any other regulatory authority in accordance with all material requirements of the laws, rules and regulations applicable thereto except where the failure to so file such reports and registration statements will not have a material effect on the Company, the Surviving Corporation or any Company Subsidiary. From and after the date hereof until the Effective Time, concurrently with the filing thereof with any regulatory agency or the mailing thereof to the shareholders of the Company, as the case may be, the Company will deliver to Mahaska copies of any of the Reports not previously filed or mailed as aforesaid prior to the date hereof.

     (f) The Company Common Stock is duly registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Exchange Act"). The Company has previously furnished, or will promptly furnish upon receipt, to Mahaska copies of any Statements on Schedule 13D, 13G, 14B or 14D-1 and Forms 3, 4 and 5 under the Exchange Act and any amendments to any such statements or forms received by the Company or known by it to have been filed with the SEC with respect to the ownership of, or solicitation of proxies in connection with, any of the Company Common Stock.

     Section 2.11. Litigation. Except as disclosed on Schedule 2.11 hereto, there are no legal, arbitration, quasi-judicial or administrative proceedings of any kind or nature pending or, to the best of the Company's knowledge and belief, threatened, affecting or involving the Company or any of the Company Subsidiaries or any of their respective properties or any of the Company Stock or the capital stock of any of the Company Subsidiaries, which may have a Material Adverse Effect on the Company, the Surviving Corporation or the Bank, and there has been no material default on the part of the Company or any of the Company Subsidiaries with respect to any judgment, order, writ, injunction, decree, award, rule or regulation issued in any legal, quasi-judicial or administrative proceeding. Schedule 2.11 hereto sets forth a description of all material litigation, arbitration or quasi-judicial or administrative proceedings to which the Company or any Company Subsidiary was a party at any time since December 31, 1994.

     Section 2.12. Taxes. Each of the Company and the Company Subsidiaries has timely filed, either separately or as a member of a consolidated group of corporations, with appropriate Federal, state, county and local governmental agencies, all tax returns and reports required to be filed, and each such return and report is complete and accurate in all material respects. Each of the Company and the Company Subsidiaries has paid, or has set up an adequate reserve for the payment of, all taxes and assessments of every kind and description whatsoever (including, without limitation, interest and penalties) shown as owing on such returns and reports or otherwise due and owing by it. Proper and accurate amounts have been withheld for the payment of taxes by the Company and the Company Subsidiaries from the compensation payable to their respective employees for all periods ending prior to the date hereof in full compliance with the tax withholding provisions of all laws applicable to the Company and the Company Subsidiaries. There are included in the 1997 Balance Sheet adequate reserves in accordance with GAAP, for the payment of all Federal, state, county and local taxes of the Company and the Company Subsidiaries, including (without limitation) interest and penalties (if any), whether or not disputed, which were accrued but unpaid through the date thereof. On the date of this Agreement and at all times during the period between such date and the Effective Time, there are, and will be, established on the books of the Company and the Company Subsidiaries adequate reserves in accordance with generally accepted accounting principles, for the payment of all such Federal, state, county and local taxes, including interest and penalties (if any), whether or not disputed, which are from time to time accrued but unpaid. Neither the Company nor any of the Company Subsidiaries has executed or filed with the Internal Revenue Service or any other governmental agency any agreement extending or waiving the period for assessment or collection of any tax, nor is the Company or any of the Company Subsidiaries a party to any action or proceeding by any governmental agency for assessment or collection of taxes, nor is there any claim for assessment or collection of taxes pending against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has during the past ten years received any notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental agency with respect to any Federal, state, county or local taxes. No Federal, state, county or

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

local income tax return of the Company or any of the Company Subsidiaries is currently the subject of any audit by the Internal Revenue Service or any other governmental agency; no material deficiencies were asserted as a result of any past examinations of income tax returns which have not been resolved and fully paid. Except as set forth on Schedule 2.12 hereto, neither the Company nor any of the Company Subsidiaries is a party to any agreement providing for allocation or sharing of any taxes.

     Section 2.13. Contracts. (a) Except as disclosed on Schedule 2.13 hereto, neither the Company nor any of the Company Subsidiaries is a party to, subject to or bound by any (i) employment contract (including, without limitation, any collective bargaining contract or union agreement) which is not terminable by it without penalty or other liability upon 30 or fewer days' notice; (ii) employee stock option, bonus, deferred compensation, savings, profit sharing, severance pay, pension, retirement or group insurance plan or arrangement or other similar agreement, plan or arrangement; (iii) lease or license which requires an annual payment by the Company or any Company Subsidiary in excess of Twenty-Five Thousand Dollars ($25,000) with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) agreement, contract, instrument or indenture relating to the borrowing of money; (v) guaranty of any obligation for borrowed money or otherwise, excluding (in the case of the Company Subsidiaries which are financial institutions) endorsements made for collection and guarantees made in the ordinary course of business; (vi) management or consulting agreement or other similar agreement or arrangement;
(vii) agreement with any present or former officer, director or shareholder of the Company or any Company Subsidiary; or (viii) other contract, agreement or commitment, other than this Agreement, which is material to its business, operations, property, prospects or assets or to its condition, financial or otherwise, or which involves payments by or to it of more than a total of $50,000.00 in any one-year period, except (in the case of the Company Subsidiaries which are financial institutions) for deposit accounts and loan agreements between such Company Subsidiary and third parties involving commitments on the part of such Company Subsidiary to lend money in customary amounts in the ordinary course of such Company Subsidiary's business and letters of credit in customary amounts issued by a Company Subsidiary which is a financial institution to third parties in the ordinary course of such Company Subsidiary's business. Between the date hereof and the Effective Time, except in the ordinary course of business, without the prior written consent of Mahaska, the Company will not, and will cause the Company Subsidiaries not to, enter into or amend any contract, agreement, commitment, plan, arrangement or other instrument of any of the types referred to in clauses (i) through (viii) of this paragraph.

     (b) Each of the Company and the Company Subsidiaries has performed all material obligations heretofore required to be performed by it and is not in material default under, and, to the best of the Company's knowledge and belief, no event has occurred which, with the lapse of time or action by a third party (other than the consummation of the transactions contemplated by this Agreement), could result in a material default by the Company or any Company Subsidiary under, any outstanding indenture, mortgage, deed of trust, contract, agreement, lease, license, instrument or other arrangement to which it is a party or subject or by which it is bound or under any provision of its certificate of incorporation, articles of incorporation, charter or articles of association, as the case may be, or by-laws.

     Section 2.14. Insurance. Each of the Company and the Company Subsidiaries has in effect the insurance coverage described on Schedule 2.14 hereto, which description contains the amount and types of coverage and the risks insured, and such coverage is with reputable insurers, insures against all risks normally insured against by thrift holding companies and thrift institutions, and is adequate (in amounts, types and risks insured) for the business conducted by it. All of the insurance policies referred to on Schedule 2.14 hereto are in full force and effect, neither the Company nor any of the Company Subsidiaries is in material default under any of such policies, and all material claims under such policies have been filed in due and timely fashion, except where the failure to file any such claim in a due and timely fashion would not have a material adverse effect on such claim.

     Section 2.15. Minute Books. The minute books of the Company and the Company Subsidiaries contain complete and accurate records, in all material respects, of all meetings and other corporate actions of their respective stockholders and directors.

     Section 2.16. Employee Benefit Plan Matters. (a) Except as set forth on
Schedule 2.16 hereto, neither the Company nor any Company Subsidiary is a party to or participates in or has any material liability or contingent liability with respect to:

          (i) Any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA")), including any "multiemployer plan" as defined in Section 3(37) of ERISA); or

          (ii) Any retirement or deferred compensation plan, incentive compensation plan, stock option plan, stock plan, stock appreciation rights plan, phantom stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (hereinafter referred to collectively as "fringe benefit arrangements") for any employee, officer, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA).

     (b) A true and correct copy of each of the plans, arrangements and agreements listed on Schedule 2.16(b) hereto, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been delivered to Mahaska by the Company as part of the Disclosure Statement. In the case of any plan, arrangement or agreement which is not in written form, the Company has provided Mahaska with an accurate written description of such plan, arrangement or agreement as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, summary plan description and Internal Revenue Service determination letter with respect to each such plan or arrangement, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded plan arrangement or agreement has been provided to Mahaska by the Company, and there have been no material adverse changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied.

     (c) As to all plans, arrangements and agreements listed on Schedule 2.16(b) hereto:

          (i) All employee benefit plans and fringe benefit arrangements comply with, and have been administered in form and in operation, in all material respects, in compliance with, all requirements of law and regulation applicable thereto, except as set forth on Schedule 2.16(b) hereto, and neither the Company nor any Company Subsidiary has received any notice from any governmental agency questioning or challenging such compliance.

          (ii) All employee pension benefit plans comply in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code, except where such non-compliance would not result in material liability to such plans, the Company, the Surviving Corporation or any Company Subsidiary; there have been no amendments to such plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service and which would adversely affect the tax qualified status of any such plan; and no event has occurred which will or could give rise to disqualification of any such plan under such Sections or to a material tax liability under Section 511 of the Code.

          (iii) Except as set forth on Schedule 2.16(c)(iii) hereto, none of the assets of any employee benefit plan are invested in employer securities or employer real property and no such plan has borrowed any sum which has not been repaid in full.

          (iv) There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any employee benefit plan maintained by either the Company or any Company Subsidiary and for which the Company, the Surviving Corporation or any Company Subsidiary could be liable and neither the Company nor any Company Subsidiary has engaged in any prohibited transaction with respect to any employee benefit plan maintained by the Company or any Company Subsidiary.

          (v) As to any employee pension benefit plan which is subject to Title IV of ERISA, there have been no "reportable events" for which reporting is not waived (as described in Section 4043 of ERISA), and no steps have been taken to terminate any such plan.

          (vi) There have been no acts or omissions by the Company or any Company Subsidiary which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which the Company, the Surviving Corporation or any Company Subsidiary may be liable.

          (vii) None of the payments contemplated by such plans, arrangements and agreements would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code.

          (viii) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best of the Company's knowledge and belief, threatened involving such plans or the assets of such plans, and, to the best of the Company's knowledge and belief, no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

          (ix) All group health plans of the Company and the Company Subsidiaries (including any plans of current and former affiliates of the Company or any Company Subsidiary which must be taken into account under
     Section 4980B of the Code or Section 601 of ERISA) have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable.

          (x) Consistent with generally accepted accounting principles and the accounting practices and procedures of the Company and the Company Subsidiaries, and without limiting any other provision of this Agreement, adequate liabilities for the unfunded present value of all obligations under such plans, arrangements and agreements, which have been actuarially determined, are reflected in the 1997 Balance Sheet and will be reflected on the books of the Company and the Company Subsidiaries at all times between the date hereof and the Effective Time.

     Section 2.17. Powers of Attorney. No power of attorney or similar authorization given by the Company or any of the Company Subsidiaries is currently outstanding.

     Section 2.18. Conduct of Business Since December 31, 1997. Since December 31, 1997, to the date hereof, except as disclosed on Schedule 2.18 hereto, neither the Company nor any Company Subsidiary has: (a) experienced any change in financial condition, assets, liabilities or business, except for changes in the ordinary course of business which, taken as a whole, have not been materially adverse; (b) except (in the case of the Company) as contemplated by this Agreement, conducted its business or entered into any transaction otherwise than in the ordinary course of business, or incurred or become subject to any liabilities or obligations except current liabilities routinely incurred in the ordinary course of business in customary amounts (indebtedness, other than deposits and FHLB advances accepted by Company Subsidiaries which are banks or savings and loans in the ordinary course of their business, maturing more than one year after its creation is not for purposes of this Agreement considered as being in the "ordinary course"); (c) sold or otherwise disposed of any of its investment securities; (d) mortgaged, pledged, or subjected to lien, charge or other encumbrance any of its assets, or sold or transferred any of such assets (other than its investment securities), except in the ordinary course of business; (e) other than pursuant to the exercise of options, issued, agreed to issue or sold any shares of its capital stock (whether authorized and unissued or held in the treasury) or debt obligations (other than deposits accepted by a Company Subsidiary which is a financial institution in the ordinary course of its business); (f) granted any options, warrants or other rights for the purchase or sale of its capital stock; (g) directly or indirectly purchased, redeemed or otherwise acquired or agreed to purchase, redeem or otherwise acquire any shares of its capital stock; (h) suffered the filing, or became aware of any basis for the institution of, any action, suit, proceeding or governmental investigation, which might have a Material Adverse Effect on it or the Surviving Corporation; (i) declared, agreed to declare, set apart for payment or paid any dividend or made
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

any other distribution in respect of any shares of its capital stock, other than quarterly cash dividends; or (j) except (in the case of the Company) as contemplated by this Agreement, entered into any other material transaction other than in the ordinary course of business.

     Section 2.19. Conduct of Business Pending Merger. From and after the date hereof and until the Effective Time, except with the prior written consent of Mahaska, each of the Company and the Company Subsidiaries will: (a) maintain its property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty fully covered by insurance excepted; (b) maintain its books, accounts and records in accordance with generally accepted accounting principles and practices applied on a basis consistent with the audited financial statements of the Company and the Company Subsidiaries referred to in Section 2.5(a)(i) hereof; (c) use best efforts to comply with all laws applicable to the conduct of its business; (d) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted and in all cases consistent with prudent banking practices, and not make any purchase or sale, except in a manner consistent with prior practice; (e) make no change in its certificate of incorporation, articles of incorporation, charter or articles of association, as the case may be, or by-laws; (f) use their best efforts to maintain and keep in full force and effect all fire and other insurance on property and assets, all liability insurance, and all bonds on personnel, presently carried by it and immediately provide written notice to Mahaska of a lapse thereof; (g) not buy, acquire, sell or otherwise dispose of any investment securities in any one transaction in excess of $2,000,000 or transactions in the aggregate of $5,000,000 in any one calendar month; (h) not sell, mortgage, subject to lien, pledge or encumber or otherwise dispose of any of its property and assets otherwise than in the ordinary course of business; (i) not redeem or otherwise acquire or agree to redeem or otherwise acquire any shares of its capital stock;
(j) make no change in the number of shares of its capital stock issued and outstanding (other than pursuant to the exercise of outstanding options), and grant no option, warrant or similar right relating to any of its capital stock;
(k) use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees and to preserve the goodwill of its customers and others having business relations with it; (l) not enter into any employment contract which is not terminable without penalty or other liability upon 30 or fewer days' notice, provided however, existing employment agreements may be renewed for up to a one year period so long as the aggregate term thereunder does not exceed three (3) years; (m) not declare or pay any dividend nor make any other distribution in respect of any shares of its capital stock, except customary quarterly dividends not to exceed ten (10(cent)) per share; (n) not make any borrowings, except in the ordinary course of business (indebtedness, other than deposits and FHLB advances accepted by a Company Subsidiary which is a financial institution in the ordinary course of its business, maturing more than one year after its creation is not for purposes of this Agreement considered as being in the "ordinary course"); (o) not purchase or invest in securities or obligations having a maturity of more than five (5) years from the date of purchase; (p) not increase the hourly rates of pay of its employees or increase the fixed compensation payable to any of its officers or employees, except for such increases which are consistent with past salary review practices or as required by law; (q) not pay any bonus or commission, except in accordance with past practices; (r) except as otherwise contemplated by this Agreement, not establish or amend any "employee welfare benefit plan," "employee pension benefit plan," or "fringe benefit arrangements," referred to in Section 2.16 hereof, or any other plan or arrangement of a similar nature; (s) not extend credit or make advances to any customer of a Company Subsidiary which is a financial institution who is listed on such Company Subsidiary's problem or watch list or who has any outstanding loan, advance or other credit which is in default of payment of principal or interest or otherwise in material default, has been placed on non-accrual status or has been classified by such Company Subsidiary's examiners (regulatory or internal) as among "Other Loans Specifically Mentioned," or as "Substandard," "Doubtful" or "Loss," without Mahaska's prior written consent; (t) not extend credit or make advances in excess of $250,000 to new or existing customers; (u) not make any tax election or take any other action (including, but not limited to, change in depreciation methods, estimated payments, change in tax year, method of accounting, etc.) which could affect the Federal, state, county or local tax liability of the Company or any Company Subsidiary, without Mahaska's prior written consent; (v) not enter into any other material transaction other than in the ordinary course of business; and (w) not

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

voluntarily and knowingly take any action in anticipation of the Merger which may have a Material Adverse Effect on the Company, the Surviving Corporation or the Bank.

     Section 2.20. Oral Commitments. Except as disclosed on Schedule 2.20 hereto, the records of the Company and the Company Subsidiaries contain accurate copies of all contracts, commitments or arrangements of a material nature and not reduced to writing, in which the Company or any Company Subsidiary has agreed: (a) to loan money, to extend credit, or to make other financial accommodations, to or for the benefit of another party; (b) to waive, release, modify, extend or defer the obligations, or terms thereof, of any other party to repay indebtedness owing to the Company or a Company Subsidiary; (c) to release, relinquish or discharge any guarantor, surety, or other party liable on any indebtedness owing to the Company or a Company Subsidiary; or (d) to release or surrender, in whole or in part, any collateral or rights securing the obligation of any party primarily or secondarily liable for repayment of indebtedness to the Company or a Company Subsidiary.

     Section 2.21. Loans. (a) The allowance for loan losses reflected on the 1997 Balance Sheet was, and such allowance reflected on each consolidated balance sheet of the Company and the Company Subsidiaries as of any date subsequent to the date hereof, which is required to be furnished by the Company to Mahaska pursuant to Section 2.6(a)(i) hereof will in the reasonable opinion of management of the Company be, in each case as of the date thereof, adequate in accordance with generally accepted accounting principles to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Company and the Company Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Company and the Company Subsidiaries.

     (b) As of the date hereof, the aggregate amount of all Non-Performing and Materially Impaired Assets (as hereinafter defined) on the books of the Company and the Company Subsidiaries does not exceed 2.0% of the gross amount of all loans on the books of the Company and the Company Subsidiaries. "Nonperforming and Materially Impaired Assets" shall mean (i) loans, leases and other extensions of credit which are accounted for on a nonaccrual basis, (ii) assets constituting real estate acquired through foreclosure, including in-substance foreclosed real estate, (iii) loans which have been restructured and are required to be reported in accordance with OTS regulations and (iv) loans and leases (A) that are 90 days or more past due in payment of principal or interest, (B) with respect to which a reasonable doubt exists as to the timely collectibility thereof, (C) the interest rate terms of which have been reduced to below market rates by agreement subsequent to the agreement under which such loans or leases were originally created, (D) that are subject to a material breach or default by any obligor thereon, or (E) as to which any obligor thereon is subject to a pending bankruptcy, reorganization or similar proceeding.

     (c) Except as disclosed on Schedule 2.21(c) hereto, (i) each outstanding loan, lease or other extension of credit of the Company or any of the Company Subsidiaries is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief; (ii) each of the Company and the Company Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; (iii) all documents and agreements necessary for the Company or any of the Company Subsidiaries that is a party thereto to enforce such loan, lease or other extension of credit are in existence; (iv) to the knowledge of the Company no claims, counterclaims, set-off rights or other rights exist, nor do the grounds for any such claim, counterclaim, set-off right or other right exist, with respect to any such loans, leases or other extensions of credit which could impair the collectibility thereof; and (v) each such loan, lease and extension of credit has been, in all material respects, originated and serviced in accordance with the Company's or any Company Subsidiary's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and applicable laws and regulations.

     (d) Schedule 2.21(d) hereto lists all loan commitments exceeding $250,000 of the Company and the Company Subsidiaries outstanding as of the date hereof. Except as set forth on Schedule 2.21(d) hereto,

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

as of the date hereof, (i) there are no loans, leases, other extensions of credit or commitments to extend credit of the Company or any of the Company Subsidiaries that have been or, to the best of the Company's knowledge, should have been classified by the Company and the Company Subsidiaries as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification and (ii) there are no loans due to the Company or any of the Company Subsidiaries as to which any payment of principal, interest or any other amount is 30 days or more past due.

     Section 2.22. Derivative Transactions. Except as disclosed on Schedule 2.22 hereto, neither the Company nor any of the Company Subsidiaries has during the past three (3) years, is or shall engage in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments. As of the date hereof, none of the parties to any contract or agreement entered into by the Company or any Company Subsidiary with respect to any such instrument is in default with respect to such contract or agreement, and no such contract or agreement, were it to be a loan held by the Company or any of the Company Subsidiaries, would be classified as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss," or any comparable classification. The financial position of the Company and the Company Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and the Company Subsidiaries in accordance with generally accepted accounting principles consistently applied, and except as described on Schedule 2.22 hereto, there is no open exposure of the Company or any of the Company's Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single party).

     Section 2.23. Fiduciary Responsibilities. Schedule 2.23 hereto identifies each of the Company Subsidiaries that is performing, or has at any time performed any services as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver or other fiduciary and the nature of any such services. All such services have been performed by such Company Subsidiaries in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards.

     Section 2.24 No Broker's or Finder's Fee. Except for Charles Webb & Company as disclosed on Schedule 2.24 hereto, no agent, broker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or similar payment by the Company or any of the Company Subsidiaries in connection with this Agreement or the Merger.

     Section 2.25. Other Acquisition Proposals. From and after the date hereof and until the Effective Time, the Company and the Company Subsidiaries shall not, and each of them shall cause its directors, officers, employees and representatives not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of the Company Subsidiaries or any business combination with the Company or any of the Company Subsidiaries, other than as contemplated by this Agreement; provided, however, that the Board of Directors of the Company may take such action as in the opinion of its counsel may be appropriate to fulfill the directors' fiduciary obligations with respect to an unsolicited bona fide inquiry or proposal from another party. The Company shall promptly notify Mahaska of all such inquiries or proposals.

     Section 2.26. [Intentionally Omitted].

     Section 2.27. Union Relations. No employees of the Company or any of the Company Subsidiaries are members of a collective bargaining unit of the Company or any of the Company Subsidiaries, and there have not been any, and there are no threatened or contemplated, attempts to organize for collective bargaining purposes any of the employees of the Company or any of the Company Subsidiaries.

     Section 2.28. Patents, Trademarks, Etc. Schedule 2.28 hereto sets forth all domestic and foreign letters patent, patents, patent applications, patent licenses, computer programs, proprietary software (not shelf software, which costs less than five thousand dollars ($5,000.00) per year), software licenses, microfiche, know-how licenses, copyrights, unpatented inventions, trademarks, service marks, trade names,

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

trademarks and service mark registrations and applications, copyright registrations and applications and similar industrial, commercial or intellectual rights owned or applied for by the Company or the Company Subsidiaries or used in connection with the operation of the business of the Company or the Company Subsidiaries (hereinafter referred to as the "Company Intellectual Property"). Except as indicated on Schedule 2.28 hereto, there are no claims or demands of any person, firm or corporation pertaining to the Company Intellectual Property, and no proceedings have been instituted, or are pending or, to the best knowledge of the Company, threatened which challenge the rights of the Company or any of the Company Subsidiaries in respect thereof, and none of the Company Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope or the use thereof. To the best knowledge of the Company, neither the Company nor any of the Company Subsidiaries is infringing or violating, and during the past five (5) years has not infringed or violated, any adversely held patent, copyright, trademark, service mark, trade name or similar right, or engaged in any kind of unfair or unlawful competition or wrongfully used any confidential information or trade secrets or patentable inventions of any former employee of the Company or any of the Company Subsidiaries or any other person, firm or corporation. To the best knowledge of the Company, neither the Company nor any of the Company Subsidiaries is wrongfully using any such information nor does any of them have any knowledge of any patented device or application thereof which would materially and adversely affect any aspect of the business or operations of the Company, the Surviving Corporation or any Company Subsidiary. Except as set forth on Schedule 2.28 hereto, the Company and the Company Subsidiaries have the right and authority, and the Surviving Corporation and the Company Subsidiaries will have the right and authority from and after the Effective time to use all Company Intellectual Property as is necessary to enable them to conduct and to continue to conduct all phases of the business of the Company and the Company Subsidiaries in the manner presently conducted by them, and such use, to the best knowledge of the Company, does not, and will not, conflict with, infringe on or violate any patent, copyright, trademark, service mark, trade name or any other rights of others.

     Section 2.29. Takeover Laws Not Applicable. The provisions of Section 203 of the Delaware Law will not apply to this Agreement, the Merger or the transactions contemplated hereby and thereby. The Company has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from such Section 203 and any other applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

     Section 2.30. Material Interests of Certain Persons. Except as disclosed on
Schedule 2.30 hereto, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of the Company Subsidiaries.

     Section 2.31. Disclosure; Information in the Proxy Statement/Prospectus. No representation or warranty by the Company in this Agreement and no statement contained in any certificate furnished or to be furnished by the Company to Mahaska pursuant to the provisions of this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it is made, in order to make the statements herein or therein not misleading. Any written information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and which is included or incorporated by reference therein shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC, at the time of the Mahaska shareholders' meeting (the "Mahaska Meeting", as described in Section 4.4 hereof), at the time of the Company's shareholders meeting (the "Company Meeting", as described in Section 4.2 hereof), and at the time the Proxy Statement/Prospectus becomes effective with the SEC as a registration statement, be false or misleading with respect to any material fact, omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Mahaska Meeting or the Company Meeting that has become materially false

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

or misleading. If at any time prior to the Effective Time any event relating to any of the Company Subsidiaries or any of their respective directors or officers should be discovered by the Company which should be set forth in a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Mahaska in writing. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information to be contained in the Proxy Statement/Prospectus other than information provided in writing by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus. For purposes of this Section and this Agreement, "Proxy Statement/ Prospectus" means the joint proxy which constitutes (i) a proxy statement to be delivered to Mahaska's shareholders in connection with the Mahaska Meeting, (ii) a registration statement on Form S-4 to be filed by Mahaska with the SEC to register the Mahaska Common Stock that will be received by the shareholders of the Company in the Merger pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and (iii) a joint proxy statement and prospectus to be delivered to the Company's shareholders in connection with the Mahaska Common Stock and the Company Meeting with respect to the Merger.

     Section 2.32. Year 2000 Compliant. At Mahaska's request, the Company will furnish to Mahaska a true, correct and complete copy of any internal investigations, memorandum, budget plans, forecasts or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies and facilities of the Company and its Subsidiaries and their vendors. The Company and its Subsidiaries are in compliance in all material respects with the Year 2000 guidelines of the Federal Financial Institutions Examination Counsel as set forth in its Interagency Statement dated May 5, 1997. Neither the Company nor any of the Company Subsidiaries will receive a rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. The Company has disclosed to Mahaska a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

     Section 2.33. No Company Investment in Mahaska Common Stock. Neither the Company nor the Company Subsidiaries has acquired or is the beneficial owner of any Mahaska Common Stock.

     Section 2.34. Board Recommendation. The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of directors present at a meeting of such Board duly called and held on February 2, 1999, determined that the Merger in accordance with the terms of this Agreement is fair and in the best interests of its shareholders, and will recommend that the shareholders of the Company adopt this Agreement subject to its fiduciary obligations.

     Section 2.35. Vote Required. The adoption of this Agreement by holders of [a majority of the outstanding shares] of the Company's Common Stock is the only vote of the holders of any class or series of the capital stock of the Company required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     Section 2.36. Shareholder Appraisal Rights. The Company shall not settle or compromise any claim for shareholder appraisal rights in respect of the Merger prior to the Effective Time without the prior written consent of Mahaska.

                                  ARTICLE III

             REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF MAHASKA

     As an inducement to the Company to enter into and perform this Agreement, Mahaska represents and warrants to, and agrees with, the Company as follows:

     Section 3.1. Organization of Mahaska. Mahaska is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, with full corporate power and authority to own its

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

property and conduct its business and to enter into and perform this Agreement. Mahaska is duly authorized to transact business in, and is in good standing under the laws of, the State of Iowa. The character of the properties owned and leased by Mahaska and the nature of the business conducted by it do not require that Mahaska be qualified to do business in any other state or jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect on Mahaska.

     Section 3.2. Mahaska Stock. (a) As of the date of this Agreement, the authorized capital stock of Mahaska consists of 20,000,000 shares of Common Stock, $5.00 par value, of which 3,636,345 shares of such Common Stock are issued and outstanding and 171,156 shares of such Common Stock are held in Mahaska's treasury.

     (b) Prior to the Effective Time, Mahaska has an adequate number of Common Stock to make the issuances contemplated hereby.

     (c) The shares of Mahaska Common Stock to be issued in the Merger pursuant to this Agreement (including any shares to be issued pursuant to the exercise of any Company options which, by virtue of the Merger, will be converted into the right to acquire Mahaska Common Stock) will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

     (d) Each subsidiary of Mahaska (the "Mahaska Subsidiaries") which is a financial institution is duly organized, and validly existing as an Iowa banking corporation or savings association under the laws of the State of Iowa or, if a national bank, or federal thrift or savings association, as a national banking, thrift or savings association under the laws of the United States. Each of the Mahaska Subsidiaries which is not a financial institution is duly organized, validly existing and in good standing under the laws of its state of incorporation. All of the Mahaska Subsidiaries have full corporate power and authority to own or lease their properties and carry on their businesses as now being conducted, and each is qualified to do business as a foreign corporation in each state where the character and location of its properties or the nature of the business conducted by it requires qualification. All necessary regulatory approvals for the acquisition and ownership by Mahaska of the capital stock of each of the Mahaska Subsidiaries have been received by Mahaska. Each of the Mahaska Subsidiaries has all consents, permits, franchises, licenses, concessions, authorities (including without limitation all easements, rights of way and similar authorities), authorizations and approvals of Federal, state and local governmental authorities and other persons and entities required in connection with the ownership and operation of its properties and the carrying on of its business as now being conducted, all of which are in full force and effect and no suspension or cancellation of any of which is threatened, except for those whose failure to obtain or maintain would not have a Material Adverse Effect on Mahaska, other than consents, authorizations and approvals required relating to the transactions contemplated by this Agreement.

     (e) All shares of the issued and outstanding capital stock of each of the Mahaska Subsidiaries are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and were issued in full compliance with all applicable state and Federal laws.

     (f) There are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating any Mahaska Subsidiary to issue any additional shares of its capital stock, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for shares of its capital stock. There are not outstanding contracts, rights or other arrangements or commitments which would obligate any Mahaska Subsidiary to purchase or redeem or otherwise acquire any shares of its capital stock or any other security.

     Section 3.3. Corporate Authorization. The execution, delivery and performance of this Agreement and the related documents have been duly and validly authorized and approved by the Board of Directors of Mahaska and, do not and will not violate or conflict with the articles of incorporation or by-laws of Mahaska and do not and will not violate or conflict with or result in any material default, any acceleration of required performance or any loss of a material benefit under any note, bond, mortgage, indenture, lease, franchise, license, permit, approval, contract, agreement or other instrument or document or any order, writ, injunction, decree, judgment, statute, rule or regulation to which Mahaska or any Mahaska

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

Subsidiary is a party or subject or by which Mahaska or any Mahaska Subsidiary is a party (other than the regulatory approvals referred to in Section 4.1 hereof, the approval of the Agreement and the Merger by Mahaska's shareholders is necessary to consummate the Merger.

     Section 3.4. Financial Statements Previously Delivered. (a) As soon as available, Mahaska will furnish to the Company copies of the following financial statements:

          (i) All financial statements of Mahaska and the Mahaska Subsidiaries as of any date, or for any period ending, after December 31, 1997, which shall be issued or distributed to shareholders, directors or management of Mahaska and its financial institution subsidiaries prior to the Effective Time; and

          (ii) An unaudited consolidated balance sheet of Mahaska and its subsidiaries as of September 30, 1998, together with a related statement of profit and loss for the three-month period then ended.

     (b) Each of the financial statements referred to in paragraph (a) of this Section has been prepared in accordance with generally accepted accounting principles and practices consistently applied (except for the absence of footnotes and year end adjustments in the case of the unaudited financial statements as of and for the period ended September 30, 1998). Each of the financial statements referred to in paragraph (a) of this Section is true, correct and complete in all material respects and presents fairly the financial condition of Mahaska and the Mahaska Subsidiaries on a consolidated basis, or, as the case may be, the financial condition of a Company Subsidiary, as of the date thereof or, as the case may be, the results of operations (on a consolidated basis, if applicable) for the period covered thereby

     Section 3.5. Governmental Regulation. (a) Each of Mahaska and its subsidiaries holds all consents, licenses, certificates, permits, authorizations, approvals, franchises and rights of Federal, state, local and other public authorities and other persons and entities required in connection with the ownership and operation of its properties and the carrying on of its business as now being conducted, all of which are now in full force and effect, and between the date hereof and the Effective Time, Mahaska will, and will cause each of its subsidiaries to, maintain all such consents, licenses, certificates, permits, authorizations, approvals, franchises and rights in full force and effect. Each of Mahaska and its subsidiaries has conducted its business so as to comply in all material respects with all applicable Federal, state and local statutes, regulations, ordinances and rules, including (without limitation) applicable banking laws, Federal and state securities laws, and laws and regulations concerning minimum capital requirements, truth-in-lending, usury, fair credit reporting, fair lending and equal credit opportunity, currency reporting, community reinvestment, Internal Revenue Service information reporting and back-up withholding, consumer protection, occupational safety, employee benefit plans, environmental matters, fair employment practices and fair labor standards. Since December 31, 1994, neither Mahaska nor any of Mahaska's Subsidiaries has received from any governmental or regulatory authority any written requirement, recommendation or suggestion of a material nature concerning their capital structure, loan policies or portfolio, or other banking or business practices or procedures that has not been resolved to the reasonable satisfaction of such regulatory authority.

     (b) Mahaska is duly registered as a bank holding company pursuant to the BHC Act and as a savings and loan holding company with the OTS.

     (c) Mahaska has previously furnished to the Company copies of (i) Mahaska's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q since December 31, 1994, in each case as filed with the SEC, (ii) the Company's annual reports on Form Y-6 and quarterly reports on Form Y-9 since December 31, 1994, each as filed with the FRB, and (iii) all other documents incorporated by reference in whole or in part in the foregoing (the documents referred to in (i) through (iii), including all amendments and supplements thereto and all financial statements and notes contained therein, are hereinafter collectively referred to as the "Reports"). The Reports, as of the respective times of filing thereof with the SEC or the FRB, as the case may be, complied as to form and substance with all material requirements of the laws, rules and regulations applicable thereto and did not include any untrue or misleading statement of or with respect to a material fact or omit to state any material fact necessary in order to make the

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

statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 1994, Mahaska and each of Mahaska's Subsidiaries have filed all reports and registration statements required to be filed by each of them with the SEC, the FRB or any other regulatory authority in accordance with all material requirements of the laws, rules and regulations applicable thereto except where the failure to so file such reports and registration statements will not have a Material Adverse Effect on Mahaska, any Mahaska Subsidiary that is a financial institution or the consummation of the transactions contemplated by this Agreement. From and after the date hereof until the Effective Time, concurrently with the filing thereof with any regulatory agency or the mailing thereof to the shareholders of Mahaska, as the case may be, Mahaska will deliver to the Company copies of any of the reports not previously filed or mailed as aforesaid prior to the date hereof.

     Section 3.6. Disclosure; Information in the Proxy Statement/Prospectus. No representation or warranty by Mahaska in this Agreement and no statement contained in any certificate furnished or to be furnished by Mahaska to the Company pursuant to the provisions of this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it is made, in order to make the statements herein or therein not misleading. Any written information supplied by Mahaska specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and which is included or incorporated by reference therein shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC, at the time of the Mahaska Meeting, at the time of the Company Meeting, and at the time the Proxy Statement/Prospectus becomes effective with the SEC as a registration statement, be false or misleading with respect to any material fact, omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Mahaska Meeting or the Company Meeting that has become materially false or misleading. If at any time prior to the Effective Time any event relating to Mahaska or its directors or officers should be discovered by Mahaska which should be set forth in a supplement to the Proxy Statement/Prospectus, Mahaska shall promptly inform the Company in writing. Notwithstanding the foregoing, Mahaska makes no representation or warranty with respect to any information to be contained in the Proxy Statement/Prospectus which is provided in writing by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/ Prospectus.

     Section 3.7. No Mahaska Investment in the Company's Common Stock. Mahaska has not acquired or is the beneficial owner of any of the Company's Common Stock.

     Section 3.8. Board Recommendation. The Board of Directors of Mahaska has, by resolutions duly adopted by the requisite vote of directors present at a meeting of such Board duly called and held on February 2, 1999, determined that the Merger in accordance with the terms of this Agreement is fair and in the best interests of its shareholders and will recommend, subject to their fiduciary duties, that the shareholders of Mahaska approve the Merger and ratify this Agreement.

     Section 3.9. Vote Required. The approval of the Merger by holders of a majority of the outstanding shares of Mahaska Common Stock is the only vote of the holders of any class or series of the capital stock of Mahaska required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     Section 3.10. Undisclosed Liabilities. All Liabilities have, in the case of Mahaska and the Mahaska Subsidiaries, been disclosed or reserved against in Mahaska's audited financial statements as of December 31, 1997 or in the notes thereto (the "Mahaska 1997 Balance Sheet"), and Mahaska and the Mahaska Subsidiaries have no other Liabilities except (a) Liabilities incurred since December 31, 1997 in the ordinary course of business or (b) as disclosed on
Schedule 3.10.

     Section 3.11. Environmental Matters. (a) Except as disclosed on Schedule 3.11(a), to the best of Mahaska's knowledge, no Hazardous Materials have been located in or on any of the real property owned or used by Mahaska or any Mahaska Subsidiaries (hereinafter referred to collectively as the "Mahaska

Real Property") or have been released into the environment, or discharged, emitted, placed or disposed of at, on, under or by the Mahaska Real Property, and the Mahaska Real Property and the operations of Mahaska and the Mahaska Subsidiaries thereon have complied in all respects with any applicable Environmental Laws, and any applicable law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Materials. None of the Mahaska Real Property is a facility at which there has been a release of Hazardous Materials that exceeds or violates any applicable or relevant and appropriate Environmental Laws. Except as disclosed in the Disclosure Statement, there exist no underground storage tanks, landfills, or land disposal or dumps on the Mahaska Real Property. None of the Mahaska Real Property is discharging oil or poses a substantial threat of a discharge of oil, within the meaning of the Oil Pollution Act of 1990.

     (b) Except as disclosed on the Schedule 3.11(b) hereto no real property occupied, owned, operated, leased or used by Mahaska or any Mahaska Subsidiary, or in which any Mahaska Subsidiary holds a beneficial interest, whether as owner, mortgagee or otherwise, including (without limitation) as a holder of a collateral assignment of a beneficial interest in a land trust, constitutes a hazardous substance disposal site listed pursuant to Section 455B.426 of the Iowa Code, the use or transfer of which is restricted under Section 455B.430 of the Iowa Code.

     Section 3.12. Governmental Regulations. (a) Each of Mahaska and the Mahaska Subsidiaries holds all consents, licenses, certificates, permits, authorizations, approvals, franchises and rights of Federal, state, local and other public authorities and other persons and entities required in connection with the ownership and operation of its properties and the carrying on of its business as now being conducted, all of which are now in full force and effect, and between the date hereof and the Effective Time, Mahaska will use its best efforts to, and will cause each Mahaska Subsidiary to use its best efforts to, maintain all such consents, licenses, certificates, permits, authorizations, approvals, franchises and rights in full force and effect. Mahaska shall promptly notify the Company of the loss or threat of loss of any such consent, license, certificate, permit, authorization, approval, franchise or right. Neither Mahaska nor any Mahaska Subsidiary which is a financial institution is a party or subject to any agreement with, or directive or order issued by, the FRB, the FDIC, the Comptroller of the Currency, the OTS, the Superintendent or any other regulatory authority, which imposes any restrictions or requirements not applicable generally to bank holding companies (in the case of the Mahaska) or financial institutions (in the case of Mahaska Subsidiaries which are financial institutions), with respect to the conduct of its business. Each of Mahaska and the Mahaska Subsidiaries has conducted its business so as to comply in all material respects with all applicable Federal, state and local statutes, regulations, ordinances and rules, including (without limitation) applicable banking laws, Federal and state securities laws, and laws and regulations concerning minimum capital requirements, truth-in-lending, usury, fair credit reporting, fair lending and equal credit opportunity, currency reporting, community reinvestment, Internal Revenue Service information reporting and back-up withholding, consumer protection, occupational safety, employee benefit plans, environmental matters, fair employment practices and fair labor standards. Except as disclosed on Schedule 3.12 hereto, since December 31, 1994, neither Mahaska nor any of the Mahaska Subsidiaries has received from any governmental or regulatory authority any written requirement, recommendation or suggestion of a material nature concerning their capital structure, loan policies or portfolio, or other banking or business practices or procedures that has not been resolved to the reasonable satisfaction of such regulatory authority.

     (b) Mahaska is a bank holding company subject to the "Bank Holding Company Act of 1956".

     (c) Mahaska and each Mahaska Subsidiary which is a financial institution are in full compliance with applicable minimum capital requirements prescribed by the FRB or FDIC and any other regulatory authority having regulatory jurisdiction over Mahaska or such Mahaska Subsidiary, as the case may be, and each such Mahaska Subsidiary is "adequately capitalized" or "well capitalized" within the meanings of such terms as used in Section 38(b) of the Federal Deposit Insurance Act, as amended (the "FDI Act"), and the applicable regulations promulgated thereunder.

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

     (d) Except as set forth on Schedule 3.12(d), the deposits of each Mahaska Subsidiary which is a financial institution are insured by the FDIC in accordance with the FDI Act and the rules and regulations of the FDIC adopted thereunder.

     (e) Mahaska has previously furnished to the Company all requested copies of
(i) Mahaska's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q since December 31, 1994, in each case as filed with the SEC, (ii) each proxy statement relating to any meeting of Mahaska's shareholders (whether annual or special) which has been held since December 31, 1994, (iii) the annual reports to Mahaska's shareholders and quarterly reports to Mahaska's shareholders since December 31, 1994, (iv) Mahaska's reports on Form FRY-6 and Form FRY-9 since December 31, 1994, each as filed with the FRB, (v) each financial report of condition and income filed by Mahaska and each Mahaska Subsidiary with any supervisory authority since December 31, 1994, (vi) all other reports or registration statements filed by Mahaska or any Mahaska Subsidiary with the SEC or the FRB since December 31, 1994, and (vii) all other documents incorporated by reference in whole or in part in the foregoing (the documents referred to in (i) through (vii), including all amendments and supplements thereto and all financial statements and notes contained therein, are hereinafter collectively referred to as the Mahaska Reports"). The Mahaska Reports, as of the respective times of filing thereof with the SEC, the FRB or any other regulatory authority, as the case may be, complied as to form and substance with all material requirements of the laws, rules and regulations applicable thereto and did not include any untrue or misleading statement of or with respect to a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 1994, Mahaska and each of the Mahaska Subsidiaries have filed all reports and registration statements required to be filed by each of them with the SEC, the FRB or any other regulatory authority in accordance with all material requirements of the laws, rules and regulations applicable thereto except where the failure to so file such reports and registration statements will not have a material effect on Mahaska or any Mahaska Subsidiary. From and after the date hereof until the Effective Time, concurrently with the filing thereof with any regulatory agency or the mailing thereof to the shareholders of Mahaska, as the case may be, Mahaska will deliver to the Company copies of any of the Mahaska Reports not previously filed or mailed as aforesaid prior to the date hereof.

     (f) Mahaska Common Stock is duly registered under Section 12(g) of the Exchange Act. Mahaska has previously furnished, or will promptly furnish upon receipt, to the Company copies of any Statements on Schedule 13D, 13G, 14B or 14D-1 and Forms 3, 4 and 5 under the Exchange Act and any amendments to any such statements or forms received by Mahaska or known by it to have been filed with the SEC with respect to the ownership of, or solicitation of proxies in connection with, any of the Mahaska Common Stock.

     Section 3.13. Litigation. Except as disclosed on Schedule 3.13 hereto, there are no legal, arbitration, quasi-judicial or administrative proceedings of any kind or nature pending or, to the best of Mahaska's knowledge and belief, threatened, affecting or involving Mahaska or any of the Mahaska Subsidiaries or any of their respective properties or any of the Mahaska Stock or the capital stock of any of the Mahaska Subsidiaries, which may have a Material Adverse Effect on Mahaska, the Surviving Corporation or any of the Mahaska Subsidiaries, and there has been no material default on the part of Mahaska or any of the Mahaska Subsidiaries with respect to any judgment, order, writ, injunction, decree, award, rule or regulation issued in any legal, quasi-judicial or administrative proceeding. Schedule 3.13 hereto sets forth a description of all material litigation, arbitration or quasi-judicial or administrative proceedings to which Mahaska or any Mahaska Subsidiary was a party at any time since December 31, 1994.

     Section 3.14. Loans. (a) The allowance for loan losses reflected on the Mahaska 1997 Balance Sheet was, and such allowance reflected on each consolidated balance sheet of Mahaska and the Mahaska Subsidiaries as of any date subsequent to the date hereof, which is required to be furnished by Mahaska to the Company will in the reasonable opinion of management of Mahaska be, in each case as of the date thereof, adequate in accordance with generally accepted accounting principles to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Mahaska and the

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

Mahaska Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Mahaska and the Mahaska Subsidiaries.

     (b) The aggregate amount of all Non-Performing and Materially Impaired Assets on the books of Mahaska and the Mahaska Subsidiaries does not exceed 2.0% of the gross amount of all loans on the books of Mahaska and the Mahaska Subsidiaries.

     (c) Except as disclosed on Schedule 3.14(c) hereto, (i) each outstanding loan, lease or other extension of credit of Mahaska or any of the Mahaska Subsidiaries is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief; (ii) each of Mahaska and the Mahaska Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; (iii) all documents and agreements necessary for Mahaska or any of the Mahaska Subsidiaries that is a party thereto to enforce such loan, lease or other extension of credit are in existence; (iv) to the knowledge of Mahaska no claims, counterclaims, set-off rights or other rights exist, nor do the grounds for any such claim, counterclaim, set-off right or other right exist, with respect to any such loans, leases or other extensions of credit which could impair the collectibility thereof; and (v) each such loan, lease and extension of credit has been, in all material respects, originated and serviced in accordance with Mahaska's or any Mahaska Subsidiary's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and applicable laws and regulations.

     (d) Schedule 3.14(d) hereto lists all loan commitments exceeding $250,000 of Mahaska and the Mahaska Subsidiaries outstanding as of the date hereof. Except as set forth on Schedule 3.14(d) hereto, as of the date hereof, (i) there are no loans, leases, other extensions of credit or commitments to extend credit of Mahaska or any of the Mahaska Subsidiaries that have been or, to the best of Mahaska's knowledge, should have been classified by Mahaska and the Mahaska Subsidiaries as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification and (ii) there are no loans due to Mahaska or any of the Mahaska Subsidiaries as to which any payment of principal, interest or any other amount is 30 days or more past due.

     Section 3.15. Derivative Transactions. Except as disclosed on Schedule 3.15 hereto, neither Mahaska nor any of the Mahaska Subsidiaries has during the past three (3) years, is or shall engage in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments. As of the date hereof, none of the parties to any contract or agreement entered into by Mahaska or any Mahaska Subsidiary with respect to any such instrument is in default with respect to such contract or agreement, and no such contract or agreement, were it to be a loan held by Mahaska or any of the Mahaska Subsidiaries, would be classified as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss," or any comparable classification. The financial position of Mahaska and the Mahaska Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Mahaska and the Mahaska Subsidiaries in accordance with generally accepted accounting principles consistently applied, and except as described on Schedule 3.15 hereto, there is no open exposure of Mahaska or any of the Mahaska's Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single party).

     Section 3.16. Takeover Laws Not Applicable. No anti-takeover provisions of the Iowa Act will apply to this Agreement, the Merger or the transactions contemplated hereby and thereby. Mahaska has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

     Section 3.17. Year 2000 Compliant. Mahaska and its Subsidiaries are in compliance in all material respects with the Year 2000 guidelines of the Federal Financial Institutions Examination Counsel as set forth in its Interagency Statement dated May 5, 1997. Neither Mahaska nor any of the Mahaska Subsidiaries will receive a rating of less than "satisfactory" on any Year 2000 Report of Examination of
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

any Regulatory Authority. Mahaska has disclosed to the Company a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     Section 4.1. Regulatory Approvals. As promptly as practicable, Mahaska shall prepare and file, or cause to be prepared and filed, applications on its part and on the part of its affiliates for required approvals in connection with the Merger with the FRB pursuant to the BHC Act, the Superintendent, pursuant to the Iowa Banking Act, and the OTS, pursuant to the Home Owners' Loan Act of 1933, as amended ("HOLA"). The Company will, and will cause each Company Subsidiary to, cooperate fully in the preparation and submission of such applications, and without limiting the foregoing, the Company will promptly furnish Mahaska with any information relating to the Company or any of the Company Subsidiaries which is required under any applicable law or regulation, or by any regulatory or governmental authority, for inclusion in any such application. In the event of an adverse or unfavorable determination by any regulatory authority, or should the Merger be challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to defend any such action, or to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Mahaska.

     Section 4.2. Meeting of the Company's Shareholders. As soon as practicable following the approval by the SEC of the Proxy Statement/Prospectus, the Company shall take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to convene a meeting of its shareholders (the "Company Meeting") promptly to consider and vote upon approval of the Merger and the ratification of this Agreement. The Company shall, subject to Section 2.25 hereof, use its reasonable efforts to solicit from the shareholders of the Company proxies in favor of such approval and ratification and take all other action reasonably necessary or, in the reasonable opinion of the Company, helpful to secure a vote of the shareholders of the Company in favor of the Merger and the ratification of this Agreement.

     Section 4.3. Cooperation in Registration of Mahaska Common Stock. The Company shall cooperate fully with Mahaska and shall furnish such information concerning the Company as Mahaska shall request in connection with the registration with the SEC by Mahaska of the Mahaska Common Stock and the preparation and filing with the SEC by Mahaska of the Proxy Statement/Prospectus in connection with the Mahaska Meeting. In addition, the Company shall obtain the consent of KPMG Peat Marwick LLP to the inclusion of such audited financial statements of the Company in the Proxy Statement/Prospectus as may be necessary or desirable, as determined by Mahaska.

     Section 4.4. Meeting of Mahaska Shareholders. As soon as practicable following the approval by the SEC of the Proxy Statement/Prospectus, Mahaska shall take all action necessary in accordance with the Iowa Business Corporation Act and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Mahaska Meeting") promptly to consider and vote upon approval of the Merger, the ratification of this Agreement, and the approval of the issuance of the Mahaska Common Stock to the Company shareholders. Mahaska will use its reasonable efforts to solicit from the shareholders of Mahaska proxies in favor of such approvals and ratification and will take all other action reasonably necessary or, in the reasonable opinion of Mahaska, helpful to secure a vote of the shareholders of Mahaska in favor of the Merger, the ratification of this Agreement and the issuance of Mahaska Common Stock contemplated hereby and thereby.

     Section 4.5. Registration and Listing of Mahaska Common Stock. As soon as practicable after the date of this Agreement, Mahaska will file a registration statement on Form S-4 with the SEC under the Securities Act with respect to the offering, sale, and delivery of the shares of Mahaska Common Stock to be issued to the Company's shareholders pursuant to this Agreement; and Mahaska will use all reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to cause the shares of Mahaska Common Stock registered thereby to be duly quoted for trading on the Nasdaq National Market ("Nasdaq"). Mahaska shall also use all reasonable efforts to take any action required to be taken under state securities laws with respect to the Mahaska Common Stock.

     Section 4.6. Cooperation in Preparation of Proxy Statement/Prospectus. Mahaska shall cooperate fully with the Company and shall furnish such information concerning Mahaska as the Company shall request in connection with the preparation and filing with the SEC by the Company of the Proxy Statement/ Prospectus in connection with the Company Meeting. In addition, Mahaska shall obtain the consent of KPMG Peat Marwick LLP to the inclusion of such audited financial statements of Mahaska in the Proxy Statement/Prospectus as may be necessary or desirable, as determined by Mahaska.

     Section 4.7. Pooling of Interests Opinion and Tax Opinion. As promptly as practicable, Mahaska shall receive the opinions referred to in Section 5.4 hereof. The Company shall cooperate in providing information and taking action if required or deemed appropriate by Mahaska and will, and will cause each Company Subsidiary to, cooperate fully in such request, and, without limiting the foregoing, the Company will promptly furnish Mahaska with any information relating to the Company or any of the Company Subsidiaries which is required or deemed appropriate by Mahaska for inclusion in such request.

     Section 4.8. Access and Information. The Company shall, and shall cause each Company Subsidiary to, afford to Mahaska, its directors, officers, employees, accountants, counsel and other representatives (hereinafter referred to as the "Mahaska Representatives") access, during the period from the date hereof to the Effective Time, to the properties, assets, books, contracts, returns, reports and records of the Company and the Company Subsidiaries, and the Company shall, and shall cause the Company Subsidiaries to, furnish to Mahaska such other information concerning the respective businesses, properties and personnel of the Company and each Company Subsidiary as Mahaska may reasonably request. Mahaska shall keep confidential, and shall cause the Mahaska Representatives to keep confidential, any such information so obtained from the Company and the Company Subsidiaries, including lists of the Company's stockholders furnished to Mahaska in accordance with the terms of Section 4.6 hereof; provided, however, that the foregoing restriction shall not apply to any such information which is or comes into the public domain otherwise than as a result of a breach of the provisions of this Section, was in the possession of Mahaska or any Mahaska Representative prior to the negotiations with the Company relating to this Agreement or at any time comes into the possession of Mahaska or any Mahaska Representative from third parties who have the right to disclose such information otherwise than in connection with this Agreement. In the event that this Agreement is terminated without the Merger having been consummated, Mahaska shall, and shall cause the Mahaska Representatives to, return promptly to the Company all such information, which was obtained by Mahaska in written form, in their possession.

     Section 4.9. Lists of Company Stockholders. Upon Mahaska's request from time to time, for the purpose of giving effect to the Merger as provided for herein, the Company shall deliver to Mahaska such lists of the holders of record of the outstanding Company Stock as of the respective dates which Mahaska shall designate, and the accuracy of each such list shall be certified by an authorized officer of the Company.

     Section 4.10. Continuing Effect of Representations and Warranties. Except as contemplated by this Agreement, each of the parties agrees not to knowingly enter into, or knowingly agree to enter into, any transaction or perform, or knowingly agree to perform, any act which would result in any of the representations or warranties on the part of such party not being true and correct in all material respects at and as of the time immediately after the occurrence of any such transaction or event or immediately before the Effective Time or that would be likely to cause any condition set forth in this Agreement not to be satisfied or otherwise jeopardize the consummation of the transactions contemplated hereby.

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

     Section 4.11. Current Information. During the period from the date hereof to the Effective Time, the Company will cause one or more of its representatives to confer on a regular and frequent basis with representatives of Mahaska and to report the general status of the ongoing operations of the Company and the Company Subsidiaries. The Company will promptly notify Mahaska of (i) any material change in the normal course of its business or the business of any of the Company Subsidiaries or in the operation of its properties or the properties of any of the Company Subsidiaries; (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental entity; (iii) the institution or the threat of material litigation involving the Company or any of the Company Subsidiaries; or (iv) any event or condition that might reasonably be expected to cause any of the Company's representations or warranties set forth herein not to be true and correct in all material respects, or cause the Company not to be in full compliance with any of its covenants set forth herein, as of the Effective Time. As used in the preceding sentence, "material litigation" shall mean any case, arbitration or other adversary proceeding or other matter which would have been required to be disclosed on Schedule 2.11 pursuant to Section 2.11 hereof if in existence on the date hereof or in respect of which the legal fees and other costs of the Company or any of the Company Subsidiaries might reasonably be expected to exceed $50,000.00 over the entire life of such matter. The Company shall also promptly notify Mahaska of any adverse development involving any matter disclosed on Schedule 2.11 in response to Section 2.11 hereof which shall occur after the date hereof and which might reasonably be expected to increase the financial exposure of the Company or any of the Company Subsidiaries thereof in an amount exceeding $50,000.00 and in any event the Company shall regularly advise Mahaska of significant changes in the status of any such matters.

     Section 4.12. Termination Payment. (a) If this Agreement is terminated pursuant to its terms, other than by both parties pursuant to Section 9.2(a)(i) hereof, by the Company or Mahaska pursuant to Section 9.2(a)(ii) hereof, by failure of Mahaska's shareholders' to approve the Merger for any reason or by the failure of the shareholders of the Company to adopt this Agreement where prior to the vote by the Company shareholders the Board of Directors of the Company maintains its favorable recommendation for shareholders to adopt this Agreement and there was no intervening public announced third party offer to acquire the Company or the Bank, by Mahaska pursuant to clause (B) or (D) of
Section 9.2(a)(iii), by the Company pursuant to Section 9.2(a)(iv) or by either party pursuant to Section 9.2(a)(v) hereof, and an Acquisition Event shall occur within 18 months after the date of such termination, the Company shall pay to Mahaska within two business days after the occurrence of such Acquisition Event, by wire transfer of immediately available Federal funds to such account as Mahaska shall designate, the greater of (i) $500,000.00 and (ii) an amount equal to the sum of (A) out-of-pocket expenses (and the allocated cost of its in-house legal and accounting departments) incurred by Mahaska in connection with the transactions contemplated hereby and (B) 2.5% of the Aggregate Value of the Acquisition Event.

     (b) For purposes of this Section 4.12, the "Aggregate Value" of any Acquisition Event shall be the sum of (i) the product of (A) the average consideration paid or payable per share of Company Common Stock in connection with such Acquisition Event and (B) the number of such shares of Company Common Stock outstanding immediately prior to such Acquisition Event plus (ii) the value of any consideration received or receivable by the Company in exchange for any shares of its capital stock or other securities in connection with such Acquisition Event.

     (c) For purposes of this Section 4.12, the term "Acquisition Event" shall mean any of the following: (i) any person or entity (other than Mahaska or a parent corporation or subsidiary thereof) shall have acquired pursuant to a tender offer or otherwise beneficial ownership of shares of the Company Common Stock representing 25% or more of the outstanding shares of the Company Common Stock; or (ii) the Company shall have entered into an agreement with any person or entity (other than Mahaska or a parent corporation or subsidiary thereof) to
(A) effect a merger, consolidation or similar transaction in which the Company or the Bank is the non-surviving entity, (B) sell, lease or otherwise dispose of assets of the Company or any Company Subsidiary representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of the Company or the Bank.

     (d) If the shareholders of Mahaska fail to approve the Merger for any reason after Mahaska has received an offer from a third party to purchase its stock or a substantial portion of its assets through tender offer, merger, or otherwise (the "Offer") and the Offer is approved by Mahaska's Board of Directors, Mahaska shall pay to the Company upon consummation of the transaction resulting from the Offer, the amount of $500,000 by wire transfer of immediately available federal funds to such account as the Company shall designate and also pay to any Company employees, the amounts that would otherwise be paid on the date of Closing (as defined herein) to such employees pursuant to the Employment Contracts referred to in Section 6.12 hereof.

     (e) If the Board of Directors of Mahaska fails to maintain its favorable recommendation of this Agreement and the Merger to the Mahaska shareholders or in any manner adversely changes such recommendation or withdraws such recommendation, and the shareholders of Mahaska fail to approve the Merger, and a Mahaska Acquisition Event (as hereinafter defined) shall occur within 18 months after the termination of this Agreement, Mahaska shall pay to the Company within two days after the occurrence of such Mahaska Acquisition Event, by wire transfer of immediately available federal funds to such account as the Company shall designate, the amount of $500,000 and Mahaska shall also pay on such date to any Company employees, the amounts that would have been paid on the date of Closing under this Agreement to such employees pursuant to Employment Contracts referred to in Section 6.12 hereof, "Mahaska Acquisition Event" shall have the same meaning as "Acquisition Event" except Mahaska shall be substituted for the Company and vice versa and a Mahaska Subsidiary that is a financial institution shall be substituted for the Bank.

     (f) In the event that a party hereto pursues any remedy against the other party hereto for damages under Section 9.2(b)(i), it shall not be entitled to any termination fee pursuant to the provisions of this Section 4.12.

     Section 4.13. Reasonable Efforts. Subject to Section 2.25 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under and in compliance with applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable.

     Section 4.14. Letter of Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Mahaska letters of KPMG Peat Marwick LLP, the Company's independent auditors, dated a date within two business days before the date on which the Proxy Statement/Prospectus shall become effective and two business days before the Closing Date and addressed to Mahaska, in form and substance reasonably satisfactory to Mahaska, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Proxy Statement/Prospectus.

     Section 4.15. Letter of Mahaska's Accountants. Mahaska shall use all reasonable efforts to cause to be delivered to the Company letters of KPMG Peat Marwick LLP, Mahaska's independent auditors, dated a date within two business days before the date on which the Proxy Statement/Prospectus shall become effective and two business days before the Closing Date and addressed to the Company, in form and substance reasonably satisfactory to the Company, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Proxy Statement/Prospectus.

     Section 4.16. Affiliates. As soon as practicable after the date of this Agreement, the Company shall deliver to Mahaska a letter, reviewed by its counsel, identifying all persons whom the Company believes to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying for pooling of interests accounting treatment for the Merger. The Company shall use its best efforts to cause each person who is so identified as an "affiliate" to deliver to Mahaska as soon as practicable thereafter, a Company Affiliate Agreement, providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of, or reduce risk with respect to, any shares of stock of the Company held by such person or any shares of Mahaska Common Stock to be received by such person in the Merger (i) during the period commencing 30 days prior to the Effective Time and ending at the time of publication of financial results covering at least 30 days of combined operations after the Merger and (ii) at any time, except in compliance with the applicable provisions of the Securities Act and other applicable laws and regulations. Prior to the Effective Time, the Company shall amend and supplement such letter and use its best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 4.16. Mahaska shall use all reasonable efforts to cause each director, executive officer, and other person who is an "affiliate" (for qualifying the Merger for pooling-of-interests accounting treatment) of Mahaska, as soon as practicable after the date of this Agreement, execute and deliver a written agreement (a "Mahaska Affiliate Agreement"), under which such affiliate agrees not to sell, pledge, transfer, or otherwise dispose of, or reduce risk with respect to, his or her Mahaska Common Stock during any period that any such action would, under general accepted accounting principles or the rules, regulations, or interpretations of the SEC or its staff, disqualify the Merger for pooling-of-interests for accounting purposes. For the benefit of the affiliates of the Company, Mahaska shall publish at the earliest opportunity, but not later than sixty (60) days after the Effective Time, combined financial results covering the first thirty (30) days after the Effective Time so as to permit affiliates of the Company and Mahaska to sell shares of Mahaska Common Stock immediately after such publication under the rules applicable to pooling of interests accounting treatment.

     Section 4.17. Company Accruals and Reserves. Immediately prior to the Effective Time, the Company shall, to the extent consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual and reserve policies and practices (including loan classifications, increase the Company's allowance for loan losses by $400,000.00 plus the "Year End Due Diligence Amount" over the amount set forth on the Disclosure Statement as of September 18, 1998, levels of other reserves and accruals and asset disposition strategies to (i) reflect Mahaska's plans with respect to the conduct of the Company's business following the Merger and (ii) make adequate provision for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of Mahaska; provided, however, that the Company shall not be obligated to take in any respect any such action pursuant to this Section 4.17 unless and until Mahaska acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     Section 4.18. Benefit Plans. (a) Prior to the Effective Time, the Company and each Company Subsidiary as the sponsoring employer under those employee welfare benefit plans, employee pension benefit plans, fringe benefit arrangements and all other benefit programs (collectively, the "Company Plans") with respect to which the Company or any of its Subsidiaries is a sponsoring employer immediately prior to the Effective Time, shall adopt resolutions to cancel and terminate all Company Plans except those set forth on Schedule 4.18(a), effective as of the Effective Time so long as vested rights and benefits are not disturbed. Except as set forth on Schedule 4.18(a) or expressly contemplated by a separate agreement entered into by the Company and Mahaska on the date hereof, each Company Plan shall be cancelled and terminated by the Company or an applicable Company Subsidiary prior to the Effective Time without any liability or obligation of Mahaska or its subsidiaries hereafter.

     (b) At or as promptly as practicable after the Effective Time, Mahaska shall provide, or cause an appropriate Mahaska Subsidiary to provide, as eligible in accordance with such plans, to each employee of the Company, and its wholly-owned Subsidiaries as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit and welfare plan (including but not limited to employee welfare benefit plans, employee pension benefit plans and fringe benefit arrangements) maintained by Mahaska or an appropriate Mahaska Subsidiary, whichever is applicable, for similarly-situated employees provided that with respect to such plans maintained by Mahaska or a Mahaska Subsidiary, whichever is applicable, Company Employees shall be given full credit for their service with the Company and its Subsidiaries in determining participation in, eligibility for and vesting in benefits thereunder, and only with respect to severance and vacation plans, accrual of benefits; provided further, that except as specifically set forth in
Section 4.18(c) hereinbelow Company Employees may be subject to any waiting periods or preexisting condition exclusions under the group health plan of Mahaska or any applicable Mahaska Subsidiary to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the applicable group health plan of the Company or an applicable Company Subsidiary; and provided further, that to the extent that the initial period of coverage for Company Employees under any plan of Mahaska or a Mahaska Subsidiary, whichever is applicable, that is an employee welfare benefit plan is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Company Employees under the corresponding welfare plan of the Company or an applicable Company Subsidiary during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Mahaska or any Mahaska Subsidiary to provide or cause to be provided any duplicative or equivalent benefits as those provided under any Company Plan that is continued by Mahaska or a Mahaska Subsidiary. Moreover, this subsection 4.18(b) shall not constitute a contract of employment or create any rights of a Company Employee to be retained in employment at Mahaska or any Mahaska Subsidiary.

     (c) Any separate agreement entered into by the Company and Mahaska on the date hereof relating to employee or director benefits is incorporated herein by reference and shall be deemed a part of this Agreement.

     Section 4.19. Directors' and Officers' Indemnification Insurance. Mahaska agrees that the Merger shall not affect or diminish any of the Company's or the Company Subsidiaries' duties and obligations of indemnification existing immediately prior to the Effective Time in favor of the directors, officers, employees and agents of the Company or the Company Subsidiaries arising by virtue of the Certificate, Charter or Bylaws of the Company or the Company Subsidiaries in the form in effect at the date of this Agreement or arising by operation of law, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect, provided however, the Company shall take all action required by Mahaska prior to the Effective Time to put in place a "tail coverage" policy or similar policy with its present liability insurer. All provisions for indemnification and limitation of liability now existing in favor of the directors or officers of the Company, or the Company Subsidiaries, as provided by law or regulation or in their respective Certificate of Incorporation or Charter shall survive the Merger, shall be assumed by Mahaska and shall continue in full force and effect with respect to acts or omissions occurring prior to the Effective Time for a period of three years thereafter or in the case of matters occurring prior to the Effective Time for a period of three years thereafter or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the third anniversary of the Effective Time, until such matters are finally resolved. To the extent permitted by law, its Articles of Incorporation and By-laws, Mahaska shall advance expenses in connection with the foregoing indemnification. The indemnified persons under this Section 4.19 shall be third party beneficiaries of the provisions of this Section 4.19.

     Section 4.20. Dividend Coordination. After February 17, 1999, the Board of Directors of the Company shall cause its regular quarterly dividend record dates and payment dates for Company Common Stock to be the same as Mahaska's regular quarterly dividend record dates and payment dates for Mahaska Common Stock (e.g., the Company shall move its next dividend record dates from May 5, 1999 and August 4, 1999 to June 8, 1999 and September 8, 1999, and payment dates from May 19, 1999, and August 18, 1999, to June 15, 1999 and September 15, 1999,
respectively), and the Company shall not thereafter change its regular dividend payment dates and record dates.

     Section 4.21. Access and Information. Mahaska shall, and shall cause each Mahaska Subsidiary to afford to the Company, its directors, officers, employees, accountants, counsel and other representatives (hereinafter referred to as the "Company Representatives") access to the properties, assets, books, contracts, returns, reports and records of Mahaska and the Mahaska subsidiaries and Mahaska shall, and shall cause its Subsidiaries to, furnish to the Company such other information concerning the respective businesses, properties and personnel of Mahaska and each of its Subsidiaries as the Company may reasonably request. The Company shall keep confidential, and shall cause the Company Representatives to keep confidential, any such information so obtained from Mahaska and its Subsidiaries; provided, however, that the foregoing restriction shall not apply to any such information which is or comes into the public domain otherwise than as a result of a breach of the provisions of this Section, was in the possession of the Company or any Company Representative prior to the negotiations with Mahaska relating to this Agreement or at any time comes into the possession of the Company or any Company Representative from third parties who have the right to disclose such information otherwise than in connection with this Agreement. In the event that this Agreement is terminated without the Merger having been consummated, the Company shall, and shall cause the Company Representatives to, return promptly to Mahaska all such information, which was obtained by the Company in written form, in their possession.

     Section 4.22. Current Information. During the period from the date hereof to the Effective Time, Mahaska will cause one or more of its representatives to confer on a regular and frequent basis with representatives of the Company and to report the general status of the ongoing operations of Mahaska and its subsidiaries. Mahaska will promptly notify the Company of (i) any material change in its business or the business of any of its Subsidiaries or in the operation of its properties or the properties of any of its Subsidiaries; (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental entity; (iii) the institution or the threat of material litigation involving Mahaska or any of its Subsidiaries; or (iv) any event or condition that might reasonably be expected to cause any of Mahaska's representations or warranties set forth herein not to be true and correct in all material respects, or cause Mahaska not to be in full compliance with any of its covenants set forth herein, as of the Effective Time.

                                   ARTICLE V

         CONDITIONS PRECEDENT TO OBLIGATIONS OF MAHASKA AND THE COMPANY

     The obligations of Mahaska and the Company to effect the Merger are subject to the satisfaction of the following conditions precedent:

     Section 5.1. Company Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted by the requisite vote of the stockholders of Mahaska and the shareholders of the Company under applicable law.

     Section 5.2. Regulatory Approvals and Legal Requirements. All approvals and consents required by law to be received in connection with the Merger, including (without limitation) the approvals of the FRB, the Commissioner, and the OTS referred to in Section 4.1 hereof, shall have been received, without the imposition of any non-standard regulatory conditions that would be unduly burdensome to the Surviving Corporation and such approvals and consents shall be in effect, and all conditions or requirements prescribed by any such approval or consent (or by law in connection therewith) shall have been satisfied. All other requirements prescribed by law which are necessary to the lawful consummation of the Merger shall have been satisfied.

     Section 5.3. Securities Act Registration, Blue Sky Registration or Exemption and Nasdaq Listing. The shares of Mahaska Common Stock to be issued to the Company's shareholders pursuant to this Agreement shall have been registered with the SEC under the Securities Act by means of an effective registration statement, shall have been registered under or shall be exempt from registration under all applicable state securities or blue sky laws, and shall have been approved for listing, upon official notice of issuance, on Nasdaq.

     Section 5.4. Pooling of Interests Opinion and Tax Opinion. Mahaska and the Company shall have received opinions from KPMG Peat Marwick LLP, in form and substance satisfactory to both parties, with respect to pooling of interests accounting treatment and tax-free reorganization federal taxation treatment, which opinion shall be effective and shall not have been withdrawn or modified in any material respect.

                                   ARTICLE VI

                 CONDITIONS PRECEDENT TO OBLIGATION OF MAHASKA

     The obligation of Mahaska to effect the Merger is subject to the satisfaction of the following further conditions precedent, unless waived in writing by Mahaska:

     Section 6.1. Representations, Warranties and Covenants. The representations and warranties of the Company contained in Article II of this Agreement shall be true and accurate in all material respects as of the date hereof and, except as set forth in an Updated Disclosure Statement or as otherwise contemplated by this Agreement, as of the time immediately prior to the Effective Time as though made on and as of such time, and the Company shall have duly performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed or complied with by it. The Company shall have delivered to Mahaska a certificate dated the day of the Effective Time and signed by an authorized officer of the Company to the effect set forth in the first sentence of this Section.

     Section 6.2. Adverse Changes. There shall have been no changes after December 31, 1997, in the results of operations, condition (financial or otherwise), properties, assets or business of the Company or any of the Company Subsidiaries, which has resulted in or is expected to result in a Material Adverse Effect on the Company and the Company Subsidiaries, except for any such change that is solely attributable to a change, following the date of this Agreement, due to conforming reporting, or in the laws or economic conditions affecting the banking industry as a whole. The Company shall have delivered to Mahaska a certificate dated the day of the Effective Time and signed by an authorized officer of the Company to the effect set forth in the first sentence of this Section.

     Section 6.3. Litigation. No litigation, proceeding or investigation shall be pending or threatened, and no order, notice or regulation of any court or governmental agency shall be in effect with respect to the Company or any Company Subsidiary, which restrains or prohibits, or which seeks to restrain or prohibit or obtain damages or other relief in connection with or in any way relating to, the consummation of the Merger.

     Section 6.4. Additional Due Diligence Period. The parties hereto acknowledge that, Mahaska shall have the opportunity to complete its due diligence review of the Company and the Company Subsidiaries year end loan files. Mahaska will initiate a pre-acquisition investigation and review of the year end loan files of the Company and the Company Subsidiaries on March 1, 1999, and will complete such pre-acquisition investigation during the 20-day period following such date (hereinafter said 20-day period is referred to as the "Year End Loan File Due Diligence Period"). In the event that such pre-acquisition investigation and review discloses any matter (including, without limitation, any matter existing on or prior to the date of this Agreement), which (in Mahaska's opinion) is inconsistent in any material respect with any of the representations and warranties of the Company contained in this Agreement or might materially and adversely affect either the reasonably expected financial or business benefits to Mahaska of the Merger or the results of operations, condition (financial or otherwise) or business of the Company, the Bank or the Surviving Corporation, Mahaska may elect to require the Company to increase its Loan Loss Reserves by the "Year End Due Diligence Amount," in its reasonable discretion, immediately prior to Closing and after all conditions in Articles V-VII have been satisfied or waived, provided, however, such adjustment shall constitute a "conforming reporting change" pursuant to Section 6.2.

     Section 6.5. Dissenting Company Stock. The aggregate number of shares of Dissenting Company Stock shall not exceed eight (8%) of the Company Common Stock outstanding (assuming all Company stock options have been converted) immediately prior to the Effective Time. The Company shall have delivered to Mahaska a certificate dated the day of the Effective Time and signed by an authorized officer of the Company to the effect set forth in the first sentence of this Section.

     Section 6.6. Accountants' Letters. Mahaska shall have received the accountants' letters contemplated by Section 4.15 hereof.

     Section 6.7. Environmental Assessments. Mahaska shall have received the Environmental Assessments required to be delivered pursuant to Section 2.9(f) hereof in form and substance reasonably satisfactory to Mahaska.

     Section 6.8. Opinion of the Company's Counsel. Mahaska shall have received the opinion of Silver, Freedman & Taff, L.L.P., counsel to the Company, dated the day of the Effective Time, addressed to Mahaska and substantially to the effect set forth in Exhibit C attached hereto and hereby made a part hereof.

     Section 6.9. Legal Matters. All legal matters in connection with this Agreement and the Merger shall have been approved by counsel for Mahaska, and there shall have been furnished to such counsel by the Company certified copies of such corporate records of the Company and each of the Company Subsidiaries and copies of such other documents as such counsel may reasonably have requested for such purpose.

     Section 6.10. Updated Disclosure Statement. The Company shall have delivered to Mahaska immediately prior to the Effective Time an updated Disclosure Statement which clearly indicates all changes in the information that was originally contained therein and on any Schedule hereto and which contains such information as shall be necessary to make all of the representations and warranties of the Company true and accurate as of the time immediately prior to the Effective Time, and which updated Disclosure Statement and Schedules does not disclose any new information which Mahaska determines in good faith has resulted in or is expected to result in a Material Adverse Effect on the Company and the Company Subsidiaries.

     Section 6.11. Nonperformance and Materially Impaired Assets. The aggregate amount of all Non-Performing and Materially Impaired Assets on the books of the Company and the Company Subsidiaries shall not exceed 2.0% of the gross amount of all loans on the books of the Company and the Company Subsidiaries.

     Section 6.12. Employment Agreements. A Mahaska Subsidiary shall have entered into employment agreements satisfactory to Mahaska in the form of Exhibit D attached hereto and hereby made a part hereof, with such of the employees of the Company and the Company Subsidiaries who shall have been designated by Mahaska, who shall have cancelled and terminated their current employment agreements.

     Section 6.13. Affiliate Agreements. Mahaska shall have received from each person who has been identified by the Company to Mahaska as an "affiliate," pursuant to Section 4.16 hereof, a signed "Affiliates" agreement as contemplated by such Section.

     Section 6.14. Fairness Opinion. Howe Barnes Investments, Inc. shall have delivered to the Board of Directors of Mahaska, as of the date of this Agreement, its opinion to the effect that the consideration to be received in the Merger is fair, from a financial point of view, to the stockholders of Mahaska, and such opinion shall not have been withdrawn, amended or modified in any material respect at or prior to the Closing.

     Section 6.15. Company Costs Paid. The Company shall have delivered to Mahaska a certificate dated the day of the Effective Time and signed by an authorized officer of the Company to the effect that all transaction costs of the Company described in Section 10.3 herein, including, but not limited to, its attorneys, investment bankers and accountants has been paid in full without liability or obligation to Mahaska or its Subsidiaries.

                                  ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

     The obligation of the Company to effect the Merger is subject to the satisfaction of the following further conditions precedent, unless waived in writing by the Company:

     Section 7.1. Representations, Warranties and Covenants. The representations and warranties of Mahaska contained in Article III of this Agreement shall be true in all material respects as of the date hereof and, except as otherwise contemplated by this Agreement, as of the time immediately prior to the Effective Time as though made on and as of such time, and Mahaska shall have duly performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed or complied with by it. Mahaska shall have delivered to the Company a certificate dated the day of the Effective Time and signed by an authorized officer of Mahaska to the effect set forth in the first sentence of this Section.

     Section 7.2. Opinion of Counsel to Mahaska. The Company shall have received the opinion of Chapman and Cutler, counsel to Mahaska, dated the day of the Effective Time, addressed to the Company and substantially to the effect set forth in Exhibit E attached hereto.

     Section 7.3. Accountants' Letters. The Company shall have received the accountants' letters contemplated by Section 4.16 hereof.

     Section 7.4. Legal Matters. All legal matters in connection with this Agreement and the Merger shall have been approved by counsel for the Company, and there shall have been furnished to such counsel by Mahaska certified copies of such corporate records of Mahaska and copies of such other documents as such counsel may reasonably have requested for such purpose.

     Section 7.5. Reserved.

     Section 7.6. Fairness Opinion. Charles Webb & Company shall have delivered to the Board of Directors of the Company as of the date of this Agreement, its opinion to the effect that the consideration to be received in the Merger is fair, from a financial point of view, to the stockholders of the Company, and such opinion shall not have been withdrawn, amended or modified in any material respect at or prior to the Closing.

     Section 7.7. Adverse Changes. There shall have been no changes after December 31, 1997, in the results of operations, condition (financial or otherwise), properties, assets or business of Mahaska or any of the Mahaska Subsidiaries, which has resulted in or is expected to result in a Material Adverse Effect on Mahaska and the Mahaska Subsidiaries, except for any such change that is solely attributable to a change, following the date of this Agreement, due to conforming reporting, or in the laws or economic conditions affecting the banking industry as a whole. Mahaska shall have delivered to the Company a certificate dated the day of the Effective Time and signed by an authorized officer of Mahaska to the effect set forth in the first sentence of this Section.

     Section 7.8. Litigation. No litigation, proceeding or investigation shall be pending or threatened, and no order, notice or regulation of any court or governmental agency shall be in effect with respect to Mahaska or any Mahaska Subsidiary, which restrains or prohibits, or which seeks to restrain or prohibit or obtain damages or other relief in connection with or in any way relating to, the consummation of the Merger.

                                  ARTICLE VIII

                                    CLOSING

     Section 8.1. Date, Time and Place of Closing. The closing in respect of the Merger (herein referred to as the "Closing") shall be held at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois, at 9:00 A.M., Chicago time, on such date, not later than the last day of the month following the satisfaction or waiver of all conditions to closing set forth in Articles V, VI and VII, as Mahaska shall designate by at least ten days' prior written notice to the Company, which date (unless otherwise mutually agreed by Mahaska and the Company) shall be the day of the Effective Time.

     Section 8.2. Deliveries of Documents. At the Closing, the certificates and other documents required to be delivered by this Agreement shall be delivered.

     Section 8.3. Merger to Be Made Effective. At the Closing, subject to the terms and conditions of this Agreement, Mahaska and the Company shall instruct their respective representatives to make or confirm such filings (including, without limitation, the filing with the Secretary of State of the State of Iowa of the Articles of Merger, the filing with the Secretary of State of the State of Delaware of the Certificate of Merger, each properly executed on behalf of Mahaska and the Company and otherwise in the form contemplated by the Delaware General Corporation Law and the Iowa Act), and to take all such other actions, as shall be required to give effect to the Merger.

                                   ARTICLE IX

                           AMENDMENT AND TERMINATION

     Section 9.1. Amendment. This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after approval hereof by the shareholders of Mahaska or the shareholders of the Company, but, after such approval by the shareholders of Mahaska and the Company, no amendment shall be made without the further approval of such shareholders which (i) alters or changes the amount or kind of consideration to be received by the shareholders of the Company in exchange for or on conversion of all or any of the shares of the capital stock of the Company as a result of the Merger; (ii) alters or changes any term of the certificate of incorporation of the Surviving Corporation provided for by this Agreement; or (iii) adversely affects such shareholders (or, in the case of the Company's shareholders, the tax treatment of the Merger). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.2. Termination. (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by Mahaska or the stockholders of the Company:

          (i) by mutual consent in writing of Mahaska and the Company (with the approval of their respective Boards of Directors); or

          (ii) by Mahaska (with the approval of its Board of Directors) or by the Company (with the approval of its Board of Directors), by giving written notice of such termination to the other party if, upon the taking of the vote of the shareholders of the Company or Mahaska contemplated by Sections 4.2 and 4.4 hereof, the required approval of such shareholders shall not be obtained; or

          (iii) by Mahaska (with the approval of its Board of Directors), by giving written notice of such termination to the Company, (A) if there has been (I) a material breach of any agreement herein on the part of the Company which has not been cured or adequate assurance of cure given, in either case within five business days following notice of such breach from Mahaska, or (II) a material breach of a representation or warranty of the Company herein which, in the opinion of Mahaska, by its nature cannot be cured within 30 days, (B) if Mahaska determines at any time that any regulatory approval or consent required by law to be received in connection with the Merger is unlikely to be received or is unlikely to be received in time to permit the lawful consummation of the Merger by the date specified in Section 9.2(a)(vi) hereof or (C) if any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or the Bank, or any merger, consolidation or other business combination with the Company or the Bank, other than as contemplated by this Agreement, or any tender or exchange offer intended to effect any such transaction, shall have been proposed (and such proposal is not opposed in writing by the Company within two business days after the Company or the Bank shall have first received or become aware of such proposal, pursuant to a resolution authorizing and directing opposition to such proposal duly adopted by the Company's Board of Directors, or the Company or its Board of Directors at any time shall cease to oppose such proposal or shall take, or permit the Bank to take, any action which is not consistent with opposition to such proposal) or shall have been publicly announced, commenced, agreed to or consummated or (D) if there shall have occurred or been proposed, after the date of this Agreement, any change in any law, rule or regulation, or after the date of this Agreement there shall have been any decision or action by any court, government or governmental agency (including, without limitation, any bank regulatory authority) that could reasonably be expected to prevent or materially delay consummation of the Merger or that could reasonably be expected to have a Material Adverse Effect on the prospects of the Company, the Bank or the Surviving Corporation; or

          (iv) by the Company (with the approval of its Board of Directors), by giving written notice of such termination to Mahaska, if there has been (A) a material breach of any agreement herein on the part of Mahaska which has not been cured or adequate assurance of cure given, in either case within five business days following notice of such breach from the Company, or (B) a material breach of a representation or warranty of Mahaska herein which, in the opinion of the Company, by its nature cannot be cured within 30 days; or

          (v) by Mahaska (with the approval of its Board of Directors) or by the Company (with the approval of its Board of Directors), by giving written notice of such termination to the other party, if the Merger shall not have been consummated on or before September 30, 1999; provided, however, that a party that is in breach of any of any of the terms of this Agreement or any of its obligations hereunder may not exercise a right of termination under this subsection.

     (b) If this Agreement is properly terminated pursuant to Section 9.2(a), no party to this Agreement shall have any further liability hereunder of any nature whatsoever to the other party hereto; provided, however, that, notwithstanding the foregoing, (i) this Section 9.2(b) shall not preclude liability from attaching to a party who has caused the termination hereof by intentional breach of a representation of warranty, a willful act or a willful failure to act in violation of the terms and provisions hereof, and (ii) termination of this Agreement shall not terminate or affect the agreements of the parties contained in this Section 9.2(b), in Sections 4.8 and 4.21 hereof (with respect to confidentiality), in Section 4.12 (with respect to a termination payment), or in
Section 10.3 hereof (with respect to the payment of certain expenses), the provisions of all of which Sections shall survive any termination of this Agreement. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1. Survival of Representations, Warranties and Agreements. The agreements contained in Article I and Sections 4.18, 4.19 and 10.4 hereof (but only to the extent such agreements relate to actions to be taken or matters to occur after the Effective Time) shall survive the Merger. All other representations, warranties and agreements contained in this Agreement and in any certificate or other document delivered pursuant to this Agreement (other than the Certificate of Merger) shall not survive the Merger.

     Section 10.2. Notices. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, or when sent by recognized overnight courier or by the United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    (a)  if to Mahaska, at:                       Mahaska Investment Company
                                                  222 First Avenue East
                                                  Oskaloosa, Iowa 52577
                                                  Attention: Charles S. Howard
          with a copy to:                         Matthew C. Boba, Esq.
                                                  Chapman and Cutler
                                                  111 West Monroe Street
                                                  Chicago, Illinois 60603
    (b)  if to the Company, at:                   Midwest Bancshares, Inc.
                                                  3225 Division Street
                                                  Burlington, Iowa 52601
                                                  Attention: William D. Hassel
          with a copy to:                         Martin L. Meyrowitz, P.C.
                                                  Silver, Freedman & Taff, L.L.P.
                                                  1100 New York Avenue N.W.
                                                  Washington, DC 20005

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed given and received for all purposes of this Agreement as of two business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof, one business day after deposit with a recognized overnight courier service or upon confirmation of receipt of any facsimile transmission. Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

     Section 10.3. Expenses and Certain Required Accruals. Whether or not the Merger is consummated, each of Mahaska and the Company shall, and the Company shall cause each of the Company Subsidiaries to, bear its own legal, accounting, investment banking (including without limitation Charles Webb & Company), and other expenses incurred in connection with this Agreement and the Merger. Such expenses by the Company (excluding Charles Webb & Company) should not exceed $300,000.00 in the aggregate. All filing and related fees to be paid to the SEC and any regulatory authority in connection with the transactions contemplated by this Agreement shall be borne by Mahaska.

     Section 10.4. Further Assurances. From time to time after the Effective Time, as and when requested by the Surviving Corporation and to the extent permitted by law, the officers and directors of each of Mahaska and the Company last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Surviving Corporation title to and possession of, all of the assets, rights, franchises and interests of each of Mahaska and the Company in and to every type of property (real, personal and mixed) and things in action, and otherwise to carry out the intent and purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized to take any and all such actions in the name of Mahaska or the Company or otherwise.

     Section 10.5. Publicity. Neither Mahaska nor the Company shall, nor shall either of them permit its directors, officers, employees or agents to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the Merger or otherwise make any disclosures relating thereto to the press or any third party without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release, announcement or disclosure is required by applicable law or the rules or regulations of a securities exchange, other self-regulatory authority or governmental agency (including, without limitation, the rules and regulations of bank regulatory authorities with respect to the publication of notice of the Merger in connection with the applications for required approvals thereof).

     Section 10.6. Waivers. No waiver by any of the parties to this Agreement of any condition, term or provision hereof shall be valid unless set forth in an instrument in writing signed on behalf of such party, and no such waiver shall be deemed a waiver of any preceding or subsequent breach of the same or any other condition, term or provision of this Agreement.

     Section 10.7. Entire Agreement and Binding Effect. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof; (ii) shall be binding upon and inure for the benefit of Mahaska and the Company and their respective successors and except as provided in Section 4.19 or in the separate letter referenced to in Section 4.18(c), is not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned or transferred by operation of law or otherwise.

     Section 10.8. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Iowa.

     Section 10.9. Consent to Jurisdiction. Each of the parties hereby submits to the exclusive jurisdiction of the Chancery Court of the State of Iowa and the Federal courts of the United States of America located in Iowa in respect of the transactions contemplated by this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding involving any of the transactions contemplated by this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

     Section 10.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     Section 10.11. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     IN WITNESS WHEREOF, Mahaska and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                   MIDWEST BANCSHARES, INC.
Attest:

By ROBERT D. MASCHMANN                             By /s/ WILLIAM D. HASSEL
    ----------------------------------------       ----------------------------------------
    Its Executive Vice President & CFO                 Its President & CEO

                                                   MAHASKA INVESTMENT COMPANY

Attest:

By /s/ DAVID A. MEINERT                            By /s/ CHARLES S. HOWARD
    ----------------------------------------       ----------------------------------------
    Its Executive Vice President & CFO                 Its Chairman & President

                                                                        ANNEX II

                       WAIVER AND MODIFICATION AGREEMENT

                                                                   July 22, 1999

     Reference is made to the Agreement and Plan of Merger dated February 2, 1999 ("Agreement"), by and between Mahaska Investment Company ("Mahaska") and Midwest Bancshares, Inc. (the "Company"). Any capitalized terms used in this agreement will have the meanings assigned to such terms in the Agreement.

     In connection with the Closing of the merger transaction, the parties have reached the following understandings and agreements. Therefore, in consideration of the Company closing with Mahaska under the Agreement, the parties hereby agree as follows:

     1. The condition contained in Section 5.4 of the Agreement requiring delivery of the KPMG Peat Marwick LLP opinion with respect to pooling of interests accounting treatment is hereby waived.

     2. The condition contained in Section 6.5 of the Agreement limiting the number of shares of Dissenting Company Stock is hereby modified, replacing 8% with 20%.

     3. The parties agree that the merger transaction shall be accounted for by the purchase method to provide Mahaska with greater flexibility as it relates to implementing stock repurchase programs in the future. All references in the Agreement to pooling of interests are hereby waived.

     4. This agreement is hereby incorporated in and hereby made a part of the Agreement as an amendment thereto.

                                          Very truly yours,

                                          Mahaska Investment Company


                                                 /s/ CHARLES S. HOWARD


                                          By:


                                          --------------------------------------


                                                         President



                                          Midwest Bancshares, Inc.



                                                 /s/ WILLIAM D. HASSEL


                                          By:


                                          --------------------------------------


                                                         President

                                                                       ANNEX III


                                                                February 2, 1999

Midwest Bancshares, Inc.
3225 Division Street
Burlington, IA 52601

Ladies and Gentlemen:

     This letter is intended to supplement the Agreement and Plan of Merger by and between Mahaska Investment Company ("Mahaska") and Midwest Bancshares, Inc. ("Company") dated of even date herewith (the "Merger Agreement") and sets out the agreements of the parties relating to various issues not fully addressed in the Merger Agreement. The provisions of this letter agreement are hereby incorporated into and made part of Section 4.18(c) of the Merger Agreement as if set forth therein. Capitalized terms used in this letter agreement, not otherwise defined in this letter agreement, shall have the meanings ascribed to them in the Merger Agreement. The provisions of this letter agreement shall survive consummation of the transactions under the Merger Agreement.

     (1) Directors of Bank. The directors of the Bank immediately prior to the Effective Time together with two members of Mahaska's then current board of directors, who shall be selected by the Directors of Mahaska, shall be the directors of the Bank at and after the Effective Time. Each such director of the Bank will be eligible during his or her term of service as a director of the Bank to participate in all director compensation plans, including any non-qualified stock option awards, on the same basis as nonemployee directors of Mahaska or a Mahaska Subsidiary generally. Mahaska further agrees that such directors shall be given full credit for their past service with the Bank in determining participation in, eligibility for and vesting in benefits under the director compensation plans. Mahaska shall use its best efforts to cause each such director of the Bank (other than a current member of the Mahaska Board of Directors) to be re-elected for successive terms so that each such director will serve for a minimum of three years after the Effective Time.

     (2) Compensation and Benefits for Current Company CEO and CFO. To maximize the value to be received by Mahaska in the Merger, Mahaska believes it is essential to retain the services of the current Company CEO and CFO on a long-term basis in order to integrate operations, to assure customer retention and customer development, facilitate long-term strategic planning in Burlington, Iowa and surrounding market area, and to otherwise enhance the acquired franchise. Accordingly, Mahaska and each of the current Company CEO and CFO shall on the date hereof enter into employment agreements in the form of Exhibit D-1 (for the CEO) and Exhibit D-2 (for the CFO) to the Merger Agreement (the "New Employment Agreements"). The New Employment Agreements shall become effective at the Effective Time. The Bank shall pay to each of the current Company CEO and CFO a lump sum cash payment immediately prior to the Effective Time in the amount of $120,000 and $90,000, respectively, in exchange for such executives entering into the New Employment Agreements and thereby relinquishing their economic rights and benefits under their existing employment agreements with the Bank.

     (3) Salary Continuation Plans. At the Effective Time, or as soon as thereafter as practicable, Mahaska agrees to establish Salary Continuation Plans for the current Company CEO and CFO. Such plans will be consistent with and substantially similar to those currently provided or to be provided to certain of Mahaska's senior officers. Such plans will provide for full credit for past service with the Company and the Bank for purposes of participation, eligibility, vesting and accrual of benefits under the plans, including but not limited to upon death of the executive the benefits payable shall be paid to the executive's designated beneficiary. In no event will the annual benefit commencing at age 55 be no less than $20,000 or at age 65 no less than $50,000 for a period of 10 years for the current CEO, and the annual benefit commencing at age 65 be no less than $40,000 for a period of 10 years for the current CFO.

     (4) Group Health Plan. At or after the Effective Time, the Company Employees shall be integrated into the group health plans and cafeteria plan of Mahaska and the Mahaska Subsidiaries in a manner whereby no Company Employee shall be subject to any gap in coverage or a pre-existing condition exclusion for which coverage is available to him or her under the group health plan of the Company or the Bank immediately prior to the Effective Time. Consistent herewith, Mahaska shall continue the group health plan of the Company or the Bank after the Effective Time for those Company Employees who would be subject to any gap in coverage or pre-existing condition exclusion as described above until such time as they are not subject to such conditions under the group health plan to be provided to them by Mahaska or a Mahaska Subsidiary.

     (5) Qualified Plans. (a) Company ESOP. The Company ESOP will be merged into the Mahaska ESOP at or as soon as practicable after the Effective Time. Pending the merger of such plans, the Company ESOP shall be maintained, operated and administered for the exclusive benefit of those participants in the Company ESOP as of the Effective Time and those former participants or their beneficiaries who have undistributed account balances in the Company ESOP as of the Effective Time, in all cases in compliance with ERISA, the Code and all other applicable laws and regulations. No amendment or change will be made by Mahaska to the Company ESOP which would adversely affect the rights of participants and/or their beneficiaries and after the merger of the plans the vesting schedule currently contained in the Company ESOP shall continue to apply to the unvested account balances of each participant as of the Effective Time.

     (b) Bank Defined Benefit Pension Plan. This plan shall at the election of the Company either be (a) frozen as to participation as of the Effective Time and terminated at or as soon as practicable after the Effective Time; or (b) continued for a period consisting of the tax year in which the Merger is consummated and one tax year thereafter for the exclusive benefit of Company Employees and persons having rights under the plan immediately prior to the Effective Time, in which case the plan shall be frozen as to participation at the expiration of the second tax period stated herein and terminated on such date or as soon thereafter as is practicable. The Company shall exercise its election by written notice to Mahaska prior to the Effective Time. Prior to any termination of the plan, either the Bank or Mahaska, whichever is applicable, shall cause the plan to be amended to allocate excess assets on a plan termination basis to those participants in the plan on the date it is frozen; and in the case where the plan is frozen after the Effective Time, excess assets shall also be allocated to those persons who were participants in the plan immediately prior to the Effective Time who are no longer participants in the plan as of its freeze date, to the extent permitted by the plan and applicable laws and regulations, including but not limited to, ERISA and the Code. As soon as practicable after the receipt of a determination letter for termination from the Internal Revenue Service relating to the termination of the plan, benefits will be distributed in accordance with the plan and, to the extent permitted by law, participants or beneficiaries will be offered the right to roll over their benefits to another qualified plan of Mahaska or to an eligible individual retirement account.

     (6) Other Benefit Plans. Ninety days after the Effective Time, all Company Employees will become participants in Mahaska's short-term and long-term disability plan, group term life insurance plan, and 401(k) plan on a uniform and nondiscriminatory basis. Company Employees will be given full credit for prior years of service with the Company and the Company Subsidiaries in determining participation in, eligibility for and vesting in benefits, to the extent applicable, in such Mahaska plans.

     Please indicate your agreement with the foregoing by signing one copy of this letter in the space set forth below.

                                                   MAHASKA INVESTMENT COMPANY

                                                   By /s/ CHARLES S. HOWARD
                                                       ----------------------------------------
                                                       Its President and Chief Executive
                                                       Officer

     Acknowledged and agreed to this 2nd day of February, 1999.

                                                   MIDWEST BANCSHARES, INC.

                                                   By /s/ WILLIAM D. HASSEL
                                                       ----------------------------------------
                                                       Its President and CEO

     The undersigned have executed this Letter Agreement for the purpose of agreeing in their individual capacities to provisions of items 2 and 3 above.

                                                   William D. Hassel, individually

                                                   By /s/ WILLIAM D. HASSEL
                                                       ----------------------------------------

Dated: February 2, 1999

                                                   Robert D. Maschmann, individually

                                                   By /s/ ROBERT D. MASCHMANN
                                                       ----------------------------------------

Dated: February 2, 1999

                                                                        ANNEX IV


                   [HOWE BARNES INVESTMENTS, INC. LETTERHEAD]

                                                                February 2, 1999

Board of Directors
Mahaska Investment Company
222 First Avenue East
P.O. Box 1104
Oskaloosa, Iowa 52577

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Mahaska Investment Company ("Mahaska") of the consideration (the "Consideration") to be paid for the exchange of common shares in the merger (the "Merger") of Midwest Bancshares, Inc. ("Midwest") with Mahaska, pursuant to the Agreement and Plan of Merger, dated February 2, 1999 by and between Mahaska and Midwest (the "Merger Agreement").

     Pursuant to the Merger Agreement, Midwest will merge with and into Mahaska, and Mahaska shall be the surviving corporation in the Merger. Each share of Midwest common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for one (1) share of Mahaska common stock. The maximum aggregate number of shares of Mahaska common stock to be issued as part of the Merger is 1,119,473. The terms of the Merger are more fully set forth in the Merger Agreement.

     For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

          1. Participated in discussions with representatives of both Mahaska and Midwest concerning each company's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

          2. Reviewed the terms of the Merger Agreement;

          3. Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Mahaska and Midwest, including those included in their respective Annual Reports on Form 10-K and Form 10-KSB for the past two years and the respective Quarterly Reports on Form 10-Q and Form 10-QSB for the periods ended March 31, 1998, June 30, 1998, and September 30, 1998, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

          4. Reviewed certain financial forecasts and projections of Mahaska and Midwest prepared by its management and reviewed publicly available information for Mahaska and Midwest;

          5. Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Mahaska and Midwest with certain members of management;

          6. Reviewed reported market prices and historical trading activity of Mahaska and Midwest common stock;

          7. Reviewed certain aspects of the financial performance of Mahaska and Midwest and compared such financial performance of Mahaska and Midwest, together with stock market data relating to Mahaska and Midwest common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

                                                                        ANNEX VI


                         IOWA BUSINESS CORPORATION ACT

                                 DIVISION XIII
                               DISSENTERS' RIGHTS

                                     PART A

     490.1301  DEFINITIONS FOR DIVISION XIII -- In this division:

     1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

     4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all circumstances.

     6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     7. "Shareholder" means the record shareholder or the beneficial shareholder.

     490.1302 SHAREHOLDER'S RIGHT TO DISSENT. -- 1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

     (1) Shareholder approval is required for the merger by section 490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

     (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

     b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

     c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale. d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

     (1) Alters or abolishes a preferential right of the shares.

     (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

     (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

     (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

     (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

     (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter. e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

                           DECISIONS UNDER PRIOR LAW

     1. DISSENTER'S RIGHTS. -- Dissenting stockholders remedies are available in courts of the state of incorporation only. McGhee v General Finance Corp, 84 FSupp 24 (WD Va 1949); Sheridan v American Motors Corp, 132 FSupp 121 (ED Pa
1955).

     Stockholder whose husband voted her stock against a charter amendment without her written proxy to do so had no rights as a dissenting stockholder. Robbins v Beatty, 67 NW2d 12 (1954).

     Shareholder's action seeking damages and injunction barring merger between his target corporation and another corporation was properly dismissed because:
(1) merger was approved by more than the requisite percentage of shareholders and tender offer that effectuated merger was not coerced and (2) shareholder had adequate remedy under Iowa appraisal statute if he thought tender price was too low. Ziskin v Thrall Car Mfg Co, 435 NE2d 1227 (Ill App Ct 1982).

     490.1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- 1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     2. A beneficial shareholder may assert dissenters' rights to shares held on the shareholder's behalf only if the shareholder does both of the following:

     a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

     b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                                     PART B

     490.1320 NOTICE OF DISSENTERS' RIGHTS. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

     2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send then the dissenters' notice described in section 490.1322.

     490.1321 NOTICE OF INTENT TO DEMAND PAYMENT. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

     a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

     b. Not vote the dissenting shareholder's shares in favor of the proposed action.

     2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

     490.1322 DISSENTERS' NOTICE. -- 1. If proposed corporate action creating dissenters' rights under section 490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

     2. The dissenters' notice must be sent no later than ten days after the proposed corporate action (1) is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

     a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

     b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

     c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

     d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the (2) dissenters' notice is delivered.

     e. Be accompanied by a copy of this division. (Last amended by Ch. 211, L. '91, eff. 7-1-91.)
---------------

Ch. 211, L. '91, eff. 7-1-91, added matter in italic and deleted (1) "by the shareholders was taken" and (2) "subsection 1".

     490.1323 DUTY TO DEMAND PAYMENT. -- 1. A shareholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

     2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

     490.1324 SHARE RESTRICTIONS. -- 1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

     2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     490.1325 PAYMENT. -- 1. Except as provided in section 490.1327, (1) at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     2. The payment must be accompanied by all of the following:

     a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

     b. A statement of the corporation's estimate of the fair value of the shares.

     c. An explanation of how the interest was calculated.

     d. A statement of the dissenter's right to demand payment under section 490.1328.

     e. A copy of this division. (Last amended by Ch. 211, L. '91, eff. 7-1-91.)
---------------

Ch. 211, L. '91, eff. 7-1-91, added matter in italic and deleted (1)"as soon as".

     490.1326 FAILURE TO TAKE ACTION. -- 1. If the corporation does not take the proposed action with (1) one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure. (Last amended by Ch. 171, L. '97, eff. 7-1-97.)
---------------

Ch. 171, L. '97, eff. 7-1-97, added matter in italic and deleted (1)"sixty."

     490.1327 AFTER-ACQUIRED SHARES. -- 1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

     490.1328  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER. -- 1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

     a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

     b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

     c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART C

     490.1330  COURT ACTION. -- 1. If a demand for payment under section
490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

     a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

     b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

     .1 SCOPE OF REVIEW ON APPEAL. -- The Supreme Court of Iowa held that the appellate review of an appraisal action is a review for errors at law, not de novo. Appellants asserted that the scope of review under BCA Section 490.1330 should be de novo because its predecessor statute clearly dictated that the scope of review was de novo, and the legislature did not expressly manifest its intent to change the nature of the proceedings. The court rejected this argument, holding that the review of an appraisal action is one at law. Sieg Co v Kelly, 512 NW2d 275 (1994).

     .2 APPRAISAL: FAIR VALUE. -- The Supreme Court of Iowa held while BCA Sections 490-1330 -- 490.1331, governing fair-value determinations of stock in an appraisal action, does not expressly impose a duty to reevaluate the determination, "we think such a duty is implicit in the statute." A corporation's duty to offer fair value does not end once it has paid its estimate of fair value. Sieg Co v Kelly, 568 NW2d 794 (1997).

     490.1331 COURT COSTS AND COUNSEL FEES. -- 1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

     2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

     a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

     b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                       ANNEX VII


                                 SECTION 262 OF
                        DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement or merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of (1) such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of
     (1) such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of (1) such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw (1) such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after (1) such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted (1) such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that (2) such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, is any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded (1) appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of (1)such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)
---------------
Ch. 339, L. '98, eff. 7-2-98, added matter in italic and deleted (1)"his" and
(2)"he".

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 490.852 and 490.856 of the Iowa Business Corporation Act, as amended (the "IBCA") sets forth the conditions and limitations governing the indemnification of officers, directors, and other persons.

     Reference is made to Article XIII of Mahaska's Bylaws which provides for indemnification of directors, officers, employees or agents of Mahaska's to the full extent permitted by the above-mentioned section of the Act.

     Section 490.857 of the IBCA and Article XIII, Section (b) of the Bylaws also authorize Mahaska to purchase and maintain insurance on behalf of any director, officer, employee or agent of Mahaska against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Mahaska would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of the Act or Bylaws. Mahaska currently maintains a directors and officers liability policy in the amount of $5 million.

ITEM 21.  EXHIBITS.

  EXHIBITS


EXHIBIT
NUMBER
-------
* 2.1     Agreement and Plan of Merger dated February 2, 1999
          (attached as Annex I to the joint proxy statement/prospectus included in this Registration Statement.
* 3.1     Articles of Incorporation of Mahaska Investment Company
          (incorporated by reference to Exhibit 3.1 to the
          Registrant's Form 10-Q for the quarter ended September 30,
          1998 (Exchange Act File No. 0-24630)).
* 3.2     Bylaws of Mahaska Investment Company (incorporated by
          reference to Exhibit 3.2 to the Registrant's Form 10-Q for the quarter ended September 30, 1998 (Exchange Act File No.
          0-24630)).
* 5.1     Opinion of Chapman and Cutler as to legality of securities.
* 8.1     Opinion of KPMG LLP as to tax matters relating to the
          merger.
*10.1     Form of Employee Agreement between the Registrant and
          William D. Hassel.
*10.2     Form of Employee Agreement between the Registrant and Robert
          D. Maschmann.
 23.1     Consent of KPMG LLP.
 23.2     Consent of KPMG LLP.
*23.3     Consent of Chapman and Cutler (included in Exhibit 5.1).
*23.4     Consent of Howe Barnes Investments, Inc.
*23.5     Consent of Charles Webb & Company.
*23.6     Consent of William D. Hassel, Director-nominee.
*24.1     Power of Attorney (included on signature page at page II-5).
 99.1     Mahaska Revised Form of Proxy.
 99.2     Midwest Revised Form of Proxy.


---------------


* Previously filed.

ITEM 22.  UNDERTAKINGS.


     (a) The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities so that time shall be deemed to be the initial bona fide offering thereof.



     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item
20 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this Registration Statement through the date of responding to the request.



     (e) The undersigned Registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oskaloosa, County of Mahaska, Iowa, on August 16, 1999.


                                          MAHASKA INVESTMENT COMPANY

                                                 /s/ DAVID A. MEINERT
                                          By:
                                          --------------------------------------

                                                      David A. Meinert
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURES                                   TITLE                        DATE
                 ----------                                   -----                        ----
                      *                        Chairman, President and Chief        August 16, 1999
---------------------------------------------  Executive Officer
              Charles S. Howard

                      *                        Director, Executive Vice President   August 16, 1999
---------------------------------------------  and Chief Financial Officer
              David A. Meinert                 (Principal financial and accounting
                                               officer)

                      *                        Director and Vice President of       August 16, 1999
---------------------------------------------  Corporate Planning
              R. Spencer Howard

                      *                        Director                             August 16, 1999
---------------------------------------------
             Martin L. Bernstein

                      *                        Director                             August 16, 1999
---------------------------------------------
               James F. Mathew

                      *                        Director                             August 16, 1999
---------------------------------------------
              John P. Pothoven

                      *                        Director                             August 16, 1999
---------------------------------------------
              John W.N. Steddom

          *by: /s/ DAVID A. MEINERT
   ---------------------------------------
              David A. Meinert
              Attorney-in-fact

                                 EXHIBIT INDEX


* 2.1    Agreement and Plan of Merger dated February 2, 1999
         (attached as Annex I to the joint proxy statement and
         prospectus included in this Registration Statement).
* 3.1    Articles of Incorporation of Mahaska Investment Company
         (incorporated by reference to the Registrant's Form 10-Q for the quarter ended September 30, 1998 (Exchange Act File No.
         0-24630)).
* 3.2    Bylaws of Mahaska Investment Company (incorporated by
         reference to the Registrant's Form 10-Q for the quarter
         ended September 30, 1998 (Exchange Act File No. 0-24630)).
* 5.1    Opinion of Chapman and Cutler as to legality of securities.
* 8.1    Opinion of KPMG LLP as to tax matters relating to the
         merger.
*10.1    Form of Employment Agreement between the Registrant and
         William D. Hassel.
*10.2    Form of Employment Agreement between the Registrant and
         Robert D. Maschmann.
 23.1    Consent of KPMG LLP.
 23.2    Consent of KPMG LLP.
*23.3    Consent of Chapman and Cutler (included in Exhibit 5.1).
*23.4    Consent of Howe Barnes Investments, Inc.
*23.5    Consent of Charles Webb & Company.
*23.6    Consent of William D. Hassel, Director-nominee.
*24.1    Power of Attorney (included on signature page as Page II-5).
 99.1    Mahaska Revised Form of Proxy.
 99.2    Midwest Revised Form of Proxy.


---------------


* Previously filed.